     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 1997
                                                 REGISTRATION NO. 333-
- -------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                    --------------

                                       FORM S-4
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                    --------------

                             INVISION TECHNOLOGIES, INC.
                (Exact name of registrant as specified in its charter)

         DELAWARE                    3844                   94-3123544
(State or other jurisdiction    (Primary Standard         (I.R.S. Employer
  of incorporation or       Industrial Classification      Identification
    organization)                Code Number)                  Number)

                                   --------------
                                  3420 E. THIRD AVENUE
                             FOSTER CITY, CALIFORNIA  94404
                                    (650) 578-1930

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                    --------------

                                  CURTIS P. DISIBIO
                  SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                             INVISION TECHNOLOGIES, INC.
                                 3420 E. THIRD AVENUE
                            FOSTER CITY, CALIFORNIA  94404
                                    (650) 578-1930

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    --------------
                                      COPIES TO:

    ROBERT L. JONES, ESQ.                   EDWARD C. MUNS, ESQ.
     JAMES R. JONES, ESQ.                  BRANTON, WILSON & MUNS
     COOLEY GODWARD LLP                          701 B STREET
    FIVE PALO ALTO SQUARE                         SUITE 1255
     3000 EL CAMINO REAL                SAN DIEGO, CALIFORNIA 92101
PALO ALTO, CALIFORNIA 94306-2155               (619) 236-1891
      (650) 843-5000                        FAX: (619) 236-8175
    FAX: (650) 857-0663
                                    --------------

           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                  Upon Consummation of the Merger described herein.

                                    --------------

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                                    --------------

                           CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

TITLE OF EACH CLASS OF                 PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
  SECURITIES TO BE      AMOUNT TO BE  OFFERING PRICE PER  AGGREGATE OFFERING    REGISTRATION
     REGISTERED          REGISTERED(1)        SHARE              PRICE(2)            FEE(2)
- ---------------------------------------------------------------------------------------------
Common Stock, par value
$.001 per share. . . . .   777,000 shares      (2)            $  2,028,667          $ 615
- ---------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------

(1) Represents the number of shares of the Common Stock of the Registrant which may be issued to former shareholders and option holders of Quantum Magnetics, Inc. ("Quantum") pursuant to the Merger described herein.

(2) There is no established trading market for the securities of Quantum which are to be converted into shares of Common Stock of the Registrant pursuant to the Merger described herein. Pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, the Proposed Maximum Aggregate Offering Price has been calculated on the basis of the principal amount of Quantum securities as of June 30, 1997.

- --------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               Quantum Magnetics, Inc.
                                  7742 Kenamar Court
                          San Diego, California  92121-2425

                                                           September   , 1997

Dear Shareholder:

    You are cordially invited to attend the Special Meeting of Shareholders (the "Quantum Shareholders Meeting") of Quantum Magnetics, Inc. ("Quantum"), to be held on September 29, 1997 at 10:00 a.m., local time, at the principal offices of Quantum located at 7742 Kenamar Court, San Diego, California
92121-2425.   Attached are a Notice of the Quantum Shareholders Meeting and a
Proxy Statement/Prospectus containing information about the matters to be acted upon.

    At the Quantum Shareholders Meeting you will be asked to consider and vote upon (i) the approval and adoption of the Agreement and Plan of Merger and Reorganization, dated as of September 3, 1997 (the "Reorganization Agreement"), among Quantum, InVision Technologies, Inc. ("InVision") and QP Acquisition Corp., a wholly owned subsidiary of InVision ("Merger Sub"), and the Merger (as defined below), and (ii) the approval of an amendment to the Quantum Articles of Incorporation. A copy of the Reorganization Agreement appears as Appendix A to the attached Proxy Statement/Prospectus, and a copy of the amendment to the Quantum Articles of Incorporation to be adopted is attached as Appendix B to the attached Proxy Statement/Prospectus.

    Pursuant to the Reorganization Agreement, Merger Sub will be merged with and into Quantum (the "Merger"), whereupon Quantum will become a wholly owned subsidiary of InVision. At that time, each outstanding share of capital stock of Quantum (other than those held by InVision) will be converted into the right to receive a fraction of a share of common stock of InVision, par value $0.001 per share ("InVision Common Stock"), in accordance with the terms of the Reorganization Agreement. Holders of Quantum capital stock will receive cash in lieu of any fractional shares of InVision Common Stock to which such shareholders would have been entitled. Each outstanding option to purchase Quantum Common Stock ("Quantum Option") will be converted into an option to purchase the same number of shares of InVision Common Stock that would have been received had the Quantum Option been exercised in full immediately prior to the effective time of the Merger, rounded down to the next lowest whole number of shares, at an exercise price equal to the aggregate exercise price of such option at the time of the Merger divided by the number of shares of InVision Common Stock issuable upon the exercise of such option following the Merger, rounded up to the next highest cent. The total number of shares of InVision Common Stock that may be issued in connection with the Merger, including pursuant to the exercise of Quantum stock options assumed by InVision, will be 777,000 shares. It is a condition to InVision's obligations to consummate the Merger that all of the outstanding shares entitled to vote on the Merger be voted to approve and adopt the Reorganization Agreement and approve the Merger. On September 5, 1997, the closing sales price of InVision Common Stock was $15.25 per share. Assuming all of the 777,000 shares of InVision Common Stock are issued to the shareholders and option holders of Quantum, such shareholders and option holders will hold approximately 6.5% of the outstanding shares of InVision Common Stock following the Merger.

    It is also a condition to the consummation of the Merger that the Quantum Articles of Incorporation be amended to clarify that the Quantum Series A Preferred Stock and Quantum Series C Preferred Stock convert to Quantum Common Stock at a rate of 1.228 shares and 1 share, respectively. Approval of the proposed amendment of the Quantum Articles of Incorporation is subject to approval by the holders of (i) a majority of the outstanding shares of the Quantum Common Stock entitled to vote, (ii) a majority of the outstanding shares of Quantum Series A Preferred Stock entitled to vote, (iii) a majority of the outstanding shares of Quantum Series B Preferred Stock entitled to vote, (iv) a majority of the outstanding shares of Quantum Series C Preferred Stock entitled to vote, (v) a majority of the outstanding shares of Quantum Series D Preferred Stock entitled to vote, and (vi) 2/3 of the votes represented by the shares of Quantum Series A Preferred Stock and Quantum Series C Preferred Stock entitled to vote, voting together as a single class. For all voting purposes, each share of Quantum Series A Preferred Stock is entitled to 1.228 votes, and all other classes and series of Quantum capital stock are entitled to one vote per share of such capital stock.

    After careful consideration, the Quantum Board of Directors has unanimously determined that the Merger and the proposed amendment to the Quantum Articles of Incorporation are fair and in the best interests of Quantum and its shareholders and has approved and adopted the Reorganization Agreement, approved the Merger and approved the amendment of the Quantum Articles of Incorporation. The Board of Directors unanimously recommends that the shareholders of Quantum vote for the approval and adoption of the Reorganization Agreement, approval of the Merger and approval of the amendment of the Quantum Articles of Incorporation.

    If the requisite approval of the shareholders of Quantum is received, and the other conditions to closing the Merger are met, the Merger is expected to be consummated in September 1997.

    We urge you to read carefully the enclosed Proxy Statement/Prospectus for more detailed information concerning Quantum, InVision, the Reorganization Agreement, the proposed Merger and the amendment of the Quantum Articles of Incorporation.

    Whether or not you plan to attend the Quantum Shareholders Meeting, please complete, sign and date the enclosed proxy and return it in the enclosed envelope, which requires no postage. If you attend the Quantum Shareholders Meeting in person, you may, if you wish, vote your shares personally on all matters whether or not you have previously returned a proxy. Your prompt cooperation will be greatly appreciated.

                                  Sincerely,


                                  Dale Sheets
                                  PRESIDENT

                               Quantum Magnetics, Inc.
                                  7742 Kenamar Court
                          San Diego, California  92121-2425

                      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           To be held on September 29, 1997

                   TO THE SHAREHOLDERS OF QUANTUM MAGNETICS, INC.:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Quantum Shareholders Meeting") of Quantum Magnetics, Inc., a California corporation ("Quantum"), will be held at the principal offices of Quantum located at 7742 Kenamar Court, San Diego, California 92121-2425, on September 29, 1997 at 10:00 a.m. local time, for the following purposes:

    1. To consider and vote upon a proposal to (i) approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of September 3, 1997 (the "Reorganization Agreement"), among Quantum, InVision Technologies, Inc., a Delaware corporation ("InVision"), and QP Acquisition Corp., a California corporation and a wholly owned subsidiary of InVision ("Merger Sub"), and (ii) approve the merger of Merger Sub with and into Quantum (the "Merger");

    2. To consider and vote upon a proposal to amend the Quantum Articles of Incorporation; and

    3. To transact such other business as may properly come before the Quantum Shareholders Meeting or any adjournments or postponements thereof.

    The proposed Merger is more fully described in, and each of the Reorganization Agreement and the proposed amendment to the Quantum Articles of Incorporation is annexed to, the attached Proxy Statement/Prospectus. The holders of record of Quantum capital stock at the close of business on September 5, 1997 are entitled to notice of and to vote at the Quantum Shareholders Meeting and any adjournments or postponements thereof.

    All shareholders are cordially invited to attend the Quantum Shareholders Meeting. However, to ensure your representation at the Quantum Shareholders Meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the enclosed postage-prepaid envelope. Any shareholder attending the Quantum Shareholders Meeting may vote in person even if the shareholder has returned a proxy.

    THE QUANTUM BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE REORGANIZATION AGREEMENT, APPROVED THE MERGER AND APPROVED THE AMENDMENT OF THE QUANTUM ARTICLES OF INCORPORATION, AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF QUANTUM VOTE FOR THE APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND APPROVAL OF THE MERGER AND FOR THE AMENDMENT OF THE QUANTUM ARTICLES OF INCORPORATION.

                             By order of the Board of Directors


                             Dale Sheets
                             President
San Diego, California
September  , 1997
                             YOUR VOTE IS VERY IMPORTANT.
        PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY WHETHER OR NOT YOU PLAN TO ATTEND THE QUANTUM SHAREHOLDERS MEETING.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 1997

                               QUANTUM MAGNETICS, INC.

                                   PROXY STATEMENT

                                    --------------

                             INVISION TECHNOLOGIES, INC.

                                      PROSPECTUS

                                    --------------

    This Proxy Statement/Prospectus is being furnished to holders of common stock, no par value per share ("Quantum Common Stock"), Series A Preferred Stock, no par value per share ("Quantum Series A Stock"), Series B Preferred Stock, no par value per share ("Quantum Series B Stock"), Series C Preferred Stock, no par value per share ("Quantum Series C Stock"), and Series D Preferred Stock, no par value per share ("Quantum Series D Stock" and together with Quantum Common Stock, Quantum Series A Stock, Quantum Series B Stock and Quantum Series C Stock, "Quantum Capital Stock"), of Quantum Magnetics, Inc., a California corporation ("Quantum"), in connection with the solicitation of proxies by the Quantum Board of Directors for use at Quantum's Special Meeting of Shareholders or any adjournment or postponement thereof (the "Quantum Shareholders Meeting"). The Quantum Shareholders Meeting is being called to consider and vote upon (i) a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of September 3, 1997 (the "Reorganization Agreement"), among Quantum, InVision Technologies, Inc., a Delaware corporation ("InVision"), and QP Acquisition Corp., a California corporation and a wholly owned subsidiary of InVision ("Merger Sub"), and approve the merger of Merger Sub with and into Quantum (the "Merger"), and (ii) a proposal to amend the Quantum Articles of Incorporation.

    Upon consummation of the proposed Merger, Quantum will become a wholly owned subsidiary of InVision and each outstanding share of Quantum Capital Stock (except for any such shares held by InVision) will be converted into the right to receive a fraction of a share of common stock of InVision, par value $0.001 per share ("InVision Common Stock"), in accordance with the terms of the Reorganization Agreement. Holders of Quantum Capital Stock will receive cash in lieu of any fractional shares of InVision Common Stock to which such shareholders would have been entitled. Each outstanding option to purchase Quantum Common Stock ("Quantum Option") will be converted into an option to purchase the same number of shares of InVision Common Stock that would have been received had the Quantum Option been exercised in full immediately prior to the effective time of the Merger, rounded down to the next lowest whole number of shares, at an exercise price equal to the aggregate exercise price of such option at the time of the Merger divided by the number of shares of InVision Common Stock issuable upon the exercise of such option following the Merger, rounded up to the next highest cent. It is a condition to InVision's obligations to consummate the Merger that all of the outstanding shares entitled to vote on the Merger be voted to approve and adopt the Reorganization Agreement and approve the Merger. The total number of shares of InVision Common Stock to be issued in connection with the Merger, including pursuant to the exercise of Quantum stock options assumed by InVision, will be 777,000 shares. On September 5, 1997, the closing sales price of InVision Common Stock was $15.25 per share. Assuming all of the 777,000 shares of InVision Common Stock are issued to the shareholders and option holders of Quantum, such shareholders and option holders will hold approximately 6.5% of the outstanding shares of InVision Common Stock following the Merger.

    It is also a condition to the consummation of the Merger that the Quantum Articles of Incorporation be amended to clarify that the Quantum Series A Stock and Quantum Series C Stock convert to Quantum Common Stock at a rate of 1.228 shares and 1 share, respectively. Approval of the proposed amendment of the Quantum Articles of Incorporation is subject to approval by the holders of (i) a majority of the outstanding shares of Quantum Common Stock entitled to vote,
(ii) a majority of the outstanding shares of Quantum Series A Stock entitled to vote, (iii) a majority of the outstanding shares of Quantum Series B Stock entitled to vote, (iv) a majority of the outstanding shares of Quantum Series C Stock entitled to vote, (v) a majority of the outstanding shares of Quantum Series D Preferred Stock entitled to vote, and (vi) 2/3 of the votes represented by the shares of Quantum Series A Stock and Quantum Series C Stock entitled to vote, voting together as a single class. For all voting purposes, each share of Quantum Series A Stock is entitled to 1.228 votes, and all other classes and series of Quantum Capital Stock are entitled to one vote per share of such capital stock. If the requisite approval of the shareholders of Quantum is received, and the other conditions to closing the Merger are met, the Merger is expected to be consummated in September 1997.

    This Proxy Statement/Prospectus constitutes the Prospectus of InVision with respect to up to 777,000 shares of InVision Common Stock to be issued in the Merger in exchange for outstanding shares of Quantum Capital Stock and options to purchase Quantum Common Stock.

    All information contained or incorporated by reference herein concerning InVision has been furnished by InVision, and all information contained herein concerning Quantum has been furnished by Quantum.

    This Proxy Statement/Prospectus and the accompanying form of proxy are
first being mailed to shareholders of Quantum on or about September   , 1997.

                                    --------------

THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT/PROSPECTUS. SHAREHOLDERS OF QUANTUM ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED
                    TO UNDER "RISK FACTORS" BEGINNING AT PAGE 16.

                                    --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    --------------

          The date of this Proxy Statement/Prospectus is September   ,1997.

                                AVAILABLE INFORMATION

    InVision is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov. InVision Common Stock is listed on the Nasdaq National Market, and such reports, proxy statements and other information can also be inspected and copied at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington DC 20006.

    InVision has filed with the SEC a registration statement on Form S-4 (herein referred to, together with all amendments and exhibits, as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules are available as described above.

                                    --------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY, AND, IF GIVEN, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY INVISION, QUANTUM OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL CREATE UNDER ANY CIRCUMSTANCES ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF INVISION OR QUANTUM SINCE THE DATE HEREOF, OR THAT ANY INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE AS OF WHICH SUCH INFORMATION IS PROVIDED.

                                    --------------

    InVision intends to furnish its stockholders with annual reports containing audited consolidated financial statements examined by its independent public accountants and quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year.

    This Proxy Statement/Prospectus contains trademarks of InVision and Quantum and may contain trademarks of others companies.

                                  TABLE OF CONTENTS


                                                                            PAGE

AVAILABLE INFORMATION.......................................................iii

SUMMARY.....................................................................  1

    The Companies...........................................................  1
    The Merger..............................................................  2
    Amendment of the Quantum Articles of Incorporation......................  9
    The Quantum Shareholders Meeting........................................  9
    Market and Market Prices................................................ 10
    Selected Historical and Pro Forma Financial Information................. 11
    Comparative Per Share Data.............................................. 14

FORWARD LOOKING STATEMENTS.................................................. 16

RISK FACTORS................................................................ 16

    Risk Factors Relating to the Merger..................................... 16
    No Fairness Opinion..................................................... 16
    Interests of Certain Persons in the Merger.............................. 16
    Certain Federal Income Tax Considerations............................... 16
    Uncertainty Relating to Integration of Technologies..................... 17
    Uncertainty Relating to Integration of Operations....................... 17
    Potential Dilutive Effect to Stockholders; Transaction Expenses and
      Writeoffs............................................................. 17
    Risk Factors Relating to Holding InVision Common Stock.................. 17
    History of Losses; No Assurance of Profitability........................ 17
    Single Product; Uncertainty of Market Acceptance........................ 18
    Fluctuations in Operating Results....................................... 18
    Dependence on Suppliers................................................. 18
    Competition............................................................. 19
    Dependence on Large Orders; Customer Concentrations; Lengthy
      Sales Cycle........................................................... 19
    Public Agency Contract and Budget Considerations........................ 20
    Limited Field Operations; Dependence on Operator Performance............ 20
    Limited Manufacturing Experience; Management of Growth.................. 21
    No Assurance of Continued Certification; Risk of Certification
      of Competing Technologies; Risk of Changing Standards................. 21
    Competition for FAA Grants.............................................. 22
    Dependence on Key Personnel............................................. 22
    Dependence on Proprietary Technology.................................... 22
    International Business; Fluctuation in Exchange Rates; Risk
      of Change in Foreign Regulations...................................... 23
    Product Liability Risks; Risk of Failure to Detect Explosives;
      Availability of Insurance............................................. 24
    Risks Associated with Potential Acquisitions............................ 24
    Concentration of Ownership; Control by Management....................... 24
    Anti-takeover Provisions................................................ 24
    Volatility of Stock Price............................................... 25
    Shares Eligible for Future Sale; Registration Rights.................... 25

COMPARATIVE STOCK PRICE DATA AND DIVIDEND HISTORY........................... 26

THE QUANTUM SHAREHOLDERS MEETING.............................................27

    Purpose of the Quantum Shareholders Meeting............................. 27
    Date, Time and Place of Quantum Shareholders Meeting.................... 27
    Record Date and Outstanding Shares...................................... 27
    Voting of Proxies....................................................... 27
    Vote Required........................................................... 27
    Board Recommendation.................................................... 28
    Quorum; Abstentions..................................................... 28
    Solicitation of Proxies; Expenses....................................... 28

APPROVAL OF THE MERGER AND RELATED TRANSACTIONS............................. 29

    Background of the Merger................................................ 29
    Quantum Reasons for the Merger.......................................... 30
    InVision Reasons for the Merger......................................... 32
    Merger Consideration.................................................... 32
    Stock Options........................................................... 34
    Quantum Warrants........................................................ 35
    Conversion of Shares; Procedures for Exchange of Certificates;
      No Fractional Shares.................................................. 35
    Effect on Certificates.................................................. 35
    Appraisal Rights........................................................ 36
    Escrow Agreement........................................................ 37
    Voting Agreements....................................................... 38
    Affiliate Agreements.................................................... 39
    Employment Agreements................................................... 40
    NonCompetition Agreements............................................... 40
    Releases................................................................ 40
    Interests of Certain Persons in the Merger.............................. 41
    Listing of InVision Common Stock on the Nasdaq National Market.......... 41
    Merger Expenses and Fees and Other Costs................................ 41
    Accounting Treatment.................................................... 41
    Certain Federal Income Tax Consequences................................. 42

THE REORGANIZATION AGREEMENT................................................ 43

    General................................................................. 43
    Merger Consideration.................................................... 44
    Appraisal Rights........................................................ 44
    Corporate Matters....................................................... 44
    Conditions to the Merger................................................ 44
    Representations and Warranties.......................................... 47
    Covenants............................................................... 47
    Non-Solicitation........................................................ 49
    Indemnification......................................................... 49
    Termination............................................................. 50
    Expenses................................................................ 51
    Amendments; Waiver...................................................... 51

APPROVAL OF THE AMENDMENT OF
THE QUANTUM ARTICLES OF INCORPORATION....................................... 51

UNAUDITED PRO FORMA FINANCIAL INFORMATION................................... 52
    Notes to Unaudited Pro Forma Combined Condensed
    Financial Statements of InVision and Quantum............................ 55

INVISION SELECTED CONSOLIDATED FINANCIAL DATA............................... 56

INVISION MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................ 58
    Overview................................................................ 58
    Results of Operations................................................... 59
    Comparison of Six Months Ended June 30, 1997 and 1996................... 59
    Comparison of Fiscal Years Ended December 31, 1996, 1995 and 1994....... 61
    Liquidity and Capital Resources......................................... 62

INVISION BUSINESS........................................................... 63
    General................................................................. 63
    Industry Background..................................................... 63
    The InVision Technology Advantage....................................... 65
    Growth Strategy......................................................... 67
    Product Development..................................................... 67
    Customers............................................................... 68
    Sales and Marketing..................................................... 69
    Backlog................................................................. 70
    Manufacturing........................................................... 70
    Recent Developments..................................................... 71
    Competition............................................................. 71
    Intellectual Property and Proprietary Rights............................ 72
    Employees  ............................................................. 73
    Facilities.............................................................. 73
    Legal Proceedings....................................................... 74

INVISION MANAGEMENT......................................................... 74
    Executive Officers and Directors........................................ 74
    Executive Compensation.................................................. 76
    Recent Option Grants.................................................... 76
    Options Exercised in Last Fiscal Year and Fiscal Year-End
      Option Values......................................................... 76
    Employment Agreements................................................... 77
    401(k) Plan............................................................. 77
    Stock Option Plans...................................................... 77

INVISION CERTAIN TRANSACTIONS............................................... 79
    Additional Information Regarding Major Stockholder...................... 80

INVISION PRINCIPAL STOCKHOLDERS ............................................ 81

QUANTUM SELECTED CONSOLIDATED FINANCIAL DATA................................ 83

QUANTUM MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................... 84
    Overview................................................................ 84
    Results of Operations................................................... 84
    Comparison of Nine Months Ended June 30, 1997 and 1996.................. 85
    Comparison of Fiscal Year Ended September 30, 1996 and 1995............. 86

    Liquidity and Capital Resources......................................... 86

QUANTUM BUSINESS............................................................ 87
    General................................................................. 87
    Background.............................................................. 87
    Prototypes.............................................................. 88

QUANTUM PRINCIPAL SHAREHOLDERS.............................................. 89

DESCRIPTION OF INVISION CAPITAL STOCK....................................... 92
    InVision Common Stock................................................... 92
    InVision Preferred Stock................................................ 92
    InVision Warrants....................................................... 92
    Registration Rights..................................................... 93
    Transfer Agent.......................................................... 93

COMPARISON OF RIGHTS OF HOLDERS OF INVISION COMMON STOCK
AND HOLDERS OF QUANTUM CAPITAL STOCK........................................ 93
    Liquidation Preference.................................................. 93
    Dividends............................................................... 94
    Redemption ............................................................. 94
    Voting.................................................................. 94
    Amendment of Charter Documents.......................................... 95
    Anti-Dilution Protection  .............................................. 95
    Anti-Takeover Statutes.................................................. 96
    Percentage of Voting Stock; Influence Over Affairs...................... 96
    Shareholder Actions..................................................... 96
    Liquidity............................................................... 96

LEGAL MATTERS............................................................... 97

EXPERTS..................................................................... 97

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................................F-1

APPENDICES:

    APPENDIX A - Agreement and Plan of Merger and Reorganization
    APPENDIX B - Proposed Amendment to the Quantum Articles of Incorporation APPENDIX C - California Statutes Regarding Appraisal Rights

                                       SUMMARY

    THE FOLLOWING CONTAINS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN A COMPLETE STATEMENT OF ALL MATERIAL ELEMENTS OF THE PROPOSALS TO BE VOTED ON AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE INFORMATION UNDER "RISK FACTORS" AND IN THE INFORMATION AND DOCUMENTS ANNEXED HERETO.

                                    THE COMPANIES

INVISION TECHNOLOGIES, INC.

    InVision Technologies, Inc. ("InVision") is the worldwide leader in explosive detection technology. InVision develops, manufactures, markets and supports an explosive detection system ("EDS") for civil aviation security based on advanced computed tomography ("CT" or "CAT Scan") technology. To date, InVision's CTX 5000 is the only EDS to be certified by the Federal Aviation Administration ("FAA") for use in the inspection of checked luggage on commercial flights. The CTX 5000 is capable of capturing and processing substantially more data than other explosive detection systems, and of rendering three-dimensional images of suspicious objects. By combining the superior capability of CT technology and advanced software for image processing with simple user interfaces, InVision's CTX 5000 is capable of providing high detection and low false alarm rates, as well as advanced threat resolution capability and increased operator efficiency.

    InVision's executive offices are located at 3420 E. Third Avenue, Foster City, California 94404 and its telephone number is (650) 578-1930.

QUANTUM MAGNETICS, INC.

    Quantum Magnetics, Inc. ("Quantum") was founded in 1987 to develop and commercialize patented and proprietary technology for inspection, detection and analysis of explosives and other materials based on a state-of-the-art, low-cost version of magnetic resonance. Its products, in the prototype stage, include devices to inspect checked and carry-on luggage and cargo at airports and customs facilities, a small scanner to detect explosives and illegal drugs in mail and other small packages, and an advanced security system for the detection of liquid explosives and flammables in sealed glass or plastic containers.

    Quantum's executive offices are located at 7742 Kenamar Court, San Diego, California 92121-2425, and its telephone number is (619) 566-9200.

QP ACQUISITION CORP.

    QP Acquisition Corp. is a corporation recently organized by InVision for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger.

    QP Acquisition Corp.'s executive offices are located at 3420 E. Third Avenue, Foster City, California 94404, and its telephone number is (650) 578-1930.

                                      THE MERGER

GENERAL

    At the Effective Time (as defined in "-Effective Time of the Merger; Closing Date" below), Merger Sub will merge with and into Quantum, the separate existence of Merger Sub will cease and Quantum will become a wholly owned subsidiary of InVision. It is currently anticipated that the Effective Time will occur during September 1997.

    Subject to the terms and conditions of the Reorganization Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of InVision, Merger Sub, Quantum or any holder of shares of Quantum Capital Stock, the following will occur:

    CONVERSION OF QUANTUM CAPITAL STOCK. At the Effective Time, each share of Quantum Capital Stock then outstanding (except for any such shares held by InVision) will be converted into the right to receive a fraction of a share of InVision Common Stock in accordance with the terms of the Reorganization Agreement. The total number of shares of InVision Common Stock to be issued in connection with the Merger, including shares issuable pursuant to the exercise of Quantum stock options assumed by InVision, will be 777,000 shares. Upon the consummation of the Merger, (i) each then outstanding share of Quantum Common Stock will automatically be converted into a fraction of a share of InVision Common Stock equal to the Applicable Fraction (defined below) and (ii) each then outstanding share of each series of Quantum Preferred Stock will be converted into a fraction of a share of InVision Common Stock equal to (A) the fraction obtained by dividing the per share liquidation preference of such series of Quantum Preferred Stock under the Quantum Articles of Incorporation by the Designated InVision Stock Price (as defined below) plus (B) in the case of Quantum Series A Stock and Quantum Series C Stock, the fraction obtained by multiplying the number of shares of Quantum Common Stock into which one share of such series of Quantum Preferred Stock converts immediately prior to the Merger by the Applicable Fraction. Each share of Quantum Series A Stock, Quantum Series B Stock and Quantum Series C Stock has a liquidation preference of $1.50, $0.75 and $1.00, respectively, and each share of Quantum Series A Stock and Quantum Series C Stock converts into 1.228 shares and 1 share of Quantum Common Stock, respectively. InVision holds all of the outstanding shares of Quantum Series D Stock and intends to convert them to Quantum Common Stock immediately prior to the Effective Time. Of the shares of InVision Common Stock issued as set forth above, 12% of such shares issued to each Quantum shareholder will be placed in escrow to secure Quantum's indemnification obligations under the Reorganization Agreement. See "-Escrow Fund." Holders of Quantum Capital Stock will receive cash in lieu of any fractional shares of InVision Common Stock to which such shareholders would have been entitled. On September 5, 1997, the closing sales price of InVision Common Stock was $15.25 per share.

    The "Applicable Fraction" will be the fraction: (A) having a numerator equal to the amount determined by subtracting (1) the aggregated liquidation preference of all of the shares of Quantum Series A, Series B and Series C Stock outstanding at the Effective Time from (2) the amount determined by multiplying
(i) 777,000 by (ii) the Designated InVision Stock Price; and (B) having a denominator equal to the amount determined by multiplying (1) the Adjusted Fully Diluted Quantum Share Amount (as defined below) by (2) the Designated InVision Stock Price. The "Adjusted Fully Diluted Quantum Share Amount" will be the sum of (i) the number of shares of Quantum Common Stock, (ii) the number of shares of Quantum Common Stock issuable upon conversion of all of the Quantum Series A Stock and Quantum Series C Stock, and (iii) the aggregate number of shares of Quantum Common Stock purchasable under or otherwise subject to all stock options (whether vested or unvested) to purchase Quantum Common Stock, in each case outstanding immediately prior to the Effective Time, less any such shares held by or issuable to InVision. The "Designated InVision Stock Price" will be the average of the closing sale prices of a share of InVision Common Stock as reported on the Nasdaq National Market for each of the sixty (60) consecutive trading days ending (and including) the third trading day prior to the Quantum Shareholders Meeting, weighted in accordance with the number of shares of InVision Common Stock traded on each such trading day.

    Although the conversion rates cannot be calculated at this time, for illustrative purposes only, the conversion rates would be as follows at the Designated InVision Stock Prices shown below (assuming exercise in full of the outstanding warrants to purchase Quantum Capital Stock prior to consummation of the Merger):



                                SERIES A   SERIES B   SERIES C
    DESIGNATED INVISION         CONVERSION CONVERSION CONVERSION  CONVERSION
        STOCK PRICE                RATE       RATE       RATE         RATE
   --------------------------   ---------- ---------- ----------  -----------
$ 17.00. . . . . . . . . . .    0.14380    0.04412     0.10407    0.04525

  16.50. . . . . . . . . . .    0.14522    0.04545     0.10483    0.04423

  16.00. . . . . . . . . . .    0.14673    0.04688     0.10564    0.04314

  15.50. . . . . . . . . . .    0.14833    0.04839     0.10650    0.04199

  15.00. . . . . . . . . . .    0.15005    0.05000     0.10742    0.04075

  14.50. . . . . . . . . . .    0.15188    0.05172     0.10840    0.03944

  14.00. . . . . . . . . . .    0.15384    0.05357     0.10946    0.03803

  13.50. . . . . . . . . . .    0.15596    0.05556     0.11059    0.03651

  13.00. . . . . . . . . . .    0.15822    0.05769     0.11180    0.03488

  12.50. . . . . . . . . . .    0.16067    0.06000     0.11312    0.03312

  12.00. . . . . . . . . . .    0.16333    0.06250     0.11454    0.03121

     From the day prior to the announcement of the Merger through September 5, 1997, the closing prices per share of InVision Common Stock ranged from $14.63 to $15.19. See "-Market and Market Prices." The average of the closing sale prices of a share of InVision Common Stock as reported on the Nasdaq National Market for each of the sixty (60) day consecutive trading days ending (and including) September 5, 1997, weighted in accordance with the number of shares of InVision Common Stock traded on each such trading day, was $14.47.

     QUANTUM STOCK OPTIONS. At the Effective Time, all rights with respect to Quantum Common Stock under each option granted under Quantum's 1994 Qualified and Nonqualified Stock Option Plan (each, a "Quantum Option") then outstanding shall be converted into and become rights with respect to InVision Common Stock, and InVision shall assume each such Quantum Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced (with appropriate adjustments based upon the same ratio at which Quantum Common Stock converts to the right to receive InVision Common Stock as described in "-Conversion of Quantum Capital Stock"). InVision intends to file with the Commission a Registration Statement on Form S-8 relating to the shares of InVision Common Stock issuable with respect to the assumed Quantum Options within sixty (60) days after the Effective Time.

     QUANTUM WARRANTS. The outstanding warrants exercisable for Quantum Capital Stock will become fully exercisable and will terminate if not exercised prior to the consummation of the Merger. On September 3, 1997, there were outstanding warrants to purchase 211,917 shares of Quantum Series A Stock and 642,076 shares of Quantum Series C Stock at exercise prices of $1.50 and $0.50, respectively.

NON-SOLICITATION

     Pursuant to the Reorganization Agreement, Quantum has agreed that it will not, and will not authorize or permit its officers, directors, employees, agents, attorneys, accountants, ADVISORS AND REPRESENTATIVES, DIRECTLY OR indirectly, to solicit or exchange the initiation of any inquiry, proposal or offer from any person (other than

InVision) relating to a possible Acquisition Transaction (as defined in "The Reorganization Agreement-Non- Solicitation"), participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any person (other than InVision) relating to or in connection with a possible Acquisition Transaction, or consider, entertain or accept any proposal or offer from any person (other than InVision) relating to a possible Acquisition Transaction. In addition, Quantum will promptly notify InVision in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by Quantum or any of its officers, directors, employees, agents, attorneys, accountants, advisors and representatives during the period prior to the consummation of the Merger.

CONDUCT OF BUSINESS

     Pursuant to the Reorganization Agreement, Quantum has made certain covenants regarding the conduct of Quantum's business during the period from the date of the execution of the Reorganization Agreement through the Effective Time, including, without limitation, covenants to: (i) conduct its business and operations in the ordinary course and in accordance with past practices; (ii) use reasonable efforts to preserve its business organization and the services of its current officers and employees and maintain its relations and goodwill with suppliers, customers, landlords, creditors, employees and other persons; (iii) maintain insurance policies; and (iv) cause its officers to report regularly to InVision concerning the status of the business of Quantum. In addition, Quantum has agreed not to take or to agree to take certain actions relating to: (i) dividends or distributions; (ii) the sale or issuance of securities; (iii) the amendment of stock option plans; (iv) the amendment of charter documents; (v) the formation of subsidiaries or acquisition of equity interests; (vi) capital expenditures; (vii) material contracts; (viii) the acquisition, lease or license of or sale or disposal of assets; (ix) the loaning of money; (x) the establishment or adoption of employee benefit plans; (xi) the hiring of new employees and consultants; (xii) material changes in accounting; (xiii) tax elections; and (xiv) commencement or settlement of material legal proceedings. See "The Reorganization Agreement-Covenants-Certain Covenants of Quantum."

CONDITIONS TO THE MERGER

     The obligations of InVision and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by the Reorganization Agreement are subject to the satisfaction of certain conditions relating to, among other things, (i) the accuracy of the representations and warranties of Quantum contained in the Reorganization Agreement; (ii) the performance by Quantum of covenants and obligations contained in the Reorganization Agreement;
(iii) the approval and adoption of the Reorganization Agreement and approval of the Merger by all of the Quantum shareholders; (iv) receipt of certain consents;
(v) receipt of certain agreements, letters, certificates, legal opinions and resignations (including a letter relating to the appropriateness of pooling-of-interests accounting treatment); (vi) continued employment of certain employees of Quantum; (vii) evidence of termination of Quantum's employee benefit plans; (viii) the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus forms a part; (ix) the listing of the InVision Common Stock to be issued in the Merger on the Nasdaq National Market; (x) the absence of certain litigation or administrative actions or proceedings; and (xi) the absence of restraining orders, injunctions and other legal impediments to the Merger. InVision and Merger Sub may waive any of the conditions to the consummation of the Merger in their discretion.

     The obligation of Quantum to effect the Merger and otherwise consummate the transactions contemplated by the Reorganization Agreement is subject to the satisfaction of certain conditions relating to (i) the accuracy of the representations and warranties of InVision contained in the Reorganization Agreement; (ii) the performance by InVision of covenants and obligations contained in the Reorganization Agreement; (iii) the receipt of legal opinions;
(iv) the listing of the InVision Common Stock to be issued in the Merger on the Nasdaq National Market; and (v) the absence of restraining orders, injunctions and other legal impediments to the Merger. Quantum may waive any of the conditions to the consummation of the Merger in its discretion. See "The Reorganization Agreement-Conditions to the Merger."

TERMINATION

     The Reorganization Agreement may be terminated prior to the Effective Time, whether before or after approval of the Merger by the shareholders of Quantum:
(i) by InVision if InVision reasonably determines that the timely satisfaction of any condition to InVision closing the Merger has become impossible (other than as a result of any failure on the part of InVision or Merger Sub to comply with or perform any covenant or obligation of InVision or Merger Sub set forth in the Reorganization Agreement); (ii) by Quantum if Quantum reasonably determines that the timely satisfaction of any condition to Quantum closing the Merger has become impossible (other than as a result of any failure on the part of Quantum to comply with or perform any covenant or obligation set forth in the Reorganization Agreement or in any other agreement or instrument delivered to InVision); (iii) by either InVision or Quantum at or after September 30, 1997 if any condition to such party to the closing of the Merger has not been satisfied by such time; (iv) subject to certain conditions, by either InVision or Quantum if the Merger shall not have been consummated by December 15, 1997; (v) by InVision if InVision shall have determined that there has occurred an event or series of events resulting, either individually or in the aggregate, in a material adverse effect on the business, condition, assets, liabilities, operations, financial performance or prospects of Quantum since the date of the Reorganization Agreement; or (vi) by mutual consent of InVision and Quantum.
See "The Reorganization Agreement-Termination."

ESCROW FUND

     Twelve percent (12%) of the shares of InVision Common Stock issuable to each shareholder of Quantum in the Merger will be deposited into an escrow fund to secure certain indemnification obligations of Quantum under the Reorganization Agreement. The escrow will terminate one year from the closing of the Merger, provided that shares representing 125% of the value of any amounts in dispute (based on the Designated InVision Stock Price) shall continue to be held in escrow until resolution of such disputes. See "Approval of the Merger and Related Transactions-Escrow Agreement." BY APPROVING THE MERGER AGREEMENT, QUANTUM SHAREHOLDERS WILL BE DEEMED TO HAVE CONSENTED TO THE APPOINTMENT OF RANDALL R. LUNN, A DIRECTOR OF QUANTUM AND AN AFFILIATE OF TECHNO VENTURE MANAGEMENT, WHICH IS A SHAREHOLDER OF QUANTUM, TO ACT AS AGENT ON BEHALF OF QUANTUM'S SHAREHOLDERS AND TO GIVE AND RECEIVE NOTICES AND COMMUNICATIONS, TO AUTHORIZE DELIVERY TO INVISION OF INVISION COMMON STOCK FROM THE ESCROW FUND, TO OBJECT TO SUCH DELIVERIES, TO NEGOTIATE AND AGREE TO SETTLEMENTS AND COMPROMISES OF SUCH CLAIMS AND TO TAKE CERTAIN OTHER ACTIONS ON BEHALF OF QUANTUM'S SHAREHOLDERS, ALL AS MORE FULLY DESCRIBED IN SECTION 10.1 OF THE REORGANIZATION AGREEMENT ATTACHED HERETO AS APPENDIX A AND INCORPORATED BY REFERENCE HEREIN AND IN THE ESCROW AGREEMENT ATTACHED THERETO.

EXPENSES AND TERMINATION FEES

     Pursuant to the Reorganization Agreement, all fees and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated by the Reorganization Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that if Quantum or any person on its behalf shall incur expenses and fees in excess of $50,000, such event would constitute a breach of a covenant in the Reorganization Agreement and such excess amount of fees would be recoverable by InVision pursuant to the indemnification provisions and obligations of Quantum under the Reorganization Agreement and the Escrow Agreement (as defined under "Approval of the Merger and Related Transactions-Escrow Agreement"). See "The Reorganization Agreement-Indemnification" and "-Expenses."

EFFECTIVE TIME OF THE MERGER; CLOSING DATE

     The Merger will become effective upon the filing of an Agreement of Merger with the Secretary of State of the State of California or at such later time as may be specified in the Agreement of Merger (the "Effective Time"). The consummation of the transactions contemplated by the Reorganization Agreement shall take place on a date to be designated by InVision (the "Closing Date"). Assuming that all of the conditions to the Merger are met or waived, it is anticipated that the Closing Date will occur during September 1997.

     BY ADOPTING AND APPROVING THE REORGANIZATION AGREEMENT AND APPROVING THE MERGER, THE SHAREHOLDERS WILL BE APPROVING THE AMENDMENT AND RESTATEMENT OF QUANTUM'S ARTICLES OF INCORPORATION TO BE EFFECTIVE UPON THE MERGER TO BE AS SET FORTH AS EXHIBIT B TO THE REORGANIZATION AGREEMENT, WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX A AND INCORPORATED BY REFERENCE HEREIN.

STOCK OWNERSHIP FOLLOWING THE MERGER

     Based upon the number of shares of InVision Common Stock issued and outstanding as of August 20, 1997, and after giving effect to the additional shares of InVision Common Stock that are proposed to be issued in the Merger, assuming the exercise of all Quantum Options immediately following the Merger (and assuming no exercise of outstanding options to purchase InVision Common Stock), the former holders of Quantum Capital Stock and Quantum Options would hold and have voting power with respect to approximately 6.5% of the total issued and outstanding shares of InVision Common Stock.

QUANTUM REASONS FOR THE MERGER

     The Quantum Board of Directors considered a wide variety of information and a number of factors in connection with its evaluation of the Merger and Reorganization Agreement. The Quantum Board of Directors believes that the Merger may result in a number of benefits to Quantum and its shareholders including the following: (i) the necessity of combining the quadrupole resonance ("QR") technology with other technologies to produce improved products and accelerate market acceptance; (ii) the synergies that will result from combining the QR and CT technologies; (iii) the ability of the combined company to develop complementary product lines; (iv) the ability of the combined company to develop complementary marketing strategies; (v) access to greater resources for product development and to InVision's existing worldwide sales and marketing organization and InVision's customer base to promote commercial sales of Quantum's products; and (vi) the receipt by Quantum shareholders of InVision Common Stock in a tax-free exchange at a substantial premium to the value of Quantum Common Stock and of increased investment liquidity through the exchange of Quantum Capital Stock for shares of publicly traded stock. See "Approval of the Merger and Related Transactions-Quantum Reasons for the Merger."

RECOMMENDATION OF QUANTUM BOARD OF DIRECTORS

     The Board of Directors of Quantum has unanimously approved the Reorganization Agreement and the Merger, and recommends a vote FOR approval and adoption of the Reorganization Agreement and for approval of the Merger by the shareholders of Quantum.

INVISION REASONS FOR THE MERGER

     InVision believes that the addition of the Quantum QR technology and the expertise of Quantum's employees in QR technology and its applications will enable InVision: (i) to increase its ability to develop stand alone, low cost (compared to CT) products for the detection of sheet, military and plastic explosives in luggage and parcels; (ii) to enhance its capabilities to detect narcotics; (iii) to improve throughput and decrease false alarm rates of future lines of CT-based explosive detection systems; (iv) to develop competitive products for the screening of carry on luggage; and (v) to capitalize on the backlog of approximately $8.0 million in government contracts for new development, mostly in the field of quadrupole resonance, to obtain additional contracts for government sponsored research and to develop technology which can be used to create new products for the EDS and other markets.

EXCHANGE OF QUANTUM STOCK CERTIFICATES

     As soon as practicable after the Effective time, InVision will mail to the holders of Quantum Capital Stock (i) a letter of transmittal (the "Letter of Transmittal") with respect to the surrender of valid certificates representing shares of Quantum Capital Stock ("Quantum Stock Certificates") in exchange for certificates representing InVision Common Stock and (ii) instructions for use of the Letter of Transmittal. QUANTUM SHAREHOLDERS SHOULD NOT SURRENDER THEIR QUANTUM STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL. See "Approval of the Merger and Related Transactions-Conversions of Shares; Procedures for Exchange of Certificates; No Fractional Shares."

VOTING AGREEMENTS

     Pursuant to Voting Agreements dated as of September 3, 1997 (the "Voting Agreements"), directors and officers of Quantum and their affiliates (excluding InVision), who collectively own in the aggregate approximately 32.2% of the outstanding Quantum Common Stock, 67.0% of the outstanding Quantum Series A Stock, 4.9% of the outstanding Quantum Series B Stock, 24.9% of the outstanding Quantum Series C Stock, 48.3% of the votes represented by the outstanding Quantum Series A Stock and Quantum Series C Stock voting together as a single class, and 37.5% of the votes represented by the outstanding Quantum Preferred Stock voting together as a single class (based upon the number of shares of Quantum Capital Stock issued and outstanding as of September 3, 1997), have agreed that, prior to the earlier of the valid termination of the Reorganization Agreement or the Effective Time, they will vote their shares (i) in favor of the adoption and approval of the Reorganization Agreement and approval of the Merger and approval of the amendment to the Quantum Articles of Incorporation and (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Quantum in the Reorganization Agreement. Such Quantum shareholders have also delivered to InVision irrevocable proxies with respect to the matters covered by the Voting Agreements. See "Approval of the Merger and Related Transactions-Voting Agreements."

NONCOMPETITION AGREEMENTS

     It is a condition to the obligation of InVision to consummate the Merger that certain key employees of Quantum, including Lowell Burnett (Chairman of the Board), Dale Sheets (President) and Andrew Hibbs (Chief Technical Officer), each enter into a Noncompetition Agreement with InVision and Quantum that contain provisions restricting such employees from engaging in certain activities that are competitive with InVision or Quantum for a period of one to three years (depending upon the individual agreement) following the Effective Time. See "Approval of the Merger and Related Transactions-Noncompetition Agreements."

EMPLOYMENT AGREEMENTS

     It is a condition to the parties' respective obligations to consummate the Merger that InVision enter into employment agreements with each of Lowell Burnett (Chairman of the Board), Dale Sheets (President) and Andrew Hibbs (Chief Technical Officer) and with certain other key employees of Quantum. All such employment agreements will become effective upon the consummation of the Merger and provide for the full-time employment of such persons at their current salaries and provide for severance benefits ranging from three to six months. See "Approval of the Merger and Related Transactions-Employment Agreements."

RELEASES

     It is a condition to the obligation of InVision to consummate the Merger that a release (each, a "Release") be executed by the holders of at least 90% of the outstanding shares of Quantum Common Stock and all of the holders of outstanding shares of Quantum Preferred Stock (including pursuant to the exercise of warrants prior to the Effective Time). Each Release releases InVision, Quantum and their respective affiliates from any and all past, present and future claims of every kind and nature, known or unknown, whether as a shareholder, director, officer or employee of Quantum, the person executing the Release or certain persons associated with such person may have (other than rights, if any, under the Reorganization Agreement or the Escrow Agreement). Released claims are limited to matters existing on or prior to the date of the Release. Each
Release also contains certain representations and warranties of the person executing the Release, obligates the person executing the Release to indemnify InVision, Quantum and their respective affiliates from any and all losses arising from such person's failure to perform under the Release or the assertion or purported assertion of any of the released claims by the person signing the Release or any of their associated parties, and provides that the person signing the Release confirms the appointment and authority of the Agent to act in his capacity as such. See "-Escrow Fund."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     OFFICERS AND DIRECTORS OF QUANTUM. Certain members of Quantum's management and Board of Directors may be deemed to have certain interests in the Merger that are in addition to their interests as shareholders of Quantum generally. The Quantum Board of Directors was aware of these interests and considered them, among other matters, in approving the Reorganization Agreement and the transactions contemplated thereby. As described above, it is a condition to the consummation of the Merger that InVision enter into employment agreements with certain key employees of Quantum. Upon effectiveness of the Merger, each such Quantum employee will be entitled to receive benefits under his/her respective employment agreement. In addition, Dr. Sergio Magistri, a director of Quantum, is also a director and the President and Chief Executive Officer of InVision. See "Approval of the Merger and Related Transactions-Interests of Certain Persons in the Merger."

     AFFILIATE AGREEMENTS. Certain shareholders of Quantum who may be deemed to be affiliates of Quantum for purposes of Rule 145 of the Act have executed, or are expected to execute, agreements that prohibit the sale, transfer or other disposition of InVision Common Stock received by such shareholders in the Merger, except under certain circumstances, in order to comply with the requirements of certain federal securities laws and to the extent necessary to permit the Merger to receive pooling-of-interests accounting treatment. In addition, a shareholder and the directors and executive officers of InVision are expected to execute agreements that prohibit the sale, transfer or other disposition of InVision Common Stock held by such persons to the extent necessary to permit the Merger to receive pooling-of-interests accounting treatment. See "Approval of the Merger and Related Transactions-Affiliate Agreements."

     CONTINUITY OF INTEREST CERTIFICATES. Certain shareholders of Quantum have delivered to InVision certificates certifying that such shareholders have no present intention to dispose of certain of the shares of InVision Common Stock to be received by such shareholders of Quantum in the Merger in order to comply with the requirements of certain U.S. federal tax laws. See "Approval of the Merger and Related Transactions-Certain Federal Income Tax Consequences."

LISTING OF INVISION COMMON STOCK ON THE NASDAQ NATIONAL MARKET

     It is a condition of InVision's and Quantum's obligation to consummate the Merger that the shares of InVision Common Stock to be issued pursuant to the Reorganization Agreement be approved for listing on the Nasdaq National Market.

REGULATORY REQUIREMENTS

     There are no federal or state regulatory requirements to be complied with in connection with the Merger other than obtaining certain consents from the federal government to the novation of government contracts, if required.

ACCOUNTING TREATMENT

     The Merger is intended to be accounted for as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. InVision's obligation to consummate the Merger is conditioned upon receipt at the closing of the Merger by InVision of a letter from Price Waterhouse LLP, InVision's independent accountants, as to the appropriateness of pooling-of-interests accounting for the Merger. See "Approval of the Merger and Related Transactions-Accounting Treatment."

APPRAISAL RIGHTS

     Pursuant to Chapter 13 of the California Corporations Code, the holders of Quantum Capital Stock are entitled to exercise dissenters' rights with respect to shares not voted in favor of the Merger. See "Approval of the Merger and Related Transactions-Appraisal Rights." However, it is a condition to InVision's obligation to consummate the Merger that all of the shares of Quantum Capital Stock vote in favor of the Merger. A vote in favor of the Merger precludes the exercise of dissenters' rights.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is expected to be a tax-free reorganization for federal income tax purposes, so that no gain or loss will be recognized by the Quantum shareholders on the exchange of Quantum Capital Stock for InVision Common Stock, except to the extent that Quantum shareholders receive cash in lieu of fractional shares. The Reorganization Agreement does not require the parties to obtain a ruling from the Internal Revenue Service as to the tax consequences of the Merger. As a condition to Quantum's and InVision's obligations to consummate the Merger, Quantum and InVision are to receive opinions at the Closing Date from their respective legal counsel that, based on certain assumptions and certifications, the Merger will be treated as a tax-free reorganization for U.S. federal income tax purposes. Quantum shareholders are urged to consult their own tax advisors regarding such tax consequences. See "Approval of the Merger and Related Transactions-Certain Federal Income Tax Consequences."

                  AMENDMENT OF THE QUANTUM ARTICLES OF INCORPORATION

     It is a condition to the closing of the Merger that the Quantum Articles of Incorporation be amended to clarify that the Quantum Series A Stock and Quantum Series C Stock convert to Quantum Common Stock at a rate of 1.228 shares and 1 share, respectively. The full text of the proposed amendment to the Quantum Articles of Incorporation is attached as APPENDIX B to this Proxy Statement/Prospectus and incorporated by reference herein.

RECOMMENDATION OF QUANTUM BOARD OF DIRECTORS

     The Board of Directors of Quantum has unanimously approved the amendment of the Quantum Articles of Incorporation and recommends a vote FOR approval and adoption of the amendment to the Quantum Articles of Incorporation.

                           THE QUANTUM SHAREHOLDERS MEETING

TIME, DATE, PLACE AND PURPOSE

     The Quantum Shareholders Meeting will be held at the principal offices of Quantum located at 7742 Kenamar Court, San Diego, California 92121-2425 on Monday, September 29, 1997 at 10:00 a.m., local time. The purpose of the Quantum Shareholders Meeting is (i) to approve and adopt the Reorganization Agreement and approve the Merger and (ii) to approve and adopt the amendment of the Quantum Articles of Incorporation.

RECORD DATE AND VOTE REQUIRED

     Only Quantum shareholders of record at the close of business on September 5, 1997 (the "Record Date") are entitled to vote at the Quantum Shareholders Meeting. Under the California Corporations Code and the charter documents of Quantum, (i) approval and adoption of the Reorganization Agreement and the Merger requires the approval by the holders of (A) a majority of the votes represented by the outstanding shares of each of the Quantum Common Stock and the Quantum Preferred Stock, voting as separate classes, (B) 2/3 of the votes represented by the shares of Quantum Series A Stock and Quantum Series C Stock, voting together as a single class, and (C) a majority of the outstanding shares of Quantum Series D Stock, voting together as a single class, and (ii) approval and adoption of the proposed amendment to the Quantum Articles of Incorporation requires the approval by the holders of (A) a majority of the votes represented by the outstanding shares of each of the Quantum Common Stock and each series of Quantum Preferred Stock, voting as separate classes, and (B) 2/3 of the votes represented by the shares of Quantum Series A Stock and Quantum Series C Stock, voting together as a single class. For all voting purposes, each share of Quantum Series A Stock is entitled to 1.228 votes, and all other classes and series of Quantum Capital Stock are entitled to one vote per share of such capital stock. NOTWITHSTANDING THE REQUIREMENTS FOR A FAVORABLE VOTE ESTABLISHED BY THE CALIFORNIA CORPORATIONS CODE AND QUANTUM'S ARTICLES OF INCORPORATION, IT IS A CONDITION TO THE OBLIGATIONS OF INVISION AND MERGER SUB TO CONSUMMATE THE MERGER THAT ALL SHARES OF QUANTUM CAPITAL STOCK BE VOTED IN FAVOR OF THE APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND IN FAVOR OF APPROVAL OF THE MERGER. On the Record Date, Quantum's directors and executive officers and their affiliates owned an aggregate of (i) 32.2% and 46.6% of the votes represented by the outstanding shares of Quantum Common Stock and Quantum Preferred Stock, respectively,
(ii) 67.0%, 4.9%, 24.9% and 100% of the outstanding shares of Quantum Series A Stock, Quantum Series B Stock, Quantum Series C Stock and Quantum Series D Stock, respectively, and (iii) 48.3% of the votes represented by the outstanding shares of Quantum Series A Stock and Quantum Series C Stock voting together as a single class.

     This Proxy Statement/Prospectus and accompanying Notice of Special Meeting of Shareholders were mailed to all Quantum shareholders of record as of September 5, 1997 and constitute notice of the Quantum Shareholders Meeting in conformity with the requirements of the California Corporations Code.

                               MARKET AND MARKET PRICES

     InVision Common Stock is traded on the Nasdaq National Market under the symbol "INVN." On September 3, 1997, the last trading day before the announcement by InVision and Quantum that they had entered into the Reorganization Agreement, the closing price of InVision Common Stock as reported on the Nasdaq National Market was $15.19 per share. On September 5, 1997, the closing price of InVision Common Stock as reported on the Nasdaq National Market was $15.25. Following the Merger, InVision Common Stock will continue to be traded on the Nasdaq National Market under the symbol "INVN." There can be no assurance as to the actual price of InVision Common Stock prior to, at or at any time following, the Effective Time.

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The following summary historical financial information of InVision and Quantum has been derived from financial information included elsewhere in this Proxy Statement/Prospectus and should be read in conjunction with such information. The summary pro forma financial information of InVision and Quantum is derived from the unaudited pro forma combined condensed financial statements which are included elsewhere herein and should be read in conjunction with such pro forma statements and the notes thereto. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated as of the beginning of the periods indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company.


                                       INVISION
                      SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                        (In thousands, except per share data)


                                                                                                  Six Months
                                          Year Ended December 31,                                Ended June 30,
                                ------------------------------------------------------------- ---------------------
                                   1992         1993       1994         1995        1996         1996        1997
                                ---------    --------    --------     --------    --------    --------    ---------
CONSOLIDATED STATEMENTS
  OF OPERATIONS DATA:
  Revenues . . . . . . . . .    $    --      $    --     $    --      $ 9,066    $ 15,841     $  7,477   $  22,785
  Gross profit . . . . . . .         --           --          --        2,289       6,105        2,836      11,384
  Income (loss) from
    operations . . . . . . .     (2,044)      (3,025)     (3,324)      (2,988)(1)  (2,233)(1)     (611)      2,555
  Net income (loss). . . . .     (2,196)      (3,307)     (3,727)      (3,292)     (3,572)(2)   (2,045)      2,216
  Net income (loss) per
    share(3) . . . . . . . .                                          $ (0.50)   $  (0.44)    $  (0.27)    $  0.21
  Shares used in per share
    calculations(3). . . . .                                            6,642       8,142        7,499      10,730

                                                                                           June 30, 1997
                                                                                           -------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments. . . . . . . . . . . . . . . . . . .       $21,836
  Working capital. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        26,761
  Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        45,383
  Long-term liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           154
  Total stockholders' equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        32,726


- ---------------

(1) InVision recorded non-cash charges related to grants of stock options having exercise prices below the fair market value on the date of grant to employees and directors in the amounts of $369,000, $489,000 and $178,000, respectively, in 1995, 1996 and the six months ended June 30, 1997. See
     Note 8 of Notes to Consolidated Financial Statements of InVision.
(2) InVision recorded a non-cash charge resulting from amortization of a bridge loan warrant discount in the amount of $1.3 million in 1996, all of which was recorded in the six months ended June 30, 1996. See Note 6 of Notes to Consolidated Financial Statements of InVision.
(3) See Note 2 of Notes to Consolidated Financial Statements of InVision for an explanation of the method used to determine the number of shares used to compute per share amounts.

                                       QUANTUM
                      SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                        (In thousands, except per share data)


                                                                                                Nine Months
                                                 Year Ended September 30,                      Ended June 30,
                              ---------------------------------------------------------     --------------------
                                 1992        1993       1994         1995        1996         1996        1997
                              ---------    --------   ---------    --------    --------     --------    --------
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
  Contract revenues. . . . .  $  1,397     $  2,137   $  2,389     $  2,739    $  3,213     $  1,964    $  3,085
  Gross profit . . . . . . .       358          350        634          350         377          227         586
  Loss from operations . . .       (40)        (241)       (43)      (1,149)     (2,592)      (1,901)       (778)
  Net loss . . . . . . . . .       (40)        (241)       (59)      (1,275)     (2,813)      (1,989)     (1,035)
  Net loss per share(1). . .                          $  (0.03)    $  (0.55)   $  (1.00)    $  (0.71)  $   (0.31)
  Weighted average shares
    outstanding. . . . . . .                             2,182        2,332       2,826        2,815       3,308
                                                                                           June 30, 1997
                                                                                           -------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $   659
  Working capital. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           10
  Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,396
  Long-term liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4,744
  Total shareholders' deficit. . . . . . . . . . . . . . . . . . . . . . . . . . . .       (4,100)

- --------------

(1) See Note 3 of Notes to Consolidated Financial Statements of Quantum for an explanation of the method used to determine the number of shares used to compute per share amounts. Net loss per share is not provided in fiscal 1992 and 1993 due to the significant changes in the equity structure that occured in fiscal 1994.

                                 INVISION AND QUANTUM
                   SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION
                        (In thousands, except per share data)


                                                                                                   Six Months
                                           Year Ended December 31,                                Ended June 30,
                                ------------------------------------------------------------- ---------------------
                                   1992         1993       1994         1995        1996         1996        1997
                                ---------    --------    --------     --------    --------    --------    ---------
PRO FORMA COMBINED STATEMENTS
  OF OPERATIONS DATA:
  Revenues . . . . . . . . .    $    --      $    --     $    --     $  9,066    $ 15,841      $ 7,477    $ 22,785
  Gross profit . . . . . . .         --           --          --        2,639       6,105        2,836      11,384
  Income (loss) from
    operations . . . . . . .     (2,004)      (3,266)     (3,367)      (4,137)     (4,825)      (2,212)      2,196(1)
  Pro forma net
    income (loss). . . . . .     (2,156)      (3,548)     (3,786)      (4,567)     (6,385)      (3,711)      1,621
  Pro forma net income (loss)
    per share(2) . . . . . .                                         $  (0.62)   $  (0.72)     $ (0.45)   $   0.14
  Weighted average shares
    outstanding. . . . . . .                                            7,418       8,918        8,275      11,701
                                                                                           June 30, 1997
                                                                                           -------------
PRO FORMA COMBINED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments. . . . . . . . . . . . . . . .         $23,459
  Working capital. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          27,035
  Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          47,543
  Long-term liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             376
  Total stockholders' equity . . . . . . . . . . . . . . . . . . . . . . . . . . .          32,212(1)

- -------------

(1) The combined company expects to incur charges to operations currently estimated to be $700,000 in the quarter in which the Merger is consummated to reflect transaction fees and costs incident to the Merger. The estimated charge is not reflected in the pro forma combined statement of operations data but has been reflected in the pro forma combined balance sheet data. The amount of this charge is a preliminary estimate and is therefore subject to change.

(2) Shares used to compute pro forma net income (loss) per share are calculated by adding the number of shares used to compute InVision historical net income (loss) per share to the number of shares of InVision Common Stock expected to be issued in the transaction of 777,000 shares as if such shares had been outstanding for each period presented.

                              COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical per share data of InVision and Quantum and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling of interests basis of accounting. The information set forth below should be read in conjunction with the selected historical financial data and unaudited pro forma combined financial information included elsewhere in this Proxy Statement/Prospectus. The pro forma combined per share data are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operating results. InVision and Quantum have never declared dividends.

                                 YEARS ENDED                SIX MONTHS ENDED
                                 DECEMBER 31,                   JUNE 30,
                             -------------------------  --------------------
                             1994(1)   1995      1996      1996      1997
                             ------- -------- --------  --------   ---------
Historical--InVision
  Net income (loss). . . . . $  --  $  (0.50) $  (0.44) $  (0.27)  $  0.21
  Book value per share(2). .                   $  0.99             $  2.94

                                  YEARS ENDED                NINE MONTHS ENDED
                                 SEPTEMBER 30,                  JUNE 30,
                              -------------------------  --------------------
                              1994(1)   1995      1996      1996      1997
                              ------- -------- --------  --------   ---------

Historical--Quantum
  Net loss . . . . . . . . . $  --  $  (0.55) $  (1.00) $  (0.71) $  (0.31)
  Book value (deficit)
  per share(2) . . . . . . .                  $  (0.71)           $  (0.58)


                                  YEARS ENDED                SIX MONTHS ENDED
                                  DECEMBER 31,                   JUNE 30,
                              -------------------------  --------------------
                              1994(1)   1995      1996      1996      1997
                              ------- -------- --------  --------   ---------
Pro forma combined net income
  (loss) per share:
  Pro forma per InVision
  share(3) . . . . . . . . . $  --  $  (0.62) $  (0.72) $  (0.45)  $  0.14
  Equivalent pro forma
  per Quantum share(4) . . . $  --  $  (0.05) $  (0.06) $  (0.03)  $  0.01
Pro forma combined book value per
  share:
  Pro forma per InVision
  share(2) . . . . . . . . .                   $  3.25             $  2.55
  Equivalent pro forma
  per Quantum share(4) . . .                   $  0.25             $  0.20

- ------------------

(1) Net loss per share amounts have not been presented in 1994 as such amounts are not deemed meaningful due to the significant changes that occurred to InVision's equity structure as a result of it's initial public offering of common stock in April 1996.

(2) Historical book value per share is computed by dividing total stockholders' equity (deficit) by the number of common shares (assuming the conversion of all preferred shares into common shares at each date and at the respective conversion rates) outstanding at the end of each period. Pro forma combined book value per common share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock (assuming the conversion of all preferred shares into common shares at each date and at the respective conversion rates) outstanding at the end of each period.

(3) Pro forma combined net income (loss) per share is computed by dividing the pro forma net income (loss) for the combined company by the sum of the weighted average number of common and common equivalent shares of InVision Common Stock outstanding during the period and the number of shares of InVision Common Stock expected to be issued in the transaction of 777,000 shares as if such shares had been outstanding for each period presented.

(4) Equivalent pro forma combined net income (loss) and book value per share are computed by dividing the pro forma combined net income (loss) or book value per share by the assumed average exchange ratio of 0.0767 shares of InVision Common Stock for each share of Quantum Common Stock and common stock equivalent outstanding.

                              FORWARD LOOKING STATEMENTS

     THIS PROXY STATEMENT/PROSPECTUS MAY CONTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROXY STATEMENT/PROSPECTUS, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," AND "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO INVISION OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. INVISION'S ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THE RESULTS EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE RISKS RELATED TO MARKET ACCEPTANCE OF INVISION'S SINGLE PRODUCT, FLUCTUATIONS IN INVISION'S QUARTERLY AND ANNUAL OPERATING RESULTS, THE LOSS OF ORDERS OF INVISION'S PRODUCT, INCLUDING THE LOSS OF INVISION'S MOST RECENT ORDER FROM THE FAA, LOSS OF ANY OF INVISION'S SOLE SOURCE SUPPLIERS, INTENSE COMPETITION, RELIANCE ON LARGE ORDERS, CONCENTRATION OF INVISION'S CUSTOMERS, RISKS RELATED TO THE LENGTHY SALES CYCLES FOR THE CTX 5000, BUDGETING LIMITATIONS OF INVISION'S CUSTOMERS AND PROSPECTIVE CUSTOMERS, AND THE RISKS RELATED TO INVISION'S LIMITED MANUFACTURING EXPERIENCE, AS WELL AS THOSE DISCUSSED IN "RISK FACTORS," IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

                                     RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY BY QUANTUM SHAREHOLDERS IN DETERMINING WHETHER OR NOT TO VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND APPROVAL OF THE MERGER.


                         RISK FACTORS RELATING TO THE MERGER

NO FAIRNESS OPINION

     Although the Board of Directors of Quantum has determined that the Merger and the exchange of Quantum Capital Stock for InVision Common Stock pursuant to the terms of the Reorganization Agreement is fair from a financial point of view to the shareholders of Quantum, the Board of Directors of Quantum has not obtained an opinion of a financial advisor with respect to the fairness to the holders of Quantum Capital Stock of the Merger and the exchange ratio of each class and series of Quantum Capital Stock from a financial point of view. Consequently, each shareholder of Quantum should independently consider, and retain its own financial advisor if appropriate, to determine the fairness of the Merger and the exchange of Quantum Capital Stock for InVision Common Stock to such shareholder.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Quantum Board with respect to the Reorganization Agreement and the Merger, holders of Quantum Capital Stock should be aware that members of the Quantum Board and the executive officers of Quantum have certain interests in the Merger that are in addition to the interests of holders of Quantum Capital Stock generally. In particular, certain employees of Quantum expect to receive employment agreements pursuant to which the will be employed by InVision following the Merger and pursuant to which they will receive certain severance benefits if terminated within a certain time following the Merger. In addition, Dr. Sergio Magistri, a director of Quantum, is also the President, Chief Executive Officer and a director of InVision. See "Approval of the Merger and Related Transactions--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The Merger is intended to qualify as a reorganization under Section
368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), in which case no gain or loss generally should be recognized by the holders of shares of Quantum Common Stock on the conversion of their shares of Quantum Capital Stock solely into shares of InVision Common Stock in the Merger. As a condition to the consummation of the Merger, InVision and Quantum will have received an opinion from their respective tax counsel that the Merger will constitute a reorganization under Section 368(a) of the Code. However, such opinions are not binding on the Internal Revenue Service or the courts and there can be no assurance that the merger will qualify as a tax free reorganization. However, all Quantum shareholders are urged to consult their own tax advisors. See "Approval of the Merger and Related Transactions--Certain Federal Income Tax Consequences."

UNCERTAINTY RELATING TO INTEGRATION OF TECHNOLOGIES

     Although InVision believes that the combination of InVision's CT technology with Quantum's QR technology will enhance the ability of InVision to develop and produce products with greater detection capabilities as well as increase throughput and decrease false alarm rates, no assurance can be given that the benefits that InVision believes will result from the Merger will be realized, or that if realized will be at the level InVision anticipates. InVision has not produced prototype products incorporating both technologies nor undertaken any research and development activities relating to integrating the two technologies. Factors that could inhibit or prevent the realization of the benefits InVision anticipates from the Merger include, but are not limited to, unanticipated difficulties arising in integrating the CT and QR technologies in one product, the QR technology under development may prove to be not as efficacious as currently believed, unanticipated costs arising during the development or production of products incorporating the QR technology, and the development by competitors in the EDS industry of similar QR technologies that compete favorably against those acquired from Quantum.

UNCERTAINTY RELATING TO INTEGRATION OF OPERATIONS

     The integration process of rationalizing research programs, computer and accounting systems and other aspects of operations, while operating a larger entity with two locations, presents a significant challenge to the management of InVision. There can be no assurance that the integration process will be successful. The need to dedicate management resources to the integration may detract from the day-to-day operation of InVision's business. There can be no assurance that InVision will be successful in its attempt to combine the operations of Quantum and InVision, and the failure to do so could have a material adverse effect on InVision's business, financial condition or results of operations. In addition, there can be no assurance that combining the business of Quantum with the business of InVision, even if achieved in an efficient and effective manner, will result in combined results of operations and financial condition superior to what would have been achieved by either InVision or Quantum independently.

POTENTIAL DILUTIVE EFFECT TO STOCKHOLDERS; TRANSACTION EXPENSES AND WRITEOFFS

     The issuance of the InVision Common Stock in connection with the Merger with Quantum will have a dilutive effect on InVision's earnings per share. See "Unaudited Pro Forma Financial Information." In addition, certain costs are generally associated with transactions such as the Merger.


                RISK FACTORS RELATING TO HOLDING INVISION COMMON STOCK

HISTORY OF LOSSES; NO ASSURANCE OF PROFITABILITY

     InVision commenced operations in September 1990, remained in the development stage through 1994 and received its first revenues from product sales in the first quarter of 1995. InVision has experienced net losses for each quarter and year from inception through December 31, 1996 and, as of June 30, 1997, had an accumulated deficit of approximately $17.3 million. Although InVision has recently been profitable on a quarterly basis, there can be no assurance that InVision will maintain profitability on a quarterly basis or achieve and maintain profitability on an annual basis. InVision expects to expand its manufacturing, research and development, sales and marketing, and administrative capabilities. The anticipated increase in InVision's operating expenses caused by this expansion could have a material adverse effect on InVision's business, financial condition and results of operations if revenues do not increase at an equal or greater rate. See "InVision Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

SINGLE PRODUCT; UNCERTAINTY OF MARKET ACCEPTANCE

     The CTX 5000 currently is the only product offered by InVision and InVision derives substantially all of its revenues from the sale of CTX 5000 units. InVision's orders to date have been received from a limited number of customers and the substantial majority of these have been from a single customer, the FAA. The commercial success of the CTX 5000 will depend upon its acceptance by domestic and international airports, government agencies and airlines as a useful and cost-effective alternative to less expensive, higher throughput (i.e. bags per hour) competing products employing different technologies. The large capital commitment (approximately $1.0 million) required to purchase the CTX 5000 may limit the marketability of the CTX 5000. In addition, InVision's failure to compete successfully with respect to throughput, the ability to scan all sizes of baggage, the ease of integration of the CTX 5000 into existing baggage handling systems and other factors could delay, limit or prevent market acceptance of the CTX 5000. Moreover, the market for explosive detection systems ("EDS") technology is largely undeveloped, and InVision believes that the overall demand for EDS technology will depend significantly upon public perception of the risk of terrorist attacks. There can be no assurance that the public will perceive the threat of terrorist bombings to be substantial or that the airline industry and governmental agencies will actively pursue EDS technology. As a result, there can be no assurance InVision will be able to achieve market penetration, revenue growth or profitability. See "InVision Business--Competition" and "--Industry Background."

FLUCTUATIONS IN OPERATING RESULTS

     InVision's past operating results have been, and its future operating results will be, subject to fluctuations resulting from a number of factors, including: the timing and size of orders from, and shipments to, major customers; budgeting and purchasing cycles of its customers; delays in product shipments caused by custom requirements of customers or ability of the customer to accept shipment; the timing of enhancements to the CTX 5000 by InVision or introduction of new products by its competitors; changes in pricing policies by InVision, its competitors or suppliers, including possible decreases in average selling prices of the CTX 5000 in response to competitive pressures; the proportion of revenues derived from competitive bid processes; the mix between sales to domestic and international customers; market acceptance of enhanced versions of the CTX 5000; the availability and cost of key components; the availability of manufacturing capacity; and fluctuations in general economic conditions. InVision also may choose to reduce prices or to increase spending in response to competition or to pursue new market opportunities, all of which may have a material adverse effect on InVision's business, financial condition and results of operations. InVision's systems revenues in any period are derived from sales of multiple CTX 5000 systems to a limited number of customers and are recognized upon shipment which, in view of the high sales price of one CTX 5000, causes minor variations in the number of orders, or the timing of shipments, to substantially affect InVision's quarterly revenues. Because a significant portion of InVision's quarterly operating expenses are, and will continue to be, relatively fixed in nature, such revenue fluctuations will cause InVision's quarterly and annual operating results to vary substantially. Accordingly, InVision believes that period-to-period comparisons of its results of operations are not meaningful and cannot be relied upon as indicators of future performance. See "InVision Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations." In addition, certain costs generally associated with transactions such as the Merger with Quantum, estimated at $700,000, will be expensed in the quarter the Merger is consummated. While these costs have not been currently identified, any such costs will have an adverse effect on InVision's operating results in the period in which they are incurred. Because of all of the foregoing factors, InVision's operating results may be below the expectations of public market analysts and investors in some future quarters, which would likely result in a decline in the trading price of the Common Stock.

DEPENDENCE ON SUPPLIERS

     Certain key components used in InVision's products have been designed by InVision to its specifications and are currently available only from one or a limited number of suppliers. InVision currently does not have long-term agreements with these suppliers. Moreover, in view of the high cost of many of these components, InVision does not maintain significant inventories of some necessary components. If InVision's suppliers were to experience financial, operational, production or quality assurance difficulties, the supply of components to InVision would be reduced or interrupted. In the event that a supplier were to cease operations, discontinue a product or withhold supply for any reason, InVision may be unable to acquire such product from alternative sources within a reasonable period of time. InVision also uses a variety of independent third party manufacturers and subassemblers. The inability of InVision to develop alternative sources for single or sole source components, to find alternative third party manufacturers or subassemblers, or to obtain sufficient quantities of these components could result in delays or interruptions in product shipments, which could have a material adverse effect on InVision's business, financial condition and results of operations.

COMPETITION

     The market for explosive detection systems is intensely competitive and is characterized by continuously developing technology and frequent introductions of new products and features. InVision expects competition to increase as other companies introduce additional and more competitive products in the EDS market and as InVision develops additional capabilities and enhancements for the CTX 5000 and new applications for its certified technology. Historically, the principal competitors in the market for explosive detection systems have been InVision, Vivid Technologies, Inc., EG&G Astrophysics, Heimann Systems GmbH, Thermedics Detection Inc., and Barringer Technologies Inc. Each of these competitors provides EDS solutions and products for use in the inspection of checked luggage, although to date only InVision's CTX 5000, operating as two units in parallel to meet the throughput requirement, has been certified by the FAA. InVision is aware of certain major corporations competing in other markets that intend to enter the EDS market. In particular, in January 1996 Lockheed Martin Corporation received a grant in the amount of approximately $8.5 million from the FAA for the design and development of a CT-based EDS over a two-year period which it transferred to a newly-formed affiliate, L-3 Communications Corporation ("L-3"), in May 1997. Announcements of currently planned or other new products may cause customers to delay their purchasing decisions for EDS products, which could have a material adverse effect on InVision's business, financial condition and results of operations. Each of InVision's competitors may have substantially greater financial resources than InVision.
 There can be no assurance that InVision will be able to compete successfully with its competitors or with new entrants to the EDS market.

     InVision believes that its ability to compete in the EDS market is based upon such factors as: product performance, functionality, quality and features; quality of customer support services, documentation and training; and the capability of the technology to appeal to broader applications beyond the inspection of checked baggage. Although InVision believes that the CTX 5000 is superior to its competitors' products in its explosive detection capability and accuracy, the CTX 5000 must also compete on the basis of price, throughput, the ability to handle all sizes of baggage, and the ease of integration into existing baggage handling systems. Certain of InVision's competitors may have an advantage over InVision's existing technology with respect to these factors. Currently, the CTX 5000 has an average selling price of approximately $1.0 million, compared to substantially lower prices for systems offered by InVision's competitors; has a throughput rate of approximately 300 bags per hour ("bph"), compared to rates claimed to exceed 1,000 bph by certain of InVision's competitors; has a gantry size which limits the ability of the unit to accept all sizes of baggage; and requires that the baggage remain still while being scanned, making it difficult to integrate into the continuously moving baggage handling systems found in most airports. There can be no assurance that InVision will be successful in convincing potential customers that the CTX 5000 is superior to other systems given all of the necessary performance criteria, that new systems with comparable or greater performance, lower price and faster or equivalent throughput will not be introduced, or that, if such products are introduced, customers will not delay or cancel existing or future orders for InVision's system. Further, there can be no assurance that InVision will be able to enhance the CTX 5000 to better compete on the basis of cost, throughput, accommodation of baggage size and ease of integration, or that InVision will otherwise be able to compete successfully with existing or new competitors. The failure of InVision to develop such enhancements or otherwise successfully compete in the EDS market for any of the above reasons would have a material adverse effect on InVision's business, financial condition and results of operations.

DEPENDENCE ON LARGE ORDERS; CUSTOMER CONCENTRATIONS; LENGTHY SALES CYCLE

     In any given fiscal year, InVision's revenues have principally consisted, and InVision believes will continue to consist, of orders of multiple units from a limited number of customers. While the number of individual customers may vary from period to period, InVision is nevertheless dependent upon these multiple orders for a substantial portion of its revenues. There can be no assurance that InVision will obtain such multiple orders on a consistent basis. During the first six months of 1997, approximately $19.4 million, or 85.3%, of InVision's revenues were generated from sales to InVision's four largest customers. During the fiscal year ended December 31, 1996, revenues from InVision's six largest customers were approximately $14.0 million, or 88.4%, of InVision's revenues. During the fiscal year ended December 31, 1995, revenues from InVision's three largest customers were approximately $6.8 million, or 74.0%, of InVision's revenues. To date, all orders from United States customers have been entirely funded by the FAA, and InVision's largest sales contract to date, for 54 CTX 5000 systems, is with the FAA. There can be no assurance that such funding or sales will continue in the future. InVision's inability to obtain sufficient multiple orders or the failure of the FAA to continue such purchases or funding would have a material adverse effect on InVision's business, financial condition and results of operations. Moreover, the timing and shipment of such orders could cause the operating results in any quarter to differ from the projections of securities analysts, which could adversely affect the trading price of the Common Stock. Losses arising from customer disputes regarding shipping schedules, product condition or performance, or InVision's inability to collect accounts receivable from any major customer could also have a material adverse effect on InVision's business, financial condition and results of operations. See "Invision Business--Recent Developments."

     InVision's revenues depend in significant part upon the decision of a government agency to upgrade and expand existing facilities, alter workflows and hire additional technical expertise in addition to procuring the CTX 5000, all of which involve a significant capital commitment as well as significant future support costs. The sales cycle of the CTX 5000 is often lengthy due to the protracted approval process that typically accompanies large capital expenditures and the time required to manufacture the CTX 5000 and install and assimilate the CTX 5000. Typically, six to twelve months may elapse between a new customer's initial evaluation of InVision's system and the execution of a contract. Another three months to a year may elapse prior to shipment of the CTX 5000 as the customer site is prepared and the CTX 5000 is manufactured. During this period InVision expends substantial funds and management resources but recognizes no associated revenue. See "--Fluctuations in Operating Results," "InVision Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Quarterly Results of Operations."

PUBLIC AGENCY CONTRACT AND BUDGET CONSIDERATIONS

     Substantially all of InVision's customers to date have been public agencies or quasi-public agencies. In contracting with public agencies, InVision is subject to public agency contract requirements which vary from jurisdiction to jurisdiction and which are subject to budgetary processes and expenditure constraints. Budgetary allocations for explosive detection systems are dependent, in part, upon governmental policies which fluctuate from time to time in response to political and other factors, including the public's perception of the threat of commercial airline bombings. Many domestic and foreign government agencies have experienced budget deficits that have led to decreased capital expenditures in certain areas. InVision's results of operations may be subject to substantial period-to-period fluctuations as a result of these and other factors affecting capital spending. A reduction of funding for explosive detection technology deployment could materially and adversely affect InVision's business, financial condition and results of operations. Future sales to public agencies will depend, in part, on InVision's ability to meet public agency contract requirements, certain of which may be onerous or even impossible for InVision to satisfy. In addition, public agency contracts are frequently awarded only after formal competitive bidding processes, which have been and may continue to be protracted, and typically contain provisions that permit cancellation in the event that funds are unavailable to the public agency. There can be no assurance that InVision will be awarded any of the contracts for which its products are bid or, if awarded, that substantial delays or cancellations of purchases will not result from protests initiated by losing bidders. See "InVision Business--Sales and Marketing."

LIMITED FIELD OPERATIONS; DEPENDENCE ON OPERATOR PERFORMANCE

     As of June 30, 1997, 50 CTX 5000 systems had been shipped to 15 airports in ten countries around the world. A majority of these units were installed since January 1996, and InVision's customers have only limited experience with the operation of the CTX 5000 in high-volume airport operations. Many of the factors necessary to make the overall baggage scanning system a success, such as the CTX 5000's integration with the baggage handling system, ongoing system maintenance and the performance of operators, are beyond the control of InVision. In particular, once the CTX 5000 identifies a threat, the operator must make a determination whether the threat is actual or a false alarm and, therefore, whether or not to allow the bag to continue onto the aircraft.
Unsatisfactory performance of operators can lead to reduced efficacy of the CTX 5000. The failure of the CTX 5000 to perform successfully in deployments, whether due to the limited experience of InVision's customers with the CTX 5000, operator error or any other reason, may have an adverse effect on the market's perception of the efficacy of the CTX 5000, which in turn could have a material adverse effect on InVision's business, financial condition and results of operations.

LIMITED MANUFACTURING EXPERIENCE; MANAGEMENT OF GROWTH

     As of June 30, 1997, InVision had produced a total of 50 CTX 5000 systems and had not sustained then current production levels for any significant period of time. As a result of the FAA's recent order of 54 CTX 5000 systems, InVision is in the process of substantially increasing its rate of manufacture of the CTX 5000, which has placed significant demands on InVision's management, working capital and financial and management control systems. Failure to upgrade InVision's operating, management and financial control systems when necessary, or difficulties encountered during such upgrades, could have a material adverse effect on InVision's business, financial condition and results of operations. The success of the increase in production capability will depend in part upon InVision's ability to continue to improve and expand its engineering and technical resources and to attract, retain and motivate key personnel. The failure of InVision to establish such production capability or to increase its revenues sufficiently to compensate for the increase in operating expenses resulting from current or any future expansion would have a material adverse effect on InVision's business, financial condition and results of operations.

     To accommodate the recent increase in the manufacturing rate, InVision has entered into a lease for a new, substantially larger, manufacturing facility. The ability of InVision to successfully transition its manufacturing operation to this new facility is subject to a variety of factors, including the ability to install appropriate equipment, adapt to a new working environment, and quickly and efficiently move to the new facility. The operations of this new facility will also require InVision to incur substantially larger fixed costs than it has experienced in the past. Unforeseen delays and complications that may arise in the transition to the new facility which could interrupt InVision's manufacturing rate, failure of the FAA to perform under the December 1996 purchase contract, or failure to maintain an order rate sufficient to fully utilize this new manufacturing facility each could have a material adverse effect on InVision's business, financial condition and results of operations. See "InVision Business--Recent Developments," "--Manufacturing" and "--Facilities."

NO ASSURANCE OF CONTINUED CERTIFICATION; RISK OF CERTIFICATION OF COMPETING TECHNOLOGIES; RISK OF CHANGING STANDARDS

     The FAA has the responsibility for setting and maintaining performance standards for explosive detection systems for all U.S. airlines, both in the United States and abroad. The FAA Final Criteria for Certification of EDS, published in September 1993, requires, among other things, a throughput of 450 bph for an explosive detection system. InVision's CTX 5000 unit currently has been tested by the FAA at less than 450 bph and therefore has not been certified as a single unit. The CTX 5000, when combined in a system consisting of two units, was certified by the FAA in 1994. To date no other EDS has been certified by the FAA. There currently is no requirement that U.S. airlines or airports (or international airlines or airports) deploy FAA-certified explosive detection systems or that U.S. airlines or airports (or most international airlines or airports) deploy explosive detection systems at all. Should the standards be lowered, resulting in other lower priced or higher throughput explosive detection systems becoming certified, or should other competitive systems otherwise become certified, InVision would lose a significant competitive advantage. Under such circumstances, there can be no assurance that InVision's product would be able to compete successfully with these systems. Accordingly, the certification by the FAA of any competing EDS could have a material adverse effect on InVision's business, financial condition and results of operations. In addition, should the FAA increase its certification standards, there can be no assurance that the CTX 5000 would meet such standards. See "InVision Business--Industry Background."

     InVision intends to continue to modify the CTX 5000 in an effort to make throughput enhancements, cost reductions and other modifications to the CTX 5000 based upon the availability of adequate funds. Any such modifications, including the planned addition of QR technology to the system, or updated versions of the CTX 5000 may require FAA approval in order to retain certification or may require re-certification. There can be no assurance that any such modifications will be approved or, if required, certified by the FAA, and the failure to gain approval or certification for such products could have a material adverse effect on InVision's business, financial condition and results of operations. InVision believes that its long-term success will depend in part upon its ability to manufacture an EDS that meets or exceeds the throughput standards of the FAA Final Certification Criteria without being combined with another unit. See "InVision Business--Product Development."

COMPETITION FOR FAA GRANTS

     The U.S. Government currently plays an important role in funding the development of EDS technology and sponsoring its deployment in U.S. airports. As of June 30, 1997, InVision had received $8.0 million from FAA grants and contracts, and expects to receive an additional $2.7 million for further throughput enhancement and cost reduction activities in 1997. InVision is also aware that Lockheed Martin Corporation was awarded a grant of approximately $8.5 million in January 1996 from the FAA, subsequently transferred to its affiliate, L-3, for the design and development of a CT-based EDS over a two-year period. There can be no assurance that additional research and development funds from the FAA will become available in the future or that InVision will receive any such additional funds. Failure by the FAA to continue to sponsor InVision's technology could have a material adverse effect on InVision's business, financial condition and results of operations. In addition, the grant to L-3 and any future grants to InVision's other competitors may improve such competitors' ability to develop and market high detection EDS technology and cause InVision's customers to delay any purchase decisions, which could have a material adverse effect on InVision's ability to market the CTX 5000 and on InVision's business, financial condition and results of operations. See "InVision Business--Product Development."

DEPENDENCE ON KEY PERSONNEL

     InVision's performance depends in part on the expertise of certain technical personnel with skills in the disciplines of x-ray physics, image reconstruction and expert systems design. In addition, much of InVision's proprietary technology is known only by certain technical employees and might be unavailable should such individuals leave InVision. The number of scientists qualified to perform the development required by InVision is extremely limited. InVision also depends on the skills of certain key management personnel. While InVision maintains key-man life insurance for Dr. Sergio Magistri, its President and Chief Executive Officer, in the amount of $3.0 million, InVision does not maintain key person life insurance for any of its other employees and has employment agreements with only four of its executive officers, which agreements the employees may terminate at will. There can be no assurance that these individuals will continue employment with InVision. The loss of certain key personnel or failure of InVision to attract and retain new key personnel, particularly as InVision seeks to expand, could materially adversely affect InVision's business, financial condition and results of operations. See "InVision Management."

DEPENDENCE ON PROPRIETARY TECHNOLOGY

     InVision's performance depends in part upon its proprietary technology. In the United States, InVision relies upon patents, copyrights and trade secrets for the protection of the proprietary elements of the CTX 5000 and InVision's CT technology. There can be no assurance, however, that InVision could enforce such patents, trade secrets or copyrights. InVision has two United States patents for automatic concealed object detection systems using a pre-scan stage which expire in the years 2010 and 2011 (the "Patents"). There can be no assurance that the Patents would be effective in preventing CT-based competition. In accordance with certain Federal Acquisition Regulations included in InVision's development contract, dated September 27, 1991, with the FAA (the "FAA R&D Contract"), the United States Government has rights to use certain of InVision's proprietary technology developed after the award of the FAA R&D Contract and funded by the FAA R&D Contract. The U.S. Government may use such rights to produce or have produced for the U.S. Government competing products using InVision's CT technology. In the event that the U.S. Government were to exercise these rights, InVision's exclusivity in supplying the U.S. Government with certified CT-based explosive detection systems could be materially adversely affected.

     InVision generally enters into confidentiality agreements with each of its employees, and on a case-by-case basis enters into similar agreements with distributors, customers, and potential customers. In addition, InVision limits access to distribution of its software, documentation and other proprietary information. There can be no assurance that these agreements will not be breached, that InVision will have adequate remedies for any breach, or that InVision's trade secrets will not otherwise become known to or independently developed by others. Outside the United States, the time period for filing foreign counterparts of the Patents has expired, and InVision has not sought or obtained patent protection (except to the extent of licenses held under patents owned by Imatron Inc. (see "Business--Intellectual Property and Proprietary Rights")) and has relied to date primarily on software copyrights and trade secrets for the protection of its proprietary technology. The absence of foreign counterparts to the Patents could adversely affect InVision's ability to prevent a competitor from using technology similar to technology used in the CTX 5000. There can be no assurance that the steps taken by InVision to protect its proprietary technology will be adequate or that its competitors will not be able to develop similar, functionally equivalent or superior technology.

     InVision in the past has received, and from time to time in the future may receive, communications from third parties alleging infringements by InVision or one of its suppliers of patents or other intellectual proprietary rights owned by such third parties. There can be no assurance that any infringement claims (or claims for indemnification resulting from infringement claims against third parties, such as customers) will not be asserted against InVision. If InVision's product is found to infringe a patent, a court may grant an injunction to prevent making, selling or using the product in the applicable country. Protracted litigation may be necessary to defend InVision against alleged infringement of others' rights. Irrespective of the validity or success of such claims, defense of such claims could result in significant costs to InVision and the diversion of time and effort by management, either of which by itself could have a material adverse effect on the business, financial condition and results of operations of InVision. Further, adverse determinations in such litigation could result in InVision's loss of proprietary rights, subject InVision to significant liabilities (including treble damages in certain circumstances), or prevent InVision from selling its products. If infringement claims are asserted against InVision, InVision may seek to obtain a license of such third party's intellectual property rights, which may not be available under reasonable terms or at all. In addition, litigation may be necessary to enforce patents issued to or licensed exclusively to InVision and to protect trade secrets or know-how owned or licensed by InVision and, whether or not InVision is successful in defending such intellectual property, InVision could incur significant costs and divert considerable management and key technician time and effort with respect to the prosecution of such litigation, either of which by itself could have a material adverse effect on the business, financial condition and results of operations of InVision. See "InVision Business--Intellectual Property and Proprietary Rights."

INTERNATIONAL BUSINESS; FLUCTUATION IN EXCHANGE RATES; RISK OF CHANGE IN FOREIGN REGULATIONS

     InVision markets its products to customers outside of the United States and, accordingly, is exposed to the risks of international business operations, including unexpected changes in regulatory requirements, changes in foreign control legislation, possible foreign currency controls, uncertain ability to protect and utilize its intellectual property in foreign jurisdictions, currency exchange rate fluctuations or devaluation, tariffs or other barriers, difficulties in staffing and managing foreign operations, difficulties in obtaining and managing vendors and distributors, and potentially negative tax consequences. International sales are subject to certain inherent risks including tariffs, embargoes and other trade barriers, staffing and operating foreign sales and service operations and collecting accounts receivable. InVision is also subject to risks associated with regulations relating to the import and export of high technology products. InVision cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of InVision's products in the future will be implemented by the United States or any other country. Fluctuations in currency exchange rates could cause InVision's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. There can be no assurance that any of these factors will not have a material adverse effect on InVision's business, financial condition or results of operations.

PRODUCT LIABILITY RISKS; RISK OF FAILURE TO DETECT EXPLOSIVES; AVAILABILITY OF INSURANCE

     InVision's business exposes it to potential product liability risks which are inherent in the manufacturing and sale of explosive detection systems. There are many factors beyond the control of InVision that could lead to liability claims, such as the reliability of the customer's operators, the training of the operators after the initial installation and training period, and the maintenance of the units by the customers. For these and other reasons, including software and hardware limitations and malfunctions of the CTX 5000, there can be no assurance that the systems will detect all explosives hidden in the luggage scanned. InVision does not believe that it would be liable for any such claims, but the cost of defending any such claims would be significant and any adverse determination may be in excess of InVision's insurance coverage. Moreover, the failure of the CTX 5000 to detect an explosive would also result in negative publicity which could have a material adverse effect on sales and may cause customers to cancel orders already placed, either of which could have a material adverse effect on InVision's business, financial condition and results of operations. Many of InVision's customers require InVision to maintain insurance at certain levels. InVision currently has product liability insurance in the amount of $150 million. There can be no assurance that additional insurance coverage, if required by customers or otherwise, could be obtained on acceptable terms, if at all.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

     An element of InVision's strategy is to review acquisition prospects that would complement its existing product offerings, augment its market coverage, enhance its technological capabilities or otherwise offer growth opportunities. Although InVision has no present understandings, commitments or agreements with respect to any material acquisition of any businesses, products or technologies other than with respect to the Merger, InVision may make acquisitions of businesses, products or technologies in the future. Future acquisitions by InVision could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect InVision's business, financial condition or results of operations. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management's attention from other business concerns, risks of entering markets in which InVision has no or limited prior experience and potential loss of key employees of acquired organizations. InVision's management has limited experience in assimilating acquired organizations. No assurance can be given as to the ability of InVision to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and the failure of InVision to do so could have a material adverse effect on InVision's business, financial condition or results of operations.

CONCENTRATION OF OWNERSHIP; CONTROL BY MANAGEMENT

     Upon completion of the Merger, InVision's principal stockholder, HARAX Holding, S.A. ("HARAX"), and its affiliates will hold approximately 21.8% of InVision's Common Stock, and the present directors and executive officers of InVision and their affiliates will, in the aggregate, beneficially own approximately 12.7% of the outstanding Common Stock, in each case including shares issuable pursuant to stock options exercisable within 60 days of August 20, 1997. Consequently, HARAX together with InVision's directors and executive officers, acting in concert, will have the ability to significantly affect the election of InVision's directors and have a significant effect on the outcome of corporate actions requiring stockholder approval. In addition, HARAX, acting alone, will have the power to significantly affect matters relating to InVision's affairs and business. See "InVision Principal Stockholders."

ANTI-TAKEOVER PROVISIONS

     InVision's Certificate of Incorporation authorizes InVision's Board of Directors to issue up to five million shares of preferred stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of preferred stock, to fix the number of shares constituting any such series, and to fix the designation of any such series, without further vote or action by its stockholders. The rights of the holders of Common Stock will be subject to, and may be materially adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of InVision. InVision has no present plans to issue shares of preferred stock. In addition, in the event of certain transactions by which InVision is acquired or becomes controlled by a single investor or group of investors, the Board of Directors pursuant to InVision's Employee Stock Purchase Plan, has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, if any, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such transaction. Furthermore, InVision's Certificate of Incorporation provides for a staggered board and does not permit stockholder action by written consent, both of which may have the effect of delaying or preventing changes in control or management of InVision. InVision also is subject to the provisions of Section 203 of the Delaware General Corporation Law, which places restrictions on business combinations with certain interested stockholders. The above factors, coupled with the concentration of ownership in the directors and executive officers, could discourage certain types of transactions involving an actual or potential change in control of InVision, including transactions in which the holders of Common Stock might otherwise receive a premium for their shares over then current prices, and may limit the ability of such stockholders to cause or approve transactions which they may deem to be in their best interests, all of which could have a material adverse effect on the market price of the Common Stock offered hereby. See "Description of InVision Capital Stock--Delaware Law and Certain Charter Provisions."

VOLATILITY OF STOCK PRICE

     Since InVision's initial public offering in April 1996, the price of InVision's Common Stock has fluctuated widely, with sales on The Nasdaq Stock Market ranging from, on a post-split basis, $4.63 to $17.88. See "Comparative Stock Price Data and Dividend History." The market price of the shares of Common Stock, like that of the common stock of many other high technology companies, is highly volatile. InVision believes that factors such as the crash of TWA Flight 800, the Gore Commission report and the entering into of the FAA contract for 54 CTX 5000 systems have greatly affected the fluctuation in InVision's Common Stock trading price. In the future such events, as well as announcements of technological innovations or new products by InVision or its competitors and general market conditions, may have a significant effect on the market price of the Common Stock. In addition, in recent years the stock market in general, and the market for small capitalization stocks in particular, has experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Such fluctuations could adversely affect the market price of InVision's Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Sales of substantial amounts of Common Stock in the public market following the Merger could have an adverse effect on the trading price of the Common Stock. Upon consummation of the Merger, based on shares outstanding as of August 20, 1997, InVision will have outstanding approximately 11,933,000 shares of Common Stock. Of such shares outstanding, approximately 7,529,000 shares, including the 777,000 shares issuable in the Merger, will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of InVision as that term is defined in Rule 144 under the Securities Act. The remaining approximately 4,404,000 shares of Common Stock outstanding upon consummation of the Merger are "restricted securities" as that term is defined in Rule 144, and may be sold under Rule 144 subject to the holding period, volume limitations and other restrictions under Rule 144.

     InVision has entered into an agreement with a stockholder pursuant to which 479,318 shares are currently registered for resale under the Securities Act, and has entered into agreements with certain of its stockholders and others pursuant to which such persons have the right to require InVision to register up to an aggregate of 482,493 additional shares of Common Stock for resale under the Securities Act. Of such shares, 302,493 are currently outstanding and the remaining 180,000 shares are issuable upon the exercise of currently outstanding warrants. See "Description of InVision Capital Stock--Registration Rights" and "Certain Transactions."

                  COMPARATIVE STOCK PRICE DATA AND DIVIDEND HISTORY

     On April 23, 1996, InVision's Common Stock commenced trading on the Nasdaq SmallCap Market under the symbol "INVN". Prior to that date, there was no public market for the Common Stock. On May 15, 1997, InVision's Common Stock commenced trading on the Nasdaq National Market and ceased to trade on the Nasdaq SmallCap Market. The following table sets forth, for the periods indicated, the high and low bid quotations of the InVision Common Stock as reported on the Nasdaq SmallCap Market/Nasdaq National Market giving effect to InVision's 2-for-1 stock split effected on February 7, 1997 as if the stock split had occurred on April 23, 1996. These over-the-counter quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not necessarily represent the sales prices in actual transactions.

                                                     HIGH        LOW
                                                     ----        ---
                                                       THE NASDAQ
                                                      STOCK MARKET
                                                      ------------
 Fiscal 1996
  Second quarter (from April 23, 1996) . . . . .    $6  5/8    $5 5/8
  Third quarter. . . . . . . . . . . . . . . . .    17 1/16     4 5/8
  Fourth quarter . . . . . . . . . . . . . . . .    17 5/16    10 7/8
 Fiscal 1997
  First quarter. . . . . . . . . . . . . . . . .    $17 3/4   $13 5/8
  Second quarter . . . . . . . . . . . . . . . .     16 1/4    12
  Third quarter (through September 5, 1997). . .     16 7/8    12

     On September 3, 1997, the last trading day prior to the announcement by InVision and Quantum that they had reached an agreement concerning the Merger, the last sale price of the InVision Common Stock on the Nasdaq National Market was $15.19 per share. On September 5, 1997, the last sale price of the InVision Common Stock on the Nasdaq National Market was $15.25 per share. On August 20, 1997 there were approximately 200 stockholders of record of InVision Common Stock.

     Because the market price of InVision Common Stock is subject to fluctuation, the number of shares of InVision Common Stock that the Quantum shareholders will receive per share of Quantum Capital Stock held will not be set until three days prior to the Quantum Shareholders Meeting, and the market value of the shares of InVision Common Stock they will receive in the Merger may increase or decrease prior to the Merger. Quantum shareholders are urged to obtain a current market quotation for the InVision Common Stock.

     InVision has never declared or paid cash dividends on its Common Stock and it is currently the intention of the Board of Directors not to pay cash dividends in the foreseeable future. InVision plans to retain future earnings, if any, to finance its operations. In addition, InVision's bank credit facility prohibits the payment of dividends without the lender's consent.

     The Quantum Capital Stock is not traded in an established public trading market. Quantum has never paid dividends on any class or series of the Quantum Capital Stock and has no current intention to declare any cash dividends in the foreseeable future. In addition, Quantum's bank credit facility prohibits the payment of dividends without the lender's consent. There were 60 record holders of Quantum Common Stock and 23 record holders of Quantum Preferred Stock as of September 3, 1997.

                           THE QUANTUM SHAREHOLDERS MEETING

PURPOSE OF THE QUANTUM SHAREHOLDERS MEETING

     The purpose of the Quantum Shareholders Meeting is to vote upon a proposal (i) to approve and adopt the Reorganization Agreement and approve the Merger, (ii) to approve and adopt the proposed amendment to the Quantum Articles of Incorporation, and (iii) to transact such other business as may properly come before the Quantum Shareholders Meeting or any adjournments or postponements thereof.

DATE, TIME AND PLACE OF QUANTUM SHAREHOLDERS MEETING

     The Quantum Shareholders Meeting will be held at the principal offices of Quantum, located at 7742 Kenamar Court, San Diego, California 92121-2425 on September 29, 1997 at 10:00 a.m. local time.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of Quantum Capital Stock on September 5, 1997 (the "Record Date") are entitled to notice of, and to vote at, the Quantum Shareholders Meeting. As of the Record Date, there were 60 shareholders of record holding an aggregate of 3,994,216 shares of Quantum Common Stock, 17 shareholders of record holding an aggregate of approximately 1,666,669 shares of Quantum Series A Stock, 6 shareholders of record holding an aggregate of 711,340 shares of Quantum Series B Stock, 19 shareholders of record holding an aggregate of 1,643,556 shares of Quantum Series C Stock and one shareholder of record (InVision) holding an aggregate of 441,328 shares of Quantum Series D Stock.

     This Proxy Statement/Prospectus is being mailed on or about
September   , 1997 to all shareholders of record of Quantum as of the
Record Date.

VOTING OF PROXIES

     All properly executed proxies that are not revoked will be voted at the Quantum Shareholders Meeting in accordance with the instructions contained therein. If a proxy is signed and returned without indicating any voting instructions, the shares of Quantum Common Stock represented by the proxy will be voted FOR the proposal to approve and adopt the Reorganization Agreement and approval of the Merger and FOR approval of the proposed amendment to the Quantum Articles of Incorporation, in accordance with the recommendation of the Board of Directors of Quantum, and FOR adjournment or postponement of the Quantum Shareholders Meeting if an adjournment or postponement, in the discretion of the proxy holders, is determined to be necessary or desirable. A shareholder who has executed and returned a proxy may revoke it at any time before it is voted at the Quantum Shareholders Meeting by (i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the Corporate Secretary of Quantum stating that the proxy is being revoked or (iii) attending the Quantum Shareholders Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of Quantum proxies should be addressed to: Quantum Magnetics, Inc., 7742 Kenamar Court, San Diego, California 92121-2425, Attention: Corporate Secretary. Attendance at the Quantum Shareholders Meeting, in and of itself, will not constitute a revocation of a proxy.

VOTE REQUIRED

     Pursuant to the California General Corporation Law and Quantum's Articles of Incorporation, approval and adoption of the Reorganization Agreement and approval of the Merger requires approval by the holders of (i) a majority of the votes represented by the outstanding shares of Quantum Common Stock, (ii) a majority of the votes represented by the outstanding shares of the Quantum Preferred Stock, voting together as a single class,
(iii) 2/3 of the votes represented by the shares of Quantum Series A Stock and Quantum Series C Stock, voting together as a single class, and (iv) a majority of the outstanding shares of Quantum Series D Stock. HOWEVER, IN ADDITION TO THE REQUIREMENTS OF THE CALIFORNIA GENERAL CORPORATION LAW AND QUANTUM'S ARTICLES OF INCORPORATION, UNDER

THE REORGANIZATION FROM AGREEMENT, IT IS A CONDITION TO INVISION'S OBLIGATION TO CONSUMMATE THE MERGER THAT ALL OUTSTANDING SHARES OF QUANTUM CAPITAL STOCK ENTITLED TO VOTE ON THE MERGER BE VOTED TO APPROVE AND ADOPT THE REORGANIZATION AGREEMENT AND APPROVE THE MERGER. Approval and adoption of the proposed amendment of the Quantum Articles of Incorporation requires approval by the holders of (i) a majority of the outstanding shares of the Quantum Common Stock entitled to vote, (ii) a majority of the outstanding shares of Quantum Series A Stock entitled to vote, (iii) a majority of the outstanding shares of Quantum Series B Stock entitled to vote, (iv) a majority of the outstanding shares of Quantum Series C Stock entitled to vote, (v) a majority of the outstanding shares of Quantum Series D Stock entitled to vote, and (vi) 2/3 of the votes represented by the shares of Quantum Series A Stock and Quantum Series C Stock entitled to vote, voting together as a single class. For all voting purposes, each share of Quantum Series A Stock is entitled to 1.228 votes, and all other classes and series of Quantum Capital Stock are entitled to one vote per share of such capital stock. Each shareholder of record of Quantum Capital Stock on the Record Date is entitled to cast their votes, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the shareholders of Quantum at the Quantum Shareholders Meeting. On the Record Date, there were 3,994,216 shares of Quantum Common Stock, 1,666,669 shares of Quantum Series A Stock, 711,340 shares of Quantum Series B Stock, 1,643,556 shares of Quantum Series C Stock and 441,328 shares of Quantum Series D Stock outstanding.

     Pursuant to the Voting Agreements, directors and officers of Quantum and their affiliates (excluding InVision), who collectively own in the aggregate approximately 32.2%, 67.0%, 4.9% and 24.9% of the outstanding Quantum Common Stock, Quantum Series A Stock, Quantum Series B Stock and Quantum Series C Stock, respectively, 48.3% of the votes represented by the outstanding Quantum Series A Stock and Quantum Series C Stock voting together as a single class, and 37.5% of the votes represented by the outstanding Quantum Preferred Stock voting together as a single class (based upon the number of shares of Quantum Capital Stock issued and outstanding as of September 3,
1997), have agreed that, prior to the earlier of the valid termination of the Reorganization Agreement or the Effective Time, they will vote their shares
(i) in favor of the adoption and approval of the Reorganization Agreement and approval of the Merger and (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Quantum in the Reorganization Agreement. Such Quantum shareholders have also delivered to InVision irrevocable proxies with respect to the matters covered by the Voting Agreements. In addition, subject to certain exceptions, such persons have agreed not to sell, transfer, dispose of, encumber or otherwise reduce beneficial ownership of, interest in, or risk relating to, their shares of Quantum Capital Stock beneficially owned or subsequently acquired by them until the Effective Time or the valid termination of the Reorganization Agreement. See "Approval of the Merger and Related Transactions--Voting Agreements." InVision owns all of the outstanding shares of Quantum Series D Stock.

BOARD RECOMMENDATION

     THE BOARD OF DIRECTORS OF QUANTUM HAS UNANIMOUSLY APPROVED AND ADOPTED THE REORGANIZATION AGREEMENT AND APPROVED THE MERGER, AND HAS APPROVED AND ADOPTED THE PROPOSED AMENDMENT TO THE QUANTUM ARTICLES OF INCORPORATION, AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND FOR APPROVAL OF THE MERGER, AND A VOTE FOR APPROVAL AND ADOPTION OF THE PROPOSED AMENDMENT TO THE QUANTUM ARTICLES OF INCORPORATION, BY THE SHAREHOLDERS OF QUANTUM.

QUORUM; ABSTENTIONS

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Quantum Capital Stock entitled to vote at the Quantum Shareholders Meeting is necessary to constitute a quorum. Abstentions will be counted for purposes of determining a quorum, but will have the effect of a vote against approval of the matters being voted upon.

SOLICITATION OF PROXIES; EXPENSES

     Regardless of whether the Merger is consummated, each of Quantum and InVision will pay its own costs and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated by the

Reorganization Agreement, except that fees and expenses (other than attorneys' fees) incurred in connection with the printing and filing of the Registration Statement and this Proxy Statement/ Prospectus will be borne solely by InVision, and the cost of the solicitation of proxies and all related costs will be borne by Quantum. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation, without payment of additional compensation, by certain directors, officers or regular employees of Quantum.

                   APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

BACKGROUND OF THE MERGER

     On January 3, 1997, Mr. Dale Sheets, the President of Quantum, wrote a letter to Dr. Sergio Magistri, Chief Executive Officer and President of InVision, inquiring whether InVision would be interested in discussing the advantages and opportunities that Quantum believed might exist in a business combination between InVision and Quantum. As a result of such letter, during the week of January 13, 1997, Dr. Magistri and Dr. Lowell Burnett, Chairman of the Board of Quantum, met in Washington, D.C. and discussed the benefits and uniqueness of Quantum's technology and the merits of working together in the EDS industry. On January 21, 1997, Dr. Magistri and Drs. Giovanni Lanzara and Bruno Trezza, directors of InVision, travelled to Quantum and received a formal presentation on Quantum's technology, products, and strategies, and discussed a potential minority investment in Quantum by InVision. On January 30, 1997, Mr. Sheets, Dr. Burnett, and Messrs. Randall Lunn and John Downing, directors of Quantum, travelled to InVision and met with Dr. Magistri, Mr. Curtis DiSibio, Senior Vice President, Finance and Administration and Chief Financial Officer of InVision, Mr. David Pillor, the Senior Vice President, Sales and Marketing of InVision, and Dr. Benno Stebler, the Senior Vice President, Manufacturing of InVision, and discussed the potential for joint products and marketing strategies, potential benefits of working together, and possible structures for a transaction. On February 25 and 26, 1997, Drs. Magistri and Trezza, and InVision's outside legal counsel, met with Dr. Burnett, Messrs. Sheets, Downing and Lunn, and Dr. Andrew Hibbs, Chief Technical Officer of Quantum, and negotiated a letter of intent to enter into a transaction in which InVision would purchase approximately 10% of the outstanding stock of Quantum. On March 12, 1997, Mr. Dale Sheets and Dr. Burnett met with Steven Wolf, Vice President of Marketing of InVision, and Mr. DiSibio at Quantum's facility to review Quantum's technology. During the remainder of March 1997, InVision conducted due diligence at Quantum and InVision and Quantum negotiated the definitive terms of a stock purchase agreement. As a result of such negotiations, on April 10, 1997, InVision purchased 1,091,328 shares of Quantum Series D Stock for a purchase price of approximately $1.2 million. The equity investment entitles InVision to designate one member to serve on Quantum's board of directors (currently Dr. Magistri), and entitles InVision to certain registration, first refusal and other rights. In connection with the equity investment, for the period extending through December 1997, Quantum agreed not to license or transfer its technology related to explosive or drug detection for use in these areas without the consent of InVision, except in connection with the sale of Quantum or transfer of substantially all of Quantum's assets.

     On June 2, 1997, Mr. Sheets telephoned Dr. Magistri and inquired whether InVision was interested in acquiring Quantum. In such telephone conversation the parties explored the potential benefits of such a combination, various forms in which a possible transaction could occur and different valuation possibilities. On June 4, 1997, Drs. Burnett and Hibbs and Messrs. Sheets and Ben Thorson (a director of Quantum at the time) met with Drs. Magistri and Stebler and Messrs. DiSibio and Pillor at InVision to further discuss the benefits of combining the two companies, including potential products and product strategies. On June 5 and 6, 1997, Drs. Magistri and Trezza, Mr. DiSibio, and Deborah Lawson Cleveland, InVision's corporate counsel, met with Dr. Burnett and Messrs. Sheets, Downing, Lunn and Thorson to conduct preliminary due diligence. Beginning June 10, 1997, Quantum's and InVision's senior management, for the first time, through a series of informal telephone calls began to discuss the structure, terms and valuation of a potential acquisition of Quantum by InVision. In the next several weeks the parties negotiated the terms of the acquisition. On June 27, 1997, InVision presented Quantum with a proposed definitive acquisition agreement, and on July 3, 1997 provided Quantum with additional proposed documents related to the proposed definitive acquisition agreement. On July 8 through 9, 1997, Mr. DiSibio, Ms. Cleveland and InVision's outside legal counsel met at Quantum with Messrs. Sheets, Lunn and

Downing and Quantum's outside legal counsel to negotiate the terms of the proposed definitive acquisition agreement. In the afternoon of July 9, 1997, Dr. Magistri joined the negotiations. On July 17, 1997, representatives of the two management teams met at InVision to refine the product strategy and to review the progress on the negotiations, preparation of final acquisition documents and due diligence. On July 26, 1997, InVision converted 650,000 shares of Quantum Series D Stock to Quantum Common Stock and sold such shares of Quantum Common Stock to third parties.

     Throughout the rest of July and August, InVision continued the due diligence process and the parties continued to negotiate issues related to the Reorganization Agreement, the related agreements and the contemplated Merger, including the number of shares to be issued by InVision in the Merger and other various terms of the merger documents.

     In addition, on August 1, 1997, Mr. DiSibio contacted Price Waterhouse LLP to discuss difficulties in obtaining a consent from Quantum's independent accountants for the inclusion of their report on Quantum's consolidated financial statements in a registration statement. Such difficulties involved the fees Quantum's independent accountants were requesting for the required work, and their ability to complete the work on a timely basis. Mr. DiSibio then requested that Price Waterhouse LLP undertake an engagement to re-audit Quantum's consolidated financial statements. Price Waterhouse LLP did not complete their audit until late August 1997.

     On August 19, 1997, Drs. Burnett and Hibbs and Messrs. Sheets and Lunn met at InVision with Drs. Magistri and Stebler, Ms. Lawson and InVision's outside legal counsel to review technology related due diligence items and compensation and employment issues. In the final week of August 1997, InVision and Quantum senior management, through a series of telephone calls, finalized negotiations on the key terms of the Reorganization Agreement and the Merger and reached agreement on all significant terms, including the number of shares to be issued by InVision in the Merger, and proceeded to finalize the Reorganization Agreement.

     On September 2, 1997, the Board of Directors of InVision met and approved the Reorganization Agreement and the Merger, and the Board of Directors of Quantum approved the Reorganization Agreement and Merger by written consent. A more detailed discussion of the matters considered by the respective boards of directors are set forth under the captions "-InVision Reasons for the Merger" and "-Quantum Reasons for the Merger." Following such approvals and after the close of trading on September 3, 1997, Dr. Magistri, on behalf of InVision and Merger Sub, and Mr. Sheets, on behalf of Quantum, executed the Reorganization Agreement. The agreement to merge was announced by issuance of a joint press release following the close of business on September 3, 1997.

QUANTUM REASONS FOR THE MERGER

     The Quantum Board of Directors considered a wide variety of information and a number of factors in connection with its evaluation of the Merger and Reorganization Agreement. The Quantum Board of Directors believes that the Merger may result in a number of benefits to Quantum and its shareholders, including the following:

     (a) NECESSITY OF COMBINED TECHNOLOGIES: Quantum's quadrupole resonance technology currently detects a range of plastic, sheet and bulk explosives. These types of explosives are important threats to aviation security, and are the most difficult to detect using x-ray or CT technologies. However, FAA certification requires the detection of a wider range of explosives currently than Quantum's technology is capable of identifying. Initial research indicates that a significant number of additional explosive and contraband substances can be detected using QR techniques and work is currently underway on adding the detection capability for additional compounds. Quantum's products provide the operator with either a "clear" or an "alarm" indication for each item that is screened; however, QR is a non-image based technology and Quantum's products currently do not provide an image to the operator.
The lack of an image and the need to detect a broader range of threat compounds make it necessary at the present time to combine QR with other complementary technologies, such as CT or x-ray, in order to accelerate market acceptance.

     (b) COMPLEMENTARY TECHNOLOGIES: Quantum's quadrupole resonance technology detects explosives and contraband substances in a manner that is dissimilar from the way that InVision's CT technology detects the same materials. Combining the two technologies has synergistic value due to these differences, which Quantum believes will enable the combined company to produce products with improved detection and throughput performance while reducing false alarm levels. Quantum believes that, with both technologies working together, detection of certain types of compounds could be designated for the most efficient technology to detect, thereby increasing detection speeds and throughput. Additionally, the results of the QR scan may be useful for false alarm resolution. For the same reasons, a combined QR/CT system with data fusion of information obtained by the combined technologies may allow the cost and complexity of the CT portion of the system to be reduced.

     (c) COMPLEMENTARY PRODUCT LINES: Quantum's product line and the scaleable nature of its technology immediately provide the combined company with a broader product line. These new products are expected to be priced below InVision's current product and may be able to address other security applications such as cabin baggage screening, mail and parcel screening and building security.

     (d) COMPLEMENTARY MARKETING STRATEGIES: Effective commercialization capabilities for emerging technology is key to a successful government research and development business. Quantum believes that its research capabilities, when matched with InVision's sales, marketing and manufacturing capabilities, would create a compelling case for increased levels of government funding for a wide range of emerging technologies. Quantum also believes that, by combining government funding with the combined company's investment in research and development, a cost effective flow of diversified new products could be realized.

     (e) ACCESS TO GREATER RESOURCES: Quantum has focused primarily on its research and development contract business, with support from numerous agencies of the federal government. Quantum believes that the Merger will allow Quantum to have access to greater resources for product development and will enable it to utilize InVision's existing worldwide sales, marketing and customer service organizations and existing distribution channels and customer base. Quantum currently does not have these capabilities in place necessary to support commercial sales and believes that significant growth opportunities can be realized by having access to InVision's worldwide organization.

     (f) SHAREHOLDER BENEFITS: The Merger provides Quantum shareholders with InVision common stock in a tax-free exchange. Receipt of InVision common stock provides Quantum shareholders with investment liquidity and an opportunity for increased shareholder value.

     The Quantum Board of Directors views the Merger as a means by which shareholders will be able to obtain liquidity for their Quantum shares. The Board of Directors of Quantum believes that it is in the best interests of Quantum's shareholders to obtain marketable securities that may be either held or sold as determined by each individual shareholder.

     The Quantum Board of Directors considered a wide variety of information and a number of factors in connection with its evaluation of the Merger and Reorganization Agreement, and determined that the proposed Merger provides an opportunity that serves the best interests of Quantum and its shareholders. In particular, the Quantum Board of Directors considered, among other things:
(a) the likelihood of realizing superior benefits through alternative business strategies and with alternative merger candidates; (b) information concerning Quantum's and InVision's respective businesses, historical financial performances, operations and products; (c) the relative value that Quantum might contribute to future business and prospects of the combined company; (d) the compatibility of the management and businesses of Quantum and InVision; and (e) reports from management and legal advisors on specific terms of the relevant agreements and other matters.

     The Quantum Board of Directors believes that the Merger is in the best interests of Quantum and its shareholders, notwithstanding the following potentially negative factors: (a) the potential disruption of Quantum's business that might result from employee uncertainty and lack of focus following announcements of the Merger in connection with integrating the operations of Quantum and InVision; (b) the possibility that the Merger might not be consummated, including the risk that the proposed Merger will not be treated as a pooling of interests; (c) the effects of the public announcement of the Merger on Quantum's sales and operating results, its ability to attract and retain key management, marketing and technical personnel and the progress of certain development projects; and (d) the risk that the other benefits sought to be achieved by the Merger will not be achieved. See "Risk Factors."

     In view of the complexity and variety of factors considered by the Quantum Board of Directors in connection with its evaluation of the Reorganization Agreement and the proposed Merger, the Quantum Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching this determination. After taking into consideration all of the factors set forth above, the Quantum Board of Directors determined that the Merger was in the best interests of Quantum and its shareholders and that Quantum should proceed with the Merger at this time.

INVISION REASONS FOR THE MERGER

     In 1995 after achieving FAA certification for the CTX 5000, the InVision Board of Directors and its management defined the long term strategy of InVision. The relevant portions of this strategy included: (i) maintain a leadership position in the EDS industry by constant improvement of InVision's core technology achieved both through internal research and development and through strategic acquisitions; (ii) add complementary EDS technology to InVision's CT technology (i.e. technologies with good EDS performance that use a different physics principle to detect explosives, therefore making the combined system more difficult to defeat); and (iii) extend the application of InVision's technology to other security areas, including the screening of carry on luggage, mail screening and narcotics detection. InVision believes that the acquisition of Quantum is in furtherance of these elements of its long term strategy. More specifically, InVision believes that the addition of the Quantum QR technology and the expertise of Quantum's employees in QR technology and its applications will enable InVision: (i) to increase its ability to develop stand alone, low cost (compared to CT) products for the detection of sheet, military and plastic explosives in luggage and parcels;
(ii) to enhance its capabilities to detect narcotics; (iii) to improve throughput and decrease false alarm rates of future lines of CT-based explosive detection systems; (iv) to develop competitive products for the screening of carry on luggage; and (v) to capitalize on the backlog of approximately $8.0 million in government contracts for new development, mostly in the field of quadrupole resonance, to obtain additional contracts for government sponsored research and to develop technology which can be used to create new products for the EDS and other markets.

     The foregoing are forward-looking statements based upon InVision's current beliefs. No assurance can be given that the benefits that InVision believes will result from the Merger will be realized, or that if realized will be at the level InVision anticipates. Factors that could inhibit or prevent the realization of such benefits include, but are not limited to, the risk that the CT and QR technologies are not easily integrated into one product, the risk that the QR technology under development does not prove to be as efficacious as currently believed, the risk that the development or production of products incorporating the QR technology will be more costly than anticipated, the risk that competitors in the EDS industry will be able to develop similar QR technologies that compete favorably against those acquired from Quantum, such further risks as are set forth in "Risk Factors-Risk Factors Relating to the Merger," and such other risks as are set forth in "Risk Factors" generally.

MERGER CONSIDERATION

     QUANTUM CAPITAL STOCK. At the Effective Time, each share of Quantum Capital Stock then outstanding (except for any such shares held by InVision) will be converted into the right to receive a fraction of a share of InVision Common Stock in accordance with the terms of the Reorganization Agreement. The total number of shares of InVision Common Stock to be issued in connection with the Merger, including shares issuable pursuant to the exercise of Quantum stock options assumed by InVision, will be 777,000 shares. Upon the consummation of the Merger, (i) each then outstanding share of Quantum Common Stock will automatically be converted into a fraction of a share of InVision Common Stock equal to the Applicable Fraction (defined below) and (ii) each then outstanding share of each series of Quantum Preferred Stock will be converted into a fraction of a share of InVision Common Stock equal to (A) the fraction obtained by dividing the per share liquidation preference of such series of

Quantum Preferred Stock under the Quantum Articles of Incorporation by the Designated InVision Stock Price (as defined below) plus (B) in the case of Quantum Series A Stock and Quantum Series C Stock, the fraction obtained by multiplying the number of shares of Quantum Common Stock into which one share of such series of Quantum Preferred Stock converts immediately prior to the Merger by the Applicable Fraction. Each share of Quantum Series A Stock, Quantum Series B Stock and Quantum Series C Stock has a liquidation preference of $1.50, $0.75 and $1.00, respectively, and each share of Quantum Series A Stock and Quantum Series C Stock converts into 1.228 shares and 1 share of Quantum Common Stock, respectively. InVision holds all of the outstanding shares of Quantum Series D Stock and intends to convert them to Quantum Common Stock immediately prior to the Effective Time. Of the shares of InVision Common Stock to be issued as set forth above, 12% of such shares issued to each Quantum shareholder will be placed in escrow to secure Quantum's indemnification obligations under the Reorganization Agreement.
See "-Escrow Agreement" and "The Reorganization Agreement-Indemnification."

     The "Applicable Fraction" will be the fraction: (A) having a numerator equal to the amount determined by subtracting (1) the aggregated liquidation preference of all of the shares of Quantum Series A, Series B and Series C Stock outstanding at the Effective Time from (2) the amount determined by multiplying (i) 777,000 by (ii) the Designated InVision Stock Price; and (B) having a denominator equal to the amount determined by multiplying (1) the Adjusted Fully Diluted Quantum Share Amount (as defined below) by (2) the Designated InVision Stock Price. The "Adjusted Fully Diluted Quantum Share Amount" will be the sum of (i) the number of shares of Quantum Common Stock,
(ii) the number of shares of Quantum Common Stock issuable upon conversion of all of the Quantum Series A Stock and Quantum Series C Stock, and (iii) the aggregate number of shares of Quantum Common Stock purchasable under or otherwise subject to all stock options (whether vested or unvested) to purchase Quantum Common Stock, in each case outstanding immediately prior to the Effective Time, less any such shares held by or issuable to InVision.
The "Designated InVision Stock Price" will be the average of the closing sale prices of a share of InVision Common Stock as reported on the Nasdaq National Market for each of the sixty (60) consecutive trading days ending (and including) the third trading day prior to the Quantum Shareholders Meeting, weighted in accordance with the number of shares of InVision Common Stock traded on each such trading day.

     Although the conversion rates cannot be calculated at this time, for illustrative purposes only, the conversion rates would be as follows at the Designated InVision Stock Prices shown below (assuming exercise in full of the outstanding warrants exercisable for Quantum Capital Stock prior to consummation of the Merger):

                                 SERIES A   SERIES B   SERIES C
    DESIGNATED INVISION         CONVERSION CONVERSION CONVERSION  CONVERSION
        STOCK PRICE                RATE       RATE       RATE         RATE
   --------------------------   ---------- ---------- ----------  -----------
$ 17.00. . . . . . . . . . .    0.14380    0.04412     0.10407    0.04525

  16.50. . . . . . . . . . .    0.14522    0.04545     0.10483    0.04423

  16.00. . . . . . . . . . .    0.14673    0.04688     0.10564    0.04314

  15.50. . . . . . . . . . .    0.14833    0.04839     0.10650    0.04199

  15.00. . . . . . . . . . .    0.15005    0.05000     0.10742    0.04075

  14.50. . . . . . . . . . .    0.15188    0.05172     0.10840    0.03944

  14.00. . . . . . . . . . .    0.15384    0.05357     0.10946    0.03803

  13.50. . . . . . . . . . .    0.15596    0.05556     0.11059    0.03651

  13.00. . . . . . . . . . .    0.15822    0.05769     0.11180    0.03488

  12.50. . . . . . . . . . .    0.16067    0.06000     0.11312    0.03312

  12.00. . . . . . . . . . .    0.16333    0.06250     0.11454    0.03121

     From the day prior to the announcement of the Merger through September 5, 1997, the closing prices per share of InVision Common Stock ranged from $14.63 to $15.19. See "Comparative Stock Price Data and Dividend History." The average of the closing sale prices of a share of InVision Common Stock as reported on the Nasdaq National Market for each of the sixty (60) day consecutive trading days ending (and including) September 5, 1997, weighted in accordance with the number of shares of InVision Common Stock traded on each such trading day, was $14.47.

     FRACTIONAL SHARES. No fractional shares of InVision Common Stock will be issued in connection with the Merger, and no certificates for any such fractional shares will be issued. In lieu of such fractional shares, any holder of Quantum Capital Stock who would otherwise be entitled to receive a fraction of a share of InVision Common Stock (after aggregating all fractional shares of InVision Common Stock issuable to such holder) will, upon surrender of such holder's stock certificate(s) representing Quantum Capital Stock to InVision, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Designated InVision Stock Price.

     STOCK SUBJECT TO CONDITIONS. If any shares of Quantum Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Quantum, then the shares of InVision Common Stock issued in exchange for such shares of Quantum Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of InVision Common Stock may accordingly be marked with appropriate legends.

STOCK OPTIONS

     At the Effective Time, all rights with respect to Quantum Common Stock under each Quantum Option then outstanding shall be converted into and become rights with respect to InVision Common Stock, and InVision shall assume each such Quantum Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Quantum Option assumed by InVision may be exercised solely for shares of InVision Common Stock, (ii) the number of shares of InVision Common Stock subject to each such Quantum Option shall be equal to the number of shares of

Quantum Common Stock subject to such Quantum Option immediately prior to the Effective Time multiplied by the exchange ratio at which Quantum Common Stock is converted into InVision Common Stock in the Merger, rounded down to the nearest whole share, (iii) the per share exercise price under each such Quantum Option shall be adjusted by dividing the per share exercise price under such Quantum Option by the exchange ratio at which Quantum Common Stock is converted into InVision Common Stock in the Merger, and rounding up to the nearest cent, and (iv) any restriction on the exercise of any such Quantum Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Quantum Option shall otherwise remain unchanged, subject to adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time. In the event a stock option is exercised during the period prior to the termination of the escrow, a portion of such shares issued upon the exercise of the stock option will be subject to the terms of the escrow. See "-Escrow Agreement" and "The Reorganization Agreement-Indemnification." InVision has agreed to file with the Commission a Registration Statement on Form S-8 relating to the shares of InVision Common Stock issuable with respect to assumed Quantum Options no later than sixty business days after the Effective Time.

QUANTUM WARRANTS

     The outstanding warrants exercisable for Quantum Capital Stock will become fully exercisable and will terminate if not exercised prior to the consummation of the Merger. On September 3, 1997, there were outstanding warrants to purchase 211,917 shares of Quantum Series A Stock and 642,076 shares of Quantum Series C Stock.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; NO FRACTIONAL SHARES.

     As soon as practicable after the Effective Time, InVision will mail to the registered holders of Quantum Capital Stock: (i) the Letter of Transmittal and (ii) instructions for use of the Letter of Transmittal in effecting the surrender of Quantum Stock Certificates in exchange for certificates representing InVision Common Stock. Upon surrender of a Quantum Stock Certificate to InVision for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by InVision, the holder of such Quantum Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the whole number of shares of InVision Common Stock that such holder has the right to receive.
 No fractional shares of InVision Common Stock will be issued in connection with the Merger, and no certificates for any such fractional shares will be issued. See "-Merger Consideration-Fractional Shares."

     If any Quantum Stock Certificate has been lost, stolen or destroyed, InVision may require the owner of such lost, stolen or destroyed Quantum Stock Certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against InVision or Quantum with respect to such Quantum Stock Certificate.

     QUANTUM SHAREHOLDERS SHOULD NOT SURRENDER THEIR SHARE CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

EFFECT ON CERTIFICATES

     At the Effective Time, (i) all shares of Quantum Capital Stock outstanding immediately prior to the Effective Time will automatically be canceled and will cease to exist, and all holders of certificates representing shares of Quantum Capital Stock that were outstanding immediately prior to the Effective Time will cease to have any rights as shareholders of Quantum, and (ii) the stock transfer books of Quantum will be closed with respect to all shares of Quantum Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Quantum Capital Stock will be made on such stock transfer books after the Effective Time. If, after the Effective Time, a Quantum Stock Certificate is presented to InVision or Quantum, such Quantum Stock Certificate will be canceled and will be exchanged as provided above under the caption "-Conversion of Shares; Procedure for Exchange of Certificates; No Fractional Shares."

APPRAISAL RIGHTS

     THE FOLLOWING SUMMARY OF DISSENTERS' RIGHTS UNDER CALIFORNIA LAW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW ("CCC"), THE COMPLETE TEXT OF WHICH IS ATTACHED HERETO AS APPENDIX C.

     FAILURE TO STRICTLY FOLLOW THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW MAY RESULT IN THE LOSS, TERMINATION OR WAIVER OF APPRAISAL RIGHTS. A QUANTUM SHAREHOLDER WHO SIGNS A PROXY CARD APPROVING AND AUTHORIZING THE MERGER AGREEMENT OR WHO RETURNS A BLANK EXECUTED PROXY WILL NOT HAVE A RIGHT TO DISSENT FROM THE APPROVAL OF THE REORGANIZATION AGREEMENT OR THE APPROVAL OF THE MERGER.

     Under the CCC, each Quantum shareholder as of the Record Date who does not vote in favor of the Merger is entitled to demand and receive payment of the fair value of all or any portion of such holder's shares of Quantum Capital Stock pursuant to Chapter 13 of the CCC owned by such holder if the Merger is consummated. Any Quantum shareholder who elects to perfect such holder's dissenters' rights and demands payment of the fair value of such holder's shares must strictly comply with Chapter 13 of the CCC. The following summary does not purport to be complete and is qualified in its entirety by reference to Chapter 13 of the CCC, the text of which is attached as Appendix C and is incorporated herein by reference. Any holder of shares of Quantum Capital Stock considering demanding dissenters' rights is advised to consult legal counsel. Dissenting rights will not be available unless and until the Merger (or a similar business combination) is consummated. To perfect the right to dissent and receive the fair value of such holder's shares, the shareholder must not vote in favor of the Merger. A Quantum dissenting shareholder must either vote against the Merger or abstain on his proxy or not vote at all.

     Within 10 days after the date of approval of the Merger, Quantum will mail to each Quantum shareholder who did not vote in favor of the Merger notice (the "Notice") of the approval of the Merger by the Quantum shareholders, accompanied by a copy of Sections 1300-1304 of the CCC. The Notice shall also state the price determined by Quantum to be the fair market value of shares of Quantum Capital Stock with respect to which dissenter's rights are properly exercised under Chapter 13 of the CCC ("Dissenting Shares") and a brief description of the procedure to be followed by a shareholder who elects to dissent. The statement of fair market value constitutes an offer by Quantum to purchase the shares at such price.

     Any dissenting Quantum shareholder who desires that Quantum purchase his shares of Quantum Capital Stock must make written demand upon Quantum for the purchase of such shares. The demand must be made no later than 30 days after the Notice was mailed to the shareholder. The Quantum shareholder's demand must state the number and class of shares held of record by the Quantum shareholder which the shareholder demands that Quantum purchase, as well as a statement by the Quantum shareholder as to what such holder claims the fair market value of such share was as of the day prior to the announcement of the Merger. The statement of fair market value constitutes an offer by the Quantum shareholder to sell the shares at such price. Neither voting against, abstaining from voting nor failing to vote on the Merger constitutes such written demand.

     Within the same 30 day period following the mailing of the Notice, the dissenting shareholder must submit to Quantum for endorsement certificates for any shares which the Quantum shareholder demands Quantum purchase. If Quantum and the Quantum shareholder agree upon the price of the Dissenting Shares, the dissenting Quantum shareholder is entitled to the agreed price with interest at the legal rate on judgments from the date of such agreement.
 Payment must be made within 30 days of the later of the date of the agreement between the Quantum shareholder and Quantum or the date the contractual conditions to the Merger are satisfied or waived.

     If Quantum and the shareholder cannot agree as to the fair market value or as to the fact that such shares are Dissenting Shares, such Quantum shareholder may file within six months of the date of mailing of the Notice a complaint with the California Superior Court for the County of San Diego demanding judicial determination of such matters. Quantum will then be required to make any payments in accordance with such judicial determination. If the complaint is not filed within the specified six month period, the Quantum shareholder's rights as a dissenter are lost.

     Dissenting Shares lose their status as such if (i) Quantum abandons the Merger; (ii) the shares are transferred prior to submission for endorsement or are surrendered for conversion into shares of another class in accordance with the Quantum Articles of Incorporation; (iii) the Quantum shareholder and Quantum do not agree as to the fair market value of such shares and a complaint is not filed within six months of the date the Notice was mailed; or (iv) the dissenting Quantum shareholder withdraws, with the consent of Quantum, his demand for purchase of such shares. If the Quantum shareholder fails to perfect or withdraws or loses such holder's rights as a dissenter with respect to such holder's shares of Quantum Capital Stock, such holder's shares of Quantum Capital Stock will be exchanged for InVision Common Stock as provided in the Reorganization Agreement.

ESCROW AGREEMENT

     Pursuant to the Reorganization Agreement, InVision, Quantum, Randall R. Lunn, a director of Quantum and an affiliate of Techno Venture Management (a shareholder of Quantum) appointed to act as Agent pursuant to Section 10.1 of the Reorganization Agreement (the "Agent"), and an escrow agent to be designated by InVision (the "Escrow Agent") will enter into an Escrow Agreement (the"Escrow Agreement") pursuant to which, at the Effective Time, InVision will cause a number of shares equal to twelve percent (12%) of the shares of InVision Common Stock into which the outstanding shares of Quantum Capital Stock convert at the Effective time (the "Escrow Shares") to be registered in the name of and deposited with the Escrow Agent pursuant to the terms of the Escrow Agreement. Upon the exercise of Quantum Options prior to the termination of the escrow, InVision will cause a number of shares of InVision Common Stock equal to twelve percent (12%) of the shares of InVision Common Stock issuable upon the exercise of such Quantum Options to be registered in the name of and deposited with the Escrow Agent and such shares shall become Escrow Shares. The Escrow Shares will be available to indemnify and compensate the Indemnitees for Damages (as defined in "The Reorganization Agreement- Indemnification") to which Quantum's indemnification obligation applies; provided, however, that only 5/6ths of such Escrow Shares shall be available to indemnify and compensate the Indemnitees (as defined in "The Reorganization Agreement-Indemnification") for Damages arising from Breaches (as defined in "The Reorganization Agreement-Indemnification"). If the Merger is consummated, the Escrow Fund shall be the exclusive remedy of InVision for Damages arising from any Breaches or Disputes (as defined in "The Reorganization Agreement-Indemnification").

     Notwithstanding the foregoing, InVision may not receive any Escrow Shares unless and until an officer's certificate of InVision identifying Damages has been delivered to the Escrow Agent, and then, with respect to Damages arising from Breaches, only in the event that all Damages arising from Breaches have exceeded $100,000. In such event, InVision shall receive the number of Escrow Shares equal in value to the amount of Damages. For the purpose of compensating InVision for its Damages, the Escrow Shares shall be valued at the average of the closing sales prices of InVision Common Stock for the sixty (60) consecutive trading days ending (and including) the third trading day prior to the Quantum Shareholders Meeting, weighted in accordance with the number of shares of InVision Common Stock traded on each such trading day (the "Designated InVision Stock Price"). In no event shall InVision receive more than the number of Escrow Shares then remaining in the Escrow Fund at the time of InVision's claim for Damages.

     If any Indemnitee determines in good faith that there is or has been a possible event giving rise to an indemnification obligation under the Reorganization Agreement (an "Indemnification Event"), and if InVision shall have consented to such Indemnitee asserting a claim for indemnification and such Indemnitee wishes to make a claim against the escrow with respect to such possible Indemnification Event, then such Indemnitee may deliver to each of the Agent and the Escrow Agent a written notice of such possible Indemnification Event (a "Claim Notice") setting forth (i) a brief description of the circumstances supporting such Indemnitee's belief that such possible Indemnification Event exists or has occurred, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of all Damages that have arisen and may arise as a direct or indirect result of such possible Indemnification

Event (such aggregate amount being referred to as the "Claim Amount").
Within 15 days after the delivery of a Claim Notice to the Agent, the Agent shall deliver to the Escrow Agent (with a copy to InVision) a written notice (the "Response Notice") containing: (i) instructions to the effect that Escrow Shares having a value equal to the entire Claim Amount set forth in such Claim Notice are to be released from the escrow to such Indemnitee; or
(ii) instructions to the effect that Escrow Shares having a value equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released from the Escrow to such Indemnitee, together with a statement that the remaining portion of such Claim Amount is being disputed; or (iii) a statement that the entire Claim Amount set forth in such Claim Notice is being disputed. If no Response Notice is received by the Escrow Agent from the Agent within 30 days after the delivery of a Claim Notice to the Agent, then the Agent shall be deemed to have given instructions to the Escrow Agent that Escrow Shares having a value equal to the entire Claim Amount set forth in such Claim Notice are to be released to such Indemnitee from the Escrow. If the Agent gives (or is deemed to have given) instructions that Escrow Shares having a value equal to all or a portion of the entire Claim Amount set forth in a Claim Notice are to be released from the escrow to an Indemnitee, then the Escrow Agent shall be authorized to transfer to such Indemnitee, from the escrow, Escrow Shares having a value equal to such portion of the Claim Amount authorized to be released by the Agent, and the remainder of the Claim Amount (the "Disputed Amount"), if any, shall not be released until a settlement is reached or a court order is obtained instructing the Escrow Agent to release such Escrow Shares in accordance with the instructions set forth in the court order.

     On the date 12 months after the Closing Date, the Escrow Agent shall release to the Quantum shareholders from the escrow all Escrow Shares then held in the Escrow, other than any Escrow Shares that are to be retained in the Escrow relating to Disputed Amounts. The Escrow Agent shall retain Escrow Shares with a value equal to 125% of the Disputed Amounts in the escrow (based on the Designated InVision Stock Price), and such Escrow Shares shall be released to the Quantum shareholders only upon resolution of the claims related to such Disputed Amounts.

     Randall R. Lunn, a director of Quantum and an affiliate of Techno Venture Management, a shareholder of Quantum, will be appointed Agent and shall have the discretion to make decisions and take actions on behalf of, and without the consent of, the Quantum shareholders. Such decisions and actions of the Agent will be final, binding and conclusive upon each such Quantum shareholder. BY APPROVING THE REORGANIZATION AGREEMENT, QUANTUM SHAREHOLDERS WILL BE DEEMED TO HAVE CONSENTED TO THE APPOINTMENT OF RANDALL
R. LUNN, TO ACT AS AGENT ON BEHALF OF THE QUANTUM SHAREHOLDERS TO GIVE AND RECEIVE COMMUNICATIONS, TO AUTHORIZE DELIVERY TO THE INDEMNITEES OF INVISION COMMON STOCK FROM THE ESCROW FUND, TO OBJECT TO SUCH DELIVERIES, TO AGREE TO, NEGOTIATE, AND ENTER INTO SETTLEMENTS AND COMPROMISES OF SUCH CLAIMS AND TO TAKE CERTAIN OTHER ACTIONS ON BEHALF OF THE QUANTUM SHAREHOLDERS, ALL AS MORE FULLY DESCRIBED IN SECTION 10.1 OF THE REORGANIZATION AGREEMENT ATTACHED HERETO AS APPENDIX A AND THE ESCROW AGREEMENT ATTACHED THERETO.

     The Escrow Agent will be relieved from any liability to any person for any acts done by it in accordance with any decisions or actions of the Escrow Agent other than an action or inaction constituting willful misconduct or negligence. The Escrow Agent will be entitled to receive an initial fee to be agreed upon by InVision and the Escrow Agent, which shall cover the first year of the escrow, plus an annual fee thereafter, together with reimbursement of extraordinary expenses incurred. InVision will pay all such fees of Escrow Agent and will be entitled to reimbursement of one-half of such fees out of the escrow in the form of Escrow Shares. All fees and expenses of Agent will be paid by the Shareholders and not by InVision, and shall also be out of the Escrow Shares, subject to subordination of InVision's claims against the Escrow Shares.

VOTING AGREEMENTS

     Pursuant to the Voting Agreements, the directors and officers of Quantum and their affiliates (excluding InVision, the "Subject Shareholders"), who collectively beneficially own in the aggregate approximately 32.2% of the outstanding shares of Quantum Common Stock, approximately 67.0% of the outstanding shares of Quantum Series A Stock, approximately 4.9% of the outstanding shares of Quantum Series B Stock, approximately 24.9% of the outstanding shares of Quantum Series C Stock, 48.3% of the votes represented by the outstanding shares of

Quantum Series A Stock and Quantum Series C Stock voting together as a single class, and 37.5% of the votes represented by the outstanding shares of Quantum Preferred Stock voting together as a single class (based upon the number of shares of Quantum Capital Stock issued and outstanding as of September 3, 1997), have agreed that, prior to the earlier to occur of the valid termination of the Reorganization Agreement or the Effective Time (the "Voting Agreement Expiration Date"), they will vote their shares (i) in favor of the adoption and approval of the Reorganization Agreement and approval of the Merger and approval of the amendment to the Quantum Articles of Incorporation and (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Quantum in the Reorganization Agreement.

     Pursuant to the Voting Agreements, the Subject Shareholders have also delivered to InVision irrevocable proxies with respect to matters covered by the Voting Agreements. In addition, subject to certain exceptions, the Subject Shareholders have agreed not to sell, transfer, dispose of, encumber or otherwise reduce beneficial ownership of or risk relating to the shares of Quantum Capital Stock held or subsequently acquired by them until the Voting Agreement Expiration Date. The Subject Shareholders have also agreed that, prior to the Voting Agreement Expiration Date, they will not, directly or indirectly (i) solicit, initiate or encourage or induce the making or announcement of any offer or proposal (other than an offer or proposal by InVision) contemplating or otherwise relating to any Acquisition Transaction (an "Acquisition Proposal") or take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any information regarding Quantum or any of its direct or indirect majority-owned subsidiaries to any person in connection with or in response to an Acquisition Proposal or potential Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or other similar document or any contract contemplating or otherwise relating to any Acquisition Transaction. An "Acquisition Transaction" is as defined in "The Reorganization Agreement-Non-Solicitation."

AFFILIATE AGREEMENTS

     It is a condition to consummation of the Merger that each person who is reasonably determined to be an "affiliate," as such term is defined in Rule 145 promulgated under the Securities Act, of Quantum execute an agreement that prohibits (i) the sale, pledge, transfer or other disposition of InVision Common Stock received by such person in connection with the Merger unless at such time: (a) such transfer shall be in conformity with the provisions of Rule 145, (b) the Quantum shareholder shall have furnished to InVision an opinion of counsel reasonably satisfactory to InVision, to the effect that no registration under the Securities Act would be required in connection with the proposed offer, sale, pledge, transfer or other disposition, (c) a registration statement under the Securities Act covering the proposed offer, sale, pledge, or other disposition shall be effective under the Securities Act, or (d) if the Quantum shareholder is a partnership, such transfer shall be a pro rata distribution from the Quantum shareholder to its partners without receipt of consideration, and (ii) the sale, transfer or other disposition of InVision Common Stock or options or other rights to purchase such stock during the period ending on the date on which financial results covering at least 30 days' combined operations of InVision and Quantum are published by InVision. In addition, each such agreement obligates the person signing such agreement to conduct any sale of shares of InVision Common Stock received in the Merger, for a period of one year from the Effective Time, through Donald & Co. Securities Inc. ("Donald & Co."), acting as broker for such transaction, and allows Donald & Co. to inform InVision of any impending sale of such shares.

     In addition, a large shareholder of InVision and the directors and officers of InVision and their affiliates are expected to enter into agreements pursuant to which such persons will not sell, transfer or otherwise dispose of, or reduce such person's interest in or risk relating to any InVision Common Stock held by such person, or any InVision Common Stock issued to such person upon exercise of any instrument exercisable for InVision Common Stock held by such person during the period ending on the date on which financial results covering at least 30 days' combined operations of InVision and Quantum are published by InVision.

EMPLOYMENT AGREEMENTS

     It is a condition to the parties' respective obligations to consummate the Merger that InVision enter into employment agreements (each, an "Employment Agreement" and collectively, the "Employment Agreements") with certain key employees of Quantum, including Lowell Burnett (Chairman of the Board), Dale Sheets (President) and Andrew Hibbs (Chief Technical Officer). All Employment Agreements will become effective upon the effectiveness of the Merger and provide for the full-time employment of such persons for a period of time (the "Employment Period") and with compensation as set forth in the individual agreements. The Reorganization Agreement specifies that each Employment Agreements shall provide for (i) a salary in the amount of such Quantum employee's current salary with Quantum, (ii) severance benefits equal to six months salary in the case of the three employees named above and three months salary for the remaining employees, and (iii) shall otherwise be substantially in the form of InVision's standard form of employment agreement.

NONCOMPETITION AGREEMENTS

     It is a condition to the obligation of InVision to consummate the Merger that certain key employees of Quantum, including Lowell Burnett, Dale Sheets and Andrew Hibbs (the "Noncompete Employees"), each enter into a Noncompetition Agreement with InVision and Quantum (each, a "Noncompetition Agreement"). The Noncompetition Agreements contain provisions restricting such employees, for a specified period following the later of the Effective Time or cessation by InVision or Quantum to make salary, consulting fee or severance payments to such person under a separate agreement or arrangement (the "Restriction Period") (three years for Messrs. Burnett, Sheets and Hibbs and one year for the other employees) from (i) owning, managing, operating, joining, controlling, financing or participating in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any business which is competitive with the business of Quantum, or
(ii) engaging in any other manner in any business which is competitive with the business of Quantum. In addition, the Noncompetition Agreements restrict such employees from: (i) soliciting employees of Quantum or InVision to leave his or her employment with such companies; or (ii) interfering or attempting to interfere with any commercial relationship or prospective commercial relationship of Quantum or InVision.

RELEASES

     It is a condition to the obligation of InVision to consummate the Merger that a release (each, a "Release") be executed by the holders of at least 90% of the outstanding shares of Quantum Common Stock and all of the holders of outstanding shares of Quantum Preferred Stock (including pursuant to the exercise of warrants prior to the Effective Time) (each, a "Releasor"). Each Release releases InVision, Quantum and their respective affiliates from any and all past, present and future claims of every kind and nature, known or unknown, whether as a shareholder, director, officer or employee of Quantum, the Releasor or its "Associated Parties" may have (other than rights, if any, under the Reorganization Agreement or the Escrow Agreement). "Associated Parties" means and includes: (i) such Releasor's predecessors, successors, executors, administrators, heirs and estate; (ii) such Releasor's past, present and future assigns, agents and representatives; (iii) each entity that such Releasor has the power to bind (by such Releasor's acts or signature) or over which such Releasor directly or indirectly exercises control; and (iv) each entity of which such Releasor owns, directly or indirectly, at least 50% of the outstanding equity, beneficial, proprietary, ownership or voting interests. Released claims are limited to matters existing on or prior to the date of the Release.

     Each Release contains representations and warranties of the Releasor as to certain matters, including without limitation: no transfers of any claims; no existence of claims; the binding nature of the Release; and the validity of the Release. In addition, each Release obligates the Releasor to indemnify InVision, Quantum and their respective affiliates from any and all losses arising from such Releasor's failure to perform under the Release or the assertion or purported assertion of any of the released claims by the Releasor or any of their Associated Parties. The Release also provides that the Releasor confirms the appointment and authority of the Agent to act in his or her capacity as such. See "-Escrow Agent."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Quantum's management and Board of Directors may be deemed to have certain interests in the Merger that are in addition to their interests as shareholders of Quantum generally. The Quantum Board of Directors was aware of these interests and considered them, among other matters, in approving the Reorganization Agreement and the transactions contemplated thereby. As described above under "-Employment Agreements," InVision has entered into employment agreements with certain key employees of Quantum. Upon effectiveness of the Merger, each such Quantum employee will be entitled to receive the benefits under his respective employment agreement. In addition, Dr. Sergio Magistri, a director of Quantum, is also a director and the President and Chief Executive Officer of InVision.

LISTING OF INVISION COMMON STOCK ON THE NASDAQ NATIONAL MARKET

     It is a condition to InVision's and Quantum's obligation to consummate the Merger that the shares of InVision Common Stock to be issued pursuant to the Reorganization Agreement be approved for listing on the Nasdaq National Market.

MERGER EXPENSES AND FEES AND OTHER COSTS

     InVision and Quantum estimate that they will incur direct transaction costs of approximately $700,000 associated with the Merger. See "Unaudited Pro Forma Financial Information."

     InVision and Quantum have agreed that, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated by the Reorganization Agreement shall be paid by the party incurring such expenses, except that fees and expenses (other than attorneys' fees) incurred in connection with the printing and filing of the Registration Statement and this Proxy Statement/ Prospectus will be borne solely by InVision, and the cost of the solicitation of proxies and all related costs will be borne by Quantum; provided, however, that if Quantum or any person on its behalf shall incur expenses and fees in excess of $50,000, such event would constitute a breach of a covenant in the Reorganization Agreement and such excess amount of fees would be recoverable by InVision pursuant to the indemnification provisions and obligations of Quantum under the Reorganization Agreement and the Escrow Agreement (as defined under "-Escrow Agreement").

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon receipt at the closing of the Merger by InVision of a letter from Price Waterhouse LLP, InVision's independent accountants, reaffirming their concurrence with InVision management's and Quantum management's conclusions, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger, if consummated in accordance with the Reorganization Agreement, under Accounting Principles Board Opinion No. 16 and the related interpretation of the American Institute of Certified Public Accountants and the Financial Accounting Standard Board and the rules and regulations of the Securities and Exchange Commission. On September 3, 1997, InVision received a preliminary letter from Price Waterhouse LLP affirming their concurrence with InVision management's and Quantum management's conclusions that as of September 3, 1997 no conditions existed that would preclude accounting for the Merger as a pooling-of-interests.

     InVision has the right to waive the condition that the Merger be accounted for as a pooling of interests. If the Merger is consummated but fails to qualify for pooling-of-interests accounting treatment, then the transaction would be accounted for as a purchase. Accounting for the Merger as a purchase could result in a significant intangible asset or a significant charge against results of operations or both, which could materially and adversely affect InVision's future results of operations.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to holders of Quantum Capital Stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to InVision, Quantum or Quantum shareholders as described herein.

       Quantum shareholders should be aware that this discussion does not deal with all U.S. federal income tax considerations that may be relevant to particular Quantum shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger). Accordingly, Quantum SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

     Neither InVision nor Quantum has requested a ruling from the Internal Revenue Service (the "IRS") with regard to any of the U.S. federal income tax consequences of the Merger. Branton, Wilson & Muns, counsel to Quantum, and Cooley Godward LLP, counsel to InVision, have each rendered an opinion (collectively, the "Tax Opinions") that the Merger will constitute a reorganization under Section 368(a) of the Code (a "Reorganization"). Such opinions are based on certain assumptions as well as representations received from InVision and Quantum (including an assumption, based on representations, concerning the "continuity of interest" requirement discussed below) and are subject to the limitations discussed below. Moreover, such opinions will not be binding on the IRS nor preclude the IRS from adopting a contrary position.
 The discussion below assumes that the Merger will qualify as a Reorganization, based upon such opinions.

     Subject to the limitations and qualifications referred to herein, and as a result of the Merger's qualifying as a Reorganization, the following U.S. federal income tax consequences should result:

     (i) No gain or loss will be recognized by the holders of Quantum Capital Stock upon the receipt of InVision Common Stock solely in exchange for such Quantum Capital Stock in the Merger (except to the extent of cash received in lieu of fractional shares);

     (ii) The aggregate tax basis of the InVision Common Stock so received by Quantum shareholders in the Merger (including any fractional share of InVision Common Stock not actually received) will be the same as the aggregate tax basis of Quantum Common Stock surrendered in exchange therefor;

     (iii) The holding period of the InVision Common Stock so received by each Quantum shareholder in the Merger will include the period for which the Quantum Capital Stock surrendered in exchange therefor was considered to be held, provided that the Quantum Capital Stock so surrendered is held as a capital asset at the Effective Time;

     (iv) Cash payments received by holders of Quantum Capital Stock in lieu of a fractional share will be treated as if such fractional share of InVision Common Stock had been issued in the Merger and then redeemed by InVision. A Quantum shareholder receiving such cash will recognize gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share. The gain or loss should be capital gain or loss provided that such share of Quantum Capital Stock was held as a capital asset at the Effective Time; and

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

     (v) Neither InVision nor Quantum will recognize gain solely as a result of the Merger.

     The Tax Opinions are subject to certain assumptions and qualifications and are based on the truth and accuracy of certain representations of InVision, Quantum and certain shareholders of Quantum, including representations in certain certificates delivered to counsel by the respective managements of InVision and Quantum and certain shareholders of Quantum. Of particular importance are the assumptions and representations relating to the "continuity of interest" requirement.

     To satisfy the "continuity of interest" requirement, Quantum shareholders must not, pursuant to a plan or intent existing at or prior to the Effective Time, dispose of or transfer so much of either (i) their Quantum Capital Stock in anticipation of the Merger or (ii) the InVision Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that the Quantum shareholders, as a group, would no longer have a significant equity interest in the Quantum business being conducted by InVision after the Merger. Quantum shareholders will generally be regarded as having a significant equity interest as long as the InVision Common Stock received in the Merger (after taking into account Planned Dispositions), in the aggregate, represents a substantial portion of the entire consideration received by the Quantum shareholders in the Merger. No assurance can be made that the "continuity of interest" requirement will be satisfied, and if such requirement is not satisfied, the Merger would not be treated as a Reorganization.

     A successful IRS challenge to the Reorganization status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in significant adverse tax consequences to the Quantum shareholders. A Quantum shareholder would recognize gain or loss with respect to each share of Quantum Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time, of the InVision Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the InVision Common Stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the Closing Date.

                             THE REORGANIZATION AGREEMENT

GENERAL

     THE FOLLOWING DESCRIPTION OF THE REORGANIZATION AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE REORGANIZATION AGREEMENT, WHICH IS INCORPORATED BY REFERENCE HEREIN AND A COPY OF WHICH IS ANNEXED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX A.

     The Reorganization Agreement provides for the merger of Merger Sub with and into Quantum. As a result of the Merger, Merger Sub shall cease to exist, Quantum will become a wholly owned subsidiary of InVision, and the former shareholders of Quantum will become shareholders of InVision. Quantum will continue as the surviving corporation of the Merger (the "Surviving Corporation") and will retain all of its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises unaffected by the Merger. Merger Sub has been formed solely for the purpose of effecting the Merger, and there will be no other activity in Merger Sub. The Merger will become effective upon the filing of an Agreement of Merger with the California Secretary of State or at such later time as may be specified in the Agreement of Merger. Such filing is anticipated to take place as soon as practicable after the adoption and approval of the Reorganization Agreement and approval of the Merger by the Quantum shareholders, subject to the satisfaction or waiver of the other conditions to the Merger. It is currently anticipated that the Effective Time will occur at the end of September 1997. There can be no assurance, however, that the other conditions to the Merger will be satisfied by such date, or at all, or that the Reorganization Agreement will not be terminated. See "-Conditions to the Merger."

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

MERGER CONSIDERATION

     CONSIDERATION FOR CAPITAL STOCK. For a description of the consideration to be received in the Merger by the holders of Quantum Capital Stock, see "Approval of the Merger and Related Transactions-Merger Consideration."

     STOCK OPTIONS. For a description of the treatment of the Quantum stock options, see "Approval of the Merger and Related Transactions-Stock Options."


     EXCHANGE OF SHARES. For a description of exchange procedures, see "Approval of the Merger and Related Transactions-Conversion of Shares; Procedures for Exchange of Certificates; No Fractional Shares."

APPRAISAL RIGHTS

     For a discussion of dissenters' appraisal rights, see "Approval of the Merger and Related Transactions- Appraisal Rights."

CORPORATE MATTERS

     As of the Effective Time, the Articles of Incorporation of the Surviving Corporation will be amended and restated to conform to the form of articles of incorporation attached to the Reorganization Agreement, and the Bylaws of the Surviving Corporation will be amended and restated to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time. Concurrently with the Effective Time, the directors and officers of Quantum will resign and the directors and officers of the Surviving Corporation shall be as set forth in the Reorganization Agreement.

CONDITIONS TO THE MERGER

     INVISION AND MERGER SUB. The obligations of InVision and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by the Reorganization Agreement are subject to the satisfaction, at or prior to the consummation of the transactions contemplated by the Reorganization Agreement (the "Closing"), of each of the following conditions:

     (i) each of the representations and warranties made by Quantum in the Reorganization Agreement and in each of the other agreements and instruments delivered to InVision in connection with the transactions contemplated by the Reorganization Agreement shall have been accurate in all material respects as of the date of the Reorganization Agreement (without giving effect to any "Material Adverse Effect" (as defined below) or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the "Scheduled Closing Time" (10:00 a.m. on September 30, 1997 or such other time as InVision shall designate on at least five day's prior notice to Quantum), as if made at such time (without giving effect to any update to the disclosure schedule to the Reorganization Agreement and without giving effect to any Material Adverse Effect or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties);

     (ii) each covenant or obligation that Quantum is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects (including the covenant to have the amendment to the Quantum Articles of Incorporation referred to in "Approval of the Amendment of the Quantum Articles of Incorporation" duly approved by the Quantum Board of Directors and shareholders and filed with the Secretary of State of the State of California);

     (iii) the Reorganization Agreement shall have been duly adopted and the Merger shall have been duly approved by holders of all of the shares of Quantum Capital Stock;

     (iv) all consents required to be obtained in connection with the Merger and the other transactions contemplated by the Reorganization Agreement, in form and substance satisfactory to InVision, shall have been obtained and shall be in full force and effect;

     (v) InVision and Quantum shall have received the following agreements and documents (each of which shall be in full force and effect): (a) Affiliate Agreements in the form attached to the Reorganization Agreement, executed by the persons designated in the Reorganization Agreement and each other person who is reasonably determined to be an "affiliate" of Quantum (as that term is used in Rule 145 promulgated under the Securities Act); (b) the Noncompetition Agreements referred to in "Approval of the Merger and Related Transactions-Noncompetition Agreements," executed by the individuals to whom they apply; (c) a general release from liability in the form attached to the Reorganization Agreement, executed by the persons holding at least 90% of the outstanding shares of Quantum Common Stock and all of the outstanding shares of Quantum Series A Stock, Quantum Series B Stock and Quantum Series C Stock;
(d) the termination of any existing agreements relating to registration, pre-emptive or other similar rights of shareholders of Quantum; (e) confidential invention and assignment agreements, reasonably satisfactory in form and content to InVision, executed by all employees and former employees of Quantum and by all consultants and independent contractors and former consultants and former independent contractors to Quantum who have not already signed such agreements; (f) the U.S. Treasury Department certificate specified in Section 6.6(f) of the Reorganization Agreement, executed by Quantum; (g) Continuity of Interest Certificates in the form attached to the Reorganization Agreement, executed by each holder of more than 1% of Quantum Capital Stock; (h) an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to InVision, executed by any and all lessors of real property to Quantum; (i) a legal opinion of Branton, Wilson & Muns, dated as of the Closing Date, substantially to the effect as attached to the Reorganization Agreement; (j) the legal opinion of a reputable law firm reasonably satisfactory, in form and substance to InVision, relating to government contracts to which Quantum is a party; (k) a legal opinion of Cooley Godward LLP (it being understood that, in rendering such opinion, such counsel may rely upon certain tax representation letters and the Continuity of Interest Certificates referred to in clause (g) above), dated as of the Closing Date and addressed to InVision, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code; (l) a letter from Price Waterhouse LLP, dated as of the Closing Date and addressed to InVision, confirming that InVision may account for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC; (m) a certificate executed by Quantum's President (the "Closing Certificate") confirming that the representations and warranties of Quantum set forth in the Reorganization Agreement and the conditions set forth in conditions set forth in clause "(i)", clause "(ii)", clause "(iii)", and clause "(iv)" of this paragraph have been duly satisfied;
(n) the Escrow Agreement executed by InVision, Quantum, the Agent and the Escrow Agent (each as defined in "Approval of the Merger and Related Transactions-Escrow Agreement"); and (o) the written resignations of all directors of Quantum, effective as of the Effective Time;

     (vi) none of certain specified individuals shall have ceased to be employed by Quantum, or shall have expressed an intention to terminate his or her employment with Quantum; and not more than 10% of the remaining employees of Quantum shall have ceased to be employed by Quantum or shall have expressed an intention to terminate their employment with Quantum;

     (vii) Quantum shall have provided InVision with evidence, reasonably satisfactory to InVision, relating to proper legending of certain information provided or made available by or on behalf of InVision to governmental bodies in connection with government contracts of Quantum;

     (viii) Quantum shall have provided InVision with evidence, reasonably satisfactory to InVision, as to the termination of Quantum's employee benefit plans;

     (ix) Quantum shall have filed with the Internal Revenue Service the notification required for compliance with certain United States Treasury Regulations;

     (x) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Registration Statement;

     (xi) the shares of Quantum Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market;

     (xii) no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal;

     (xiii) there shall not be pending or threatened any legal proceeding:
(a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from InVision or any of its subsidiaries any damages that may be material to InVision; (c) seeking to prohibit or limit in any material respect InVision's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would materially and adversely affect the right of InVision, the Surviving Corporation or any subsidiary of InVision to own the assets or operate the business of Quantum; and

     (xiv) the Employment Agreements referred to in "Approval of the Merger and Related Transactions- Employment Agreements," shall have been executed by the individuals to whom they apply.

     For purposes of the Reorganization Agreement, a violation or other matter will be deemed to have a "Material Adverse Effect" on Quantum if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Reorganization Agreement or in the Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on Quantum's business, condition, assets, liabilities, operations, financial performance or prospects.

     All the conditions to InVision's and Merger Sub's obligation to effect the Merger must either be satisfied or waived by InVision prior to the consummation of the Merger.

     QUANTUM. The obligation of Quantum to effect the Merger and otherwise consummate the transactions contemplated by the Reorganization Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:

     (i) the representations and warranties of InVision and Merger Sub contained in the Reorganization Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at such time (without giving effect to any materiality or similar qualifications contained in such representations and warranties);

     (ii) all of the covenants and obligations that InVision and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects;

     (iii) Quantum shall have received the following documents: (a) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, substantially to the effect as attached to the Reorganization Agreement; and (b) a legal opinion of Branton, Wilson & Muns (or, if Branton, Wilson & Muns for any reason does not render such legal opinion, a legal opinion of Cooley Godward
LLP), dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters and the Continuity of Interest Certificates it relies on in rendering such opinion to InVision (see "-InVision and Merger Sub" above);

     (iv) the shares of InVision Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market;

     (v) no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal; and

     (vi) the Employment Agreements referred to in "Approval of the Merger and Related Transactions-Employment Agreements," shall have been executed by InVision.

     All the conditions to Quantum's obligation to effect the Merger must either be satisfied or waived by Quantum prior to the consummation of the Merger.

REPRESENTATIONS AND WARRANTIES

     The Reorganization Agreement contains certain representations and warranties, including without limitation, representations and warranties by Quantum as to: (i) due organization and subsidiaries; (ii) charter documents and bylaws; (iii) capitalization; (iv) financial statements; (v) absence of certain changes; (vi) title to assets; (vii) bank accounts, receivable and inventory; (viii) equipment and leaseholds; (ix) proprietary assets; (x) contracts; (xi) liabilities; (xii) compliance with legal requirements; (xiii) governmental authorizations; (xiv) tax matters; (xv) employee and labor matters and benefit plans; (xvi) environmental matters; (xvii) controlled substances and explosives; (xviii) insurance; (xix) transactions with affiliates; (xx) legal proceedings and orders; (xxi) authority and binding nature of the Reorganization Agreement; (xxii) non-contravention and consents; (xxiii) full disclosure; and (xxiv) brokers, finders, investment bankers or other fees or commissions.

     The Reorganization Agreement contains further representations and warranties by InVision and Merger Sub as to: (i) filings with the SEC and financial statements; (ii) authority and binding nature of the Reorganization Agreement; and (iii) valid issuance of and reservation of InVision Common Stock.

COVENANTS

     CERTAIN COVENANTS OF QUANTUM. The Reorganization Agreement requires that, from the date of the execution of the Reorganization Agreement until the Effective Time:

     (i) Quantum shall, and shall cause its officers, directors, employees, agents, attorneys, accountants, advisors and representatives ("Representatives") to, provide InVision and InVision's Representatives with reasonable access to Quantum's Representatives, personnel, assets, books, records, tax returns, work papers and other documents and information relating to Quantum and such copies of the existing books, records, tax returns, work papers and other documents relating to Quantum, and with such additional financial, operating and other data and information regarding Quantum, as InVision may reasonably request;

     (ii) (a) Quantum shall conduct its business and operations in the ordinary course and in accordance with past practices; (b) Quantum shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, employees and other persons or entities having business relationships with Quantum; (c) Quantum shall keep in full force its material insurance policies; (d) Quantum shall cause its officers to report regularly in writing (but in no event less frequently than weekly) to InVision concerning the status of Quantum's business; (e) Quantum shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that Quantum may repurchase Quantum Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements); (f) Quantum shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that Quantum shall be permitted (x) to issue Quantum Common Stock to employees upon the exercise of outstanding Quantum Options, (y) to issue to holders of outstanding Quantum warrants Quantum Series A Stock or Quantum Series C Stock issuable upon the exercise of such Quantum warrants, and (z) to issue shares of Quantum Common Stock upon the conversion of shares of Quantum's outstanding Preferred Stock); (g) Quantum shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of Quantum's 1994 Qualified and Nonqualified Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Quantum Option, (iii) any provision of any restricted stock purchase agreement, or (iv) any provision of any agreement evidencing any outstanding Quantum warrant; (h) Quantum shall not amend or permit the adoption of any amendment to Quantum's articles of incorporation or bylaws, or effect or permit Quantum to become a party to any Acquisition Transaction (as defined in "-Non-Solicitation" below), recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; (i) Quantum shall not form any subsidiary or acquire any equity interest or other interest in any other entity; (j) Quantum shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of Quantum during the period prior to the Closing, do not exceed $10,000 per month; (k) Quantum shall not
(i) enter into, or permit any of the assets owned or used by it to become bound by, any contract that is or would constitute a material contract, or
(ii) amend or prematurely terminate, or waive any material right or remedy under, any such contract; (l) Quantum shall not (i) acquire, lease or license any right or other asset from any other person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by Quantum pursuant to contracts that are not material contracts; (m) Quantum shall not (i) lend money to any Person (except that Quantum may make routine travel advances to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money (except that Quantum may make routine borrowings in the ordinary course of business under its line of credit with Silicon Valley Bank, N.A.); (n) Quantum shall not (i) establish, adopt or amend any employee benefit plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of Quantum's directors, officers or employees, (iii) hire any new employees, or (iv) enter into new employment or consulting agreements or modify existing employment or consulting agreements; (o) Quantum shall not change any of its methods of accounting or accounting practices in any material respect; (p) Quantum shall not make any tax election; (q) Quantum shall not commence or settle any material legal proceeding; and Quantum shall not agree or commit to take any of the actions described in clauses "(e)" through "(q)" above;

     (iii) Quantum shall promptly notify InVision in writing: (a) of the discovery by Quantum of any event, condition, fact or circumstance that occurred or existed on or prior to the date of the Reorganization Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Quantum in the Reorganization Agreement;
(b) any event, condition, fact or circumstance that occurs, arises or exists after the date of the Reorganization Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Quantum in the Reorganization Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of the Reorganization Agreement; (c) any breach of any covenant or obligation of Quantum; and (d) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in "-Conditions to the Merger" impossible or unlikely;

     (iv) Quantum shall not (and shall ensure that its Representatives shall not), directly or indirectly: (a) solicit or encourage the initiation of any inquiry, proposal or offer from any person (other than InVision) relating to a possible Acquisition Transaction (as defined in "-Non-Solicitation" below);
(b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any person (other than InVision) relating to or in connection with a possible Acquisition Transaction; or (c) consider, entertain or accept any proposal or offer from any person (other than InVision) relating to a possible Acquisition Transaction; and

     (iv) Quantum shall not incur, nor permit any other person to incur, any fees, costs and expenses relating to the Merger and the transactions contemplated by the Reorganization Agreement, by or for the benefit of InVision

(including all such fees, costs and expenses incurred prior to the date of the Reorganization Agreement and including the amount of all special bonuses and other amounts that may become payable to any officers of Quantum or other persons in connection with the consummation of the transactions contemplated by the Reorganization Agreement) that shall exceed $50,000 in the aggregate.

     ADDITIONAL COVENANTS OF THE PARTIES. The Reorganization Agreement also contains certain additional covenants of the parties including covenants relating to: (i) subject to certain limitations, the making and filing of filings, consents and notices; (ii) the preparation and filing of the Registration Statement; (iii) Quantum's obligations with respect to the Quantum Shareholders Meeting; (iv) press releases, public statements and other disclosures regarding the Merger, the Reorganization Agreement and the transactions contemplated thereby; (v) actions regarding "pooling of interests" accounting for the Merger; (vi) affiliate agreements; (vii) reasonable best efforts to cause the conditions set forth in "-Conditions to the Merger" to be timely satisfied; (viii) tax opinion back-up certificates;
(ix) Quantum's obligations to obtain the Noncompetition Agreements referred to in "Approval of the Merger and Related Transactions-Noncompetition Agreements"; (x) the termination of certain stockholder agreements; (xi) employee retention plan; (xii) tax matters; (xiii) Quantum's obligations to secure releases from liability; (xiv) termination of existing Quantum employee benefit plans; (xv) the Escrow Agreement (as defined in "Approval of the Merger and Related Transactions-Escrow Agreement"); and (xvi) InVision's ability to appoint the Escrow Agent; and (xvii) Quantum's obligations to cause the proposed amendment to the Quantum Articles of Incorporation to be approved by the Quantum shareholders and filed with the Secretary of State of the State of California.

     Quantum has agreed in the Reorganization Agreement (i) to take all action necessary in accordance with all applicable law to call, give notice of, convene and hold the Quantum Shareholders Meeting, and (ii) not to withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to InVision the unanimous recommendation of the Quantum Board of Directors that the Quantum shareholders vote in favor of and adopt and approve the Reorganization Agreement and the Merger.

NON-SOLICITATION

     Pursuant to the Reorganization Agreement, Quantum has agreed that it will not (and shall ensure that its Representatives shall not), directly or indirectly: (a) solicit or encourage the initiation of any inquiry, proposal or offer from any person (other than InVision) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any person (other than InVision) relating to or in connection with a possible Acquisition Transaction; or (c) consider, entertain or accept any proposal or offer from any person (other than InVision) relating to a possible Acquisition Transaction. Quantum has also agreed that it shall promptly notify InVision in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by Quantum or any of its Representatives during the period prior to closing.

     An "Acquisition Transaction" means any transaction involving: (a) the sale, license, disposition or acquisition of all or a material portion of Quantum's business or assets; (b) the issuance, disposition or acquisition of
(i) any capital stock or other equity security of Quantum (other than common stock issued to employees of Quantum, upon exercise of Quantum Options or otherwise, in routine transactions in accordance with Quantum's past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of Quantum (other than stock options granted to employees of Quantum in routine transactions in accordance with Quantum's past practices), or
(iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of Quantum; or (c) any merger, consolidation, business combination, reorganization or similar transaction involving Quantum.

INDEMNIFICATION

     SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Quantum (including the representations and warranties set forth in the Closing Certificate) shall survive the Closing and shall expire on the first anniversary of the Closing Date; PROVIDED, HOWEVER, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to the Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Quantum (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. All representations and warranties made by InVision and Merger Sub shall terminate and expire as of the Effective Time, and any liability of InVision or Merger Sub with respect to such representations and warranties shall thereupon cease.

     INDEMNIFICATION. Pursuant to the Reorganization Agreement, Quantum has agreed that InVision, its current and future affiliates (including the Surviving Corporation), their respective Representatives and all such respective successors and assigns (other than Quantum's shareholders, excluding InVision) (collectively, the "Indemnitees") shall be indemnified from and against, and shall be compensated and reimbursed, for any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature (collectively, "Damages") incurred by any of the Indemnitees or to which the Indemnitees may otherwise become subject in each case arising out of (i) any breach of the representations, warranties or covenants given or made by Quantum in the Reorganization Agreement (collectively, "Breaches") or (ii) any litigation, controversy or disputes involving Quantum and any of EG&G Astrophysics, Rapiscan Security Products, Inc., Heimann Systems GmbH or certain other specified persons or any of their respective affiliates (collectively, the "Disputes"). No such indemnification payment shall be made for Breaches until such time as all Damages for Breaches exceed $100,000. Once the Damages for Breaches exceeds $100,000, the Indemnitees shall be entitled to be indemnified for all Damages, including such $100,000.
 The $100,000 minimum threshold does not apply to Damages arising from the Disputes.

     THE ESCROW. To secure the indemnification obligations of Quantum, 12% of the shares of InVision Common Stock issued to each Quantum shareholder in the Merger (and option holder if an option is exercised within one year from the Closing Date) will be placed in escrow for one year. See "Approval of the Merger and Related Transactions-Escrow Agreement."

TERMINATION

     The Reorganization Agreement may be terminated prior to the Effective Time, whether before or after approval of the Merger by the shareholders of
Quantum:

     (i) by InVision if InVision reasonably determines that the timely satisfaction of any condition set forth in "-Conditions to the Merger-InVision and Merger Sub" has become impossible (other than as a result of any failure on the part of InVision or Merger Sub to comply with or perform any covenant or obligation of InVision or Merger Sub set forth in the Reorganization Agreement);

     (ii) by Quantum if Quantum reasonably determines that the timely satisfaction of any condition set forth in "-Conditions to the Merger-Quantum" has become impossible (other than as a result of any failure on the part of Quantum to comply with or perform any covenant or obligation set forth in the Reorganization Agreement or in any other agreement or instrument delivered to InVision);

     (iii) by InVision at or after the Scheduled Closing Time if any condition set forth in "-Conditions to the Merger-InVision and Merger Sub" has not been satisfied by the Scheduled Closing Time;

     (iv) by Quantum at or after the Scheduled Closing Time if any condition set forth in "-Conditions to the Merger-Quantum" has not been satisfied by the Scheduled Closing Time;

     (v) by InVision if the Closing has not taken place on or before December 15, 1997 (other than as a result of any failure on the part of InVision to comply with or perform any covenant or obligation of InVision set forth in the Reorganization Agreement);

     (vi) by Quantum if the Closing has not taken place on or before December 15, 1997 (other than as a result of the failure on the part of Quantum to comply with or perform any covenant or obligation set forth in the Reorganization Agreement or in any other agreement or instrument delivered to InVision);

     (vii) by InVision if InVision shall have determined that there has occurred an event or series of events resulting, either individually or in the aggregate, in a Material Adverse Effect on Quantum since the date of this Agreement; or

     (viii)    by the mutual consent of InVision and Quantum.

EXPENSES

     Pursuant to the Reorganization Agreement, all fees and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated by the Reorganization Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that if Quantum or any person on its behalf shall incur expenses and fees in excess of $50,000, such event would constitute a breach of a covenant in the Reorganization Agreement and such excess amount of fees would be recoverable by InVision pursuant to the indemnification provisions and obligations of Quantum under the Reorganization Agreement and the Escrow Agreement (as defined under "Approval of the Merger and Related Transactions-Escrow Agreement"). See "-Indemnification."

AMENDMENTS; WAIVER

     The Reorganization Agreement may be amended with the approval of the respective Boards of Directors of Quantum and InVision at any time before or after adoption and approval of the Reorganization Agreement by the shareholders of Quantum; provided, however, that after any such adoption and approval of the Reorganization Agreement and the Merger by Quantum's shareholders, no amendment shall be made which by law requires further approval of the shareholders of Quantum without the further approval of such shareholders. The Reorganization Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto. No waiver under the Reorganization Agreement will be effective unless it is expressly set forth in a written instrument duly executed and delivered on behalf of the party against whom the enforcement of such waiver is being sought.

                             APPROVAL OF THE AMENDMENT OF
                        THE QUANTUM ARTICLES OF INCORPORATION

     It is a condition to the closing of the Merger that the Quantum Articles of Incorporation be amended to clarify that the Quantum Series A Stock and Quantum Series C Stock convert to Quantum Common Stock at a rate of 1.228 shares and 1 share, respectively. The full text of the proposed amendment to the Quantum Articles of Incorporation is set forth in Appendix C to this Proxy Statement/Prospectus.

     Approval of the proposed amendment of the Quantum Articles of Incorporation is subject to approval by the holders of (i) a majority of the outstanding shares of the Quantum Common Stock entitled to vote, (ii) a majority of the outstanding shares of the Quantum Series A Stock entitled to vote, (iii) a majority of the outstanding shares of the Quantum Series B Stock entitled to vote, (iv) a majority of the outstanding shares of the Quantum Series C Stock entitled to vote, (v) a majority of the outstanding shares of the Quantum Series D Stock entitled to vote, and (vi) 2/3 of the votes represented by the shares of Quantum Series A Preferred Stock and Quantum Series C Preferred Stock, voting together as a single class. For all voting purposes, each share of Quantum Series A Preferred Stock is entitled to 1.228 votes, and all other classes and series of Quantum Capital Stock are entitled to one vote per share of such Quantum Capital Stock.

                      UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following unaudited combined condensed financial statements give effect to the combination of InVision and Quantum on a pooling of interests basis. The pro forma combined condensed balance sheet assumes the Merger took place on June 30, 1997 and combines InVision's unaudited consolidated balance sheet at that date with the unaudited consolidated balance sheet of Quantum at June 30, 1997. The pro forma combined condensed statements of operations assumes that the Merger took place as of the beginning of each of the periods presented and combine InVision's audited consolidated statements of operations for each of the three years in the period ended December 31, 1996 with Quantum's unaudited consolidated statement of operations for the year ended September 30, 1994 and Quantum's audited consolidated statements of operations for the years ended September 30, 1995 and 1996. The pro forma combined condensed statements of operations also combine InVision's unaudited consolidated statements of operations for the six months ended June 30, 1996 and 1997 with the unaudited consolidated statements of operations of Quantum for the six months ended June 30, 1996 and 1997, respectively. Accordingly, the pro forma combined condensed statements of operations do not include a $440,000 loss for the three month period ended December 31, 1996 which has been reflected as a charge to retained earnings to arrive at the June 30, 1997 retained earnings of Quantum.

    The pro forma combined condensed statements of operations are not necessarily indicative of the operating results which would have been achieved had the Merger been consummated as of the beginning of such periods and should not be construed as representative of future operations.

    These pro forma combined condensed financial statements should be read in conjunction with the historical financial statements and the notes thereto of InVision and Quantum which are included elsewhere herein.


                                         52.

                                 INVISION AND QUANTUM

                      PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                    (IN THOUSANDS)
                                     (UNAUDITED)




                                                         InVision       Quantum
                                                         June 30,       June 30,                         Pro Forma
                                                           1997           1997        Adjustments         Combined
                                                         --------       --------      -----------        ---------
                                  ASSETS
 Current Assets
  Cash, cash equivalents and short term investments    $  21,836        $   659        $   964(5)(6)     $  23,459
  Restricted Cash                                            112              -              -                 112
  Accounts Receivable                                      7,237          1,033              -               8,270
  Inventories                                              8,324             70              -               8,394
  Prepaid expenses                                         1,755              -              -               1,755
                                                       ---------        -------        -------           ---------
     Total current assets                                 39,264          1,762            964              41,990

 Long term restricted cash                                   800              -              -                 800
 Property and equipment, net                               4,087            307              -               4,394
 Other assets                                              1,232            327         (1,200)(3)(6)          359
                                                       ---------        -------        -------           ---------
                                                       $  45,383        $ 2,396        $  (236)          $  47,543
                                                       ---------        -------        -------           ---------
                                                       ---------        -------        -------           ---------

               LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
              PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

 Current liabilities:
  Accounts payable and accrued liabilities              $  7,864           $670       $  700(4)           $  9,234
  Short-term debt                                          2,200            727          2,927
  Deferred revenue                                         2,407            307              -               2,714
Current maturities of obligations under capital leases        32             48              -                  80
                                                       ---------        -------        -------           ---------
     Total current liabilities                            12,503          1,752            700              14,955
                                                       ---------        -------        -------           ---------

Long-term debt obligations including capital leases          154            222              -                 376
                                                       ---------        -------        -------           ---------

Mandatorily redeemable convertible preferred stock             -          4,522         (4,522)(1)               -
                                                       ---------        -------        -------           ---------

 Stockholders' equity(deficit):
  Convertible preferred stock                                  -            533           (533)(1)               -
  Common stock                                                11          1,031         (1,030)(1)              12
  Additional paid-in capital                              50,176              -          6,239(1)(3)(5)     56,415
  Deferred stock compensation expense                       (178)          (233)             -                (411)
  Accumulated deficit                                    (17,283)        (5,431)        (1,090)(4)(6)      (23,804)
                                                       ---------        -------        -------           ---------
     Total stockholders' equity (deficit)                 32,726         (4,100)         3,586              32,212
                                                       ---------        -------        -------           ---------
                                                       $  45,383        $ 2,396        $  (236)          $  47,543
                                                       ---------        -------        -------           ---------
                                                       ---------        -------        -------           ---------




     See accompanying notes to pro forma combined condensed financial statements


                                         53.

                                 INVISION AND QUANTUM

                             PRO FORMA COMBINED CONDENSED
                               STATEMENTS OF OPERATION

                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                     (UNAUDITED)


                                                                                                   SIX MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                      JUNE 30,
                                                    --------------------------------------      ------------------------
                                                     1994           1995           1996           1996           1997
                                                   --------      ---------      ---------      ---------      ---------
 Revenues                                          $      -      $   9,066      $  15,841      $   7,477      $  22,785
 Cost of revenues                                         -          6,777          9,736          4,641         11,401
                                                   --------      ---------      ---------      ---------      ---------
 Gross Profit                                             -          2,639          6,105          2,836         11,384
                                                   --------      ---------      ---------      ---------      ---------

 Operating expenses:
  Research and development                            1,141          2,159          3,246          1,995          3,798
  Sales and marketing                                   736          2,190          3,800          1,558          2,822
  General and administrative                          1,490          2,177          3,884          1,767          2,830
                                                   --------      ---------      ---------      ---------      ---------
     Total operating expenses                         3,367          6,426         10,930          5,320          9,450
                                                   --------      ---------      ---------      ---------      ---------
 Income (loss) from operations                       (3,367)        (4,137)        (4,825)        (2,212)         2,196

 Interest expense (including related
   party interest)                                     (426)          (464)        (1,732)        (1,558)          (284)
 Other income, net                                        7             34            172             59            183
                                                   --------      ---------      ---------      ---------      ---------

 Income (loss) before provision for income taxes     (3,786)        (4,567)        (6,385)        (3,711)         2,095
 Provision for income taxes                               -              -              -              -            474
                                                   --------      ---------      ---------      ---------      ---------
 Net income (loss)                                 $ (3,786)     $  (4,567)     $  (6,385)     $  (3,711)      $  1,621
                                                   --------      ---------      ---------      ---------      ---------
                                                   --------      ---------      ---------      ---------      ---------
 Net income (loss) per share (Note 7)                             $  (0.62)      $  (0.72)      $  (0.45)       $  0.14
                                                                  --------      ---------      ---------      ---------
                                                                  --------      ---------      ---------      ---------
 Shares used in per share calculations (Note 7)                      7,418          8,918          8,275         11,701
                                                                 ---------      ---------      ---------      ---------
                                                                 ---------      ---------      ---------      ---------



     See accompanying notes to pro forms combined condensed financial statements

                                         54.

                                 INVISION AND QUANTUM
                   NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                                 FINANCIAL STATEMENTS

                                     (UNAUDITED)


1. The pro forma combined condensed financial statements reflect the issuance of up to 777,000 shares of InVision Common Stock for an aggregate of up to 9,284,705 shares of Quantum Common Stock and Common Stock Equivalents on an as converted basis (based on shares of Quantum Common Stock and Common Stock Equivalents outstanding as of July 31, 1997) in connection with the Merger based on (i) the assumed exercise of warrants to purchase 211,917 and 642,076 shares of Quantum Series A and Series C Stock, respectively, at exercise prices of $1.50 and $0.50 per share, respectively; (ii) the assumed conversion of 1,091,328 shares of Quantum Series D Stock into shares of Quantum Common Stock prior to consummation of the Merger;
    (iii) the distribution of 163,935, 34,984 and 107,774 shares of InVision Common Stock to holders of Quantum Series A, Series B and Series C Stock, respectively, in satisfaction of their liquidation preferences in the amounts of $1.50, $0.75 and $1.00, respectively; based on an assumed average closing price of InVision Common Stock of $15.25 per share which was the closing price per share of InVision Common Stock on September 5, 1997; (iv) the distribution of the remaining 407,360 shares of InVision Common Stock equally among (A) the holders of Quantum Series A and Series C Stock based on the number of shares of Quantum Common Stock into which the respective series of Quantum Preferred Stock would convert (using a conversion ratio of 1:1.228 for the Quantum Series A Stock and 1:1 for Quantum Series C Stock) and (B) the holders of Quantum Common Stock, in each case expected to be outstanding on the date of consummation of the Merger. Although the total number of shares to be issued is fixed, the actual number of shares of InVision Common Stock to be issued to the holders of each class or series of Quantum Capital Stock will be determined at the effective time of the Merger based on the Designated InVision Stock Price and the number of shares of Quantum Common and Preferred Stock then outstanding.

2. Except as discussed in items 3 and 4 below, on a combined basis, there were no material transactions between InVision and Quantum during any period presented.

3. In April 1997, InVision purchased 1,091,328 shares of Quantum Series D Stock for $1,200,000. Quantum used the proceeds from the sale of the Series D Preferred Stock to repay certain accrued liabilities and short term debt.

4. The combined company expects to incur charges to operations estimated to be $700,000 in the quarter in which the Merger is consummated for transaction fees and costs incident to the Merger. This estimated charge is reflected in the pro forma combined condensed balance sheet as an increase in the accumulated deficit and an increase to accrued liabilities. The estimated charge is not reflected in the pro forma combined statement of operations data because the costs are of a non-recurring nature. The amount of this charge is an estimate and therefore subject to change upon consummation of the Merger.

5. Assumes the exercise of Series A and Series C Preferred Stock warrants to purchase 853,993 shares of Quantum Series A and Series C Preferred Stock which will occur prior to the consummation of the Merger generating net proceeds from such exercise of $639,000, as if such exercise had occurred on June 30, 1997.

6. Assumes the conversion to common stock and subsequent sale by InVision in July 1997 of 650,000 shares of Series D Preferred Stock generating net proceeds of $325,000 and a net loss on sale of $390,000, reflected as an increase in the accumulated deficit, as if such sale had occurred on June 30, 1997. The loss is not reflected in the pro forma combined statement of operations data.

7. Research and development expenses in the pro forma combined condensed statement of operations are reflected net of reimbursements and fees received under research contracts, primarily with U.S. government agencies. In 1994, such reimbursements and fees exceeded actual costs incurred on a combined basis.

8. See Notes to Consolidated Financial Statements of InVision and Quantum for explanations of the methods used to determine the number of shares used to compute income (loss) per share. Historical net loss per share amounts have not been presented in 1994 because such amounts are not deemed meaningful due to the significant changes in InVision's capital structure that occurred in connection with InVision's initial public offering.


                                         55.

                    INVISION SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth for the periods and the dates indicated certain financial data which should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere herein. The statement of operations data for each of the three fiscal years in the period ended December 31, 1996, and the balance sheet data at December 31, 1995 and 1996 are derived from the consolidated financial statements of InVision which have been audited by Price Waterhouse LLP, independent accountants, and are included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1992 and 1993 and the balance sheet data at December 31, 1992, 1993, and 1994 are derived from audited financial statements not otherwise contained herein. The consolidated statements of operations data for the six months ended June 30, 1996 and 1997 and the consolidated balance sheet data as of June 30, 1997 are derived from unaudited financial statements of InVision included elsewhere herein. The unaudited financial statements have been prepared by InVision on a basis consistent with InVision's audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of InVision's results of operations for such periods and financial condition at such dates. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of future results.


                                         56.




                                                                                                             SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                          JUNE 30,
                                             -------------------------------------------------------------   --------------------
                                               1992         1993         1994          1995         1996        1996      1997
                                             ---------    ---------    ----------   ---------    ---------   ---------   --------
                                                                      (in thousands, except per share data)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
  Revenues . . . . . . . . . . . . . . . . . $       -    $       -    $       -    $   9,066    $  15,841    $  7,477   $ 22,785
  Cost of revenues . . . . . . . . . . . . .         -            -            -        6,777        9,736       4,641     11,401
                                             ---------    ---------    ---------    ---------    ---------    --------   --------
     Gross profit. . . . . . . . . . . . . .         -            -            -        2,289        6,105       2,836     11,384
                                             ---------    ---------    ---------    ---------    ---------    --------   --------

  Operating expenses:
     Research and development(1) . . . . . .       744        1,424        1,582        1,940        2,785       1,066      3,574
     Sales and marketing . . . . . . . . . .       242          520          664        1,866        2,976       1,235      2,692
     General and administrative. . . . . . .     1,058        1,081        1,078        1,471        2,577       1,146      2,563
                                             ---------    ---------    ---------    ---------    ---------    --------   --------

        Total operating expenses . . . . . .     2,044        3,025        3,324        5,277        8,338       3,447      8,829
                                             ---------    ---------    ---------    ---------    ---------    --------   --------

  Income (loss) from operations. . . . . . .    (2,044)      (3,025)      (3,324)      (2,988)(2)   (2,233)(2)    (611)     2,555
  Interest expense . . . . . . . . . . . . .      (162)        (288)        (410)        (338)      (1,511)(3)  (1,495)(3)    (51)
  Other income, net. . . . . . . . . . . . .        10            6            7           34          172          61        186
                                             ---------    ---------    ---------    ---------    ---------    --------   --------

  Income (loss) before income taxes. . . . .    (2,196)      (3,307)      (3,727)      (3,292)      (3,572)     (2,045)     2,690
  Provision for income taxes . . . . . . . .         -            -            -            -            -           -        474

  Net income (loss). . . . . . . . . . . . . $  (2,196)   $  (3,307)   $  (3,727)   $  (3,292)   $  (3,572)   $ (2,045)  $  2,216
                                             ---------    ---------    ---------    ---------    ---------    --------   --------
                                             ---------    ---------    ---------    ---------    ---------    --------   --------
  Net income (loss) per share(4) . . . . . .                                        $   (0.50)   $   (0.44)   $  (0.27)  $   0.21
                                                                                    ---------    ---------    --------   --------
                                                                                    ---------    ---------    --------   --------

     Shares used in per share
     calculations(4) . . . . . . . . . . . .                                            6,642        8,142       7,499     10,730




                                                                  DECEMBER 31,                                 JUNE 30,
                                           --------------------------------------------------------------     ---------
                                            1992        1993        1994           1995           1996           1997
                                           ------      ------     --------       --------       --------      ---------
                                                                 (In thousands)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and short-term investments. . . .   $  562      $  212     $  2,241       $  1,927       $  2,363      $  21,836
  Working capital (deficit). . . . . . .   (2,365)     (4,759)      (4,893)        (3,477)         7,380         26,761
  Total assets . . . . . . . . . . . . .    1,804       1,950        4,646          7,316         15,256         45,383
  Long-term liabilities. . . . . . . . .       --          --           --             34            110            154
  Total stockholders' equity (deficit) .   (1,696)     (3,983)      (4,224)        (2,522)         9,074         32,726



- ---------------

(1) Net of amounts reimbursed by the FAA of $3.1 million, $1.5 million, $821,000, $593,000, $1.5 million, $894,000 and $339,000, respectively, during the years 1992, 1993, 1994, 1995, and 1996 and the six months ended June 30, 1996 and 1997. See Note 4 of Notes to Consolidated Financial Statements of InVision.
(2) InVision recorded non-cash charges related to grants of stock options having exercise prices below the fair market value on the date of grant to employees and directors in the amounts of $369,000, $489,000 and $178,000, respectively, in 1995 and 1996 and the six months ended June 30, 1997. See
    Note 8 of Notes to Consolidated Financial Statements of InVision.
(3) InVision recorded a non-cash charge resulting from amortization of a bridge loan warrant discount in the amount of $1.3 million in 1996, including all of which was recorded in the six months ended June 30, 1996. See Note 6 of Notes to Consolidated Financial Statements of InVision.
(4) See Note 2 of Notes to Consolidated Financial Statements of InVision for an explanation of the method used to compute per share amounts.


                                         57.

                    INVISION MANAGEMENT'S DISCUSSION AND ANALYSIS
                   OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION MAY CONTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. WHEN USED IN THIS DISCUSSION, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," AND "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO INVISION OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. INVISION'S ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THE RESULTS EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE RISKS RELATED TO MARKET ACCEPTANCE OF INVISION'S SINGLE PRODUCT, FLUCTUATIONS IN INVISION'S QUARTERLY AND ANNUAL OPERATING RESULTS, THE LOSS OF ORDERS OF INVISION'S PRODUCT, INCLUDING THE LOSS OF INVISION'S MOST RECENT ORDER FROM THE FAA, LOSS OF ANY OF INVISION'S SOLE SOURCE SUPPLIERS, INTENSE COMPETITION, RELIANCE ON LARGE ORDERS, CONCENTRATION OF INVISION'S CUSTOMERS, RISKS RELATED TO THE LENGTHY SALES CYCLES FOR THE CTX 5000, BUDGETING LIMITATIONS OF INVISION'S CUSTOMERS AND PROSPECTIVE CUSTOMERS, AND THE RISKS RELATED TO INVISION'S LIMITED MANUFACTURING EXPERIENCE, AS WELL AS THOSE DISCUSSED IN "RISK FACTORS," IN "INVISION BUSINESS," AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

OVERVIEW

    InVision designs, manufactures and markets an explosive detection system based on advanced CT technology. InVision was formed in September 1990 to design and develop the CTX 5000 and remained in the development stage through December 1994. In March 1994, InVision received its first commercial order for a CTX 5000 system from the Brussels National Airport in Belgium, and since such time has received orders for a total of 112 systems, of which a total of 50 had been shipped as of June 30, 1997. For the fiscal year ended December 31, 1996 and the six months ended June 30, 1997, InVision had revenues of $15.8 million and $22.8 million, respectively, and at June 30, 1997 had orders in backlog in the amount of $62.1 million. See "Business-Backlog."

    InVision considers research and development to be a vital part of its operating discipline and continues to dedicate substantial resources to research to enhance the performance, functionality and reliability of its CTX 5000 hardware and software. At June 30, 1997, InVision had 41 full-time employees engaged in research and development activities, and also was using the services of 11 specialized contract employees and consultants in this area. Beginning in 1991, total research and development expenditures by InVision have been partially offset by amounts reimbursed by the FAA under development contracts and grants. InVision believes that investment in research and development in absolute dollars will increase substantially to meet its future needs regardless of the level of funding received from the FAA. During the year ended
December 31, 1996 and the six months ended June 30, 1997, InVision spent
$4.3 million and $3.9 million, respectively, on research and development activities, of which $1.5 million in 1996 and $339,000 in the six months ended June 30, 1997 were funded by the FAA under development contracts and grants. To the extent that FAA contract and grant receipts decline in the future, research and development expenditures borne by InVision would increase, and InVision expects that its results of operations would be adversely impacted. See "Risk Factors-Competition for FAA Grants."

    In any given fiscal year, InVision's revenues have principally consisted, and InVision believes will continue to consist, of orders of multiple units from a limited number of customers. During the first six months of 1997, approximately $19.4 million, or 85.3%, of InVision's revenues were generated from sales to InVision's four largest customers. During the fiscal year ended December 31, 1996, revenues from InVision's six largest customers were approximately $14.0 million, or 88.4%, of InVision's revenues. During the fiscal year ended December 31, 1995, revenues from InVision's three largest customers were approximately $6.8 million, or 75.0%, of InVision's revenues. See "Risk Factors-Dependence on Large Orders; Customer Concentrations; Lengthy Sales Cycle."

    InVision markets its products both directly through internal sales personnel and indirectly through authorized agents, distributors and systems integrators. In the United States, InVision markets its CTX 5000 primarily through direct sales personnel. Internationally, InVision utilizes both a direct sales force and authorized agents to sell its products. During the six months ended June 30, 1997 and the years ended December 31, 1996 and 1995, international sales represented 62.3%, 76.2% and 89.2%, respectively, of InVision's revenues. See "Risk Factors-International Business; Fluctuation in Exchange Rates; Risk of Change in Foreign Regulations."


                                         58.

    The sales cycle of the CTX 5000 is often lengthy due to the protracted approval process that typically accompanies large capital expenditures and the time required to manufacture the CTX 5000 and install and assimilate the CTX 5000. Typically, six to twelve months may elapse between a new customer's initial evaluation of InVision's system and the execution of a contract. Another three months to a year may elapse prior to shipment of the CTX 5000 as the customer site is prepared and the CTX 5000 is manufactured. During this period InVision expends substantial funds and management resources but recognizes no associated revenue. See "Risk Factors-Dependence on Large Orders; Customer Concentrations; Lengthy Sales Cycle" and "-Public Agency Contract and Budget Considerations."

    InVision recognizes revenue on shipment unless extended acceptance criteria exist, in which case revenue is recognized upon completion of such acceptance criteria. InVision typically requires significant customer deposits and progress payments in advance of shipment on customer purchase orders. Provision for estimated installation, training and warranty costs is recorded at the time revenue is recognized. Systems typically carry a one-year warranty.

RESULTS OF OPERATIONS

    The following table sets forth certain income and expenditure items from InVision's consolidated statements of operations expressed as a percentage of revenues for the periods indicated. Information for 1994 has been omitted as InVision did not recognize revenue in that year.

                                            YEAR ENDED     SIX MONTHS ENDED
                                            DECEMBER 31,         JUNE 30,
                                            ------------         --------
                                          1995      1996      1996      1997
                                          ----      ----      ----      ----
 Revenues  . . . . . . . . . . . . . . .  100.0%    100.0%    100.0%    100.0%
 Cost of revenues. . . . . . . . . . . .   74.8      61.5      62.1      50.0
                                         ------    ------    ------    ------

  Gross profit . . . . . . . . . . . . .   25.2      38.5      37.9      50.0
                                         ------    ------    ------    ------

 Operating expenses:
  Research and development . . . . . . .   21.4      17.6      14.3      15.7
  Sales and marketing. . . . . . . . . .   20.6      18.8      16.5      11.8
  General and administrative . . . . . .   16.2      16.3      15.3      11.3
                                         ------    ------    ------    ------

     Total operating expenses. . . . . .   58.2      52.7      46.1      38.8
                                         ------    ------    ------    ------

 Income (loss) from operations . . . . .  (33.0)    (14.2)     (8.2)     11.2
 Interest expense. . . . . . . . . . . .   (3.7)     (9.5)    (20.0)     (0.2)
 Other income, net . . . . . . . . . . .    0.4       1.1       0.8       0.8
                                         ------    ------    ------    ------

 Income (loss) before income taxes . . .  (36.3)    (22.6)    (27.4)     11.8
 Provision for income taxes. . . . . . .      -         -         -       2.1
                                         ------    ------    ------    ------

 Net income (loss) . . . . . . . . . . .  (36.3)%   (22.6)%   (27.4)%     9.7%
                                         ------    ------    ------    ------
                                         ------    ------    ------    ------

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1997 AND 1996

    REVENUES. InVision's revenues are comprised of system revenues, which include sales of the CTX 5000, accessories, installation and configuration, and maintenance related to product support.

    The quarter ended June 30, 1997 was InVision's second profitable quarter since the inception of InVision. Revenues increased by 272% to $13.4 million in the second quarter of 1997 from $3.6 million in the second quarter of 1996. Net revenues for the first six months ended June 30, 1997 grew 205% to $22.8 million from $7.5 million in the same period last year. This increase was primarily the result of the growth in unit shipments generated from initial deliveries on the 54 unit order by the FAA, and continuing demand from international markets.


                                         59.

    GROSS PROFIT. Cost of revenues primarily consists of purchased materials procured for use in the assembly of InVision's products, as well as manufacturing labor, overhead and warranty costs. In any given period InVision's gross profit may be affected by several factors, including product configuration, location of the installation, and complexity of integration into various airport environments.

    Gross profit increased by 378.6% to $6.7 million in the second quarter of 1997 from $1.4 million in the second quarter of 1996. Gross profit increased by 302% to $11.4 million in the first half of 1997 from $2.8 million in the first half of 1996. Gross margins were 50.0% in the second quarter of 1997 and 38.5% in the second quarter of 1996. This increase in gross margins is largely the result of improved manufacturing efficiencies and lower overhead cost per unit resulting from increased production volume.

    RESEARCH AND DEVELOPMENT. Research and development expenditures consist primarily of compensation paid to personnel engaged in research and development activities, amounts paid for outside services, and costs of materials utilized in the development of hardware products, including prototype units. All software and hardware development costs are expensed as incurred. Beginning in 1991, total research and development expenditures by InVision have been partially offset by amounts reimbursed by the FAA under development contracts and grants. InVision believes that research and development expenditures in absolute dollars will increase substantially in the future regardless of the level of funding received from the FAA.

    Total research and development expenditures increased by 357.4% to $2.2 million in the second quarter of 1997 from $481,000 in the second quarter of 1996. Total research and development expenditures for the six months ended June 30, 1997 increased by 95.0% to $3.9 million from $2.0 million in the first half of 1996. Of these amounts, $339,000 and $894,000, respectively, were funded by research and development contracts and grants from the FAA in the first six months of 1997 and 1996. As a percentage of revenues, total net research and development expenditures increased to 16.4% in the second quarter of 1997 from 13.5% in the second quarter of 1996 and for the first six months of 1997 research and development expenditures increased to 15.8% from 14.3% in the first six months of 1996. The growth in total research and development expenditures is primarily the result of personnel additions and increased spending on engineering materials and services.

    SALES AND MARKETING. Sales and marketing expenditures consist primarily of compensation paid to direct and indirect sales and marketing personnel, payments to consultants, travel related to the sales process, and other selling and distribution costs.

    Sales and marketing expenditures increased by 128.7% to $1.5 million in the second quarter of 1997 from $638,000 in the second quarter of 1996. Sales and marketing expenditures for the first half of 1997 increased 118% to $2.7 million from $1.2 million in the same period last year. As a percentage of revenues, sales and marketing expenditures declined to 10.9% in the second quarter of 1997 from 17.9% in the second quarter of 1996 and to 11.8% for the first six months of 1997 from 16.5% for the same period last year. The increased level of expenditures in the 1997 periods reflects higher commissions and other direct selling expenses resulting from the increase in revenues, as well as increases in staffing.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of compensation paid to administrative personnel, including directors, payments to consultants, professional service fees, and travel and other general expenses.

    General and administrative expenses increased by 81% to $1.2 million in the second quarter of 1997 from $674,000 in the second quarter of 1996. As a percentage of revenues, general and administrative expenses decreased to 9.1% in the second quarter of 1997 from 19.0% in the second quarter of 1996. General and administrative expenses for the first six months of 1997 increased 123.6% to $2.6 million from $1.1 million in the corresponding period of 1996. The increase in general and administrative expenses in absolute dollars is primarily the result of personnel additions and increased professional and consulting costs incurred to prepare for planned growth, increased insurance costs, and increased costs of operations associated with being a publicly traded company.


                                         60.

    INTEREST EXPENSE. Interest expense decreased to $41,000 in the second quarter of 1997 from $455,000 in the second quarter of 1996. For the first six months, interest expense decreased to $51,000 from $1.5 million in the corresponding period of 1996. Interest expense in the first half of 1996 reflects the effect of a non-cash charge of $1.3 million resulting from the amortization of a bridge loan warrant discount arising in December 1995.

    INCOME TAXES. The provision for income taxes was $343,000 for the second quarter of 1997 and $474,000 for the first six months of 1997 representing an effective tax rate of 17.0%. No provision for income taxes was recorded in the first six months of 1996. InVision's effective tax rate of 17.0% for the first half of 1997 is lower than the U.S. federal statutory rate of 34.0% as a result of utilization of net operating loss and other credit carry-forwards. At December 31, 1996 InVision had federal net operating loss carry-forwards of approximately $11.0 million available to reduce future federal taxable income. InVision's net operating loss carry-forwards expire from 2005 to 2011. As a result of changes in ownership that occurred in the 1995 financings, future utilization of certain of InVision's carry-forwards are limited to not more than approximately $500,000 per year.

COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

    REVENUES. Revenues increased by 74.7% to $15.8 million in 1996 from $9.0 million in 1995. The increase in 1996 revenues is attributable to increased sales of the CTX 5000, reflecting a 63.6% increase in unit shipments to 18 units in 1996 from 11 units in 1995 and, to a lesser extent, changes in product configuration leading to an increase in the average selling price per unit and sales of add-on products to current customers. There were no revenues recorded in 1994.

    GROSS PROFIT. Gross profit increased by 167% to $6.1 million in 1996 from $2.3 million in 1995. Gross margins were 38.5% in 1996 and 25.2% in 1995. The increase in gross margins was primarily caused by lower unit costs resulting from increased manufacturing efficiency and reduced overhead cost per unit due to increased volume, as well as changes in product configurations leading to an increase in the average selling price. Increased operating efficiencies resulting from a larger installed base also reduced the average cost of maintenance and warranty service. There was no gross profit in 1994.

    RESEARCH AND DEVELOPMENT. Total research and development expenditures increased by 68.2% to $4.3 million in 1996 from $2.5 million in 1995 and by 5.4% in 1995 from $2.4 million in 1994. During 1996, 1995 and 1994, InVision was entitled to reimbursements of $1.5 million, $593,000 and $821,000, respectively, under research and development contracts and grants from the FAA to develop and enhance the CTX 5000. Such reimbursements have been reflected as a reduction to research and development expense in each period presented. Billings are rendered to the FAA monthly on the basis of actual costs incurred. As a percentage of revenues, total research and development expenditures remained at approximately 27.3% for both 1996 and 1995. In 1996, the increase in total expenditures reflects the effects of personnel additions, costs of prototype development, efforts to increase throughput and develop systems for more effective airport integration, and conceptual design.

    SALES AND MARKETING. Sales and marketing expenditures increased by 59.5% to $3.0 million in 1996 from $1.9 million in 1995 and by 181% in 1995 from $664,000 in 1994. As a percentage of revenues, sales and marketing expenses declined to 18.8% in 1996 from 20.6% in 1995. The increased levels of expenditures in absolute dollars for 1996 and 1995 reflect increased selling costs associated with the higher unit sales, including foreign travel, trade shows, public relations and commissions.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased by 75.2% to $2.6 million in 1996 from $1.5 million in 1995 and by 36.5% in 1995 from $1.1 million in 1994. As a percentage of revenues, general and administrative expenses were 16.3% for 1996 and 16.2% for 1995. The increases for 1996 and 1995 reflect additions to support capabilities required by the growth in revenues and corporate headcount. The increase in absolute dollars in 1996 also reflects increased costs of operating as a public company.


                                         61.

    INTEREST EXPENSE. Interest expense increased to $1.5 million in 1996 from $338,000 in 1995 and decreased in 1995 from $410,000 in 1994. Interest expense in 1996 reflects the effect of $1.3 million of amortization of the fair market value of warrants issued in connection with a bridge loan obtained in December 1995. Interest expense during 1995 and 1994 resulted directly from short-term debt outstanding during each period.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, InVision has financed its operations primarily through private sales of $16.5 million of Preferred and Common Stock (of which $5.6 million represents indebtedness converted to equity), the sale of $9.5 million of Common Stock in InVision's Initial Public Offering in April 1996 and $21.2 million in a second public offering in May 1997, and short-term borrowings. At June 30, 1997, InVision had $21.8 million in cash and short-term investments, and $2.2 million of short-term borrowings.

    In February 1997, InVision entered into two one-year revolving line of credit agreements with Silicon Valley Bank. The first agreement provides for maximum borrowings generally in an amount up to the lower of 80% of domestic eligible accounts receivable or $4.5 million. Borrowings under this agreement generally bear interest at the bank's prime rate plus 0.50% per annum (9.25% at June 30, 1997). The second agreement is partially guaranteed by the Export-Import Bank of the United States and provides for maximum borrowings generally in an amount up to the lower of (i) the sum of 90% of eligible export accounts receivable plus 70% of eligible raw materials and work-in-process inventory designated for export customers, (ii) $4.5 million less outstanding letters of credit or (iii) $3.0 million. Borrowings under this agreement generally bear interest at the bank's prime rate plus 0.25% per annum (9.00% at June 30, 1997). Borrowings under both agreements are secured by all of InVision's assets. The agreements require that InVision maintain certain financial ratios and levels of tangible net worth and profitability and also prohibit InVision from paying cash dividends. Proceeds of loans under the first line of credit may be used for general corporate purposes, and proceeds of loans under the second line of credit must be used to finance goods intended for export.

    Cash used in operating activities was $1.3 million in the first six months of 1997 and $4.7 million in first six months of 1996. Net cash used in operating activities in the first half of 1997 was principally due to net income of $2.2 million, a $2.7 million increase in accounts payable and accrued expenses and a $2.2 million increase in short-term borrowings, which were partially offset by a $912,000 increase in restricted cash, a $3.5 million increase in inventories and a $1.3 million increase in accounts receivable and a $1.5 million increase in prepaid expenses. Net cash used in operations for the first half of 1996 was primarily due to the net loss of $2.0 million, a $1.3 million increase in accounts receivable, a $1.2 million decrease in accounts payable and accrued liabilities and a $1.8 million decrease in deferred revenues which were partially offset by a non-cash charge for the amortization of the warrant discount of $1.3 million.

    Net cash used in investing activities was $20.4 million in the first half of 1997 and $314,000 in the first half of 1996, in each case due primarily to the purchase of property and equipment. InVision anticipates spending approximately $2.0 million for facility improvements and approximately $1.5 million for purchases of capital equipment in the second and third quarters of 1997 in connection with a move of InVision's principal executive offices and manufacturing facility. InVision has no other significant capital spending or purchase commitments other than normal purchase commitments and commitments under leases.

    Net cash provided by financing activities was $23.5 million in the first half of 1997 and $6.5 million in the first half of 1996. The increase in the first six months of 1997 was primarily due to $21.1 million in net proceeds from issuance of common stock in its May 1997 Public Offering.

    On May 14, 1997, InVision sold in a public equity offering of 1,875,000 shares of its common stock at $12.00 per share. InVision received net proceeds of $20,706,000. On June 12, 1997, InVision's managing underwriter, Robertson, Stephens & Co., under the terms of the over-allotment option provided in the equity offering, sold an additional 42,742 shares of InVision Common Stock, at $12.00 per share. InVision received net proceeds of $483,000.


                                         62.

    InVision believes that cash, cash equivalents and short-term investments of $21.8 million as of June 30, 1997 and available borrowings under InVision's line of credit agreements will be sufficient to finance its working capital and capital expenditure requirements for at least the next 12 months.

                                  INVISION BUSINESS

    THE FOLLOWING DISCUSSION MAY CONTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. WHEN USED IN THIS DISCUSSION, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," AND "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO INVISION OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. INVISION'S ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THE RESULTS EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE RISKS RELATED TO MARKET ACCEPTANCE OF INVISION'S SINGLE PRODUCT, FLUCTUATIONS IN INVISION'S QUARTERLY AND ANNUAL OPERATING RESULTS, THE LOSS OF ORDERS OF INVISION'S PRODUCT, INCLUDING THE LOSS OF INVISION'S MOST RECENT ORDER FROM THE FAA, LOSS OF ANY OF INVISION'S SOLE SOURCE SUPPLIERS, INTENSE COMPETITION, RELIANCE ON LARGE ORDERS, CONCENTRATION OF INVISION'S CUSTOMERS, RISKS RELATED TO THE LENGTHY SALES CYCLES FOR THE CTX 5000, BUDGETING LIMITATIONS OF INVISION'S CUSTOMERS AND PROSPECTIVE CUSTOMERS, AND THE RISKS RELATED TO INVISION'S LIMITED MANUFACTURING EXPERIENCE, AS WELL AS THOSE DISCUSSED IN "RISK FACTORS," IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

GENERAL

    InVision is the worldwide leader in explosive detection technology. InVision develops, manufactures, markets and supports an explosive detection system for civil aviation security based on advanced CT technology. To date, InVision's CTX 5000 is the only EDS to be certified by the FAA for use in the inspection of checked luggage on commercial flights. Historically, the FAA has been the leader in establishing standards for aviation security worldwide, and InVision believes that airports around the world will migrate over time towards security policies consistent with those of the FAA. As a result, InVision believes that the CTX 5000 is well positioned to become the industry standard. In December 1996, InVision received an order from the FAA for 54 CTX 5000 systems to be installed at the busiest U.S. airports. For the fiscal year ended December 31, 1996 and the six months ended June 30, 1997, InVision had revenues of $15.8 million and $22.8 million, respectively, and at June 30, 1997 had orders in backlog in the amount of $62.1 million. As of June 30, 1997, 50 CTX 5000 systems had been shipped to 15 airports in ten countries around the world.

    InVision believes that the CTX 5000 is the only EDS capable of detecting all types of explosives designated by the FAA to be a threat to commercial aviation and that the CTX 5000 is superior to competing systems by virtue of its advanced detection technology. The CTX 5000 is capable of capturing and processing substantially more data than other explosive detection systems. InVision believes that there are important technological advantages that lead to the superiority of the CTX 5000 over systems of InVision's primary competitors. By combining heightened levels of data capture and diagnosis capabilities with simple user interfaces, InVision's CTX 5000 is capable of providing high detection and low false alarm rates, as well as advanced threat resolution capability and increased operator efficiency.

    InVision's objective is to become the dominant provider of explosive detection systems worldwide and to extend its expertise in EDS technology to address broader applications. Specific elements of InVision's growth strategy are to enhance its technological leadership, expand its sales and marketing organization, leverage its detection technology expertise to enter new markets for detection, and selectively pursue strategic relationships and acquisitions.

INDUSTRY BACKGROUND

    MARKET SIZE. There are over 600 airports worldwide providing scheduled service for an aggregate of approximately 2.5 billion passengers per year. Of these airports, over 400 are located in the United States, and a


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

substantial portion of the remainder are located in Europe and the Asia/Pacific region. It is estimated that it will cost approximately $2.2 billion to equip the 76 largest airports in the United States with certified explosive detection systems.

    THE TERRORIST THREAT. In recent years, increased incidents of bombings and airline terrorism have contributed to an enhanced perception of the threat of terrorism among the general public. According to a report of the President's Commission on Aviation Security and Terrorism dated May 15, 1990, there were 41 bombings against civilian aviation targets worldwide between 1975 and 1989. According to Time Magazine, there were 10,222 bombings in the United States between 1983 and 1993. According to a CBS poll conducted in July 1996, airline passengers have expressed a willingness to pay more for airline travel and endure delays if such actions will decrease the threat of successful airline bombings.

    THE EVOLUTION OF EXPLOSIVE DETECTION TECHNOLOGIES. In the 1970's, in response to hijackings, airports worldwide began to install x-ray systems to screen carry-on baggage for weapons such as guns and knives. In response to the implementation of this technology, terrorists in some cases adopted the tactic of airline bombings. The effort to develop automated explosive detection capabilities was first established in the late 1970's by the FAA and was predicated on the application of conventional x-ray technology. However, until the advent of certified explosive detection systems in 1994, InVision believes that EDS technology remained largely inadequate. Following the bombing of Pan American Flight 103 over Lockerbie, Scotland in December 1988, certain European countries hastened to implement explosive detection capabilities based upon then-existing technologies. In order to placate immediate public safety concerns, these conventional systems were designed to process 100% of checked baggage. However, these conventional systems were and continue to remain deficient in that they are unable to reliably detect and identify all of the types and amounts of explosives determined by the FAA to be a threat to civil aviation.

    Several advanced explosive detection technologies have been developed to attempt to address the need for effective explosive detection. These systems include CT, dual energy x-ray and trace detection. CT technology uses a source of x-rays rotating around an object to create multiple two-dimensional images, commonly know as "slices," of the density distribution of the object's cross section and compares parameters derived from the analysis of the density images to a database of explosives characteristics. Dual energy x-ray systems measure the x-ray absorption properties of a bag's contents at two different x-ray energies to determine if any of the contents have the physical characteristics of explosive materials. Trace detection equipment, known as "sniffers," detect particulate and chemical traces of explosive materials collected by an operator by wiping or vacuuming the bag under inspection. The only explosive detection system to be certified by the FAA is InVision's CTX 5000, which is based on CT technology.

    THE EMERGENCE OF WORLDWIDE STANDARDS AND FAA CERTIFICATION. Throughout the history of civil aviation, the FAA has been a leader in setting the standards for aviation security worldwide. In the 1970's, the FAA first established standards for worldwide security by setting guidelines for screening of carry-on baggage for guns and knives. These standards were subsequently mandated by the United Nations for adoption by all of its member states, leading to the installation of over 7,000 detection systems worldwide. Following the December 1988 bombing of Pan American Flight 103, the United States enacted the Aviation Security Improvement Act of 1990 (the "Aviation Security Act"), in response to which the FAA increased research and development funding for advanced explosives detection technology. To date the FAA has spent approximately $150 million on such activities.

    In 1993, as required by the Aviation Security Act, the FAA adopted a certification protocol regarding explosive detection systems for use on checked baggage. The FAA certification process was developed to certify equipment that, alone or as part of an integrated system, can detect under realistic air carrier operating conditions the amounts, configurations and types of explosive material which would be likely to be used to cause catastrophic damage to commercial aircraft. To do so, the FAA contracted with the National Academy of Sciences to establish a scientifically valid protocol for certification. The FAA also consulted with a variety of public agencies, including the Federal Bureau of Investigation and the Central Intelligence Agency. The result of this collaboration was the establishment of a detection protocol which focuses on
(i) the categories of explosive substances to be detected, (ii) the probability of detection by explosive category, (iii) the minimum quantity of explosive that must be


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

detectable, (iv) the number of bags processed per hour, and (v) the maximum acceptable false alarm rates. To date only one explosive detection system, InVision's CTX 5000, has met the requirements of the protocol and has been certified by the FAA. In order to meet the throughput criteria established in the FAA protocol, the CTX 5000 was certified with two units operating in parallel.

    IMPLEMENTATION OF MULTI-LEVEL SCREENING PROCESSES. As the capabilities of EDS technology have evolved and worldwide detection standards have become more pervasive, certain airports around the world have sought to augment their detection capabilities by implementing various multi-level screening processes. To date, two distinct processes have become most prevalent: a system first implemented by the British Airport Authority (the "BAA Approach"); and a system endorsed by the FAA (the "FAA Approach"). Prior to the development of certified detection technology and in recognition of the deficiencies of existing x-ray technology in providing comprehensive detection, certain European airports adopted the BAA Approach, which consists of the use of several explosive detection systems operating in series in order to attempt to increase detection rates while maintaining throughput rates.

    The FAA Approach was developed following the advent of certified detection technology. Currently, the FAA Approach is comprised of a process of passenger "profiling" combined with the use of certified EDS equipment for the detection of explosives in baggage deemed to be high risk. Profiling involves an initial determination of whether a particular passenger represents a high threat based on certain decision criteria which are believed to be reasonable predictors of risk. Based on this determination, a passenger's baggage may undergo a higher level of investigation, which will in most cases involve the baggage being screened with the use of certified EDS equipment. In contrast to the BAA Approach, in which the effectiveness of the entire detection process is dependent on technologies with greater emphasis on throughput than detection, the FAA Approach is predicated on the use of high-detection technology and is focused on the ability to accurately and effectively detect explosives and to identify individuals believed to pose the greatest threat to civil aviation. InVision believes that the FAA Approach, as it is currently being implemented at major airports throughout the United States, will prove to be the more effective process in reducing the dangers associated with the use of explosives against civil aviation.

    THE GORE COMMISSION. In response to the recent crash of TWA Flight 800 off Long Island, New York in July 1996, President Clinton announced the formation of the White House Commission on Aviation Safety and Security, chaired by Vice President Gore (the "Gore Commission"), to review airline and airport security and oversee aviation safety. The Gore Commission concluded that "the threat against civil aviation is changing and growing, and that the federal government must lead the fight against it" and recommended that "the federal government commit greater resources to improving aviation security." The Gore Commission released its initial report in September 1996, and in October 1996 the United States enacted legislation which includes a $144 million appropriation for 1997 for the deployment of explosives detection systems and other advanced security equipment for use by air carriers and airport authorities. Of this amount, $52.2 million, or 36.2%, was allocated to the purchase of certified CT technology.

THE INVISION TECHNOLOGY ADVANTAGE

    InVision believes that the CTX 5000 is the only EDS presently capable of reliably detecting all types of explosives designated by the FAA to be a threat to commercial aviation and that the CTX 5000 is superior to competing systems by virtue of its advanced detection technology.

    InVision's CTX 5000 employs CT technology which was pioneered in the medical field in the 1970's and enhanced for use in explosive detection by InVision's engineers in the 1990's. As its principal detection vehicle, the CTX 5000 uses a source of x-rays rotating around an object to create two-dimensional images of the density distribution of the object's cross section. These cross-sectional images are commonly known as "slices." The CTX 5000 is capable of measuring data from several contiguous slices of an object in order to capture the 3-dimensional characteristics of an object. The data gathered from the slices is used to measure the physical characteristics of objects by determining their linear attenuation coefficients (density), morphology (shape), and granularity (uniformity). Once measured, each characteristic is automatically compared, using sophisticated image processing


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

algorithms, to a database of characteristics of compounds used in explosive devices in order to assess the threat. If an object is determined to contain the characteristics of an explosive, additional slices of the object are collected in order to determine the mass discriminates (quantity) of the threat. At this stage, potential threats which cannot be cleared automatically by the CTX 5000 are submitted to an operator for threat resolution. The operator is also presented with information regarding the presence of detonators, power sources, proximity charges, metallic objects and other characteristics of a potential bomb, and the suspicious objects are highlighted in different colors.

    InVision believes that there are three important technical characteristics which lead to the superiority of the CTX 5000 over systems of InVision's primary competitors, which are based on dual energy technology. These characteristics are:

    DATA QUALITY AND QUANTITY. Dual energy x-ray systems collect data from one or two views of an object to determine the atomic number of materials encountered during the scan. CT technology, with approximately 500 views per slice, yields more data and is capable of measuring the density of an object. While explosives have well defined density ranges which are generally distinct from those of the contents of checked baggage, certain classes of explosives have atomic numbers which are similar to those of many materials found in checked baggage. As a result, the CTX 5000 is better able to distinguish between explosives and the benign contents of checked baggage, resulting in higher detection and lower false alarm rates.

    THREE DIMENSIONAL DATA. CT technology's ability to render three dimensional data concerning an object also contributes to its superior detection compared to dual energy x-ray technology. By utilizing these data, CT technology is able to map characteristics of an object, such as mass and density, regardless of the object's position in the bag and the superposition of other objects. Dual energy x-ray systems render only two dimensional data. As a result, if multiple objects are superimposed over the potential explosive, the system's ability to calculate the atomic number of the potential explosive is diminished. Given the inherent limitations of the use of atomic numbers as a parameter for explosive detection, this diminished capacity with regard to stacked objects is particularly problematic.

    ADVANCED THREAT RESOLUTION. Threat resolution refers to the process following an alarm of determining whether checked baggage is safe or contains a threat. Once an alarm occurs, the CTX 5000 presents its operators with images and threat analysis tools that are unavailable in dual energy systems. For example, the CTX 5000 simultaneously provides operators with both x-ray images and CT images on separate screens. These data are cross-referenced with each other to give the operator an overall image of a suitcase and detailed CT information relating to the contents, and in particular relating to the potential threat. In addition to the images, the CTX 5000 provides an abundance of tools and data, designed to allow operators to determine whether a bag is a threat requiring further action or is safe to clear to the plane. One of these tools is the ability to take additional slices to provide more data and focus in on the threat. In contrast, dual energy x-ray systems display a single x-ray image of a potential threat and have a limited ability to provide additional information to an operator who suspects that an explosive is present.

    InVision believes that the strengths of the CTX 5000 with respect to these three important technical characteristics were central to the CTX 5000 meeting the stringent FAA standards for certification and to gaining operational acceptance by the commercial aviation industry. In addition, InVision believes that the limitations of competing technologies with respect to these important characteristics will limit these technologies' ability to attain the high detection and low false alarm rates necessary to obtain FAA certification. However, there can be no assurance that future technological innovations will not enable these technologies to overcome these limitations. As the only EDS to be certified by the FAA, InVision believes its CTX 5000 system is well positioned to be the cornerstone of the advanced explosive detection process being promoted by the FAA for implementation at airports around the world.


                                         66.

GROWTH STRATEGY

    InVision's objective is to be the leading provider of explosive detection systems worldwide and to extend its technology expertise to address broader applications for detection. Specific elements of InVision's growth strategy are to:

    ENHANCE TECHNOLOGICAL LEADERSHIP. InVision believes that its technological capabilities provide it with a significant competitive advantage. Accordingly, InVision considers research and development to be a vital part of its operating discipline, and continues to make substantial investments to enhance the performance, functionality and reliability of its CTX 5000 hardware and software. Among InVision's priorities in enhancing its technological capabilities are to increase throughput rates while maintaining certified detection capability and to increase threat resolution capabilities. In 1996 and the first six months of 1997, InVision spent $4.3 million and $3.6 million, respectively for research and development to improve InVision's technology.

    EXPAND SALES AND MARKETING CAPABILITIES. InVision believes that its sales and marketing capability is vital to achieving high levels of market penetration for its systems. The objectives of InVision's sales force include promoting broader acceptance for EDS technology worldwide and emphasizing the importance of high detection rate EDS technology. Because sales cycles for the CTX 5000 can be lengthy, InVision's sales and marketing efforts are focused on developing and maintaining close working relationships with key management personnel at regulatory authorities, airports and airport authorities worldwide. As the market for certified explosive detection technology expands, InVision intends to supplement its sales and marketing capability by adding sales personnel in the U.S. and in Asia, enhancing customer support capabilities in Europe through the addition of systems integration expertise, and continuing to educate governmental entities worldwide about the benefits of certified detection and the advantages of the CTX 5000.

    LEVERAGE TECHNOLOGY EXPERTISE TO ENTER NEW MARKETS FOR DETECTION. InVision believes that installations of advanced automated explosive detection systems at airports will accelerate the adoption of this technology for additional aviation applications such as screening of carry-on baggage and trailer-mounted mobile units for inspections at remote location, as well as for other security applications, including the detection of drugs, the protection of government and private facilities, and the screening of mail. Since the amount of government money spent in drug interdiction efforts far surpasses the amount spent for the development of EDS technology, InVision believes that drug detection applications afford significant market opportunities for the application of InVision's certified detection technology. InVision believes that its leadership in high detection technology will be a competitive advantage as these markets develop.

    PURSUE STRATEGIC RELATIONSHIPS AND ACQUISITIONS.  From time to time
InVision reviews strategic relationship opportunities, including potential acquisitions, that would complement its existing product offerings, augment its market coverage, enhance its technological capabilities or otherwise offer growth opportunities. InVision believes that the CTX 5000 is suited to the integration of applications which are direct extensions of its strength in explosive detection technology. Pursuant to this strategy, InVision has entered a strategic relationship with EG&G Astrophysics for the development of an explosive detection system based upon a combination of the CTX 5000 as it currently exists and a pre-scanner based upon EG&G's x-ray scanning technology. In addition, InVision has made a minority equity investment in Quantum Magnetics, Inc. ("Quantum") and, in connection with such investment, Quantum has agreed to certain limitations on its ability to license or transfer certain of its explosives detection technology. See "-Recent Developments."

PRODUCT DEVELOPMENT

    InVision considers research and development to be a vital part of its operating discipline and continues to dedicate substantial resources to research and development to enhance the performance, functionality and reliability of its CTX 5000 hardware and software. In particular, InVision recognizes the need to improve certain of its system capabilities, specifically related to throughput and gantry size, in order to accommodate the breadth of market potential for EDS technology. At June 30, 1997 InVision had 41 full-time employees engaged in research and


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development activities, and also was using the services of 11 specialized contract employees and consultants in this area. During the years ended December 31, 1996, 1995 and 1994, respectively, InVision spent $4.3 million, $2.5 million and $2.4 million on research and development activities, of which $1.5 million, $587,000 and $720,000, respectively, was funded by the FAA under development contracts and grants. In order to fulfill the objectives of its growth strategy, InVision intends to continue to invest heavily in product development.

    InVision's development efforts under the current FAA research grant are primarily focused on increasing the speed (throughput) and decreasing the manufacturing cost of the CTX 5000. InVision is also developing, in conjunction with the FAA, improvements to the user-interface, inspection algorithms, and operator on-line testing techniques. See "Risk Factors-Competition" and "-No Assurance of Continued Certification; Risk of Certification of Competing Technologies; Risk of Changing Standards."

CUSTOMERS

    In order to capitalize on the global opportunity for deployment of explosive detection technology for civil aviation, InVision focuses on three important markets: (i) installations at key U.S. airports, (ii) installations at new airports under construction worldwide and (iii) installations at international airports.

    The following is a list of the airports which are employing InVision's CTX 5000 technology or have a CTX 5000 on order as of June 30, 1997:



               AIRPORT                           LOCATION                      OPERATED BY
               -------                           --------                      -----------
   John F. Kennedy International (1 unit)        New York, New York            El Al Israel Airlines
   Hartsfield International (2 units)            Atlanta, Georgia              Delta Airlines
   San Francisco International (1 unit)          San Francisco, California     United Airlines
   London Heathrow (4 units)                     London, England               British Airport Authority
   Manchester International (10 units)(2 UNITS)  Manchester, England           Manchester Airport
   Brussels National (1 unit)                    Brussels, Belgium             Brussels Airport
   Amsterdam Airport (1 unit)                    Amsterdam (Netherlands)       Amsterdam Airport
   Narita International (1 unit)                 Tokyo, Japan                  A distributor
   Ben Gurion International (6 units)            Tel Aviv, Israel              Israel Airports Authority
   Nino Aquino International (2 units)           Manila, Philippines           Northwest Airlines
   King Khaled International (1 unit)            Riyadh, Saudi Arabia          A distributor
   Subang Kuala Lumpur                           Kuala Lumpur, Malaysia        Kuala Lumpur Airport
    International (6 units)
   Schiphol Chek Lapkok (4 UNITS)                Hong Kong                     Hong Kong Airport Authority
   Various (3 UNITS)                             Various                       El Al Israel Airlines
   French Airports (4 units) (8 UNITS) (1)       France                        Direction Generale de L'Aviation Civi le
   U.S. Airports (9 units) (45 UNITS) (1)(2)     United States                 Various U.S. Airlines


- -----------

    ITALICIZED ITEMS DENOTE NUMBER OF UNITS ON ORDER BUT NOT YET SHIPPED.

(1) For security reasons, the locations remain undisclosed.

(2) Under the FAA Contract

    In December 1996, as an extension of legislation enacted upon the recommendation of the Gore Commission, InVision received an order for 54 CTX 5000 systems from the FAA. Under the terms of the FAA contract, these systems are to be installed during 1997 at America's busiest airports. As of June 30, 1997, nine of


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

these systems have been shipped. For reasons of security, the FAA will not divulge the deployment schedule or locations of the systems at this time. See "-Recent Developments."

    InVision believes that customer service and support are critical to its success and has committed significant resources to these functions. Accordingly, InVision provides a high level of customer support to assist in the site planning, installation and integration of InVision's products into its customer's facilities in addition to field service for maintaining the reliability of InVision's products once installed. InVision's service organization includes customer service engineers, product application specialists, operator training engineers and technical support engineers. As of June 30, 1997 InVision had 27 individuals employed in customer service and support roles. InVision typically hires and trains its own support staff throughout the world rather than relying on third-party maintenance services. In addition to providing generally a one year parts warranty, InVision offers fee-based primary and back-up service contracts to its customers to provide system maintenance, ongoing technical support, documentation, training and, under full service contracts, periodic software releases.

    InVision believes that operator qualification and training is as important to the explosives detection process as the CTX 5000's automated detection process. In this regard, InVision has developed and provides in depth operator training and testing as a critical component of each sale and installation. See "Risk Factors-Limited Field Operations; Dependence on Operator Performance."

SALES AND MARKETING

    InVision markets its products both directly through internal sales personnel and indirectly through authorized agents, distributors and systems integrators. As of June 30, 1997, InVision employed a total of 13 people in sales and marketing. In North America, InVision markets its CTX 5000 primarily through direct sales personnel, which as of June 30, 1997 consisted of three individuals. Internationally, InVision utilizes both a direct sales force and authorized agents to sell its products. As of June 30, 1997, InVision had five direct international sales personnel broadly covering Europe, Asia, and the Middle East and additional authorized agents representing InVision in specific countries. For sales through its authorized agents and distributors, InVision generally is directly involved in developing proposal documents and negotiating contract terms. During the six months ended June 30, 1997 and the fiscal years ended December 31, 1996 and 1995, international sales represented 62.3%, 76.2% and 89.2%, respectively, of InVision's revenues. See "Risk Factors-International Business; Fluctuation in Exchange Rates; Risk of Change in Foreign Regulations."

    Support for the direct and indirect sales representatives is provided by product application specialists who assist in pre- and post-sale support. Such support includes assistance in designing customer configurations, educating customers on the system and technology and supporting the implementation and integration process. In addition, InVision provides its sales representatives with training, promotional literature, a multi-media presentation, videos and competitive analysis.

    The selling process often involves a team comprised of individuals from sales, marketing, engineering, customer service and support, and senior management. The team frequently engages in a multi-level sales effort directed toward a variety of constituents, including government regulators, the local airport operator or authority, systems and or conveyor integrators, individual airlines and airline operating committees. The combination of the high average selling prices, the time needed for various agencies to secure funding for systems and the negotiation and execution of actual contracts leads to a typical sales cycle lasting from six to twelve months, or more, from initial contact with a customer. Often, local government regulators become involved in the sales decision process or provide funds for the purchase. For repeat orders from existing customers, InVision can often expedite the sales cycle by utilizing existing contracts and contract extensions and thereby avoiding lengthy procurement processes. See "Risk Factors-Dependence on Large Orders; Customer Concentrations; Lengthy Sales Cycle" and "-Public Agency Contract and Budget Considerations."


                                         69.

BACKLOG

    InVision measures its backlog of system revenues as orders for which contracts or purchase orders have been signed, but which have not yet been shipped and for which revenues have not yet been recognized. InVision includes in its backlog only those customer orders which are scheduled for delivery within the next 18 months. InVision typically ships its products within three to twelve months after receiving an order. However, such shipments may be impacted by delays which occur in the delivery of components to InVision or customers' readiness to accept delivery for reasons of site preparation or otherwise. At June 30, 1997, InVision's system revenues backlog was approximately $62.1 million.

    A majority of InVision's backlog as of June 30, 1997 is expected to be shipped during the next twelve months. Any failure of InVision to meet an agreed upon schedule could lead to the cancellation of the related order. Variations in the size, complexity and delivery requirements of the customer order may result in substantial fluctuations in backlog from period to period. InVision believes that it is important for competitive reasons and to better satisfy customer requirements to reduce order lead times and expects that InVision's backlog may decrease on a relative basis over time. In addition, all orders are subject to cancellation or delay by the customer and, accordingly, there can be no assurance that such backlog will eventually result in revenues. For these reasons, InVision believes that backlog cannot be considered a meaningful indicator of InVision's performance on an annual or quarterly basis.

MANUFACTURING

    InVision seeks to focus its manufacturing resources on activities which emphasize InVision's core competencies and distinctive value. InVision's manufacturing operations consist primarily of: materials management; assembly, test and quality control of parts and components subassemblies; and final system testing. Using InVision's designs and specifications, subcontractors assemble mechanical and electrical sub-components. InVision performs final assembly and test of systems, including configuration to customers orders and testing with current release software, prior to shipment. InVision's manufacturing organization has expertise in mechanical, electrical, electronic and software assembly and testing. In addition, because quality and reliability over the life of InVision's products are vital to customer satisfaction and repeat purchases, InVision believes its quality assurance program to be a key component of its business strategy.

    InVision generally purchases major contracted assemblies from single source suppliers in order to ensure high quality, prompt delivery and low cost. InVision reviews its single source procurements on a case by case basis and began to qualify second sources for certain contracted assemblies in 1996. InVision purchases components, materials and electro-mechanical subsystems from single source suppliers pursuant to purchase orders placed from time to time in the ordinary course of business and has no guaranteed supply arrangements with such suppliers. Although to date InVision has not experienced any significant delays in obtaining any of its single source assemblies, there can be no assurance that InVision will not face shortages of one or more of these systems in the future. See "Risk Factors-Dependence on Suppliers."

    InVision outsources certain manufacturing processes, including standard and build-to-print fabricated parts such as mechanical sub-assemblies, sheet metal fabrication, cables and assembled printed circuit boards. This strategy enables InVision to leverage product development, manufacturing and management resources while retaining greater control over product delivery, final product configuration and timing of new product introductions, all of which InVision believes are critical to exceeding customer expectations.

    InVision is currently producing approximately four systems per month and has the capacity to accommodate production of over six systems per month in its current facility. In February 1997, InVision entered into a lease agreement for a new headquarters and manufacturing facility. The new facility is expected to be outfitted for occupancy in October 1997. The new facility is expected to have an initial capacity in excess of 15 systems per month. InVision's plans call for production levels which may be in excess of its current facility's capacity. Any delays in the availability of the new facility for the production of CTX 5000 systems could cause delays in shipments

                                         70.

of such systems to customers, which could have a material adverse effect on InVision's business, financial condition and results of operations. See "-Facilities" and "Risk Factors-Limited Manufacturing Experience; Management of Growth."

RECENT DEVELOPMENTS

    FAA PROCUREMENT CONTRACT. On December 24, 1996, the FAA awarded a $52.2 million contract to InVision for the purchase of 54 CTX 5000 systems to be installed at major airports throughout the United States. This contract calls for all 54 units to be delivered to airports by the end of 1997. In addition, the government has the option to purchase up to 46 additional systems for 1998, bringing the total purchase price under such contract, if such option is fully exercised, to $110.9 million. The FAA may cancel this contract at any time and for any reason, in which case the FAA would only be obligated to pay for units delivered and to reimburse InVision for costs incurred and commitments made by InVision in order to fulfill the contract.

    EG&G ASTROPHYSICS. In November 1996, InVision entered into a Research and Development Agreement with EG&G Astrophysics ("EG&G") whereby the parties agreed to attempt to jointly develop and introduce to the EDS marketplace a system combining the two companies' products into an automatic, high throughput, high detection system. The terms of the agreement provide for the parties to equally fund and jointly own the technology developed in the development program. Either party may terminate the agreement for cause, or may terminate the agreement without cause (which in certain cases would result in a penalty) on 60 days' notice. The agreement terminates in May 1998. This alliance targets the furtherance of InVision's strategy to increase throughput and provide a better solution than multi-level detection systems currently in use in certain airports in the United Kingdom and Asia which, InVision believes, represent a significant compromise in detection and increase the cost and complexity of the baggage handling system. There can be no assurance that InVision and EG&G will be able to develop such an EDS in a cost-effective manner or at all. In connection with the collaboration, an affiliate of EG&G made an equity investment of $2.0 million in InVision.

    QUANTUM MAGNETICS, INC. In April 1997, InVision made an equity investment of approximately $1.2 million, representing an approximate 10% ownership interest, in Quantum Magnetics, Inc. ("Quantum"). The equity investment entitles InVision to designate one member to serve on Quantum's board of directors and entitles InVision to certain registration, first refusal and other rights. In connection with the equity investment, for the period extending through December 1997, Quantum has agreed not to license or transfer its technology related to explosive detection for use in explosives or drug detection without consent of InVision except in connection with the sale of Quantum or transfer of substantially all of its assets. InVision subsequently sold a portion of this equity investment to unrelated parties. See "Approval of the Merger and Related Transactions-Background of the Merger."

COMPETITION

    The market for explosive detection systems is intensely competitive and is characterized by continuously developing technology and frequent introductions of new products and features. InVision expects competition to increase as other companies introduce additional and more competitive products in the EDS market and as InVision develops additional capabilities and enhancements for the CTX 5000 and new applications for its certified technology. Historically, the principal competitors in the market for explosive detection systems have been InVision, Vivid Technologies, Inc., EG&G Astrophysics, Heimann Systems GmbH, Thermedics Detection Inc., and Barringer Technologies Inc. Each of these competitors provides EDS solutions and products for use in the inspection of checked luggage, although to date only InVision's CTX 5000 has been certified by the FAA. InVision is aware of certain major corporations competing in other markets that intend to enter the EDS market. In particular, in January 1996 Lockheed Martin Corporation received a grant in the amount of approximately $8.5 million from the FAA for the design and development of a CT-based EDS over a two-year period, which it transferred to its newly-formed affiliate, L-3, in May 1997. Announcements of currently planned or other new products may cause customers to delay their purchasing decisions for EDS products, which could have a material adverse effect on InVision's business, financial condition and results of operations. Each of InVision's competitors may have

                                         71.

substantially greater financial resources than InVision. There can be no assurance that InVision will be able to compete successfully with its competitors or with new entrants to the EDS market.

    InVision believes that its ability to compete in the EDS market is based upon such factors as: product performance, functionality, quality and features; quality of customer support services, documentation and training; and the capability of the technology to appeal to broader applications beyond the inspection of checked baggage. Although InVision believes that the CTX 5000 is superior to its competitors' products in its explosive detection capability and accuracy, the CTX 5000 must also compete on the basis of price, throughput, the ability to handle all sizes of baggage, and the ease of integration into existing baggage handling systems. Certain of InVision's competitors may have an advantage over InVision's existing technology with respect to these factors. Currently, the CTX 5000 has an average selling price of approximately $1.0 million, compared to substantially lower prices for systems offered by InVision's competitors; has a throughput rate of approximately 300 bags per hour ("bph"), compared to rates claimed to exceed 1,000 bph by certain of InVision's competitors; has a gantry size which limits the ability of the unit to accept all sizes of baggage; and requires that the baggage remain still while being scanned, making it difficult to integrate into the continuously moving baggage handling systems found in most airports. There can be no assurance that InVision will be successful in convincing potential customers that the CTX 5000 is superior to other systems given all of the necessary performance criteria, that new systems with comparable or greater performance, lower price and faster or equivalent throughput will not be introduced, or that, if such products are introduced, customers will not delay or cancel existing or future orders for InVision's system. Further, there can be no assurance that InVision will be able to enhance the CTX 5000 to better compete on the basis of cost, throughput, accommodation of baggage size and ease of integration, or that InVision will otherwise be able to compete successfully with existing or new competitors. The failure of InVision to develop such enhancements or otherwise successfully compete in the EDS market for any of the above reasons would have a material adverse effect on InVision's business, financial condition and results of operations.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    InVision's performance depends in part upon its proprietary technology. In the United States, InVision relies upon patents, copyrights and trade secrets for the protection of the proprietary elements of the CTX 5000 and InVision's CT technology. There can be no assurance, however, that InVision could enforce such patents, trade secrets or copyrights. InVision has two United States patents for automatic concealed object detection systems using a pre-scan stage which expire in the years 2010 and 2011 (the "Patents"). There can be no assurance that the Patents would be effective in preventing CT-based competition. In accordance with certain Federal Acquisition Regulations included in InVision's development contract, dated September 27, 1991, with the FAA (the "FAA R&D Contract"), the United States Government has rights to use certain of InVision's proprietary technology developed after the award of the FAA R&D Contract and funded by the FAA R&D Contract. The U.S. Government may use such rights to produce or have produced for the U.S. Government competing products using InVision's CT technology. In the event that the U.S. Government were to exercise these rights, InVision's exclusivity in supplying the U.S. Government with certified CT-based explosive detection systems could be materially adversely affected.

    InVision generally enters into confidentiality agreements with each of its employees, and on a case-by-case basis enters into similar agreements with distributors, customers, and potential customers. In addition, InVision limits access to distribution of its software, documentation and other proprietary information. There can be no assurance that these agreements will not be breached, that InVision will have adequate remedies for any breach, or that InVision's trade secrets will not otherwise become known to or independently developed by others. Outside the United States, the time period for filing foreign counterparts of the Patents has expired, and InVision has not sought or obtained patent protection (except to the extent of licenses held under patents owned by Imatron Inc. ("Imatron")) and has relied to date primarily on software copyrights and trade secrets for the protection of its proprietary technology. The absence of a foreign counterparts to the Patents could adversely affect InVision's ability to prevent a competitor from using technology similar to technology used in the CTX 5000. There can be no assurance that the steps taken by InVision to protect its proprietary technology will be adequate or that its competitors will not be able to develop similar, functionally equivalent or superior technology.


                                         72.

    InVision in the past has received, and from time to time in the future may receive, communications from third parties alleging infringements by InVision or one of its suppliers of patents or other intellectual proprietary rights owned by such third parties. There can be no assurance that any infringement claims (or claims for indemnification resulting from infringement claims against third parties, such as customers) will not be asserted against InVision. If InVision's product is found to infringe a patent, a court may grant an injunction to prevent making, selling or using the product in the applicable country. Protracted litigation may be necessary to defend InVision against alleged infringement of others' rights. Irrespective of the validity or success of such claims, defense of such claims could result in significant costs to InVision and the diversion of time and effort by management, either of which by itself could have a material adverse effect on the business, financial condition and results of operations of InVision. Further, adverse determinations in such litigation could result in InVision's loss of proprietary rights, subject InVision to significant liabilities (including treble damages in certain circumstances), or prevent InVision from selling its products. If infringement claims are asserted against InVision, InVision may seek to obtain a license of such third party's intellectual property rights, which may not be available under reasonable terms or at all. In addition, litigation may be necessary to enforce patents issued to or licensed exclusively to InVision and protect trade secrets or know-how owned or licensed by InVision and, whether or not InVision is successful in defending such intellectual property, InVision could incur significant costs and divert considerable management and key technician time and effort with respect to the prosecution of such litigation, either of which by itself could have a material adverse effect on the business, financial condition and results of operations of InVision.

    InVision also holds an exclusive, worldwide, perpetual and fully-paid license from Imatron (obtained in connection with the formation of InVision) under Imatron's patents and know-how to develop, manufacture and sell
(a) systems for the inspection of mail, freight, parcels and baggage, and
(b) compact medical scanner products for military field applications. InVision, in exchange, granted to Imatron an exclusive, worldwide, perpetual and fully-paid license under InVision's patent or future patents and know-how to permit Imatron to utilize such technology in medical scanner products (other than compact medical scanner products for military field applications). Imatron is a manufacturer of medical scanning systems and holds a portfolio of CT patents.

    While InVision believes that its intellectual property rights are valuable, InVision also believes that because of the rapid pace of technological change in the industry, factors such as innovative skills, technical expertise, the ability to adapt quickly to new technologies and evolving customer requirements, product support, and customer relations are of greater competitive significance.

EMPLOYEES

    As of June 30, 1997, InVision employed 176 people, of whom 41 were primarily engaged in research and development activities, 36 in marketing and sales, customer support and field service, 41 in manufacturing and 25 in administration and finance. In addition, InVision utilized the services of 33 full-time consultants and temporary employees in the first six months of 1997. Management believes that InVision's relationship with its employees is good.

FACILITIES

    InVision's principal administrative, marketing, development and manufacturing facility is located in Foster City, California and consists of approximately 27,000 square feet under a lease which expires in October 1998. InVision has an option to extend the lease for one year. The base rent under this lease is approximately $300,000 per year. In March 1997, InVision entered into a lease for new principal corporate offices and manufacturing facilities in Newark, California, which consists of approximately 95,000 square feet under a lease which expires in May 2007. InVision has an option to extend the lease for five years. The initial base rent under this lease is approximately $672,000 per year. InVision anticipates relocating to this new facility upon completion of tenant improvements, currently scheduled for October 1997. Management believes that the new facilities will be sufficient to satisfy InVision's administrative and manufacturing needs for the foreseeable future.


                                         73.

    InVision's manufacturing facility is currently producing approximately five systems per month and has the capacity to accommodate production in excess of six systems per month. The new facility is expected to have a capacity in excess of 15 systems per month before the implementation of activities for manufacturing cycle time reduction and multiple shifts.

LEGAL PROCEEDINGS

    From time to time, InVision may be involved in litigation, including litigation relating to claims arising out of its operations in the normal course of business. As of the date of this Proxy Statement/Prospectus, InVision is not a party to any legal proceedings, the adverse outcome of which, in InVision management's opinion, individually or in aggregate would have a material adverse effect on InVision's business, financial condition or results of operations.


                                 INVISION MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following sets forth certain information regarding InVision's executive officers and directors as of September 3, 1997:

NAME                         AGE  POSITION
- ----                         ---  --------
Dr. Sergio Magistri . . . . . 44  President, Chief Executive Officer and
                                  Director
Curtis P. DiSibio . . . . . . 41  Senior Vice President, Finance and
                                  Administration and Chief Financial Officer
David M. Pillor . . . . . . . 43  Senior Vice President, Sales and Marketing
Dr. Benno Stebler . . . . . . 45  Senior Vice President, Manufacturing
Dr. Douglas P. Boyd(1)(2) . . 56  Director
Dr. Giovanni Lanzara(2) . . . 57  Chairman of the Board
Dr. Bruno Trezza(1) . . . . . 60  Director

- -----------

(1) Member of Audit Committee

(2) Member of Compensation Committee

    DR. SERGIO MAGISTRI has served as President, Chief Executive Officer and Director of InVision since December 1992. From June 1991 to November 1992, he was a Project Manager with AGIE, Switzerland, a manufacturer of high precision tooling equipment, responsible for all aspects of a family of new products for high precision electro-erosion machining with sub-micron precision. From 1988 to June 1991, Dr. Magistri was a consultant to high technology companies, including FI.M.A.I. Holding, S.A. As a consultant to FI.M.A.I., Dr. Magistri was involved in the formation of InVision and the development of its business plan and of its technology. From 1983 to 1988, Dr. Magistri held various positions with Imatron Inc. ("Imatron"), a CT medical scanner company, including as an Engineering Physicist and Manager of Advanced Reconstruction Systems, and Director of Computer Engineering. Dr. Magistri holds a degree in Electrical Engineering and a doctorate in Biomedical Engineering from the Swiss Institute of Technology, Zurich, Switzerland.

    CURTIS P. DISIBIO has served as Vice President, Finance and Administration of InVision since April 1991 (Senior Vice President since August 1997) and Chief Financial Officer since March 1993. From 1980 to 1986, Mr. DiSibio worked in public accounting. In 1986 Mr. DiSibio served as controller of Trilogy Systems Corporation ("Trilogy"), a development stage mainframe computer company, and was involved in the sale of Trilogy's operations to Digital Equipment Corporation. From 1987 to 1990, Mr. DiSibio held various positions including


                                         74.

Treasurer and Chief Financial Officer of ELXSI Corporation, a publicly traded mini-super computer company which Trilogy had acquired. Mr. DiSibio received a Masters degree in Business Administration degree from Santa Clara University.

    DAVID M. PILLOR joined InVision in July 1994 as Vice President, Sales and Marketing, and has served as Senior Vice President, Sales and Marketing since November 1995. From 1988 to July 1994, Mr. Pillor held various positions including Area Sales Manager, National Sales Manager and Vice President of Sales of Technomed International, a medical products company. Mr. Pillor holds a Bachelor of Science degree in Chemistry from the University of Maryland.

    DR. BENNO STEBLER joined InVision in May 1991 as Vice President, Engineering, and has served as Vice President, Manufacturing, of InVision since September 1995 (Senior Vice President since August 1997). From 1989 to 1991, Dr. Stebler served as Staff Engineer at Toshiba America, a consumer electronics company. From 1986 to 1989, Dr. Stebler served in various positions at Imatron including Software Manager of the Compact Medical Scanner, a predecessor to the CTX 5000. Dr. Stebler holds a diploma of Electrical Engineering and a doctorate in Biomedical Engineering from the Swiss Institute of Technology, Zurich, Switzerland.

    DR. DOUGLAS P. BOYD served as a Director of InVision from September 1990 to December 1992, and since June 1993. Dr. Boyd was a founder of Imatron in 1981 and has held various positions at Imatron, and currently serves as its Chairman of the Board and Chief Technology Officer. Dr. Boyd is an Adjunct Professor of Radiology at the University of California, San Francisco.

    DR. GIOVANNI LANZARA has served as a Director of InVision since
September 1990 and as Chairman of the Board since March 1994. Since 1978, he has served as a professor and President of the Transportation Engineering Department at the University of Aquila, Rome, Italy. Dr. Lanzara has been President of the International Center for Transportation Studies since 1987. Dr. Lanzara served as director of Imatron from August 1993 to June 1996.

    DR. BRUNO TREZZA has served as a Director of InVision since November 1993. Since 1974, he has served as a professor of economics at the University
"La Sapienza" in Rome, Italy. From 1980 to 1981, Dr. Trezza served as an economic advisor to the Italian Prime Minister. From 1974 to 1983, he served as a member of the Committee for Economic Planning of the Italian Ministry of Planning. He has served as a director of several private companies and public institutions in Italy.

    The Board of Directors has set the size of the Board at five directors. Since there are currently only four elected directors, a vacancy exists which may be filled at the Board's discretion. InVision's Board of Directors is divided into three classes with the members of each class serving for terms of office expiring at the third annual meeting of stockholders following their election and until successors are duly qualified. The terms of office of the Class I, II, and III directors expire at the annual meetings of stockholders in 2000, 1998 and 1999, respectively. The Class I director is Dr. Magistri; the Class II director is Dr. Lanzara (the other Class II position is currently vacant); and the Class III directors are Drs. Boyd and Trezza. Executive officers serve at the discretion of the Board of Directors. See "-Employment Agreements."

    The Board of Directors has an Audit Committee and a Compensation Committee. The functions of the Audit Committee include recommending to the Board the retention of independent auditors, reviewing the scope of the annual audit undertaken by InVision's independent auditors and the progress and results of their work, and reviewing the financial statements of InVision and its internal accounting and auditing procedures. The functions of the Compensation Committee include reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for certain officers of InVision, administering InVision's employee stock option plans, and considering such other matters as may, from time to time, be delegated to the Compensation Committee by the Board of Directors.

    Non-employee directors currently receive $1,200 per day in cash compensation for their services as members of the Board of Directors and are reimbursed for expenses incurred in connection with the performance


                                         75.

of services as directors. In addition, non-employee directors of InVision currently receive $1,200 per day for each day of consulting services rendered to InVision not in connection with their services as directors.

    Aggregate consulting fees earned by directors of InVision were $136,280 in 1994, $115,800 in 1995 and $263,600 in 1996. During these years Giovanni Lanzara (who earned $100,000 in 1994, $71,400 in 1995 and $117,600 in 1996) and
Bruno Trezza (who earned $104,400 in 1996) were the only individual directors who earned consulting fees in excess of $60,000 in any individual calendar year.

EXECUTIVE COMPENSATION

    The following table sets forth certain compensation earned by InVision's Chief Executive Officer and InVision's other four most highly compensated executive officers whose salary and bonus for the year ended December 31, 1996 exceeded $100,000 (collectively, the "Named Executive Officers"):

                              SUMMARY COMPENSATION TABLE


                                                                                    SECURITIES
                                                                                    UNDERLYING
                                                 ANNUAL COMPENSATION                 OPTIONS
                                           ------------------------------------      -------
                                                                                    LONG-TERM
                                                                                   COMPENSATION    ALL OTHER
              NAME                         FISCAL YEAR   SALARY         BONUS         AWARDS      COMPENSATION
- ------------------------------------------  -----------  --------     ----------    ------------   ------------
 Dr. Sergio Magistri . . . . . . . . . . . .   1996     $136,666             $-              -             $-
  President and Chief Executive Officer        1995      131,982              -         63,272      10,000(1)
 Curtis P. DiSibio . . . . . . . . . . . . .   1996      111,250         34,750              -              -
  Chief Financial Officer                      1995      109,000         18,790         39,326              -
 David M. Pillor . . . . . . . . . . . . . .   1996      110,000     117,603(2)              -              -
  Senior Vice President, Sales & Marketing     1995      100,000     117,790(2)        154,186              -
 Dr. Benno Stebler . . . . . . . . . . . . . . 1996      116,000         37,876              -              -
  Vice President, Manufacturing                1995      114,000         19,206         43,798              -
 Sauveur Chemouni. . . . . . . . . . . . . . . 1996      104,478         33,000              -              -
  Vice President, Engineering                  1995      100,000              -         51,848              -



- -----------

(1) Represents relocation expenses.

(2) Includes commission payments of $97,603 in 1996 and $70,790 in 1995; amount in 1995 includes $47,000 related to orders received in 1994.

    InVision has a policy of granting certain cash incentive awards to its senior management based upon the achievement of certain performance goals. The specific performance goals are determined by InVision's Board of Directors and are designed to fairly reward senior management for significant positive contributions to InVision.

RECENT OPTION GRANTS

    InVision did not grant any stock options to its Named Executive Officers during fiscal 1996.

OPTIONS EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    During the last fiscal year no options were exercised by the Named Executive Officers. The following table sets forth information with respect to the number of securities underlying unexercised options held by the Named


                                         76.

Executive Officers as of December 31, 1996 and the value of unexercised in-the-money options as of December 31, 1996:

                            NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                           UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                         OPTIONS AT FISCAL YEAR END    AT FISCAL YEAR END(1)
                         --------------------------    ---------------------
     NAME                EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
      ----               -----------  -------------  -----------  -------------
Dr. Sergio Magistri. . . .   139,732      81,714      $2,221,726   $1,298,338
Curtis P. DiSibio. . . . .    50,788      14,895         799,669      230,146
David M. Pillor. . . . . .   125,530      49,829       1,969,076      774,679
Dr. Benno Stebler. . . . .    58,004      15,054         913,573      231,831
Sauveur Chemouni . . . . .    45,590      20,092         711,690      309,416

- -----------

(1) Based on a per share price of $16.50, the closing price of the Common Stock as reported on the Nasdaq SmallCap Market on December 31, 1996, minus the exercise price of the option, multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENTS

    InVision has entered into employment agreements with Messrs. Magistri, DiSibio, Pillor and Stebler which provide for salaries and other employment terms. The agreements with Messrs. Magistri, DiSibio, Pillor and Stebler each provide that if InVision terminates the employee's employment without cause, the employee is entitled to a severance payment equal to his annual base salary for six months. All of the employment agreements are terminable at the will of either the employee or InVision, with or without cause. In each case, termination by the employee requires two months notice to InVision.

401(k) PLAN

    In April 1992, InVision adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of InVision's employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the annual limit prescribed by statute ($9,500 in 1996 unless limited by other statutory provisions) and contribute the amount of such reduction to the 401(k) Plan. The 401(k) Plan does not provide for any matching or discretionary contributions to the 401(k) Plan by InVision. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in specified investment options. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable until withdrawn, and so that the contributions by employees will be deductible by InVision when made.

STOCK OPTION PLANS

  EQUITY INCENTIVE PLAN

    InVision's 1991 Stock Option Plan was adopted by the Board of Directors in May 1991 and approved by the shareholders in June 1991. In March 1996, the 1991 Stock Option Plan was amended and restated as the Equity Incentive Plan (the "Equity Plan"). In December 1996 the Board of Directors approved an amendment to the Equity Plan, which was approved by the stockholders of InVision in June 1997, increasing the number of shares available thereunder by 640,000 shares. A total of 2,221,818 shares of Common Stock have been reserved for issuance under the Equity Plan. The Equity Plan provides for grants of incentive stock options, nonstatutory stock options, stock bonuses, rights to purchase restricted stock, and stock appreciation rights (collectively "Stock Awards") to employees (including officers and employee directors) and consultants of InVision and its affiliates. The Equity Plan is presently being administered by the Compensation Committee, which determines optionees and the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability thereof.



                                         77.

    The terms of options granted under the Equity Plan may not exceed ten years from the date of grant. Options granted under the Equity Plan to date have been at the discretion of the Board and have typically vested at the rate of 25% of the shares subject to option at the end of the first anniversary of the date of grant and 1/16th of such shares at the end of each quarter thereafter. No incentive stock option may be transferred by the optionee other than by will or the laws of descent or distribution. Incentive stock options shall be exercisable during the lifetime of the person to whom the option is granted only by such person. An optionee whose relationship with InVision or any related corporation ceases for any reason (other than by death or permanent and total disability) may exercise options in the three month period following such cessation (unless such options terminate or expire sooner by their terms) or in such shorter period (not to be less than 30 days) determined by the Board of Directors.

    Shares subject to Stock Awards (other than stock appreciation rights) granted under the Equity Plan which have lapsed or terminated may again be subject to Stock Awards granted under the Equity Plan. The Board of Directors has the authority to effect, with the consent of affected holders, the cancellation of outstanding Stock Awards under the Equity Plan in return for the grant of new Stock Awards for the same or different number of Stock Awards with an exercise price per share of 85%, 100% or, under certain circumstances, 110% of fair market value of the Common Stock on the new grant date, with the shares subject to the outstanding Stock Awards again becoming available for grant under the Equity Plan. Upon any merger or consolidation in which InVision is not the surviving corporation, all outstanding Stock Awards shall either be assumed by the surviving entity or continue in full force and effect. If any surviving entity refuses to assume or continue such Stock Awards or substitute similar Stock Awards then such Stock Awards shall be terminated if not exercised prior to such event.

    As of June 30, 1997, approximately 63,009 shares of Common Stock had been issued upon the exercise of options granted under the Equity Plan, options to purchase approximately 1,156,000 shares of Common Stock at a weighted average exercise price of $2.84 per share were outstanding and approximately 757,000 shares remained available for future option grants. The Equity Plan will terminate on May 2, 2001 unless sooner terminated by the Board of Directors. To date, no stock bonuses, restricted stock, or stock appreciation rights have been granted under the Equity Plan.

  1996 EMPLOYEE STOCK PURCHASE PLAN

    In March 1996, InVision adopted the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 300,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months.

    Employees are eligible to participate if they are employed by InVision or an affiliate of InVision designated by the Board of Directors for at least 20 hours per week and are employed by InVision or a subsidiary of InVision designated by the Board for at least five months per calendar year. Employees who participate in an offering can have up to 15% of their earnings withheld pursuant to the Purchase Plan. The amount withheld will then be used to purchase shares of the Common Stock on specified dates determined by the Board of Directors. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period except as provided in the terms of the offering, and participation ends automatically on termination of employment with InVision.


                                         78.

    In the event of a change of control of InVision, the Board of Directors has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, if any, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such transaction. The Purchase Plan will terminate in March 2006 unless earlier terminated by the Board of Directors. The Board has the authority to amend or terminate the Purchase Plan, subject to the limitation that no such action may adversely affect any outstanding rights to purchase Common Stock and subject, in certain cases, to stockholder approval. No shares were issued under the Purchase Plan in 1996 or the first six months of 1997.


                            INVISION CERTAIN TRANSACTIONS

    In connection with the formation of InVision, FI.M.A.I., a founder of InVision, entered into a Manufacturing and Distribution Agreement dated as of September 11, 1990 (the "Distribution Agreement"), which agreement appointed FI.M.A.I. as the exclusive manufacturer, purchaser and distributor for the CTX 5000 in Europe. FI.M.A.I. transferred its rights under the Distribution Agreement to ElectroParts, S.A. and HARAX, affiliates of FI.M.A.I, in April 1995 in connection with the transfer from FI.M.A.I. to HARAX and ElectroParts of FI.M.A.I.'s entire equity interest in InVision. In June 1995, InVision issued 56,818 shares of Series D Preferred Stock to ElectroParts, and 170,455 shares of Series D Preferred Stock to HARAX in exchange for the cancellation of the Distribution Agreement.

    In July 1991, InVision entered into a Standby Financing Agreement with FI.M.A.I. (the "Standby Financing") pursuant to which FI.M.A.I. agreed to provide an equity investment in InVision of up to $3,000,000 and to guarantee a line of credit for InVision of up to $3,000,000. From July 1991 to April 1994, FI.M.A.I. guaranteed approximately $3,000,000 in bank indebtedness and purchased 151,515 shares of Series C Preferred Stock at a purchase price of $19.80 per share or an aggregate of $3,000,000. In June 1994, InVision issued 802,139 shares of Series D Preferred Stock to HARAX at a purchase price of $3.74 per share or an aggregate purchase price of $3,000,000. The funds received from the sale of the Series D Preferred Stock were used to pay down $3,000,000 of InVision's $5,300,000 debt then outstanding and to terminate FI.M.A.I.'s guarantee with respect to such amount. The Series D Preferred Stock was issued to FI.M.A.I. on the same terms offered to all investors in InVision's Series D Preferred Stock.

    From July 1993 to November 1994, InVision borrowed approximately $2,325,000 from HARAX at an interest rate of prime plus 1%. In May 1995, InVision issued 649,434 shares of Series D Preferred Stock to HARAX at a purchase price of $3.74 per share in exchange for the cancellation by HARAX of the principal amount and interest of such indebtedness, or an aggregate purchase price of $2,428,882.

    In October 1995, InVision issued 33,406 shares of InVision's Series D Preferred Stock in exchange for the assumption by ElectroParts of InVision's outstanding debt obligations to Instituto Bancario San Paolo di Torino in the amount of $125,000.

    HARAX and ElectroParts are participation holding companies that are affiliated with FI.M.A.I. HARAX currently holds approximately 23.3% of the outstanding equity of InVision and will hold approximately 21.8% of the outstanding equity of InVision following the Merger. ElectroParts currently holds 1.9% of the outstanding equity of InVision and will hold 1.8% of the outstanding equity of InVision following the Merger.

    On October 13, 1994, InVision issued 3,818 shares of Series D Preferred Stock to Louis Turpen in consideration of services previously rendered by Mr. Turpen. Mr. Turpen served as a director of InVision from December 1992 until June 1995.

    On November 11, 1994, InVision issued 5,455 shares of Series D Preferred Stock to Lucio Lanza in consideration of services previously rendered by Mr. Lanza. Mr. Lanza acted as Chairman of the Board of InVision from December 1992 until November 1993.


                                         79.

    In July 1994, Dr. Sergio Magistri loaned InVision $50,000 for working capital. In June 1995 InVision issued 13,368 shares of Series D Preferred Stock to Dr. Sergio Magistri in exchange for the cancellation by Dr. Magistri of such indebtedness.

    In August 1996, Anaconda Opportunity Fund, L.P. ("Anaconda"), the successor to Anaconda Partners, L.P., exercised warrants to purchase 420,454 shares of Common Stock at an exercise price of $4.40 per share and 58,864 shares of Common Stock at an exercise price of $5.50 per share. The original warrants were issued to Anaconda in connection with a certain Bridge Loan and Security Agreement, dated as of December 28, 1995, entered into between InVision and Anaconda Partners, L.P. Also in August 1996, LEO Holding, Inc. exercised a warrant to purchase 34,090 shares of Common Stock at an exercise price of $4.40 per share and 4,772 shares of Common Stock at an exercise price of $5.50 per share. Such warrant was originally issued to Anaconda Partners, L.P. and was subsequently transferred to LEO Holding, Inc. In connection with the warrant issuance InVision agreed to register the offer and resale of shares issuable upon exercise of the warrants. In June 1996, InVision registered the offer and resale of such shares. Of such shares, 479,318 shares continue to remain registered for resale by Anaconda.

    On December 31, 1996, InVision issued 32,000 shares of Common Stock to Fredrick L. Roder, Vice President, Federal Systems of InVision, in consideration of all of the outstanding common voting stock of Imatron Federal Systems, Inc.

    The foregoing share issuances have been retroactively adjusted to reflect a 1-for-11 reverse stock split of Preferred Stock and Common Stock effected on March 15, 1996. As of the date of this Prospectus there is no Preferred Stock outstanding. The foregoing Common Stock issuances have also been adjusted to reflect a 2-for-1 Common Stock split in the form of a stock dividend effected on February 7, 1997.

    InVision believes that the foregoing transactions were in its best interests and were on terms no less favorable to InVision than could be obtained from unaffiliated third parties.

ADDITIONAL INFORMATION REGARDING MAJOR STOCKHOLDER

    HARAX, a major stockholder of InVision, is owned and controlled by Eugenio Rendo. Mr. Rendo was a senior executive of the Italimprese Group, a large, privately-held conglomerate based in Italy. Mr. Rendo has been charged in Italy with bribery of public officials in connection with obtaining public sector contracts. These charges arise from political contributions made by Mr. Rendo in 1991. Mr. Rendo denies such allegations and is vigorously defending himself in such matter. In particular, Mr. Rendo asserts that the payments made by him which have been called into question were lawful contributions to a political party and he denies that any favor or other improper benefit was received in exchange. In early 1996, the proceedings with respect to such charges were relocated from Milan, Italy to Rome, Italy, and the formal indictment in Milan was annulled. To resume the proceedings, a new indictment would be required from the judges in Rome; however, to date no new indictment has been issued. In the event that a new indictment is issued, under Italian law two trials must be held before a conviction is obtained. InVision believes that, regardless of the outcome of any such legal proceedings, such events will not have an adverse effect on the business or operations of InVision.


                                         80.

                           INVISION PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of InVision Common Stock as of August 20, 1997, and as adjusted to reflect the consummation of the Merger, by: (i) each person (or group of affiliated persons) known by InVision to beneficially own 5% or more of the InVision Common Stock; (ii) each director of InVision; (iii) each Named Executive Officer; and (iv) all directors and executive officers of InVision as a group. Unless otherwise indicated below, to the knowledge of InVision, all persons listed below have sole voting and investment power with respect to their shares of Common stock, except to the extent authority is shared by spouses under applicable law. The information set forth in the table and accompanying footnotes has been furnished by the named beneficial owners.




                                          SHARES BENEFICIALLY             SHARES BENEFICIALLY
                                            OWNED PRIOR TO                    OWNED AFTER
                                               MERGER(1)                       MERGER(1)
                                               ---------                       ---------
          NAME                            NUMBER       PERCENTAGE       NUMBER        PERCENTAGE
          ----                            ------       ----------       ------        ----------
 HARAX Holding, S.A.(2). . . . . .      2,601,584          23.3%      2,601,584          21.8%
 Dr. Sergio Magistri(3). . . . . .        246,685           2.2         246,685           2.0
 Sauveur Chemouni(4) . . . . . . .         61,878             *          61,878             *
 Curtis P. DiSibio(5). . . . . . .         62,986             *          62,986             *
 David M. Pillor(6). . . . . . . .        161,661           1.4         161,661           1.3
 Dr. Benno Stebler(7). . . . . . .         63,841             *          63,841             *
 Dr. Douglas P. Boyd(8). . . . . .         69,093             *          69,093             *
 Dr. Giovanni Lanzara(9) . . . . .        441,674           3.9         441,674           3.7
 Dr. Bruno Trezza(10). . . . . . .        440,400           3.9         440,400           3.7
 All directors and executive
  officers as a group
  (8 persons)(11). . . . . . . . .      1,613,774          13.6       1,613,774          12.7


- -----------


*   Less than 1% of the outstanding InVision Common Stock.

(1) Applicable percentage of ownership at August 20, 1997 is based upon 11,156,000 shares of InVision Common Stock outstanding. Applicable percentage ownership after the Merger is based upon 11,933,000 shares of InVision Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes sole or shared voting or investment power with respect to shares shown as beneficially owned. Shares of InVision Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(2) The business address for the named stockholder is 231, Val des Bons Malades, Luxembourg-Kirchberg, Luxembourg L-2121. Eugenio Rendo is the controlling stockholder of HARAX and is deemed to beneficially own such shares. In addition, HARAX is the pledgee of an additional 210,642 shares of InVision Common Stock which have been pledged to secure a loan by HARAX, which loan becomes due and payable in October 1997.

(3) Includes 219,636 shares issuable pursuant to options exercisable within 60 days of August 20, 1997.

(4) Includes 61,669 shares issuable pursuant to options exercisable within 60 days of August 20, 1997.

(5) Represents 62,986 shares issuable pursuant to options exercisable within 60 days of August 20, 1997.

(6) Represents 161,661 shares issuable pursuant to option exercisable within 60 days of August 20, 1997.

(7) Includes 400 shares held by Dr. Stebler's wife and 63,441 shares issuable pursuant to options exercisable within 60 days of August 20, 1997.


                                         81.

(8) Includes 65,048 shares issuable pursuant to options exercisable within 60 days of August 20, 1997.

(9) Includes 341,886 shares held by PASTEC, Holdings, S.A. Giovanni Lanzara is the controlling stockholder of PASTEC. Also includes 41,666 shares issuable pursuant to option exercisable within 60 days of August 20, 1997.

(10) Includes 385,474 shares held by HAKON Holdings, S.A. Bruno Trezza is the controlling stockholder of HAKON. Also includes 54,926 shares issuable pursuant to options exercisable within 60 days of August 20, 1997.

(11) Includes 727,360 shares held by entities affiliated with certain directors of InVision as described in footnotes 9 and 10 above and 751,812 shares subject to options exercisable within 60 days of August 20, 1997.


                                         82.

                     QUANTUM SELECTED CONSOLIDATED FINANCIAL DATA


    The following table sets forth for the periods and the dates indicated certain financial data which should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere herein. The statement of operations data for each of the two fiscal years in the period ended September 30, 1996, and the balance sheet data at September 30, 1995 and 1996 are derived from the consolidated financial statements of Quantum which have been audited by Price Waterhouse LLP, independent accountants, and are included elsewhere in this Prospectus. The statement of operations data for the years ended September 30, 1992 and 1993 and the balance sheet data at September 30, 1992, 1993, and 1994 are derived from unaudited financial statements not otherwise contained herein. The consolidated statements of operations derived for the six months ended June 30, 1996 and 1997, and the consolidated balance sheet data as of June 30, 1997 are derived from unaudited financial statements of Quantum included elsewhere herein. The unaudited financial statements have been prepared by Quantum on a basis consistent with Quantum's audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of Quantum's results of operations for such periods and financial condition at such dates. The results of operations for the nine months ended June 30, 1997 are not necessarily indicative of future results.

                        (In thousands, except per share data)


CONSOLIDATED STATEMENTS                                                                              Nine Months
OF OPERATIONS DATA:                           Year Ended December 31,                               Ended June 30,
                                   ---------------------------------------------------------   -----------------------
                                      1992        1993       1994        1995        1996          1996        1997
                                      ----        ----       ----        ----        ----          ----        ----
 Contract revenues                 $  1,397    $  2,137   $  2,389    $  2,739    $  3,213      $  1,964    $  3,085
 Cost of contract revenues            1,039       1,787      1,755       2,389       2,836         1,737       2,499
                                   --------    --------   --------    --------    --------      --------    --------
    Gross profit                        358         350        634         350         377           227         586
                                   --------    --------   --------    --------    --------      --------    --------

 Operating expenses:
    Research and development             30          76        193         469         838           717         585
    Sales and marketing                  16          42         72         324         824           478         213
    General and administrative          352         471        412         706       1,307           933         566
                                   --------    --------   --------    --------    --------      --------    --------
       Total operating expenses         398         591        677       1,499       2,969         2,128       1,364
                                   --------    --------   --------    --------    --------      --------    --------
 Loss from operations                   (40)       (241)       (43)     (1,149)     (2,592)       (1,901)       (778)
 Interest expense                     -            -           (16)       (126)       (221)          (88)       (257)
                                   --------    --------   --------    --------    --------      --------    --------
 Loss before income taxes               (40)       (241)       (59)     (1,275)     (2,813)       (1,989)     (1,035)
 Provision for income taxes           -            -          -           -           -             -           -
                                   --------    --------   --------    --------    --------      --------    --------
 Net loss                          $    (40)   $   (241)  $    (59)   $ (1,275)   $ (2,813)     $ (1,989)   $ (1,035)
                                   --------    --------   --------    --------    --------      --------    --------
                                   --------    --------   --------    --------    --------      --------    --------
 Net loss per share                                                   $  (0.55)   $  (1.00)     $  (0.71)   $  (0.31)
                                                                      --------    --------      --------    --------
                                                                      --------    --------      --------    --------
 Shares used in per share calculations(1)                                2,332       2,826         2,815       3,308



                                                        December 31
                                            --------------------------------------        June 30,
                                            1992        1993       1994       1995          1996           1997
                                            ----        ----       ----       ----          ----           ----
 CONSOLIDATED BALANCE SHEET DATA:
   Cash and short-term investments          $  35      $  20       $  24     $  60         $  107         $  659
   Working capital (deficit)                  (64)      (229)        233    (1,356)          (601)            10
   Total assets                               459        740         665       953          2,083          2,396
   Long-term liabilities                        -          -         547       341            598            222
   Mandatorily redeemable convertible
     preferred stock                            -          -           -         -          2,500          4,522
   Total stockholders' equity (deficit)       (64)      (229)       (233)   (1,447)        (3,174)        (4,100)



(1) See Note 3 of Notes to Consolidated Financial Statements of Quantum for an explanation of the method used to determine the number of shares used to compute per share amounts.


                                         83.

                   QUANTUM MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS



OVERVIEW

    Quantum was incorporated in 1987 by Quantum Design, Inc. ("Quantum Design"), a leading manufacturer of high-end laboratory instrumentation for magnetic measurements. Quantum's primary function was to investigate and commercialize methods of magnetic-field based detection, inspection and analysis. Although operated independently, until 1994 Quantum was primarily engaged in product development for Quantum Design, which owned eighty-five percent (85%) of the outstanding capital stock of Quantum. In April 1994, Quantum's management team purchased from Quantum Design stock representing a controlling interest in Quantum, and redirected Quantum's focus toward research and development contracting and opportunities in the security market made possible by scientific advances in magnetic resonance techniques, specifically quadrupole resonance ("QR"), a state-of-the-art, low-cost (compared to CT) version of magnetic resonance.

    Since 1992, Quantum has undertaken over 100 research and development programs for various federal government agencies and private companies for which it has received revenues through June 30, 1997 of approximately $13 million and has additional contractual funding at June 30, 1997 of approximately $8 million. Through participation in these programs, Quantum has established itself as a leading developer of novel applications for magnetic sensing technology, has formed research and development relationships with over 20 leading academic institutions and research groups world-wide, and has developed a substantial body of proprietary knowledge and patented technology.

    Quantum has developed several prototype baggage scanning systems for the aviation security market based on its QR technology. Quantum's aviation security prototypes are designed to address the primary concern of the international security market today - the detection of explosives and illegal drugs. However, these prototypes do not detect a wide enough range of explosives in order to be certifiable as an explosive detection system ("EDS") by the FAA. In 1995, Quantum entered into an exclusive Product Development and Supply Agreement with a leading aviation security company. This agreement contemplated the commercialization of Quantum's existing prototypes as well as the joint development of additional aviation security products based on combining dual energy x-ray technology and Quantum's QR technology. No sales of Quantum products were made and no combined products were developed in connection with the agreement however, and Quantum terminated the agreement in accordance with its terms in June 1996. Quantum subsequently reduced its commercialization efforts, eliminated its commercial sales and marketing personnel, and re-focused its efforts on providing contract research and development services. Product development has continued only through the funding support from key research and development contracts from several customers, including the FAA and the Defense Advanced Research Projects Agency ("DARPA"). Research and development spending has been shifted from commercial product development and is focused primarily on internal research and development to support Quantum's government contracting business.

RESULTS OF OPERATIONS

    The following table sets forth certain income and expenditure items from Quantum's consolidated statements of operations expressed as a percentage of contract revenues for the periods indicated.


                                         84.

                                      YEAR ENDED           NINE MONTHS ENDED
                                     SEPTEMBER 30,              JUNE 30,
                                  ------------------       -------------------
                                   1995        1996         1996         1997
                                  ------      ------       ------       ------
 Contract revenues.............    100 %       100 %        100 %        100 %
 Cost of contract revenues.....     87 %        88 %         88 %         81 %
                                  ------      ------       ------       ------
   Gross profit................     13 %        12 %         12 %         19 %
                                  ------      ------       ------       ------

 Operating expenses
   Research and development.....    17 %        26 %         37 %         19 %
   Sales and marketing..........    12 %        26 %         24 %          7 %
   General and administrative...    26 %        41 %         48 %         18 %
                                  ------      ------       ------       ------
     Total operating expenses...    55 %        93 %        109 %         44 %
                                  ------      ------       ------       ------
 Loss from operations...........   (42)%       (81)%        (97)%        (25)%
 Interest expense...............    (5)%        (7)%         (4)%         (8)%
                                  ------      ------       ------       ------
 Net loss.......................   (47)%       (88)%       (101)%        (34)%
                                  ------      ------       ------       ------
                                  ------      ------       ------       ------

COMPARISON OF NINE MONTHS ENDED JUNE 30, 1997 AND 1996

    CONTRACT REVENUES. Contract revenues for the first nine months of fiscal 1997 were $3.1 million, an increase of $1.1 million or 57% from $2.0 million of contract revenues for the first comparative period in fiscal 1996. These revenues were generated solely from Quantum's government and corporate research and development contracts. The increase was primarily due to several large contract awards, including a $4.5 million, multi-year contract to develop a QR-based mine detection system for detecting plastic land mines, a $400,000 contract with the FAA to develop a QR cabin-baggage screening system to mate with existing installed cabin-baggage x-ray systems, and a $1.2 million phase IV follow-on contract from the FAA to further improve Quantum's QR technology. These and other contract awards comprise a contract backlog of approximately $8 million as of June 30, 1997.

    GROSS PROFIT. Quantum's gross profit on research and development sales was $586,000, or 19%, for the first nine months of fiscal 1997, an increase from gross profit of $227,000 or 12% for the comparative period in fiscal 1996. Sales increased significantly during the first nine months of fiscal 1997 while overhead expenses, which have significant cost components that are fixed, increased at a slower rate, accounting for the increased gross profit margin.

    RESEARCH AND DEVELOPMENT. Research and development expenses were $585,000 for the first nine months of fiscal 1997, a decrease of $132,000 or 18% from $717,000 for the comparative period in fiscal 1996. In May of 1996 unfunded product development projects were eliminated. However, product development has continued through the funding support of key research and development contracts from several customers such as the FAA and DARPA. Research and development spending has been redirected from commercial product development to internal research and development to support Quantum's government contracting business. Included in the 1997 research and development expenses is an expenditure of $230,000 for the purchase of a license to use in-process high temperature superconductor ("HiTc") fabrication research and development from IBM.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses were $779,000 for the first nine months of fiscal 1997, a decrease of $632,000 or 45% from $1.4 million for the comparative period in fiscal 1996. Commercial sales and marketing efforts were eliminated in May of 1996 including the winding up of Quantum's United Kingdom sales office, Quantum Magnetics, Ltd. Since that time Quantum has re-focused its efforts on its contract research and development business. The reduction in spending has resulted from decreased staffing, public relations, trade show and related expenses, partially offset by an increase in legal expenses.

    INTEREST EXPENSE. Interest expense was $257,000 for the first nine months of fiscal 1997, an increase of $169,000 or 192% from $88,000 of interest expense for the comparative period in fiscal 1996. The increase is attributable to the cost of warrants provided to lenders and guarantors of the Company's line of credit, which is

                                         85.

reflected as a discount and which is being amortized into interest expense over the respective lives of the underlying borrowings.

COMPARISON OF YEARS ENDED SEPTEMBER 30, 1996 AND 1995

    CONTRACT REVENUE. Contract revenues for the year ended September 30, 1996 of $3.2 million were generated from Quantum's government research and development contracts, an increase of $474,000 or 17% from $2.7 million for the year ended September 30, 1995. Included in fiscal 1996 revenue was the sale of one of Quantum's QSCAN-500 prototype systems to the Technical Support Working Group, an interagency organization, for deployment at Atlanta's Hartsfield International Airport. Sales to Quantum Design decreased to $18,000 for fiscal 1996, down from $168,000 for fiscal 1995.

    GROSS PROFIT. Quantum's gross profit on research and development contracts was approximately $377,000, or 12%, for the year ended September 30, 1996, compared to $350,000, or 13%, for the year ended September 30, 1995. This increase was due primarily to increased overhead costs, some of which is attributed to the move of the Company to a new facility in June of 1996.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased to approximately $838,000 for the year ended September 30, 1996, an increase of $369,000 or 79% from $469,000 for the year ended September 30, 1995. This increased level of spending in fiscal 1996 was a result of increased product development staffing and other expenses associated with the development of QSCAN and QED aviation security prototypes.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $2.1 million in the year ended September 30, 1996, an increase of $1.1 million or 110% from $1.0 million for the year ended September 30, 1995. Approximately $500,000 of this increase resulted from increased general and administrative expenses associated with increased rent due to moving Quantum to a new facility, increased staffing and increased legal expenses. The balance of the increase was related to sales and marketing expenses associated with the unsuccessful launch of Quantum's aviation security products. These increased selling expenses included increased staffing, travel, public relations, trade show and marketing materials expenses. Additionally, in April of 1996 Quantum established a sales office in the United Kingdom, Quantum Magnetics, Ltd.

    INTEREST EXPENSE. Interest expense was $221,000 for the year ended September 30, 1996, an increase of $95,000 or 75% from interest expense of $126,000 for the year ended September 30, 1995. The increase is attributable to the cost of warrants provided to lenders and guarantors of Quantum's line of credit which is reflected as a discount which is being amortized into interest expense over the respective lives of the underlying borrowings.

    INCOME TAXES. As a result of losses generated during fiscal 1995 and 1996, Quantum has recorded no provision for income taxes.

LIQUIDITY AND CAPITAL RESOURCES

    From inception through June 30, 1997, Quantum has financed its operations primarily from cash provided by research and development contracts, private placements of equity securities with aggregate net proceeds of approximately $5.3 million (of which $1.1 million represents indebtedness and accrued interest converted to equity) from outside venture capital firms, individual investors and Quantum Design. Additionally, Quantum has $930,000 in notes payable at June 30, 1997, of which $727,000 is short-term and $67,000 in capital lease financing.

    For the years ended September 30, 1995 and 1996, and for the nine month period ended June 30, 1997, Quantum incurred negative cash flows from operations of $612,000, $2.8 million and $727,000, respectively, and incurred net losses of $1.3 million, $2.8 million and $1.0 million, respectively, resulting in an accumulated deficit of $5.4 million at June 30, 1997.


                                         86.

    Quantum anticipates spending approximately $750,000 for capital expenditures in aggregate in fiscal 1997 and 1998. In order to fund future operating activities and anticipated capital expenditures, Quantum's management is seeking additional capital from investors or a strategic partner. If management is unable to obtain such additional capital, it may be required to liquidate assets in satisfaction of liabilities.


                                   QUANTUM BUSINESS

GENERAL

    Quantum is a leading provider of research and development services related to magnetic sensing and detection technologies. Quantum conducts research and development for a wide range of government and corporate customers, including the U.S. Department of Transportation, the FAA, the Defense Advanced Research Projects Agency, the U.S. Navy, the U.S. Army, the U.S. Air Force, the U.S. National Institute of Justice, the U.S. Customs Service, the Office of National Drug Control Policy, the U.S. National Aeronautics and Space Administration, Lockheed Martin, Alliant Techsystems, International Business Machines ("IBM"), Frito-Lay and Boeing Aerospace Corporation. In addition to providing services to others, Quantum has developed several aviation security prototypes. These prototypes use an advanced technology known as quadrupole resonance ("QR") to detect explosives and contraband contained in baggage, mail and cargo.

BACKGROUND

    Quantum was incorporated in 1987 by Quantum Design, Inc. ("Quantum
Design"), one of the world's leading manufacturers of high-end laboratory instrumentation for magnetic measurements. Quantum's primary function was to investigate and commercialize methods of magnetic-field based detection, inspection and analysis. Although operated independently, until 1994 Quantum was primarily engaged in product development for Quantum Design, which owned eighty-five percent (85%) of the outstanding capital stock of Quantum. In April 1994, Quantum's management team purchased from Quantum Design stock representing a controlling interest in Quantum, and redirected Quantum's focus toward research and development contracting and opportunities in the security market made possible by scientific advances in magnetic resonance techniques, specifically QR, a state-of-the-art, low-cost (compared to CT) version of magnetic resonance.

    Since 1994, Quantum has completed over 100 research and development programs for various federal government agencies and private companies, establishing itself as a leading developer of novel applications for magnetic sensing while developing substantial proprietary know-how and patented technology. As part of these programs, Quantum has formed research and development collaborations, worth an aggregate of approximately $21 million, with over 20 leading academic institutions and research groups world-wide. Quantum continues to perform contract research and development services in order to stay at the technical forefront of the industry and to augment its product development.

    Quantum has developed several prototype baggage scanning systems for the aviation security market based on its QR technology. Quantum's aviation security prototypes are designed to address the primary concern of the international security market today - the detection of explosives and illegal drugs. Potential customers for Quantum's quadrupole resonance-based security prototypes include airports, airlines, international and domestic mail services, corporate offices and mailrooms, banks, embassies, public buildings, customs facilities, prisons and police forces. Quantum believes that most of these potential customers have a need for automated explosive and drug detection equipment similar to Quantum's security prototypes.

    In 1995, Quantum entered into an exclusive Product Development and Supply Agreement with a leading aviation security company. This agreement contemplated the commercialization of Quantum's existing prototypes as well as the joint development of aviation security products based on dual energy x-ray technology and Quantum's QR technology. No sales of Quantum products were made and no combined products were developed in connection with the agreement however, and Quantum terminated the agreement in accordance with its terms in June 1996.


                                         87.

Quantum subsequently reduced its commercialization efforts, eliminated its commercial sales and marketing personnel, and re-focused its efforts on providing contract research and development services.

PROTOTYPES

    Quantum has developed several detection prototypes based on its QR technology that are not x-ray or CT-based, require no operator intervention and combine a high detection probability with a low false alarm rate. Quantum has ongoing joint research and development programs with the FAA and the Naval Research Laboratory ("NRL") to enhance and improve the explosives and narcotics detection capabilities of its QR technology. In addition to an exclusive license under several patents held by the NRL, Quantum has developed significant know-how, filed numerous invention disclosures and been issued additional patents for QR and other related technologies.

    Preliminary testing has indicated that, although Quantum's aviation security prototypes do not detect a wide enough range of explosives to be certifiable by the FAA as an explosive detection system, they are highly effective at detecting plastic, sheet and bulk military explosives. In addition, although they do not provide their operators with an image similar to that provided by currently-deployed x-ray systems and InVision's CT-based systems, Quantum's detection prototypes are fully automatic. To date, Quantum has not been successful in selling stand alone QR systems. Quantum continues to believe that, in order to achieve wide-spread market acceptance of its aviation security products, Quantum's QR technology will need to be combined with an image-based technology, and possibly other complementary technologies, that will facilitate the detection of a broader range of explosives and reduce the incidence of false alarms.

PRODUCT PROTOTYPES:

    QSCAN-500 AND QSCAN-1000 SECURITY SCREENING SYSTEMS. The QSCAN-500 and QSCAN-1000 Security Screening Systems are high-speed, conveyorized systems designed for inspection of personal luggage, mail and cargo at airports, customs facilities, post office air mail centers, transportation offices and other high-security facilities. The QSCAN-1000 Security Screening System was developed with financial support and technical input from the FAA and was named the "Most Innovative Product" for 1996 by Aviation Week and Space Technology magazine.

    The White House Commission on Aviation Safety and Security has requested that five of Quantum's QSCAN-500 systems be included in its recommended purchase and deployment of advanced technology systems. The FAA and Quantum are currently negotiating with respect to the purchase of two (2) to five (5) QSCAN-500 systems from Quantum. However, there can be no assurance that an agreement regarding such purchase will be negotiated on terms favorable to Quantum, if at all, or, if such an agreement is negotiated, that a procurement contract for such systems will be executed by the FAA.

    QSCAN-160 SECURITY SCREENING SYSTEM. The QSCAN-160 Security Screening System is a compact, high-speed, conveyorized system designed for inspection of carry-on luggage and packages at airports, customs facilities, transportation offices and other high-security facilities. The QSCAN-160 Security Screening System was developed with financial support and technical input from the FAA. Quantum has not completed any sales of this system.

    QED PACKAGE SCREENING SYSTEM. The QED Package Screening System is small, non-invasive scanner designed for rapid detection of explosives and illegal drugs contained in passenger carry-on luggage at airports and other transportation facilities, as well as incoming mail, boxes, briefcases and packages received by corporate mailrooms and offices. The QED Package Screening System was awarded the 1995 R&D 100 Award by R&D Magazine. Quantum has not completed any sales of this system.

    At the request of the FAA, Quantum has agreed to have its QED Package Screening System acceptance tested by the FAA. Successful completion of such testing would qualify the QED Package Screening System for purchase by the FAA's Security Equipment Integrated Product Team, and allow the QED Package Screening System to be used at airport security checkpoints in the United States.


                                         88.

    LIQUISCAN LIQUID EXPLOSIVES DETECTOR. The LIQUISCAN Explosives Detector, which was developed and continues to be improved with financial support and technical input from the FAA, is an advanced security system for the detection of liquid explosives and flammables contained in sealed glass or plastic containers. Quantum has not completed any sales of this system.


                            QUANTUM PRINCIPAL SHAREHOLDERS

    The following sets forth certain information as to the number of shares of Quantum Common Stock and Quantum Preferred Stock beneficially owned as of September 3, 1997 and the number of shares of InVision Common Stock to be beneficially owned immediately upon consummation of the Merger by (i) each person who is known to Quantum to beneficially own 5% or more of the outstanding shares of any class of Quantum Capital Stock, (ii) each director of Quantum,
(iii) each Quantum executive officer and (iv) all directors and executive officers of Quantum as a group. Unless otherwise noted, (i) the persons named in the table have sole voting and investment power with respect to all shares indicated as being beneficially owned by them, and (ii) all officers and directors can be reached at the principal offices of Quantum.



                                                                                                      SHARES OF INVISION
                                                                                                         COMMON STOCK
                                                                                                      BENEFICIALLY OWNED
                                      SHARES OF QUANTUM CAPITAL STOCK BENEFICIALLY OWNED (1)          AFTER THE MERGER (1)
                                      ------------------------------------------------------          --------------------
                                       COMMON STOCK               PREFERRED STOCK         PERCENT
                                   ----------------------      -----------------------     OF ALL
                                                                                          QUANTUM
    NAME AND ADDRESS OF            NUMBER        PERCENT       NUMBER        PERCENT      CAPITAL    NUMBER
     BENEFICIAL HOLDER            OF SHARES      OF CLASS     OF SHARES      OF CLASS      STOCK    OF SHARES     PERCENT
- ------------------------------     ---------      --------     ---------      --------     -------   ---------     -------
5% SHAREHOLDERS:

Techno Venture Management (2)
101 Arch Street
Suite 1950
Boston, MA  02110                       --            --     1,750,667         35.3%      21.2%      233,281        1.9%

Quantum Dynamics, Inc. (3)
11578 Sorrento Valley Road
San Diego, CA  92121               125,001          3.1%       884,369          19.7       11.4      101,462           *

William Grathwol
P.O. Box 3215
Wilmington, NC  28406              441,650          11.1            --            --        5.0       17,418           *

InVision Technologies, Inc.
3420 E. Third Avenue
Foster City, CA  94404                  --            --       441,328           9.9        5.0           --          --

Barton G. Ice(4)
c/o John A. Levin Company
One Rockefeller Plaza,
25th Floor
New York, NY  10020                     --            --       439,677           9.7        5.2       40,713           *

Signal Ventures
777 South Pacific Coast Highway,
Suite 107
Solana Beach, CA  92075                 --            --       379,398           8.5        4.5       31,917           *


                                       89.

                                                                                                      SHARES OF INVISION
                                                                                                         COMMON STOCK
                                                                                                      BENEFICIALLY OWNED
                                      SHARES OF QUANTUM CAPITAL STOCK BENEFICIALLY OWNED (1)          AFTER THE MERGER (1)
                                      ------------------------------------------------------          --------------------
                                       COMMON STOCK               PREFERRED STOCK         PERCENT
                                   ----------------------      -----------------------     OF ALL
                                                                                          QUANTUM
    NAME AND ADDRESS OF            NUMBER        PERCENT       NUMBER        PERCENT      CAPITAL    NUMBER
     BENEFICIAL HOLDER            OF SHARES      OF CLASS     OF SHARES      OF CLASS      STOCK    OF SHARES     PERCENT
- ------------------------------     ---------      --------     ---------      --------     -------   ---------     -------
William Lindgren
1361 Cherrytree Court
Encinitas, CA  92024               249,906           6.3            --            --        2.8        9,856           *

Michael Simmonds
c/o Quantum Design
11578 Sorrento Valley Road
San Diego, CA  92121               235,228           5.9            --            --        2.7        9,277           *

David Cox (5)
c/o Quantum Design
11578 Sorrento Valley Road
San Diego, CA  92121               201,566           5.0        33,333             *        2.7       11,707           *

Ronald Sager
c/o Quantum Design
11578 Sorrento Valley Road
San Diego, CA  92121               201,566           5.0            --            --        2.3        7,949           *

DIRECTORS AND EXECUTIVE
OFFICERS:

Lowell J. Burnett (6)              692,764          17.1       157,009           3.4        9.5       42,653           *

Dale Sheets (7)                    110,202           2.7            --            --        1.2        4,346           *

Andrew D. Hibbs (8)                669,505          16.5            --            --        7.5       26,405           *

John C. Downing (9)                 20,000             *       216,000           4.9        3.1       31,420           *

Randall R. Lunn (10)                20,000             *     1,750,667          35.3       21.4      234,069         1.9

Sergio Magistri (11)                    --            --       441,328           9.9        5.0           --          --

All directors and executive
officers as a group
(6 persons) (12)                 1,512,471          35.8     2,565,004          51.6       45.1      338,896         2.8

*   Less than 1%.

(1) Applicable percentage of ownership of Quantum Preferred Stock and Quantum Common Stock at August 20, 1997 is based upon 4,462,893 shares of Quantum Preferred Stock and 3,994,216 shares of Quantum Common Stock outstanding, and does not include the conversion of Quantum Preferred Stock to Quantum Common Stock. Percent of all Quantum Capital Stock is calculated on an as-if-converted basis based upon the share numbers set forth above. Share numbers and applicable percentage ownership after the Merger is based upon approximately 11,933,000 shares of InVision Common Stock outstanding, which assumes the issuance of 777,000 shares of InVision Common Stock in the Merger and a Designated InVision Stock Price of $14.50. See "Approval of the Merger and Related Transactions-Merger Consideration." Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes sole or shared voting or investment power with respect to shares shown as beneficially owned. Shares of Quantum Preferred Stock subject to warrants and Quantum Common Stock subject to options, in each case currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding such warrants or options, but are not

                                         90.

    deemed outstanding for computing the percentage ownership of any other person. All warrants to purchase Quantum Preferred Stock are deemed to be fully exercisable for purposes of this table.

(2) Includes: 370,000 shares of Quantum Preferred Stock held by TVM Techno Venture Enterprises No. II Limited Partnership ("TVM II"); 246,667 shares of Quantum Preferred Stock held by TVM Intertech Limited Partnership ("TVM Intertech"); 246,667 shares of Quantum Preferred Stock held by TVM Eurotech Limited Partnership ("TVM Eurotech"); 370,000 shares of Quantum Preferred Stock held by TVM Zweite Beteilgung-US Limited Partnership ("TVM ZB"); 17,333 shares of Quantum Preferred Stock held by TVM Techno Venture Investors No. I Limited Partnership ("TVM No. 1"); and 150,000, 150,000, 100,000 and 100,000 shares of Quantum Preferred Stock issuable upon the exercise of outstanding warrants held by TVM II, TVM ZB, TVM Intertech and TVM Eurotech, respectively. TVM Management Corporation, the general partner of TVM Techno Venture Management Limited Partnership ("TVM LP"), and TVM LP, the general partner of each of TVM II, TVM ZB, TVM Intertech and TVM Eurotech, may be deemed to beneficially own the shares held by TVM II, TVM ZB, TVM Intertech and TVM Eurotech. Randall R. Lunn, John J. DiBello and Waldemar Jantz, the general partners of TVM No. 1, may be deemed to beneficially own the shares held by TVM No. 1.

(3) Includes 15,333 shares of Quantum Preferred Stock issuable upon the exercise of outstanding warrants.

(4) Includes: 61,166 shares of Quantum Preferred Stock issuable upon the exercise of outstanding warrants held by Mr. Ice; 25,000 shares of Quantum Preferred Stock held by The Lawrence Everett Ice Testamentary Trust, Dated 12/20/82 (the "Ice Trust"); and 30,500 shares of Quantum Preferred Stock issuable upon the exercise of outstanding warrants held by the Ice Trust. Mr. Ice may be deemed to have beneficial ownership of the shares of Quantum Capital Stock held by the Ice Trust by virtue of his advisory capacity to the trustee of the Ice Trust.

(5) Includes 13,333 shares of Quantum Preferred Stock issuable upon the exercise of outstanding warrants.

(6) Includes: 62,102 shares of Quantum Preferred Stock issuable upon the exercise of outstanding warrants; and 56,691 shares of Quantum Common Stock issuable upon the exercise of outstanding options exercisable within 60 days of August 15, 1997.

(7) Consists solely of shares of Quantum Common Stock issuable upon the exercise of outstanding options exercisable within 60 days of August 15, 1997.

(8) Includes 58,505 shares of Quantum Common Stock issuable upon the exercise of outstanding options exercisable within 60 days of August 15, 1997.

(9) The 216,000 shares of Quantum Preferred Stock are owned of record by John
    C. Downing, Trustee of the John C. Downing Trust dated 5/20/94.

(10) Quantum Preferred Stock holdings consist solely of the shares of Quantum Preferred Stock beneficially owned by the entities affiliated by Techno Venture Management. See note 2.

(11) Consists solely of shares of Quantum Preferred Stock held of record by InVision, of which Dr. Magistri is a director and executive officer.

(12) Includes 562,102 shares of Quantum Preferred Stock issuable upon the exercise of outstanding warrants, and 225,398 shares of Quantum Common Stock issuable upon the exercise of outstanding options, in each case collectively beneficially owned by the directors and executive officers of Quantum and exercisable within 60 days of August 15, 1997. See notes 6 through 11.

    As of September 3, 1997, Quantum had outstanding options to purchase a total of 1,257,456 shares of Quantum Common Stock.


                                         91.

                        DESCRIPTION OF INVISION CAPITAL STOCK

    The authorized capital stock of InVision consists of 20,000,000 shares of Common Stock, par value $0.001, and 5,000,000 shares of Preferred Stock, par value $0.001. As of August 20, 1997, approximately 11,516,000 shares of InVision Common Stock were outstanding, held of record by approximately 175 stockholders. After consummation of the Merger, assuming the exercise of all Quantum Options and Quantum Warrants, there will be approximately 12,293,000 shares of InVision Common Stock outstanding. No shares of Preferred Stock are currently outstanding.

    The following description of the capital stock of InVision and certain provisions of InVision's Amended and Restated Certificate of Incorporation (the "InVision Certificate") and Amended Bylaws (the "InVision Bylaws") is a summary and is qualified in its entirety by the provisions of the InVision Certificate and InVision Bylaws which have been filed as exhibits to InVision's Registration Statement, of which this Proxy Statement/Prospectus is a part.

INVISION COMMON STOCK

    The holders of InVision Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of InVision Common Stock are not entitled to cumulative voting rights with respect to the election of directors and, as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone.

    Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of InVision Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Comparative Stock Price Data and Dividend History." In the event of liquidation, dissolution or winding up of InVision, holders of InVision Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of Preferred Stock. Holders of InVision Common Stock have no preemptive rights and no right to convert their InVision Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to InVision Common Stock. All outstanding shares of InVision Common Stock are, and all shares of InVision Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

INVISION PREFERRED STOCK

    The Board of Directors is authorized to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of InVision Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and may have the effect of delaying, deferring or preventing a change in control of InVision, which could have a depressive effect on the market price of InVision Common Stock. InVision has no present plan to issue any shares of Preferred Stock.

INVISION WARRANTS

    In connection with InVision's initial public offering, InVision issued to Donald & Co. Securities, Inc. a warrant to purchase 180,000 shares of InVision Common Stock at an exercise price of $6.60 per share. Such warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassification and consolidations, and will expire on April 22, 2001.


                                         92.

REGISTRATION RIGHTS

    The holders of 302,493 shares of InVision Common Stock and a warrant to purchase up to 180,000 shares of InVision Common Stock (collectively, the "Registrable Securities") or their transferees, will have certain rights with respect to the registration of such shares under the Securities Act. In addition, in June 1996 InVision registered shares of InVision Common Stock on a shelf registration statement pursuant to registration rights held by a stockholder of InVision, of which 479,318 of such shares have yet to be sold.

TRANSFER AGENT

    The transfer agent for InVision Common Stock is Continental Stock Transfer & Trust Company.


               COMPARISON OF RIGHTS OF HOLDERS OF INVISION COMMON STOCK
                         AND HOLDERS OF QUANTUM CAPITAL STOCK

    The authorized capital stock of Quantum consists of 17,000,000 shares of Common Stock, no par value, and 7,911,340 shares of Preferred Stock, no par value. The Preferred Stock of Quantum is divided into four series: Series A Preferred Stock ("Quantum Series A Stock"), Series B Preferred Stock ("Quantum Series B Stock"), Series C Preferred Stock ("Quantum Series C Stock") and Series D Preferred Stock ("Quantum Series D Stock" and together with the Quantum Series A Stock, Quantum Series B Stock, Quantum Series C Stock, "Quantum Preferred Stock"). As of September 2, 1997, 3,994,216 shares of Quantum Common Stock were outstanding, held of record by approximately 60 shareholders, 1,666,669 shares of Quantum Series A Stock were outstanding, held of record by 17 shareholders, 711,340 shares of Quantum Series B Stock were outstanding, held of record by 6 shareholders, 1,643,556 shares of Quantum Series C Stock were outstanding, held of record by 19 shareholders, and 441,328 shares of Quantum Series D Stock were outstanding, all of which were held of record by InVision. InVision intends to convert all of the shares of Quantum Series D Stock to Quantum Common Stock immediately prior to the Merger. The shares of Quantum Preferred Stock may be converted to Quantum Common Stock at the option of the holder thereof, and automatically will be converted upon an initial public offering of Quantum Common Stock meeting certain size qualifications.

    Upon consummation of the Merger, the holders of Quantum Capital Stock will become holders of InVision Common Stock. There are certain material differences between the rights and privileges of the holders of Quantum Capital Stock and InVision Common Stock.

LIQUIDATION PREFERENCE

    The Amended and Restated Articles of Incorporation of Quantum (the "Quantum Articles") provide that upon a voluntary or involuntary liquidation, dissolution or winding up of Quantum, all assets or surplus funds of Quantum will be distributed to the holders of Quantum Capital Stock as follows: first, ratably among the holders of Quantum Series A Stock, Quantum Series C Stock and Quantum Series D Stock in the amount per share of $1.50, $1.00 and $1.10, respectively,
(ii) second, out of any remaining assets or surplus funds, ratably among the holders of Quantum Series B Stock in the amount per share of $0.75, and (iii) third, out of any remaining assets or surplus funds, ratably among the holders of Quantum Common Stock, Quantum Series A Stock, Quantum Series C Stock and Quantum Series D Stock on an as-if-converted basis. The liquidation, dissolution or winding up of Quantum includes a sale, or a series of related sales, of all or substantially all of the assets or capital stock of Quantum or an acquisition of Quantum by merger or consolidation. The Merger constitutes a liquidation, dissolution or winding up of Quantum.

    Upon a voluntary or involuntary liquidation, dissolution or winding up of InVision, all assets or surplus funds of InVision, assuming no shares of InVision Preferred Stock have been issued, will be distributed ratably among the holders of InVision Common Stock. In the event that a series of InVision Preferred Stock is designated


                                         93.

and issued, the holders of such series of InVision Preferred Stock may be entitled to a liquidation preference over the holders of InVision Common Stock.

DIVIDENDS

    The Quantum Articles provide that: (i) the holders of Quantum Series D Stock shall be entitled to receive in preference to any dividend received by any other series or class of Quantum Capital Stock, when and if declared, a quarterly dividend in the amount per share of $0.011 per share; (ii) the holders of Quantum Series A Stock, Quantum Series B Stock and Quantum Series C Stock shall be entitled to receive in preference, after the dividend set forth in (i) above, to any dividend received by the holders of Quantum Common Stock, when and if declared, a quarterly dividend in the amount per share of $0.015, $0.0075 and $0.005, respectively; and (iii) the holders of Quantum Series A Stock, Quantum Series B Stock, Quantum Series C Stock and Quantum Series D Stock shall be entitled to receive in preference, after the dividends set forth in (i) and (ii) above, to any dividend received by the holders of Quantum Common Stock in a fiscal year, when and if declared, cash dividends in the amount per share of such cash dividends to be paid to the holders of Quantum Common Stock in such fiscal year on an as-if-converted basis.

    The holders of InVision Common Stock hold no dividend preference, and in the event that a series of Quantum Preferred Stock is designated and issued, the holders of such series of InVision Preferred Stock may be entitled to a dividend preference over the holders of InVision Common Stock.

REDEMPTION

    The Quantum Articles provide that Quantum shall not have the right to purchase, call, redeem, or otherwise acquire for value any shares of the Quantum Preferred Stock, with the exception that, at the election of the holders of a majority of the Quantum Series D Stock, voting as a separate class, and the holders of a majority of the Quantum Series A Stock and Quantum Series C Stock, voting together as a single class, Quantum shall redeem to the extent of lawfully available funds, one-third (1/3) of the shares of the Quantum Series A Stock, Quantum Series C Stock and Quantum Series D Stock outstanding on January 2, 2001, and on the 2nd day of each January thereafter, through and including January 2, 2003, at a redemption price equal to their respective original issue prices of $1.50, $0.50 and $1.10 per share, respectively, as adjusted for stock splits, plus any declared but unpaid dividends.

    The Invision Certificate does not contain any limitations on, or rights with respect to, the redemption of InVision Common Stock. However, if in the future a series of InVision Preferred Stock is designated and issued, such series of InVision Preferred Stock could impose limitations on, or be entitled to, redemption rights.

VOTING

    The Quantum Articles provide that the holders of Quantum Series A Stock, Quantum Series B Stock, Quantum Series C Stock, Quantum Series D Stock and Quantum Common Stock, voting together as a single class, shall vote on an as-if-converted basis as a single class on all matters with the following exceptions: (i) with respect to the election of directors (A) two Quantum directors shall be elected by holders of Quantum Series A Stock and Quantum Series C Stock, voting together as a single class, (B) two Quantum directors shall be elected by holders of Quantum Series B Stock and Quantum Common Stock, voting together on an as-if-converted basis as a single class, (C) one Quantum director shall be elected by the holders of Series D Preferred, voting as a separate class, and (D) two Quantum directors shall be elected by the holders of the Quantum Series A Stock, Quantum Series B Stock, Quantum Series C Stock, Quantum Series D Stock and Quantum Common Stock, voting together on an as-if-converted basis as a single class; (ii) so long as 1,000,000 shares of Quantum Series A Stock or Quantum Series C Stock (or a combination thereof) remain outstanding, without the affirmative vote of two thirds (2/3) of the outstanding shares of Quantum Series A Stock and Quantum Series C Stock, voting together on an as-if-converted basis as a single class, Quantum shall not take certain actions with respect to redemptions, liquidations, dividends, major transactions, amendments to the Quantum Articles or the Bylaws of Quantum (the "Quantum Bylaws"),


                                         94.

alterations to the powers and preferences of the Quantum Series A Stock and Quantum Series C Stock, or issuances of additional preferred stock; and (iii) so long as any shares of Quantum Series D Stock remain outstanding, without the affirmative vote of a majority of the outstanding shares of Quantum Series D Stock, Quantum shall not take certain actions with respect to alterations to the powers and preferences of the Quantum Series D Stock, increases or decreases in the authorized number of shares of Quantum Series D Stock, and amendments to the Quantum Articles the Quantum Bylaws with respect to the Quantum Series D Stock. The Quantum Articles provides for a board of seven directors, and the Quantum Bylaws provide that such directors are elected annually. Under California law, Quantum shareholders are entitled to cumulative voting and, accordingly, shareholders controlling more than 50% of a class entitled to vote may not be able to elect all of the directors to be elected by such class.

    The InVision Certificate does not provide for any disparate voting rights with respect to the shares of InVision Common Stock; however, if in the future a series of InVision Preferred Stock is designated, such series of InVision Preferred Stock could be granted separate voting rights. Pursuant to the InVision Certificate, the number of directors is determined by resolutions adopted by the Board, which currently consists of four members. The authorized number of directors is currently five. The InVision Certificate provides that each director will serve for a three-year term and that approximately one-third of the directors are to be elected annually. Candidates for directors shall be nominated only by the Board of Directors or by a stockholder who gives written notice to InVision at least 20 days before the annual meeting. Between stockholder meetings, the Board may appoint new directors to fill vacancies or newly created directorships. The InVision Certificate does not provide for cumulative voting at stockholder meetings for election of directors. Stockholders controlling more than 50% of the outstanding InVision Common Stock can elect the entire Board of Directors, while stockholders controlling 49% of the outstanding InVision Common Stock may not be able to elect any directors.

AMENDMENT OF CHARTER DOCUMENTS

    The Quantum Articles and Bylaws may be amended by a majority vote of the Quantum Capital Stock, voting on an as-if-converted basis as a single class, provided that (i) so long as 1,000,000 shares of Quantum Series A Stock or Quantum Series C Stock (or a combination thereof) remain outstanding, the affirmative vote of two thirds (2/3) of the outstanding shares of Quantum Series A Stock and Quantum Series C Stock, voting together on an as-if-converted basis as a single class, is also required to amend the Quantum Articles or Quantum Bylaws, and (ii) the affirmative vote of a majority of the outstanding shares of Quantum Series D Stock is required to amend any provisions of the Quantum Articles or Quantum Bylaws related to the Series D Preferred Stock. The Quantum Bylaws can be amended by the Quantum board of directors, subject to the protective voting provisions set forth in the immediately preceding sentence, other than to change the authorized number of directors.

    The Invision Certificate provides that, in addition to any affirmative vote of the holders of any particular class or series of the voting stock required by law, the affirmative vote of at least two thirds (2/3) of the outstanding shares entitled to vote, voting together as a single class, shall be required to alter, amend, or repeal the provisions of the InVision Certificate dealing with the board structure, the election of directors, the amendment of the bylaws, personal liabilities and indemnification of directors, and amendment of charter documents. The Invision Bylaws may be amended or repealed, or new bylaws may be adopted, either by the vote of the holders of two thirds (2/3) of the outstanding shares entitled to vote, or by the InVision board of directors.

ANTI-DILUTION PROTECTION

    The Articles provide anti-dilution protection for each series of Quantum Preferred Stock. In the event of an issuance of shares of Quantum Capital Stock (with certain exceptions) at a price lower than the conversion price for the series of preferred stock (as of August 1, 1997, $1.2215 in the case of Quantum Series A Stock, $0.50 in the case of Quantum Series B Stock, $0.75 in the case of Quantum Series C Stock and $1.10 in the case of Quantum Series D Stock), or upon certain other dilutive events, the ratio at which the applicable series of Quantum Preferred Stock will be converted into Quantum Common Stock will be adjusted to provide that such shares of Quantum Preferred Stock convert into a greater number of shares of Quantum Common Stock.



                                         95.

    The Invision Certificate does not contain similar provisions and, consequently, the holders of InVision Common Stock will suffer dilution in the event that InVision issues any capital stock at a price lower than the price at which such holder purchased its InVision Common Stock.

ANTI-TAKEOVER STATUTES

    Stockholders rights and related matters relating to Invision are governed by the Delaware General Corporation Law (the "Delaware Law") and the InVision Certificate and InVision Bylaws. InVision is subject to the provisions of
Section 203 of the Delaware Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

    California law, which governs Quantum, does require that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction. This provision of California law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish. However, California law does not have a statute similar to Section 203 of the Delaware Law.

PERCENTAGE OF VOTING STOCK; INFLUENCE OVER AFFAIRS

    Upon completion of the Merger, the percentage ownership of InVision by each former shareholder of Quantum will be substantially less than such shareholder's current percentage ownership of Quantum. Accordingly, the former Quantum shareholders will have a significantly smaller voting influence over the affairs of InVision than they currently enjoy over the affairs of Quantum.

SHAREHOLDER ACTIONS

    The InVision Certificate requires that any action required or permitted to be taken by stockholders of InVision must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Under the InVision Bylaws, special meetings of the shareholders may be called only by the President, the Chairman of the Board, a majority of the directors, or the holders of record of 10% or more of InVision's outstanding shares of stock entitled to vote at such meeting. This provision may impede a shareholder who wishes to require InVision to call a special meeting of shareholders to consider any proposed corporate action. The Quantum Bylaws provide for Quantum shareholders to take action by written consent.

LIQUIDITY

    There is no active market for the Quantum Capital Stock and, in addition, the Quantum Bylaws restrict transfer of any of the Quantum Common Stock by any shareholder by requiring the shareholder to first give notice to the secretary of and by granting discretion to the Quantum board of directors in deciding, within 30 days, as to whether or not to purchase such common stock at the price and upon the terms stated in the shareholder's notice. Accordingly, the ability of a Quantum shareholder to dispose of Quantum Capital Stock is limited. The InVision Common Stock is not subject to a right of first refusal by InVision and is actively traded on the Nasdaq National Market. See "Comparative Stock Price Data and Dividend History."


                                         96.

                                    LEGAL MATTERS

    The validity of the shares of InVision Common Stock offered hereby will be passed upon for InVision by Cooley Godward LLP, Palo Alto, California. Certain legal matters in connection with the Merger will be passed upon for Quantum by Branton, Wilson & Muns, San Diego, California.

                                       EXPERTS

    The consolidated financial statements of InVision as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, and the consolidated financial statements of Quantum as of September 30, 1995 and 1996 and for each of the two years in the period ended September 30, 1996 in each case included in this Proxy Statement/Prospectus have been so included in reliance on the reports (one of which contains an explanatory paragraph after the original paragraph relating to Quantum's ability to continue as a going concern as described in Note 1 to Quantum's consolidated financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. Price Waterhouse LLP is not the independent accountant of Quantum. InVision retained Price Waterhouse LLP to audit Quantum's consolidated financial statements for inclusion in this Registration Statement and Proxy Statement/Prospectus after InVision determined that Quantum's independent accountants would be unable to perform the additional work necessary with respect to the inclusion of Quantum's consolidated financial statements herein on a timely basis.

                                         97.

                           INVISION TECHNOLOGIES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----

Report of Independent Accountants. . . . . . . . . . . . . . . . . . . . .  F-2

Consolidated Balance Sheets as of December 31, 1995 and 1996, and June 30,
 1997 (unaudited). . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-3

Consolidated Statements of Operations for the Years Ended December 31,
 1994, 1995 and 1996 and the Six Months Ended June 30, 1996 and 1997
 (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-4

Consolidated Statements of Cash Flows for the Years Ended December 31,
 1994, 1995 and 1996 and the Six Months Ended June 30, 1996 and 1997
 (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-5

Consolidated Statements of Stockholders' Equity (Deficit) for the Years
 Ended December 31, 1994, 1995 and 1996 and the Six Months Ended
 June 30, 1997 (unaudited) . . . . . . . . . . . . . . . . . . . . . . . .  F-6

Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . .  F-8



                             QUANTUM MAGNETICS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----

Report of Independent Accountants . . . . . . . . . . . . . . . . . . . .  F-20

Consolidated Balance Sheets as of September 30, 1995 and 1996, and
 June 30, 1997 (unaudited)  . . . . . . . . . . . . . . . . . . . . . . .  F-21

Consolidated Statements of Operations for the Years Ended September 30,
 1995 and 1996, and the  Nine Months Ended June 30, 1996 and 1997
 (unaudited). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-22

Consolidated Statements of Cash Flows for the Years Ended September 30,
 1995 and 1996, and the Nine Months Ended June 30, 1996 and 1997
 (unaudited). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-23

Consolidated Statement of Shareholders' Deficit for the Years Ended
 September 30, 1995 and 1996 and the Nine Months Ended June 30,
 1997 (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-24

Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . .  F-25

                                      F-1.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of InVision Technologies, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of stockholders' equity (deficit) present fairly, in all material respects, the financial position of InVision Technologies, Inc. and its subsidiary at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of InVision's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.






PRICE WATERHOUSE LLP

San Jose, California
February 20, 1997, except as to Note 13
(Secondary Offering of Common Stock and
Merger Agreement),
which is as of September 3, 1997

                                      F-2.

                           INVISION TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               DECEMBER 31,
                                            -----------------       JUNE 30,
                                            1995         1996         1997
                                            ----         ----         ----
                                                                   (UNAUDITED)
                              ASSETS
Current assets:
  Cash and cash equivalents  . . . . . . .  $1,927       $2,363      $4,099
  Restricted cash  . . . . . . . . . . . .      --           --         112
  Short-term investments   . . . . . . . .      --           --      17,737
  Accounts receivable  . . . . . . . . . .     735        5,987       7,237
  Inventories  . . . . . . . . . . . . . .   3,413        4,810       8,324
  Prepaid expenses   . . . . . . . . . . .     252          292       1,755
                                           -------      -------     -------
       Total current assets  . . . . . . .   6,327       13,452      39,264


Long-term restricted cash  . . . . . . . .      --           --         800
Property and equipment, net  . . . . . . .     914        1,804       4,087
Other assets . . . . . . . . . . . . . . .      75           --       1,232
                                           -------      -------     -------
                                            $7,316      $15,256     $45,383
                                           -------      -------     -------
                                           -------      -------     -------

         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable  . . . . . . . . . . . .  $3,035       $2,541      $5,207
 Accrued liabilities . . . . . . . . . . .   1,217        1,020       2,657
 Short-term debt . . . . . . . . . . . . .   2,260           --       2,200
 Advances from stockholders  . . . . . . .     200           --          --
 Deferred revenue  . . . . . . . . . . . .   3,082        2,443       2,407
 Current maturities of obligations under
   capital lease . . . . . . . . . . . . .      10           68          32
                                           -------      -------     -------
       Total current liabilities . . . . .   9,804        6,072      12,503
                                           -------      -------     -------
Long-term obligations under capital
 lease, less current portion . . . . . . .      34          110         154
                                           -------      -------     -------
Commitments (Notes 9, 11 and 12)

Stockholders' equity (deficit):
   Convertible preferred stock, $0.001
     par value; 5,000 shares authorized;
     2,619 shares, none issued and
     outstanding in 1996 and 1997  . . . .  12,212           --          --
   Preferred stock, $0.001 par value;
     5,000 shares authorized; none issued
     and outstanding . . . . . . . . . . .      --           --          --
   Common stock, $0.001 par value; 20,000
     shares authorized; 124; 9,160 and
     11,141 shares issued and outstanding       --            9          11
   Additional paid-in capital  . . . . . .   1,885       28,919      50,176
   Deferred stock compensation expense . .    (692)        (355)       (178)
   Accumulated deficit . . . . . . . . . . (15,927)     (19,499)    (17,283)
                                           --------     --------    -------
       Total stockholders' equity
         (deficit) . . . . . . . . . . . .  (2,522)       9,074      32,726
                                           --------     --------    -------
                                            $7,316      $15,256     $45,383
                                           --------     --------    -------
                                           --------     --------    -------


       The accompanying notes are an integral part of these consolidated financial statements.

                                      F-3.

                           INVISION TECHNOLOGIES, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                         SIX MONTHS
                                                                            ENDED
                                        YEAR ENDED DECEMBER 31,           JUNE 30,
                                      ---------------------------      --------------
                                       1994      1995      1996        1996      1997
                                       ----      ----      ----        ----      ----
                                                                        (UNAUDITED)
Revenues  . . . . . . . . . . .     $    --    $ 9,066    $15,841      $7,477  $22,785
Cost of revenues  . . . . . . .          --      6,777      9,736       4,641   11,401
                                    --------   --------   --------   --------  -------
     Gross profit . . . . . . .          --      2,289      6,105       2,836   11,384
                                    --------   --------   --------   --------  -------
Operating expenses:
     Research and development .       1,582      1,940      2,785       1,066    3,574
     Sales and marketing  . . .         664      1,866      2,976       1,235    2,692
     General and
       administrative . . . . .       1,078      1,471      2,577       1,146    2,563
                                    --------   --------   --------   --------  -------
          Total operating
               expenses . . . .       3,324      5,277      8,338       3,447    8,829
                                    --------   --------   --------   --------  -------
Income (loss) from operations .      (3,324)    (2,988)    (2,233)       (611)   2,555
Interest expense (including
     related party interest
     expense of $90; $104; $54;
     $14 and none)  . . . . . .        (410)      (338)    (1,511)    (1,495)      (51)
Other income, net . . . . . . .           7         34        172         61       186
                                    --------   --------    -------    -------  -------
Income (loss) before provision
     for income taxes . . . . .      (3,727)    (3,292)    (3,572)    (2,045)    2,690
Provision for income taxes  . .          --         --         --         --       474
                                    --------   --------   --------   --------  -------
Net income (loss) . . . . . . .     $(3,727)   $(3,292)   $(3,572)   $(2,045)   $2,216
                                    --------   --------   --------   --------  -------
                                    --------   --------   --------   --------  -------
Net income (loss) per share
     (Note 2) . . . . . . . . .                 $(0.50)    $(0.44)    $(0.27)    $0.21
                                               --------    -------   --------  -------
                                               --------    -------   --------  -------
Shares used in per share
     calculations (Note 2)  . .                  6,642      8,142      7,499   10,730


        The accompanying notes are an integral part of these consolidated financial statements.

                                      F-4.

                           INVISION TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                               SIX MONTHS
                                                                                                  ENDED
                                                             YEAR ENDED DECEMBER 31,             JUNE 30,
                                                         ------------------------------    -------------------
                                                           1994       1995       1996        1996       1997
                                                         --------   --------   --------    --------   --------
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) . . . . . . . . . . . . . . . . .    $(3,727)   $(3,292)   $(3,572)    $(2,045)    $2,216
  Adjustments to reconcile net income
    (loss) to net cash provided by (used in)
    operating activities:
    Depreciation and amortization . . . . . . . . . .        255        239        371         164        382
    Amortization of bridge loan warrant expense . . .         --         --      1,330       1,330         --
    Stock compensation expense  . . . . . . . . . . .         --        369        489         188        177
    Changes in assets and liabilities:
      Restricted cash   . . . . . . . . . . . . . . .         --         --         --          --       (912)
      Accounts receivable . . . . . . . . . . . . . .        163       (611)    (5,252)     (1,343)    (1,250)
      Inventories . . . . . . . . . . . . . . . . . .       (939)    (1,887)    (1,397)        (27)    (3,514)
      Prepaid expenses  . . . . . . . . . . . . . . .         --         --        (34)       (113)    (1,463)
      Other assets  . . . . . . . . . . . . . . . . .        (29)      (135)        --          --     (1,232)
      Accounts payable  . . . . . . . . . . . . . . .         618     2,219       (522)     (1,202)     2,666
      Accrued liabilities . . . . . . . . . . . . . .         121       915       (202)         97      1,637
      Deferred revenues . . . . . . . . . . . . . . .       2,948       134       (639)     (1,756)       (36)
                                                         --------   -------   --------    --------   --------
       Net cash provided by (used in)
          operating activities  . . . . . . . . . . .        (590)   (2,049)    (9,428)     (4,707)    (1,329)
                                                         --------   -------   --------    --------   --------
Cash flows from investing activities:
  Acquisition of property and equipment . . . . . . .        (117)     (590)    (1,074)       (314)    (2,665)
  Purchase of short-term investments  . . . . . . . .          --        --         --          --    (17,737)
                                                         --------   -------   --------    --------   --------
        Net cash used in investing
          activities  . . . . . . . . . . . . . . . .        (117)     (590)    (1,074)       (314)   (20,402)
                                                         --------   -------   --------    --------   --------
Cash flows from financing activities:
  Proceeds from short-term debt . . . . . . . . . . .       2,250     1,000      1,000       1,036      2,200
  Repayments of short-term debt . . . . . . . . . . .          --        --     (4,200)     (4,036)        --
  Proceeds from capital lease financing . . . . . . .          --        53        169          --         44
  Repayments of capital lease financing . . . . . . .          --        (9)       (35)         --        (36)
  Proceeds from issuance of preferred stock . . . . .         464     1,244         --          --         --
  Proceeds from issuance of common stock, net . . . .          22        37     14,004       9,543     21,259
                                                         --------   -------   --------    --------   --------
        Net cash provided by financing
          activities  . . . . . . . . . . . . . . . .       2,736     2,325     10,938       6,543     23,467
                                                         --------   -------   --------    --------   --------
Net increase (decrease) in cash and
 cash equivalents for the period  . . . . . . . . . .       2,029      (314)       436       1,522      1,736
Cash and cash equivalents at
  beginning of period . . . . . . . . . . . . . . . .         212     2,241      1,927       1,927      2,363
                                                         --------   -------   --------    --------   --------
Cash and cash equivalents at end of
   period   . . . . . . . . . . . . . . . . . . . . .      $2,241    $1,927     $2,363      $3,449     $4,099
                                                         --------   -------   --------    --------   --------
                                                         --------   -------   --------    --------   --------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid . . . . . . . . . . . . . . . . . . .        $319      $220       $233        $164         $2
                                                         --------   -------   --------    --------   --------
                                                         --------   -------   --------    --------   --------


SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND
  INVESTING ACTIVITIES:
  Issuance of common stock upon
    conversion of preferred stock . . . . . . . . . .      $   --    $   --    $12,212      $   --     $   --
  Issuance of Series D preferred
    stock upon the conversion of
    short-term debt and accrued
    interest  . . . . . . . . . . . . . . . . . . . .      $3,000    $2,604    $    --      $   --     $  --
  Warrants issued in connection with
    bridge loan financing . . . . . . . . . . . . . .      $   --    $  740    $   590      $   590    $   --
  Issuance of common stock in
    connection with acquisition of
    subsidiary  . . . . . . . . . . . . . . . . . . .      $   --    $   --    $    85      $    --    $   --

         The accompanying notes are an integral part of these consolidated financial statements.


                                      F-5.

                         INVISION TECHNOLOGIES, INC.
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                             (IN THOUSANDS)

                               CONVERTIBLE                                         DEFERRED                         TOTAL
                             PREFERRED STOCK       COMMON STOCK    ADDITIONAL       STOCK                        STOCKHOLDERS'
                            -----------------    ----------------    PAID-IN     COMPENSATION    ACCUMULATED        EQUITY
                            SHARES     AMOUNT    SHARES    AMOUNT    CAPITAL       EXPENSE         DEFICIT         (DEFICIT)
                            ------     ------    ------    ------    -------       -------         -------         ---------
Balance at December 31,
  1993 . . . . . . . . .     586       $4,900       32      $--        $25           $--          $(8,908)          $(3,983)

Issuance of Series D
  preferred stock  . . .     926        3,464       --       --         --            --               --             3,464

Exercise of common stock
  options  . . . . . . .      --           --       26       --         22            --               --                22

Net loss . . . . . . . .      --           --       --       --         --            --           (3,727)           (3,727)
                           -----      -------      ---    -----     ------         -----         --------           -------
Balance at December 31,
  1994 . . . . . . . . .   1,512        8,364       58       --         47            --          (12,635)           (4,224)

Issuance of Series D
  preferred stock  . . .     789        2,948       --       --         --            --               --             2,948

Issuance of Series D
  preferred stock to
  stockholders for
  distribution rights  .     227           --       --       --         --            --              --                 --

Issuance of Series E
  preferred stock  . . .      91          900       --       --         --            --              --                900

Deferred stock
  compensation . . . . .      --           --       --       --      1,061        (1,061)             --                 --

Amortization of
  deferred stock
  compensation   . . . .      --           --       --       --         --           369              --                369

Issuance of warrant  . .      --           --       --       --        740            --              --                740

Exercise of common stock
  options  . . . . . . .      --           --       66       --         37            --              --                 37

Net loss . . . . . . . .      --           --       --       --         --            --          (3,292)            (3,292)
                           -----      -------      ---    -----     ------         -----        --------            -------
Balance at December 31,
  1995 . . . . . . . . .   2,619      $12,212      124    $  --     $1,885         $(692)       $(15,927)           $(2,522)
                           -----      -------      ---    -----     ------         -----        --------            -------
                           -----      -------      ---    -----     ------         -----        --------            -------


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                      F-6.

                         INVISION TECHNOLOGIES, INC.
   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
                             (IN THOUSANDS)

                               CONVERTIBLE                                         DEFERRED                         TOTAL
                             PREFERRED STOCK       COMMON STOCK    ADDITIONAL       STOCK                        STOCKHOLDERS'
                            -----------------    ----------------    PAID-IN     COMPENSATION    ACCUMULATED        EQUITY
                            SHARES     AMOUNT    SHARES    AMOUNT    CAPITAL       EXPENSE         DEFICIT         (DEFICIT)
                            ------     ------    ------    ------    -------       -------         -------         ---------
Balance at December 31,
  1995 . . . . . . . . . .  2,619      $12,212     124    $   -       $1,885       $(692)         $(15,927)        $(2,522)

Issuance of common stock
  pursuant to initial
  public offering, net
  of expenses  . . . . . .     --           --   2,070        2        9,530          --                --           9,532

Conversion of preferred
  stock to common stock
  upon completion of
  initial public
  offering . . . . . . . . (2,619)     (12,212)   6,106       6       12,206          --                --              --

Deferred stock
  compensation . . . . . .     --           --       --      --          152        (152)               --              --

Amortization of deferred
  stock compensation   . .     --           --       --      --           --         489                --             489
Issuance of warrant  . . .     --           --       --      --          590          --                --             590

Exercise of common stock
  options  . . . . . . . .     --           --      122      --           84          --                --              84

Exercise of common stock
  warrants . . . . . . . .     --           --      518       1        2,318          --                --           2,319

Issuance of common stock
  pursuant to EG&G
  agreement  . . . . . . .     --           --      184      --        1,974          --                --           1,974

Issuances of common
  stock primarily pursuant
  to acquisition of
  subsidiary . . . . . . .     --           --       36      --          180          --                --             180

Net loss . . . . . . . . .     --           --       --      --           --          --            (3,572)         (3,572)
                           ------      -------   ------   -----      -------       -----          --------         -------
Balance at December 31,
  1996 . . . . . . . . . .     --           --    9,160       9       28,919        (355)          (19,499)          9,074

Amortization of Deferred
  Stock Compensation
  (unaudited). . . . . . .                  --       --      --           --         177                --             177

Issuance of common
 stock pursuant to
 secondary public
 offering (unaudited)  . .     --           --    1,918       2       21,187          --                --          21,189

Exercise of common
 stock options
 (unaudited) . . . . . . .     --           --       63      --           70          --                --              70

Net income (unaudited) . .     --           --       --      --           --          --             2,216           2,216
                           ------      -------   ------   -----      -------       -----          --------         -------
Balance at June 30, 1997
  (unaudited)  . . . . . .     --      $    --   11,141   $  11      $50,176       $(178)         $(17,283)        $32,726
                           ------      -------   ------   -----      -------       -----          --------         -------
                           ------      -------   ------   -----      -------       -----          --------         -------

       The accompanying notes are an integral part of these consolidated financial statements.


                                 F-7.

                        INVISION TECHNOLOGIES, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY:

      InVision Technologies, Inc. ("InVision," or the "Company") is the worldwide leader in explosive detection technology. InVision develops, manufactures, markets and supports an explosive detection system ("EDS") for civil aviation security based on advanced computed tomography ("CT" or "CAT Scan" technology).

     Formed in 1990, InVision exited the development stage in 1995 upon the first commercial sales of its product, the CTX 5000 explosive detection system. The CTX 5000 is sold to airport and regulatory authorities and airlines throughout the world.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

     The consolidated financial statements include the financial statements of InVision and its wholly owned subsidiary, Imatron Federal Systems, Inc., acquired in December 1996. All significant intercompany transactions and accounts have been eliminated. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

STOCK SPLIT

     Share information for all periods presented has been retroactively adjusted to reflect a 1-for-11 reverse stock split of Common Stock and Preferred Stock effected on March 15, 1996, and a 2-for-1 Common Stock split in the form of a stock dividend effected on February 7, 1997.

REVENUE RECOGNITION

     Revenue from product sales is recognized upon shipment unless extended acceptance criteria exist, in which case revenue is recognized upon completion of such acceptance criteria. Provision for estimated installation, training and warranty costs is recorded at the time revenue is recognized.

CASH EQUIVALENTS

     The Company considers all liquid investments purchased with an original maturity of three months or less to be cash equivalents.

SHORT-TERM INVESTMENTS

     Short-term investments consist primarily of commercial paper with original maturities at date of purchase beyond three months and less than 12 months. Such short-term investments are carried at cost, which approximates fair market value, due to the short period of time to maturity.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out) or market.


                                      F-8.

                        INVISION TECHNOLOGIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, which range from one to five years. Leasehold improvements are amortized using the straight-line method over the shorter of their useful lives or the terms of the leases.

     In 1996, InVision adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Accordingly, InVision evaluates the recoverability of its assets when events and changes in circumstances indicate that such amounts may not be recoverable. InVision determines the recoverability of the carrying amount of each intangible asset by reviewing the following factors: the undiscounted value of expected operating cash flows in relation to its net capital investment; the estimated useful or contractual life of the intangible asset; the contract or product supporting the intangible asset; and, in the case of purchased technology, InVision periodically reviews the recoverability of the asset value by evaluating its products with respect to technological advances, competitive products and the long-lived asset impairment losses.

DEFERRED REVENUE

     Deferred revenue arises from advance payments received from customers for systems to be delivered within the next year.

INCOME TAXES

     InVision accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in InVision's financial statements or tax returns.

RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are charged to operations as incurred. Contractually reimbursable costs for certain research and development activities are reflected as a reduction to research and development expense in the period the related costs are incurred (Note 4).

SOFTWARE DEVELOPMENT COSTS

     To date, the period between achieving technological feasibility and the general availability of software included in InVision's product has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, InVision has not capitalized any software development costs.

STOCK COMPENSATION

     InVision accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." In January 1996, InVision adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation" (see Note 8).

DEPENDENCE ON SUPPLIERS

     InVision's ability to timely deliver its products is dependent upon the availability of quality components and subsystems used in these products. InVision depends in part upon subcontractors to manufacture, assemble and


                                      F-9.

                        INVISION TECHNOLOGIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

deliver certain items in a timely and satisfactory manner. InVision obtains certain components and subsystems from single, or a limited number of, sources. A significant interruption in the delivery of such items could have a material adverse effect on InVision's financial condition and results of operations.

EXPORT SALES AND CONCENTRATION OF CREDIT RISK

     InVision markets its systems both internationally and domestically. Product sales by geographic region are as follows (in thousands):

                                                           YEAR ENDED
                                                           DECEMBER 31,
                                                         ----------------
                                                          1995       1996
                                                          ----       ----
      Europe (primarily United Kingdom) . . . . . . .    $6,578     $7,488
      United States . . . . . . . . . . . . . . . . .       975      3,766
      Pacific Rim . . . . . . . . . . . . . . . . . .       863      2,062
      Middle East . . . . . . . . . . . . . . . . . .       650      2,525
                                                         ------    -------
                                                         $9,066    $15,841
                                                         ------    -------
                                                         ------    -------

     Financial instruments that potentially subject InVision to significant concentrations of credit risk consist primarily of cash and accounts receivable. InVision limits the amount of credit exposure of cash balances by maintaining its accounts in a high credit quality financial institution. Except for the Federal Aviation Administration contract (see Note 3), InVision's standard credit policy requires prepayment of up to 50% prior to shipment on all sales. To date, InVision has not experienced any material credit losses and accordingly has not recorded an allowance for doubtful accounts at December 31, 1995 or 1996. InVision's revenues are denominated in U.S. dollars. At December 31, 1996, two customers accounted for 59% and 18% of total accounts receivable. Significant customers which represented 10% or more of revenues for the respective periods were as follows:

                                                  YEAR ENDED
                                                 DECEMBER 31,
                                                 -------------
                                                 1995     1996
                                                 ----     ----
         Customer A  . . . . . . . . . . .       51%       22%
         Customer B  . . . . . . . . . . .       12%       --
         Customer C  . . . . . . . . . . .       11%       --
         Customer D  . . . . . . . . . . .       --        13%
         Customer E  . . . . . . . . . . .       --        12%
         Customer F  . . . . . . . . . . .       --        12%
         Customer G  . . . . . . . . . . .       --        16%
         Customer H  . . . . . . . . . . .       --        13%

NET INCOME (LOSS) PER SHARE

     Net income (loss) per share is computed using the weighted average number of Common Stock and common equivalent shares, when dilutive, from stock options and warrants (using the treasury stock method). Pursuant to Securities and Exchange Commission Staff Accounting Bulletins, Common Stock and common equivalent shares issued by InVision during the 12-month period prior to InVision's initial public offering consisting of convertible preferred stock (using the if-converted method), and stock options and warrants (using the treasury stock method) have been included in the calculation as if they were outstanding for all periods prior to and including June 30, 1996, even though their effect is antidilutive. Historical net loss per share amounts have not been presented in 1994 because such amounts are not deemed meaningful due to the significant changes in InVision's capital structure that occurred in connection with the initial public offering.


                                      F-10.

                        INVISION TECHNOLOGIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

UNAUDITED INTERIM FINANCIAL DATA

     The unaudited interim financial statements as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. The data disclosed in the notes to the financial statements for these periods are unaudited. The results of operations for the interim periods are not necessarily indicative of the results to be expected for any future period.

RECLASSIFICATIONS

     Certain prior year balances have been reclassified to be consistent with the 1996 presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 is effective for the year ending December 31, 1997. Under SFAS 128, primary earnings per share is replaced by basic earnings per share and fully diluted earnings per share is replaced by diluted earnings per share. If the Company had adopted SFAS 128, the Company's basic and diluted loss per share would not have differed materially from the reported amounts for the years ending December 31, 1995 and 1996. For the six month period ending June 30, 1997, basic and diluted earnings per share would have been $0.23 and $0.21, respectively. The Company will adopt SFAS 128 for the year ending December 31, 1997.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for the reporting of comprehensive income and its components in a full set of general-purpose financial statements for periods ending after December 15, 1997. Reclassification of financial statements for earlier periods for comparative purposes is required. The Company will adopt SFAS 130 for the year ending December 31, 1998.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of An Enterprise and Related Information" ("SFAS 131"). SFAS 131 revises information requirements regarding the reporting of operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company will adopt SFAS 131 for the year ending December 31, 1998.

NOTE 3--FEDERAL AVIATION ADMINISTRATION (FAA) CONTRACT:

     In December 1996, InVision entered into a contract with the Federal Aviation Administration ("FAA" and the "FAA Contract") to deliver fifty-four
(54) CTX 5000 systems to various airports in the United States beginning in January and ending in December 1997. The minimum amount due from the FAA under this contract, including all related products and associated installation and support services, is $52.2 million. InVision will invoice and collect progress payments while systems are being manufactured in an amount equal to 80% of manufacturing costs incurred. The balance will be invoiced and collected after delivery and installation of each system.

     The number of systems deliverable under the FAA Contract during 1997 exceeds the total number of systems manufactured by InVision to date. InVision has determined that its existing manufacturing facilities are inadequate to meet its obligation to deliver 54 systems under the FAA Contract and, accordingly, has entered into a lease agreement for new primary operating facilities including new manufacturing facilities (see Note 12). InVision believes that these new facilities will be adequate to meet its current delivery obligations.


                                      F-11.

                        INVISION TECHNOLOGIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4--RESEARCH AND DEVELOPMENT CONTRACTS:

     InVision has been awarded various research and development contracts and grants by the FAA to share in the costs of developing and enhancing InVision's product. During 1994, 1995 and 1996, InVision was entitled to reimbursements of $821,000, $593,000 and $1,476,000, respectively, under these contracts and grants. Such reimbursements have been reflected as a reduction to research and development expense in each period presented. Billings are rendered to the FAA monthly on the basis of actual costs incurred. At December 1995 and 1996, the related receivable balance from the FAA was $17,000 and $331,000, respectively.

NOTE 5--BALANCE SHEET COMPONENTS (IN THOUSANDS):

                                           DECEMBER 31,
                                          -------------      JUNE 30,
                                          1995      1996       1997
                                          ----      ----       ----
                                                            (UNAUDITED)
   Accounts receivable:
     Billed  . . . . . . . . . . . .        $388    $5,026    $5,924
     Unbilled  . . . . . . . . . . .         347       961     1,313
                                         -------    ------    ------
                                            $735    $5,987    $7,237
                                         -------    ------    ------
                                         -------    ------    ------

  Inventories:
    Raw material and purchased
     components . . . . . . . . . .       $1,853    $3,003    $4,789
    Work-in-process . . . . . . . .          779     1,331     3,461
    Finished goods  . . . . . . . .          781       476        74
                                         -------    ------    ------
                                          $3,413    $4,810    $8,324
                                         -------    ------    ------
                                         -------    ------    ------



  Property and equipment:
    Machinery and equipment . . . .         $868    $1,400    $2,268
    Self constructed assets . . . .          606     1,140     1,499
    Furniture and fixtures  . . . .           71       160       175
    Leasehold improvements  . . . .           73       145     1,568
                                         -------    ------    ------
                                           1,618     2,845     5,510
    Less accumulated depreciation and
     amortization . . . . . . . . .         (704)   (1,041)   (1,423)
                                         -------    ------    ------
                                            $914    $1,804    $4,087
                                         -------    ------    ------
                                         -------    ------    ------


Self-constructed assets are manufactured by InVision for use in system testing and support, and include the cost of parts and materials, and an overhead allocation. InVision depreciates self-constructed assets over their respective estimated useful lives which range from three to five years.

At December 31, 1995 and 1996 InVision had $53,000 and $222,000, respectively, of capitalized lease equipment and related accumulated amortization of $6,000 and $39,000, respectively.

                                            DECEMBER 31,
                                          ----------------        JUNE 30,
                                           1995      1996          1997
                                          ------    ------         ----
   Accrued liabilities:                                         (UNAUDITED)
     Warranty reserves . . . . . . . .      $695      $645        $1,550
     Accrued employee compensation . .       327       311           261
     Income taxes  . . . . . . . . . .        --        --            95
     Other . . . . . . . . . . . . . .       195        64           751
                                          ------    ------        ------
                                          $1,217    $1,020        $2,657
                                          ------    ------        ------
                                          ------    ------        ------


                                      F-12.

                        INVISION TECHNOLOGIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6--SHORT-TERM DEBT:

     At December 31, 1995, $2,000,000 of short-term debt was outstanding representing all of the funds available under a line of credit agreement with a bank. Interest accrued under the line of credit agreement at a rate of prime plus 1%. The rate in effect at December 31, 1995 was 9.75%. All amounts outstanding under this line of credit agreement were repaid in May 1996, and the line of credit agreement was subsequently terminated.

     In December 1995, InVision entered into a $2,000,000 Bridge Loan Agreement (the "Bridge Loan") with a lender. Under the agreement, InVision borrowed $1,000,000 in December 1995, and an additional $1,000,000 in February 1996. Principal outstanding under the agreement was secured by all assets of InVision. The Bridge Loan was repaid in full on May 1, 1996, in accordance with its terms.

     In connection with the Bridge Loan, the lender received the Bridge Loan Warrants described in Note 7, below. The aggregate fair value of the Bridge Loan Warrants, as determined at their respective dates of issuance, was $1,330,000. Such value represents a discount that was amortized as a financing cost over the period that the Bridge Loan was outstanding.

     At December 31, 1995, certain of InVision's stockholders had advanced $200,000 directly to InVision. Interest accrued at prime plus 1%. This advance was repaid in December 1996.

NOTE 7--STOCKHOLDERS' EQUITY (DEFICIT):

COMMON STOCK

     In November 1996, InVision issued 183,750 shares of unregistered Common Stock to EG&G International Ltd. at $10.88 per share, reflecting a 10% discount from the market price of InVision's Common Stock in connection with the signing of a Research, Development and License Agreement (Note 11). Net proceeds totaled $1,974,000. During the Company's follow-on public offering in May 1997, 64,312 shares were registered and sold. The remaining shares will be registered at the request of the shareholder upon the earlier of a public offering by InVision resulting in net proceeds of at least $10,000,000 or November 1997.

     In April 1996, InVision issued 1,800,000 shares of Common Stock at $5.50 per share in conjunction with InVision's initial public offering ("IPO"). Proceeds to InVision, net of discounts, commissions and offering expenses, totaled $8,211,000. In May 1996, the underwriters exercised their over-allotment option to purchase 270,000 additional shares of Common Stock for total net proceeds to InVision of $1,321,000. Proceeds from the IPO were used primarily to repay short term debt, reduce outstanding accounts payable and to provide working capital for InVision.

     In connection with InVision's IPO, Donald & Co. Securities Inc., the underwriter, received, under the terms of the underwriting agreement, four-year warrants to purchase 180,000 shares of InVision's Common Stock at a price of $6.60 per share commencing April 23, 1997.

PREFERRED STOCK

     In conjunction with InVision's IPO, all outstanding Convertible Preferred Stock converted to Common Stock. As of December 31, 1996, there were 5,000,000 shares of Preferred Stock authorized and no shares were issued and outstanding. The Board of Directors is authorized to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and number of shares constituting any series or the designation of such series, without further action or vote by InVision's stockholders.


                                     F-13.

                        INVISION TECHNOLOGIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

WARRANTS

     In connection with the Bridge Loan, InVision issued three-year warrants to purchase 63,636 and 227,272 shares of Common Stock in 1995 at $5.50 and $4.40 per share, respectively, and 227,272 shares of Common Stock at $4.40 per share in 1996. The Bridge Loan warrants were exercised in full at various times during the month of August 1996, with InVision receiving net proceeds from the exercise of $2,319,000.

NOTE 8--EMPLOYEE STOCK AND BENEFIT PLANS:

EQUITY INCENTIVE PLAN

     In March 1996, the Board of Directors approved the amended and restated 1991 Stock Option Plan, which was renamed the Equity Incentive Plan. The Equity Incentive Plan provides for the granting of incentive stock options and non qualified stock options for the purchase of up to an aggregate of 2,221,818 shares of InVision's common stock by officers, employees, consultants and directors of InVision. The Board of Directors is responsible for administration of the Equity Incentive Plan. The Board of Directors determines the term of each option, option exercise price, number of shares for which each option is granted and the rate at which each option is exercisable. Options granted under the Equity Incentive Plan generally vest over a four year period.

     Incentive and non qualified stock options may be granted at an exercise price per share of not less than 85% of the fair value per common share on the date of the grant (not less than 110% of the fair value in the case of holders of more than 10% of InVision's voting stock). Options granted under the Equity Incentive Plan generally expire ten years from the date of the grant (five years for incentive stock options granted to holders of more than 10% of InVision's voting stock). In December 1994, InVision repriced all outstanding options in order to reconstitute the option pool as a result of the dilutive effect on common stock of the issuance of Series D Preferred Stock during the year. The outstanding options were cancelled and new options were issued at an exercise price of $0.55 per share, which represented the fair value of common stock as determined by the Board of Directors. Cumulative vesting percentages applicable to the cancelled options were given to the regranted options.

     In connection with grants of stock options to employees and directors in 1995 and 1996, InVision recorded $1,061,000 and $152,000, respectively, of deferred compensation representing the difference between the deemed fair value of InVision's Common Stock and the exercise price at the date of grant. Of such amounts, $369,000 and $489,000 were recorded to expense in 1995 and 1996, respectively. The remaining $355,000 is being amortized over the remaining vesting period of the related options.


                                     F-14.

                        INVISION TECHNOLOGIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--EMPLOYEE STOCK AND BENEFIT PLANS:

     Transactions under the Equity Incentive Plan are summarized as follows (in thousands except per share amounts):

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                  1994                  1995                1996
                                           -------------------    -----------------   -----------------
                                                      WEIGHTED             WEIGHTED            WEIGHTED
                                                       AVERAGE             AVERAGE             AVERAGE
                                                      EXERCISE             EXERCISE            EXERCISE
                                           SHARES      PRICE      SHARES    PRICE     SHARES     PRICE
                                           ------     --------    ------   --------   ------   --------
Outstanding at beginning of period . .      234        $1.23       383      $0.57     1,190      $0.82
  Granted  . . . . . . . . . . . . . .      402         0.63       896       0.92       150       9.13
  Exercised  . . . . . . . . . . . . .      (26)        0.61       (66)      0.55      (122)      0.69
  Canceled   . . . . . . . . . . . . .     (227)        1.36       (23)      0.96       (77)      0.85
                                          -----                  -----               ------
Outstanding at period end  . . . . . .      383         0.57     1,190       0.82     1,141       1.92
                                          -----                  -----               ------
                                          -----                  -----               ------

Options exercisable at period end  . .      202         0.58       384       0.56       643        0.80
                                          -----                  -----               ------
                                          -----                  -----               ------
Weighted average grant date fair
  value of such options granted
  during the year  . . . . . . . . . .                                                $4.04
                                                                                     ------
                                                                                     ------


Weighted average grant date fair
  value of options granted during
  the year at exercise prices
  below market prices  . . . . . . . .                                               $   -
                                                                                     ------
                                                                                     ------

     The following table summarizes information about employee and director stock options outstanding at December 31, 1996 (in thousands, except per share amounts):

                                      OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                                      -------------------                        -------------------
                                                               WEIGHTED                         WEIGHTED
                                                                AVERAGE                          AVERAGE
RANGE OF EXERCISE             NUMBER     AVERAGE REMAINING      EXERCISE       NUMBER           EXERCISE
PRICES                     OUTSTANDING    CONTRACTUAL LIFE       PRICE       EXERCISABLE         PRICE
- -----------------          -----------    ----------------       -----       -----------         -----
$0.55 . . . . . . . .           479              7.9             $0.55            356            $0.55
$1.10 . . . . . . . .           512              8.8              1.10            287             1.10
$3.30 . . . . . . . .             9              9.0              3.30             --               --
$4.40 . . . . . . . .            15              9.2              4.40             --               --
$5.50 . . . . . . . .            28              9.4              5.54             --               --
$10.50  . . . . . . .             7              9.8             10.50             --               --
$11.25  . . . . . . .            41             10.0             11.25             --               --
$11.88  . . . . . . .            50              9.9             11.88             --               --
                              -----                                             -----
                              1,141              8.5              1.92            643             0.80
                              -----                                             -----
                              -----                                             -----

FAIR VALUE DISCLOSURES

     Had compensation cost for options granted in 1995 and 1996 under InVision's 1996 Equity Incentive Plan been determined based on the fair value at the grant dates, as prescribed in FAS 123, InVision's net loss and pro forma net loss per share would have been as follows (in thousands except per share amounts):


                                     F-15.

                        INVISION TECHNOLOGIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                     YEAR ENDED DECEMBER 31,
                                                      -----------------------
                                                         1995         1996
                                                      ----------   ----------
     Net loss:
          As reported  . . . . . . . . . . . . . .     $(3,292)     $(3,572)
          Pro forma  . . . . . . . . . . . . . . .      (3,330)      (3,665)
     Pro forma net loss per share:
          As reported  . . . . . . . . . . . . . .      $(0.50)      $(0.44)
          Pro forma  . . . . . . . . . . . . . . .       (0.50)       (0.47)


     The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants during the applicable period: dividend yield of 0.0% for both periods; risk-free interest rates of 5.89% to 6.00% for options granted during the year ended December 31, 1995 and 5.19% to 6.38% for options granted during the year ended December 31, 1996; weighted average expected option term of five years for both periods; and a volatility rate of 65%.

1996 EMPLOYEE STOCK PURCHASE PLAN

     InVision's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted in March 1996. A total of 300,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. As of December 31, 1996, no shares have been issued under the Purchase Plan.

NOTE 9--COMMITMENTS:

     InVision leases facilities and equipment under non-cancelable leases expiring at various times through 2000. Future minimum lease payments under these leases at December 31, 1996 are as follows (in thousands):

                                           OPERATING LEASE   CAPITAL LEASE
                                           ---------------   -------------
   YEAR ENDING DECEMBER 31,
        1997 . . . . . . . . . . . . . . .       $370            $89
        1998 . . . . . . . . . . . . . . .        286             89
        1999 . . . . . . . . . . . . . . .         --             37
                                                 ----           ----
                                                 $656            215
                                                 ----
                                                 ----


        Less amount representing interest .                      (37)
                                                                ----
        Present value of capital lease
          obligation . . . . . . . . . . . .                     178
        Less current portion . . . . . . . .                     (68)
                                                                ----
             Long term capital lease
               obligation  . . . . . . . . .                    $110
                                                                ----
                                                                ----

Rent expense for 1994, 1995 and 1996 was $252,000, and $289,000 and $328,000,
respectively.

NOTE 10--INCOME TAXES:

     As a result of the losses generated during 1994, 1995 and 1996 InVision has recorded no provision for income taxes and therefore a reconciliation of the federal statutory rate to the effective rate is not meaningful.


                                     F-16.

                        INVISION TECHNOLOGIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Significant components of InVision's deferred tax assets and liabilities are as follows (in thousands):

                                                         DECEMBER 31,
                                                       ---------------
                                                       1995       1996
                                                       ----       ----
      Net operating loss carryforwards  . . . . . .   $2,810     $4,256
      Credit carryforwards  . . . . . . . . . . . .      750        877
      Depreciation and amortization . . . . . . . .       31       (103)
      Accrued expenses  . . . . . . . . . . . . . .      380        490
      Other . . . . . . . . . . . . . . . . . . . .      199         60
                                                      ------     ------
      Gross deferred tax assets . . . . . . . . . .    4,170      5,580
      Deferred tax asset valuation allowance  . . .   (4,170)    (5,580)
                                                      ------     ------
      Net deferred tax assets . . . . . . . . . . .   $   --     $   --
                                                      ------     ------
                                                      ------     ------

     InVision provides a valuation allowance for deferred tax assets when it is more likely than not, based upon currently available evidence including its prior history of losses, that some portion or all of the deferred tax assets will not be realized.

     At December 31, 1996, InVision had federal net operating loss carryforwards of approximately $10,969,000 available to reduce future federal and state taxable income. InVision's net operating loss carryforwards expire from 2005 to 2011. The tax benefit of the net operating loss and credit carryforwards may be limited due to the impact of the Tax Reform Act of 1986. Events which may cause the tax benefit to be limited include, but are not limited to, a cumulative stock ownership change of more than 50%, as defined, over a three-year period and the timing of utilization of various tax benefits carried forward. As a result of changes in ownership that have occurred, future utilization of certain of InVision's carryforwards will be limited to approximately $500,000 per year. Accordingly, the balance of net operating loss carryforwards at December 31, 1996 has been adjusted to reflect the limitation.

NOTE 11--RELATED PARTY TRANSACTIONS:

     In November 1996, InVision entered into a Research, Development and License Agreement with EG&G Astrophysics, an affiliate of EG&G International Ltd. Under the terms of this agreement, InVision and EG&G Astrophysics are each committed to contribute up to $1,000,000 to fund a joint research and development effort to develop an explosive detection system with enhanced capability for reliable detection of explosives at higher rates of through-put than InVision's existing system. Any new technology developed in connection with the research and development effort will be jointly owned. The agreement terminates in May 1998. As of December 31, 1996, InVision has made no expenditures related to its commitment under this agreement.

     InVision was originally formed as a joint venture arrangement between Imatron, Inc. ("Imatron", a publicly traded company in the U.S.) and F.I.M.A.I. Holding, S.A. ("FIMAI", a Luxembourg corporation). In connection with the formation of InVision, InVision and FIMAI entered into a Manufacturing and Distribution Agreement (the "Distribution Agreement") which appointed FIMAI as the exclusive manufacturer, purchaser and distributor for InVision's CTX 5000 systems in Europe. At December 31, 1994, InVision had obtained a temporary consent from FIMAI for InVision to manufacture and sell the CTX 5000 in Europe. In April 1995, FIMAI transferred all of its shares of InVision to HARAX Holding, S.A. ("HARAX," a Luxembourg Corporation) and ElectroParts Holding, S.A. ("ElectroParts," a Luxembourg Corporation). Both Harax and ElectroParts have significant common ownership with FIMAI. As a consequence of the transfer of ownership, FIMAI's rights under the Distribution Agreement were transferred to HARAX and ElectroParts.


                                   F-17.

                        INVISION TECHNOLOGIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     In June 1995, InVision issued 56,818 and 170,455 shares of Series D Preferred Stock to ElectroParts and HARAX, respectively, in exchange for the cancellation of the Distribution Agreement. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 48, this transaction is valued at zero, the historical cost basis of the Distribution Agreement to ElectroParts and HARAX.

     During 1995 and 1996, InVision paid $116,000 and $264,000, respectively to certain of InVision's directors for professional and/or consulting services. In May 1995, InVision issued 649,434 shares of Series D Preferred Stock in satisfaction of $2,429,000 of indebtedness. In June 1995, InVision issued 13,368 shares of Series D Preferred Stock to an officer of InVision in satisfaction of $50,000 in indebtedness.

NOTE 12--SUBSEQUENT EVENTS:

NEW FACILITY LEASE

     In February 1997, InVision entered into a new lease for its future primary operating facility. InVision plans to relocate to the new facility in October 1997 upon the completion of tenant improvement construction. The lease covers an initial ten year term and includes a five year renewal option. The initial rental rate of $672,000 per year increases annually to $1,326,000 in year ten. InVision plans to sub-lease its current primary operating facilities subsequent to its relocation. Based on current market rental rates for similar facilities, InVision estimates that sub-lease rental rates will not be less than InVision's existing rental rate for the remainder of the lease term.

LINE OF CREDIT

     In February 1997, InVision entered into two one-year revolving line of credit agreements with Silicon Valley Bank. The first agreement provides for maximum borrowings generally in an amount up to the lower of 80% of eligible domestic accounts receivable or $4.5 million. Borrowings under this agreement generally bear interest at the bank's prime rate plus 1.00% per annum (9.25% at December 31, 1996). The second agreement is partially guaranteed by the Export-Import Bank of the United States and provides for maximum borrowings generally in an amount up to the lower of (i) the sum of 90% of eligible export accounts receivable plus 70% of eligible raw materials and work-in-process inventory designated for export customers (ii) $4.5 million less outstanding letters of credit or (iii) $3.0 million. Borrowings under this agreement generally bear interest at the bank's prime rate plus 0.75% per annum (9.00% at December 31, 1996). Borrowings under both agreements are secured by all of InVision's assets. The agreements require that InVision maintain certain financial ratios and levels of tangible net worth and profitability and also prohibit InVision from paying cash dividends. Proceeds of loans under the first line of credit may be used for general corporate purposes and proceeds of loans under the second line of credit must be used to finance goods intended for export. Borrowings under this line of credit were $2.2 million at June 30, 1997.

NOTE 13-SECONDARY OFFERING OF COMMON STOCK AND MERGER AGREEMENT:

     On May 14, 1997, the Company sold in a public equity offering 1,875,000 shares of its common stock at $12.00 per share. The Company received net proceeds of $20,706,000. On June 12, 1997, the Company's managing underwriter, Robertson, Stephens & Co., under the terms of the over-allotment option provided in the equity offering, sold an additional 42,742 shares of the Company's common stock at $12.00 per share from which the Company received net proceeds of $483,000. The Company intends to use the net proceeds from the offering to purchase capital equipment and undertake facility improvements, to fund research and development, for working capital, for other general corporate purposes, and to pursue possible acquisitions.

     On September 3, 1997 the Company entered into an Agreement and Plan of Merger and Reorganization with Quantum Magnetics, Inc. ("Quantum") setting forth the terms for the Company's acquisition of Quantum (the "Merger"). Under the terms of the Merger, which is subject to Quantum shareholder approval, Quantum will become a wholly owned subsidiary of the Company. The Merger will be effected through an exchange of Quantum

                                    F-18.

                        INVISION TECHNOLOGIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

capital stock for InVision common stock based upon an agreed upon exchange ratio. The Merger is intended to qualify as a pooling of interests for financial reporting purposes.

                                    F-19.

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of InVision Technologies, Inc.


     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of shareholders' deficit present fairly, in all material respects, the financial position of Quantum Magnetics, Inc. and its subsidiary at September 30, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and negative cash flows, and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.






PRICE WATERHOUSE LLP
San Jose, California
August 22, 1997, except as to Note 15
(Merger Agreement), which is as
of September 3, 1997


                                     F-20.

                             QUANTUM MAGNETICS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                  (IN THOUSANDS)


                                            SEPTEMBER 30,
                                      -------------------------      JUNE 30,
                                         1995           1996           1997
                                      ----------     ----------     -----------
                                                                    (UNAUDITED)
               ASSETS
 Current assets:
  Cash and cash equivalents  . . . .  $      60       $    107      $      659
  Accounts receivable  . . . . . . .        501          1,338           1,033
  Inventories  . . . . . . . . . . .        142            113              70
                                      ----------     ----------     -----------
      Total current assets                  703          1,558           1,762


 Property and equipment, net . . . .        202            353             307
 Other assets  . . . . . . . . . . .         48            172             327
                                      ----------     ----------     -----------
                                      $     953       $  2,083      $    2,396
                                      ----------     ----------     -----------
                                      ----------     ----------     -----------

 LIABILITIES, MANDATORILY REDEEMABLE
   CONVERTIBLE PREFERRED STOCK AND
   SHAREHOLDERS' DEFICIT
 Current liabilities:
   Notes payable . . . . . . . . . .  $     742       $    106      $      727
   Notes payable, related party  . .        275            542               -
   Accounts payable  . . . . . . . .        283            816             233
   Accrued liabilities . . . . . . .        759            532             437
   Deferred revenue  . . . . . . . .          -            120             307
   Current maturities of obligations
     under capital leases  . . . . .          -             43              48
                                      ----------     ----------     -----------
      Total current liabilities           2,059          2,159           1,752
                                      ----------     ----------     -----------

 Notes payable . . . . . . . . . . .          -            552             203
 Notes payable, related party  . . .        280              -               -
 Long-term obligations under capital
   leases, less current portion. . .         61             46              19
                                      ----------     ----------     -----------
                                            341            598             222
                                      ----------     ----------     -----------
 Mandatorily redeemable convertible
   preferred stock . . . . . . . . .          -          2,500           4,522
                                      ----------     ----------     -----------


 Commitments and contingencies
 (Notes 11, 12 and 13)

 Shareholders' deficit:
  Series B Convertible Preferred
    Stock, noncumulative without
    stated value; 711 shares
    authorized, 711 shares issued
    and outstanding at September 30,
    1996 and June 30, 1997 . . . . .          -            533             533
                                      ----------     ----------     -----------
  Common Stock, without stated
    value; 10,000, 15,000 and 17,000
    shares authorized;  2,357, 3,272
    and 3,343 shares issued and
    outstanding  . . . . . . . . . .        136            718           1,031
  Deferred stock compensation
    expense  . . . . . . . . . . . .          -            (29)           (233)
  Accumulated deficit  . . . . . . .     (1,583)        (4,396)         (5,431)
                                      ----------     ----------     -----------
      Total shareholders' deficit. .     (1,447)        (3,174)         (4,100)
                                      ----------     ----------     -----------
                                      $     953       $  2,083      $    2,396
                                      ----------     ----------     -----------
                                      ----------     ----------     -----------

            The accompanying notes are an integral part of these
                   consolidated financial statements.


                                   F-21.

                         QUANTUM MAGNETICS, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                       YEAR ENDED         NINE MONTHS ENDED
                                      SEPTEMBER 30,            JUNE 30,
                                  --------------------    -------------------
                                     1995       1996        1996       1997
                                  ---------   --------    --------   --------
                                                              (UNAUDITED)
 Contract Revenues . . . . . . .  $   2,739   $  3,213    $  1,964   $  3,085
 Cost of contract revenues . . .      2,389      2,836       1,737      2,499
                                  ---------   --------    --------   --------
   Gross profit  . . . . . . . .        350        377         227        586
                                  ---------   --------    --------   --------
 Operating expenses:
   Research and development  . .        469        838         717        585
   Sales and marketing . . . . .        324        824         478        213
   General and administrative  .        706      1,307         933        566
                                  ---------   --------    --------   --------
     Total operating expenses  .      1,499      2,969       2,128      1,364
                                  ---------   --------    --------   --------
 Loss from operations  . . . . .     (1,149)    (2,592)     (1,901)      (778)

 Interest expense, including
   related party interest
   expense of $31, $47, $36
   and $0  . . . . . . . . . . .       (126)      (221)        (88)      (257)
                                  ---------   --------    --------   --------

 Net loss  . . . . . . . . . . .  $  (1,275)  $ (2,813)   $ (1,989)  $ (1,035)
                                  ---------   --------    --------   --------
                                  ---------   --------    --------   --------
 Net loss per share (Note 3) . .  $   (0.55)  $  (1.00)   $  (0.71)  $  (0.31)
                                  ---------   --------    --------   --------
                                  ---------   --------    --------   --------

 Weighted average shares
  outstanding (Note 3)  . . . . .     2,332      2,826       2,815      3,308


            The accompanying notes are an integral part of these
                   consolidated financial statements.


                                   F-22.

                         QUANTUM MAGNETICS, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (IN THOUSANDS)

                                               YEAR ENDED          NINE MONTHS ENDED
                                              SEPTEMBER 30,             JUNE 30,
                                          --------------------    --------------------
                                             1995       1996        1996        1997
                                          ---------   --------    ---------    --------
                                                                      (UNAUDITED)

Cash flows from operating activities:
  Net loss  . . . . . . . . . . . . . .   $ (1,275)  $ (2,813)    $  (1,989)  $ (1,035)
  Adjustments to reconcile net loss
    to net cash used in operating
    activities:
     Depreciation and amortization  . .         34         76            35         80
     Stock compensation expense . . . .         61        149           147         36
     Amortization of warrant expense  .         18        148            69        185
     Write-off of purchased in-process
       research and development   . . .          -          -             -        230
     Changes in assets and liabilities:
     Accounts receivable  . . . . . . .         47       (837)         (131)       305
     Inventories  . . . . . . . . . . .       (142)        29          (345)        43
     Other assets . . . . . . . . . . .        (29)      (124)          (83)       (80)
     Accounts payable . . . . . . . . .        189        533           263       (583)
     Accrued liabilities  . . . . . . .        485        (66)         (241)       (95)
     Deferred revenue . . . . . . . . .          -        120            16        187
                                          --------    -------     ---------   --------
       Net cash used in operating
         activities . . . . . . . . . .       (612)    (2,785)       (2,259)      (727)
                                          --------    -------     ---------   --------

Cash flows from investing activities:
  Acquisitions of property and
    equipment . . . . . . . . . . . . .        (69)      (168)         (165)         -
                                          --------    -------     ---------   --------
Cash flows from financing activities:
  Proceeds from debt financing  . . . .        852        495             -        423
  Repayments of debt financing  . . . .       (103)       (45)          (45)      (550)
  Repayments of capital lease
    financing . . . . . . . . . . . . .        (32)       (31)          (19)       (31)
  Proceeds from exercise of stock
    options . . . . . . . . . . . . . .          -         81             4         17
  Proceeds from issuance of preferred
    stock . . . . . . . . . . . . . . .          -      2,500         2,500      1,420
                                          --------    -------     ---------   --------
      Net cash provided by financing
        activities  . . . . . . . . . .        717      3,000         2,440      1,279
                                          --------    -------     ---------   --------
      Net increase in cash and cash
        equivalents for the period. . .         36        47            16        552

Cash and cash equivalents at beginning
  of period . . . . . . . . . . . . . .         24         60            60        107
                                          --------    -------     ---------   --------
Cash and cash equivalents at end of
  period  . . . . . . . . . . . . . . .    $    60    $   107     $      76   $    659
                                          --------    -------     ---------   --------
                                          --------    -------     ---------   --------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
  Interest paid . . . . . . . . . . . .    $    49    $    54     $      19   $     72

SUPPLEMENTAL DISCLOSURE OF NONCASH
ACTIVITIES:
  Acquisition of equipment under
    capital lease . . . . . . . . . . .    $    93    $    59     $      59   $      9
  Issuance of Common Stock as
    compensation  . . . . . . . . . . .    $    61    $   178     $     178   $    240
  Issuance of Preferred Stock upon
    the conversion of debt and accrued
    interest  . . . . . . . . . . . . .    $     -    $   533     $     533   $    602
  Warrants issued in connection with
    debt financings . . . . . . . . . .    $    53   $   270      $      57   $     56
  Purchase of in-process research and
    development and property and
    equipment in exchange for note
    payable . . . . . . . . . . . . . .    $     -   $     -      $       -   $    330
  Sale of equipment in exchange for
    note receivable . . . . . . . . . .    $     -   $     -      $       -   $    100


            The accompanying notes are an integral part of these
                   consolidated financial statements.


                                   F-23.

                         QUANTUM MAGNETICS, INC.
              CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIT
                              (IN THOUSANDS)

                                              SERIES B
                                            CONVERTIBLE
                                          PREFERRED STOCK         COMMON STOCK         DEFERRED                       TOTAL
                                        -------------------    -------------------      STOCK       ACCUMULATED   SHAREHOLDERS'
                                         SHARES     AMOUNT      SHARES     AMOUNT    COMPENSATION     DEFICIT        DEFICIT
                                        --------  ---------    ---------  --------   ------------   -----------   ------------
 Balance at September 30, 1994 . . . .        -   $       -       2,182   $    75      $       -    $     (308)     $    (233)
 Stock compensation  . . . . . . . . .        -           -         200        62              -             -             62
 Rescinded shares  . . . . . . . . . .        -           -         (25)       (1)             -             -             (1)
 Net loss  . . . . . . . . . . . . . .        -           -           -         -              -        (1,275)        (1,275)
                                        -------   ---------    --------   -------      ---------    ----------      ---------
 Balance at September 30, 1995 . . . .        -           -       2,357       136              -        (1,583)        (1,447)
 Stock compensation  . . . . . . . . .        -           -         367       103            (34)            -             69
 Amortization of deferred
   stock compensation  . . . . . . . .        -           -           -         -              5             -              5
 Stock options exercised . . . . . . .        -           -          48         6              -             -              6
 Fair value of warrants
   issued  . . . . . . . . . . . . . .        -           -           -       323              -             -            323
 Shares issued under the
   employee stock purchase plans . . .        -           -         500       150              -             -            150
 Series B Convertible Preferred
   Stock issued in exchange for
   bank debt and accrued interest  . .      711         533           -         -              -             -            533
 Net loss  . . . . . . . . . . . . . .        -           -           -         -              -                       (2,813)
                                        -------   ---------    --------   -------      ---------    ----------      ---------
 Balance at September 30, 1996 . . . .      711         533       3,272       718            (29)       (4,396)        (3,174)
 Stock compensation (unaudited)  . . .        -           -           -       240           (240)            -              -
 Amortization of deferred stock
   compensation (unaudited)  . . . . .        -           -           -         -             36             -             36
 Fair value of warrants
   issued (unaudited)  . . . . . . . .        -           -           -        56              -             -             56
 Stock options exercised
   (unaudited) . . . . . . . . . . . .        -           -          71        17              -             -             17
 Net loss (unaudited)  . . . . . . . .        -           -           -         -              -        (1,035)        (1,035)
                                        -------   ---------    --------   -------      ---------    ----------      ---------
 Balance at June 30, 1997
   (unaudited) . . . . . . . . . . . .      711   $     533       3,343   $ 1,031      $    (233)   $   (5,431)     $  (4,100)
                                        -------   ---------    --------   -------      ---------    ----------      ---------
                                        -------   ---------    --------   -------      ---------    ----------      ---------

            The accompanying notes are an integral part of these
                   consolidated financial statements.


                                   F-24.

                          QUANTUM MAGNETICS, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - GOING CONCERN:

     For the years ended September 30, 1995 and 1996 and for the nine month period ended June 30, 1997, Quantum Magnetics, Inc. (the "Company") incurred negative cash flows from operations of $612,000, $2,785,000 and $727,000, respectively, and incurred net losses of $1,275,000, $2,813,000, and $1,035,000, respectively, resulting in an accumulated deficit of $5,431,000 at June 30, 1997.

     The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. In October 1996 and April 1997, the Company received additional equity funding (Note 8) to be used for working capital purposes and to fund operating activities. In order to continue to fund operating activities, management is seeking additional capital from investors or a strategic partner. If management is unable to obtain such additional capital, it may be required to liquidate assets in satisfaction of liabilities.

NOTE 2 - ORGANIZATION AND DESCRIPTION OF BUSINESS:

     The Company, which was organized in 1987 and began operations in 1988, performs research and development services in the areas of magnetic sensing and detecting technologies on a contract basis, principally to various agencies of the U.S. government. The Company has also developed several aviation security products to the prototype level. These products use advanced technology known as quadrupole resonance to detect explosives and contraband contained in baggage, mail and cargo.

     During fiscal 1996, the Company began marketing its products in Europe through its London based wholly-owned subsidiary, QM Ltd., Inc. However no significant sales have been recorded, and the Company has curtailed efforts to commercially market its products in Europe.

     The Company was an 85%-owned subsidiary of Quantum Design, Inc. ("QD") until April 1994 when additional shares of the Company were issued to outside management and employees of the Company. As of September 30, 1996, the four principal shareholders who own 96% of QD's common stock also own approximately 27% of the outstanding common stock of the Company.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany transactions and balances have been eliminated.

CASH EQUIVALENTS

     The Company considers all liquid investments purchased with an original maturity of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable which are not collateralized. The Company maintains its cash and cash equivalents in high credit quality financial institutions. Most of the Company's accounts


                                   F-25.

                          QUANTUM MAGNETICS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


receivable are from U.S. government agencies and companies under contract with U.S. government agencies under grants which have received funding approval. To date, the Company has not experienced material losses resulting from uncollectible receivables.

     U.S. government agencies and companies under contract with U.S. government agencies accounted for 84%, 97% and 100% of contract revenues in fiscal 1995 and 1996 and the nine month period ended June 30, 1997, respectively, and 100% of September 30, 1995 and 1996 and June 30, 1997 accounts receivable. There can be no assurance that U.S. government spending on research activities performed by the Company will be continued in the future, or that the Company will be able to find alternate sources of funding for its research activities.

INVENTORIES

     Inventories are stated at the lower of cost (which approximates the first-in, first-out (FIFO) basis) or market.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Expenditures significantly increasing asset lives are capitalized, while ordinary maintenance and repairs are charged to operations as incurred.

     Depreciation is computed using the straight-line method over the estimated useful lives of the assets, usually five years. Leasehold improvements are amortized using the straight-line method over the lesser of the remaining lease term or useful life of the improvements.

LONG-LIVED ASSETS

     The Company investigates potential impairments of long-lived assets, primarily consisting of patents, when events or changes in circumstances indicate that an asset's carrying value may not be recoverable. An impairment loss is recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the assets. No such losses have been identified by the Company.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of the Company's notes payable and capital lease obligations approximate fair value as the rates of interest for these instruments approximate market rates of interest currently available to the Company for similar instruments. The carrying amounts of the Company's accrued liabilities and its bank line of credit approximate their fair values due to their short-term maturities.

RECOGNITION OF REVENUE

     Contract revenues are derived primarily from the performance of services for various agencies of the U.S. government, through prime government contracts or through subcontracts issued by U.S. government prime contractors. Contracts generally are in the form of reimbursement of costs under cost-plus fixed fee contracts or fixed price contracts which are generally on a best efforts basis. Revenues are generally recognized as costs are incurred and include a portion of the total estimated earnings to be realized based upon the relationship between contract costs incurred to date and total estimated contract costs at completion. Provision is made for any expected losses on contracts by a charge to operations in the period during which the losses are first determined to be probable.


                                   F-26.

                          QUANTUM MAGNETICS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


RESEARCH AND DEVELOPMENT COSTS

     Company-sponsored research and development costs to develop new concepts and proprietary systems and products including prototypes are charged to operations as incurred.

NET LOSS PER SHARE

     Net loss per share is computed on the basis of the weighted average number of common and common equivalent shares from dilutive convertible preferred stock and stock options outstanding during the period.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

UNAUDITED INTERIM FINANCIAL DATA

     The unaudited interim financial statements as of June 30, 1997 and for the nine-month periods ended June 30, 1996 and 1997 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. The data disclosed in the notes to the financial statements at such dates and for such periods are unaudited. The results of operations for the interim periods are not necessarily indicative of the results to be expected for any future period.

RECENT ACCOUNTING PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.123, "Accounting for Stock Based Compensation" ("SFAS 123"). SFAS 123 is effective for transactions entered into in fiscal years beginning after December 15, 1995. This statement establishes a fair value based method of accounting for employee stock-based compensation plans. An entity may continue to apply the intrinsic value method of accounting for such plans, however, it must disclose pro forma net income determined as if the fair value based method has been applied in measuring compensation cost.
The Company will adopt the disclosure method for the year ending September 30, 1997.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 is effective for the year ending September 30, 1998. Under SFAS 128, primary earnings per share is replaced by basic earnings per share and fully diluted earnings per share is replaced by diluted earnings per share. If the Company had adopted SFAS 128, the Company's basic and diluted loss per share would not have differed materially from the reported amounts in each period presented. The Company will adopt SFAS 128 for the year ending September 30, 1998.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for the reporting of comprehensive income and its components in a full set of general-purpose financial statements for periods ending after December 15, 1997. Reclassification of financial statements for earlier periods for comparative purposes is required. The Company will adopt SFAS 130 for the year ending September 30, 1998.



                                   F-27.

                          QUANTUM MAGNETICS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of An Enterprise and Related Information" ("SFAS 131"). SFAS 131 revises information requirements regarding the reporting of operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company will adopt SFAS 131 for the year ending September 30, 1998.


NOTE 4 - BALANCE SHEET COMPONENTS (IN THOUSANDS):

                                   SEPTEMBER 30,
                            ----------------------------     JUNE 30,
                               1995            1996            1997
                            -------------  -------------   -----------
                                                           (UNAUDITED)
 ACCOUNTS RECEIVABLE:
   Billed                   $      382     $     1,100     $       685
   Unbilled                        119             238             348
                            ----------     -----------     -----------
                            $      501     $     1,338     $     1,033
                            ----------     -----------     -----------
                            ----------     -----------     -----------

     Accounts receivable are primarily derived from contracts and subcontracts with various agencies of the U.S. government. Reimbursable costs incurred under U.S. government contracts and subcontracts, including allocated indirect expenses, are subject to audit and adjustment by negotiations between the Company and U.S. government representatives. Contract revenues have been recorded in amounts which are expected to be realized upon final audit.
Unbilled receivables are stated at their estimated realizable value and consist of amounts billed subsequent to the balance sheet date or which are billable upon the occurrence of specified events, as well as contract retentions and unreimbursed costs subject to contract execution or modification. Contract retentions of $36 and $62 at September 30, 1995 and 1996, respectively, are collectible upon contract completion, final customer approval and final indirect rate settlement, and the majority thereof is expected to be collected within one year.

                                   SEPTEMBER 30,
                            ----------------------------     JUNE 30,
                               1995            1996            1997
                            -------------  -------------   -----------
                                                           (UNAUDITED)
 INVENTORIES:
   Raw material             $      31       $      113      $     70
   Work-in-progress                38                -             -
   Finished goods                  73                -             -
                            ---------       ----------      --------
                            $     142       $      113      $     70
                            ---------       ----------      --------
                            ---------       ----------      --------



                                     F-28.

                          QUANTUM MAGNETICS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



                                   SEPTEMBER 30,
                            ----------------------------     JUNE 30,
                               1995            1996            1997
                            -------------  -------------   -----------
                                                           (UNAUDITED)
 PROPERTY AND EQUIPMENT:
   Machinery and equipment  $        302    $        475   $       484
   Leasehold improvements             17              71            71
                            ------------    ------------   -----------
                                     319             546           555
   Less: accumulated
     depreciation and
     and amortization               (117)           (193)         (248)
                            ------------    ------------   -----------
                            $        202    $        353   $       307
                            ------------    ------------   -----------
                            ------------    ------------   -----------


     Included in property and equipment is $93 and $127 of assets under capital leases with $4 and $23 of accumulated amortization on September 30, 1995 and 1996, respectively.

                                   SEPTEMBER 30,
                            ----------------------------     JUNE 30,
                               1995            1996            1997
                            -------------  -------------   -----------
                                                           (UNAUDITED)
 ACCRUED LIABILITIES:
   Accrued employee
     compensation           $       223     $       252     $     222
   Reserve for losses on
     contracts                       99             124           117
   Customer deposits                129               -             -
   Accrued interest                  27              28            48
   Other                            281             128            50
                            -----------     -----------    ----------
                            $       759     $       532    $      437
                            -----------     -----------    ----------
                            -----------     -----------    ----------


                                      F-29.

                          QUANTUM MAGNETICS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


 NOTE 5 - NOTES PAYABLE:

                                                       SEPTEMBER 30,
                                               ----------------------------     JUNE 30,
                                                   1995            1996           1997
                                               -------------  -------------   -----------
                                                                              (UNAUDITED)
 Notes payable are summarized as follows
  (in thousands):

 Revolving credit agreement (the "Line
  of Credit") with a bank that provides
  up to $500,000, due December 1997.  The
  outstanding balance bears interest at
  the prime rate plus 0.5% (8.75% at
  September 30, 1996)                             $      -       $      203     $     203

 Subordinated promissory notes payable
  (the "Notes Payable II") to a third
  party, due December 1997.  The outstanding
  balance bears interest at 6% payable
  upon maturity                                          -              200             -

 Subordinated promissory notes payable
  (the "Notes Payable III") to a group
  of investors, due at the earlier of
  October 1997 or a qualified equity
  financing.  The outstanding balance
  bears interest at 8% payable upon
  maturity                                             352             352            352

 Convertible subordinated promissory
  notes payable to a group of investors,
  due March 1996.  The outstanding
  balance bears interest at 10%
  payable upon maturity                                425               -              -

 Subordinated promissory note payable to
  a third party, payable quarterly through
  January 1998.  The outstanding balance
  bears interest at 10% also payable
  quarterly                                              -              -             403

 Less discount attributable to warrants                (35)           (97)            (28)
                                                  --------       --------       ---------
                                                       742            658             930
 Less current portion                                 (742)          (106)           (727)
                                                  --------       --------       ---------
                                                  $      -       $    552       $     203
                                                  --------       --------       ---------
                                                  --------       --------       ---------

     The Line of Credit is collateralized by the Company's accounts receivable and inventory and by third party pledge agreements. The Company is able to draw down on the Line of Credit up to the dollar amount of cash pledged with a maximum of $500,000. At September 30, 1996, $212,640 had been pledged by a group of investors. Of this amount, $30,000 was pledged by the directors of the Company. In exchange for the pledged amounts, the group of investors received warrants to purchase shares of Series C Preferred Stock (Note 8). Such value represents a discount to be amortized as a financing cost over the original term of the Line of Credit. The aggregate fair value of warrants, as determined at their grant dates, was $102,000. Amortization of $0, $15,000 and $87,000 was recorded as interest expense for the years ended September 30, 1995 and 1996, and the nine-month period ended June 30, 1997, respectively.

     The Notes Payable II were issued with nondetachable warrants to purchase 108,145 shares of Series A Preferred Stock at a price of $1.50 per share. The warrants were exercisable upon an event of default on the Notes Payable II and were subsequently canceled upon repayment of the Notes Payable II (Note 14).


                                    F-30.

                          QUANTUM MAGNETICS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     The Notes Payable III were issued in August 1995 and were initially due in October 1996. In connection with the Notes Payables III, the holders received warrants to purchase shares of Series A Preferred Stock (Note 8). The aggregate fair value of the warrants was determined to be $53,000. Amortization of the discount of $18,000, $35,000 and $0 was included in interest expense for the years ended September 30, 1995 and September 30, 1996 and the nine-month period ended June 30, 1997, respectively.

     In November 1995, the Notes Payable III were amended and the maturity date extended to October 1997. In connection with this extension, the Company issued warrants to purchase shares of Series A Preferred Stock (Note 8). The aggregate fair value of the warrants was determined to be $19,000. Amortization of the discount of $0, $9,000 and $10,000 was included in interest expense for the years ended September 30, 1995 and 1996 and the nine-month period ended June 30, 1997, respectively.

NOTE 6 - NOTES PAYABLE, RELATED PARTIES:

     Notes payable to related parties consist of the following (in thousands):

                                                           SEPTEMBER 30,
                                                       ---------------------
                                                         1995          1996
                                                       ---------    ---------
 Promissory note payable to QD ("Agreement I"),
   payable in monthly installments of $6,200,
   including interest at prime plus 2% adjusted
   periodically through December 1996, with the
   remaining balance due January 1997.  The note
   is collateralized by substantially all of the
   assets of the Company                               $    332     $   287

 Revolving note payable to QD ("Agreement II"),
   interest only payments made until maturity
   in October 1996, interest accrues at prime
   plus 1.5%                                                148         148

 Convertible subordinated promissory notes (the
   "Notes Payable I") due to certain shareholders
   of the Company, maturing December 1996.
   Outstanding balance bears interest at 10%
   payable upon maturity                                     75         167

 Less discount attributable to warrants                       -         (60)
                                                       --------     -------

                                                            555         542

 Less current portion                                      (275)       (542)
                                                       --------     -------

                                                       $    280     $     -
                                                       --------     -------
                                                       --------     -------

     Agreements I and II (collectively, the "Agreements") each contain a right to convert clause allowing QD to convert the outstanding balances of the notes and accrued interest into common stock of the Company at the fair market value of such stock in an event of default, subject to certain restrictions, as defined in the Agreements. The Company must comply with certain covenants which include, but are not limited to, a requirement that the Company maintain a senior liability balance, as defined by the Agreement, excluding debt to QD, of less than $850,000 and a tangible net worth plus subordinated debt balance of not less than negative $650,000. In November 1995, Agreement I was amended and the maturity date extended to January 1997. In exchange for the extension, the



                                   F-31.

                          QUANTUM MAGNETICS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Company issued warrants to purchase shares of Series A Preferred Stock, as described in Note 8. The aggregate fair value of the warrants was determined to be $15,000. Amortization of the discount of $0, $11,000 and $4,000 was included in interest expense for the years ended September 30, 1995 and 1996 and the nine-month period ended June 30, 1997, respectively. In October 1996, the principal and accrued interest of Agreements I and II were converted to 869,036 shares of Series C Preferred Stock (Note 8).

     The Notes Payable I contain an automatic conversion clause whereby, if the Company issues and sells equity securities for gross proceeds of $300,000 or more prior to repayment, the Notes Payable I are automatically converted into the number of shares of such equity security that could be purchased for the principal and accrued interest of the Notes Payable I at the price per share at which such equity security is sold by the Company. In connection with the Notes Payable I, the holders received warrants to purchase shares of Series C Preferred Stock (Note 8). The aggregate fair value of the warrants was determined to be $111,000. Amortization of the discount of $0, $56,000 and $55,000 was included in interest expense for the years ended September 30, 1995 and 1996 and the nine-month period ended June 30, 1997, respectively. Upon consummation of the Series C Preferred Stock offering in October 1996, the principal balance of Notes Payable I and accrued interest thereon aggregating $167,000 were converted into 335,436 shares of Series C Preferred Stock.

NOTE 7 - OTHER RELATED PARTY TRANSACTIONS:

     In fiscal 1995 and 1996, revenues from services performed for QD were $168,000 and $18,000, respectively, and payments to QD for research and development services performed on behalf of the Company were $179,000 and $24,000, respectively. There were no material amounts owed by the Company to QD or amounts owing by QD to the Company at either September 30, 1995 or 1996.

     The Company utilizes computer processing services provided by QD without charge. The value of these services is not considered material and, accordingly, has not been reflected in these consolidated financial statements.


NOTE 8 - MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SERIES A PREFERRED STOCK:

     The Company has authorized 7,911,340 shares of Preferred Stock, no par value, of which 2,000,000, 711,340, 3,500,000 and 1,200,000 have been designated
Series A, B, C and D, respectively (collectively referred to as "Preferred Stock"). The Series A, B and D Preferred Stock is mandatorily redeemable (see "Redemption" below).



                                     F-32.

                          QUANTUM MAGNETICS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     A summary of Mandatorily Redeemable Convertible Preferred Stock activity is as follows (in thousands, except per share amounts):

                                                       Shares       Amount
                                                      --------     --------
      Issuance of Mandatorily Redeemable
         Convertible Series A Preferred Stock
         at $1.50 per share                             1,667      $  2,500
                                                      -------      --------

      Balance at September 30, 1996                     1,667         2,500

      Issuance of Mandatorily Redeemable
         Convertible Series C Preferred Stock
         at $0.50 per share (unaudited)                 1,644           822

      Issuance of Mandatorily Redeemable
         Convertible Series D Preferred Stock
         at $1.10 per share (unaudited)                 1,091         1,200
                                                      -------      --------

      Balance at June 30, 1997 (unaudited)              4,402     $   4,522
                                                      -------      --------
                                                      -------      --------


     Holders of Preferred Stock have certain rights, preferences and restrictions with respect to dividends, redemption, conversion, liquidation, anti-dilution and voting as set forth in the Amended and Restated Articles of Incorporation, which are summarized below:

DIVIDENDS

     Holders of Series A, B, C and D Preferred Stock are entitled to receive noncumulative, preferential annual dividends when declared of $0.015, $0.0075, $0.005 and $0.011, respectively, per share. Under the California Corporations Code, the Company is legally restricted from distributing dividends because of its accumulated deficit.

REDEMPTION

     At the election of the holders of a majority of the Series D Preferred Stock voting as a separate class and the holders of a majority of the Series A and C Preferred Stock voting together as a single class, the Company must redeem one-third of the outstanding shares of the respective series of Preferred Stock that are requested to be redeemed by such holders per year beginning January 2001 until all such shares of Preferred Stock are redeemed. The redemption price will be the original issue price plus any declared and unpaid dividends.

CONVERSION

     At the option of the holder, each share of Series A Preferred Stock is convertible into 1.228 shares of common stock and each share of Series B, C and D Preferred Stock is convertible into one share of common stock. Such conversion prices are subject to adjustment to give effect to certain dilutive events that may occur. Conversion occurs automatically for each share of Preferred Stock upon closing of an underwritten public offering with a minimum price per share of $5.00 and aggregate proceeds to the Company of at least $10,000,000.



                                     F-33.

                              QUANTUM MAGNETICS, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


LIQUIDATION

     In the event of liquidation, acquisition, merger or sale of substantially all of the assets of the Company, holders of Series A, B, C and D Preferred Stock are entitled to a per share distribution in preference to holders of common stock equal to $1.50, $0.75, $1.00 and $1.10 respectively, plus any declared but unpaid dividends. Thereafter, any excess will be distributed pro rata to the common shareholders and the Series A, C and D Preferred shareholders on an if converted basis. In the event funds are insufficient to make a complete distribution to the holders of Preferred Stock, as described above, the remaining assets of the Company will be distributed first to the holders of Series D Preferred Stock, second, to the holders of Series A and C Preferred Stock, and third, to the holders of Series B Preferred Stock.

VOTING

     The holders of each share of Preferred Stock shall have the right to one vote for each share of common stock into which the Preferred Shares could then be converted. The holders of Preferred Stock have full voting rights and powers equal to the voting rights and powers of the holders of common stock.

WARRANTS

     In connection with the Line of Credit (Note 5), the Company issued warrants to purchase 306,640 shares of Series C Preferred Stock at a price of $0.50 per share. The warrants expire in August 2001, and the Company has reserved 309,840 shares of Series C Preferred Stock for issuance upon exercise of these warrants.

     In connection with the Notes Payable I (Note 6), the Company issued warrants to purchase 335,436 shares of Series C Preferred Stock at a price of $0.50 per share. The warrants are exercisable commencing upon the closing of a qualified equity financing and expire in July 2001. At September 30, 1996, the Company has reserved 223,624 shares of Series A Preferred Stock for issuance upon exercise of these warrants.

     In connection with the Notes Payable III (Note 5), the Company issued warrants to purchase 52,800 shares of Series A Preferred Stock at a price of $1.50 per share. The warrants are exercisable on the earlier of a qualified equity financing or October 1997 and expire in August 2000. The Company has reserved 52,800 shares of Series A Preferred Stock for issuance upon exercise of the warrants.

     In connection with the extension of Agreement I (Note 6), the Company issued warrants to purchase 15,333 shares of Series A Preferred Stock at a price of $1.50 per share. The warrants expire in October 2000, and the Company has reserved 15,333 shares of Series A Preferred Stock for issuance upon exercise of these warrants.

     In November 1995, the Company issued a warrant to purchase 22,800 shares of Series A Preferred Stock at a price of $1.50 per share in exchange for services performed by a consultant during the year. The warrant is exercisable and expires on November 27, 2000. The Company has reserved 22, 800 shares of Series A Preferred Stock for issuance upon exercise of the warrant. The fair value of the warrant of $23,000 was charged to operations in the year ended September 30, 1996.

NOTE 9 - INCOME TAXES:

     As a result of the losses generated during fiscal 1995 and 1996, the Company has recorded no provision for income taxes and therefore a reconciliation of the federal statutory rate to the effective rate is not meaningful.

     Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):



                                     F-34.

                              QUANTUM MAGNETICS, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                    SEPTEMBER 30,
                                                 1995           1996
                                              ---------      ---------
        Net operating loss carryforwards      $   483        $ 1,468
        Credit carryforwards                       94            131
        Other                                      67            102
                                              -------        -------
        Gross deferred tax assets                 644          1,701
        Deferred tax asset valuation             (644)        (1,701)
        allowance
                                               -------        -------

        Net deferred tax assets               $     -        $     -
                                              -------        -------
                                              -------        -------


     The Company provides a valuation allowance for deferred tax assets when it is more likely than not, based upon currently available evidence including its prior history of losses, that some portion or all of the deferred tax assets will not be realized. At September 30, 1996, the Company had federal net operating loss carryforwards of approximately $4,000,000 available to reduce future federal and state taxable income. The Company's net operating loss carryforwards begin to expire in 2005. Utilization of the Company's net operating loss and research and development credit carryforwards is subject to limitations based on ownership changes that have occurred and may be further limited should additional ownership changes occur. The annual limitation may result in the expiration of the net operating loss and credit carryforwards before their utilization.


NOTE 10 - EMPLOYEE BENEFIT PLANS:

401(k) SAVINGS PLAN

     In fiscal 1995, the Company established a contributory 401(k) savings plan covering employees working over 1,000 hours in a plan year after completion of one year of employment. Participants can contribute up to 15% of their compensation and, at the sole discretion of the Board, the Company can contribute up to 5% of the participants' compensation to the 401(k) savings plan. Participants vest in the Company's contributions over six years. The Company contributed $48,000 and $71,000 to this plan in the years ended September 30, 1995 and 1996, respectively.

COMMON STOCK AWARDS

     In November 1995, the Company issued 367,000 shares of Common Stock to its employees at a price of $0.15 per share, for net proceeds aggregating $55,000. The Company recorded compensation expense of $14,000 in connection with this issuance, representing the difference between the deemed fair value of the underlying common stock and the issue price at the date of grant.

STOCK PURCHASE PLANS

     In June 1996, the Company adopted the Employee Stock and the Key Employee Stock Purchase Plans (the "Purchase Plans"), whereby eligible employees and key employees may purchase shares of common stock of the Company, not to exceed 500,000 shares in aggregate. As of September 30, 1996, 500,000 shares were issued under the Purchase Plans for net proceeds of $75,000.

     The Company recorded compensation expense of $75,000 in fiscal 1996 in connection with this issuance, representing the difference between the deemed fair value of the underlying common stock and the issue price at the date of grant.


                                     F-35.

                              QUANTUM MAGNETICS, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

STOCK OPTION PLAN

     The Company sponsors a Stock Option Plan (the "Plan") that provides for the issuance of incentive and non-qualified stock options to officers and employees. There are 1,000,000 shares of the Company's common stock authorized for issuance under the Plan. The outstanding stock options generally vest over a four year period, are exercisable at a price of $0.04 to $0.15 per share and expire ten years from date of grant. At September 30, 1996, 131,126 shares are exercisable under the Plan.

     A summary of activity under the Plan is as follows (in thousands, except per share amounts):

                                             EXERCISE          OPTIONS
                                               PRICE         OUTSTANDING
                                            ----------       -----------
        Outstanding as of                   $        -             -
        September 30, 1994
             Granted                              0.04           344
             Exercised                               -             -
             Canceled                             0.04            (4)
                                            ----------       -------
        Outstanding as of                         0.04           340
        September 30, 1995
             Granted                              0.15           196
             Exercised                       0.04-0.15           (48)
             Canceled                        0.04-0.15           (24)
                                            ----------       -------

        Outstanding as of                   $0.04-0.15           464
        September 30, 1996
                                            ----------       -------
                                            ----------       -------

     For the year ended September 30, 1996 and the nine-month period ended June 30, 1997, the Company recorded $34,000 and $240,000, respectively, of deferred stock compensation for the excess of the deemed fair value at the date of grant over the exercise price related to options granted under the Plan from December 1995 to January 1997. Of such amounts, $5,000 and $36,000 were recorded as expense in the year ended September 30, 1996 and the nine-month period ended June 30, 1997, respectively. The remaining $233,000 is being amortized over the remaining vesting period of the related options.


NOTE 11 - LEASES:

     The Company leases office and research and development space under noncancelable operating leases expiring in April 2002 and equipment under noncancelable capital leases expiring through 1999. Future minimum lease payments under noncancelable leases at September 30, 1996 were as follows (in thousands):


                                   F-36.

                              QUANTUM MAGNETICS, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                            CAPITAL       OPERATING
                                             LEASES         LEASES
                                           ---------     -----------
           1997                             $    55       $   235
           1998                                  44           235
           1999                                   7           235
           2000                                   -           235
           2001                                   -           235
           Thereafter                             -            69
                                            -------       -------
           Total minimum lease payments         106       $ 1,244
                                                          -------
                                                          -------
           Less: amount representing
                 interest                       (17)
                                            -------
           Present value of capitalized
                lease obligations                89
           Less: current portion                (43)
                                            -------
           Long-term portion of
                capitalized leases
                obligations                 $    46
                                            -------
                                            -------

NOTE 12 - LITIGATION:

     The Company is involved in various potential claims which management believes will not have a material adverse effect on the results of operations and liquidity of the Company.

NOTE 13 - LICENSE AGREEMENTS:

     In October 1994, the Company entered into a twelve year license agreement with a third party. As amended in May 1997, the agreement provides the Company with a non-exclusive, irrevocable license to certain in-process detection technology, as well as equipment with a fair value of $100,000 in exchange for a $330,000 note payable due in unequal quarterly payments plus 11% interest. The fair value of the technology license of $230,000 was charged to operations in May 1997.

     In March 1995, the Company executed a ten year exclusive license agreement with a third party. The Company is subject to royalty payments based on a percentage of the net sales price of certain products made, used or sold. Minimum annual royalties of $20,000 are due beginning in calendar year 1997 through the remaining term of the agreement. The Company did not incur royalty expense under this agreement in fiscal 1995 or 1996.

     In June 1995, the Company entered into an exclusive license agreement with a third party. Per the agreement terms, the Company is subject to royalty payments based on a percentage of the net sales price of certain products sold and requires a minimum royalty payment of $25,000 in June 1997 to guarantee continued license exclusivity. The Company has requested an extension in payment terms for this payment but is uncertain whether the request will be granted. Additionally, within the first three years of the agreement, the Company is required to spend a minimum of $300,000 for the development of certain related technology; as of June 30, 1997 the Company has incurred costs of $84,000. The final payment of the license fee was due in June 1996; however, the license was declared non-exclusive and the payment due date was extended until June 30, 1997. The Company has


                                     F-37.

                              QUANTUM MAGNETICS, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


since requested extension of the final payment to September 30, 1997; however, that request has not been granted and the license may be terminated at any time by the third party.

     In recognition of development costs incurred by QD, the Company agreed to pay QD a royalty rate of 4% of net sales of certain products, whether sold by the Company or any licensee, for a period of six years from the effective date of the agreement, April 15, 1994. The agreement also established future minimum royalty payments of $50,000 in fiscal years 1997 and 1998, which will be applied against royalties that may become due to QD in the respective fiscal years.


NOTE 14 - SUBSEQUENT EVENTS:

     In October and December 1996, the Company issued two subordinated promissory notes payable to an investor for $150,000 each. The notes were issued with nondetachable stock purchase warrants to purchase 214,219 shares of Series A Preferred Stock at an exercise price of $1.50 per share. The warrants were exercisable upon an event of default on the notes and were to expire on December 31, 2002. These notes and the Notes Payable II were repaid in May 1997, and the warrants were canceled.

     In January 1997, the Board of Directors approved the issuance of employee incentive stock options to purchase an aggregate of 1,358,212 shares of common stock at an exercise price of price of $0.15 per share. The options vest over a four year period and expire ten years from the date of grant.

     In May 1997, the Company renewed its Line of Credit and the due date was extended to December 1997. In exchange for the extension of the collateral pledged for the Line of Credit, the investors received warrants to purchase 102,211 shares of Series A Preferred Stock at a price of $1.50 per share. The warrants vest ratably through December 31, 1997 and expire in May 2002. The Company has reserved 102,211 shares of Series A Preferred Stock for issuance upon exercise of these warrants. The aggregate fair value of the warrants was determined to be $56,000. Amortization of the discount of $28,000 was included in interest expense for the nine-month period ended June 30, 1997.

     In June 1997, the Company entered into a joint venture to perform research and development related to certain detection technologies. In exchange for a 38% ownership interest in the joint venture, the Company has granted a non-exclusive, royalty free, perpetual, transferable sub-license on certain superconductor technology, has agreed that the joint venture will be the sole source of fabrication and testing products developed by the joint venture, and has agreed to jointly guarantee a $200,000 working capital loan to the joint venture. In connection with the formation of the joint venture, the Company sold equipment to the joint venture in exchange for an eleven year note receivable being interest at 6.7% per annum.

     In July 1997, a Series D Preferred shareholder converted 650,000 shares into 650,000 shares of common stock.

NOTE 15 - MERGER AGREEMENT

     On September 3, 1997 the Company entered into an Agreement and Plan of Merger and Reorganization with InVision Technologies, Inc. ("InVision") setting forth the terms for InVision's acquisition of the Company (the "Merger"). Under the terms of the Merger, which is subject to shareholder approval, the Company will become a wholly-owned subsidiary of InVision. The Merger will be effected through the exchange of common stock based upon an agreed upon exchange ratio. The Merger is intended to qualify as a pooling of interests for financial reporting purposes.


                                   F-38.

                                      APPENDIX A
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


                   AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                        among:


                             INVISION TECHNOLOGIES, INC.,
                               a Delaware corporation;


                                QP ACQUISITION CORP.,
                              a California corporation;


                                         and


                               QUANTUM MAGNETICS, INC.,
                               a California corporation










                             ___________________________

                            Dated as of September 3, 1997
                             ___________________________


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                  TABLE OF CONTENTS

                                                                                      PAGE

SECTION 1.    DESCRIPTION OF TRANSACTION. . . . . . . . . . . . . . . . . . . . . . . .A-1
    1.1       Merger of Merger Sub into the Company . . . . . . . . . . . . . . . . . .A-1
    1.2       Effect of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
    1.3       Closing; Effective Time . . . . . . . . . . . . . . . . . . . . . . . . .A-1
    1.4       Articles of Incorporation and Bylaws; Directors and Officers. . . . . . .A-1
    1.5       Conversion of Shares. . . . . . . . . . . . . . . . . . . . . . . . . . .A-2
    1.6       Employee Stock Options. . . . . . . . . . . . . . . . . . . . . . . . . .A-4
    1.7       Closing of the Company's Transfer Books . . . . . . . . . . . . . . . . .A-5
    1.8       Exchange of Certificates. . . . . . . . . . . . . . . . . . . . . . . . .A-5
    1.9       Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-6
    1.10      Tax Consequences. . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-6
    1.11      Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . .A-6
    1.12      Further Action. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-6

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . . .A-6
    2.1       Due Organization; No Subsidiaries; Etc. . . . . . . . . . . . . . . . . .A-6
    2.2       Articles of Incorporation and Bylaws; Records.  . . . . . . . . . . . . .A-7
    2.3       Capitalization, Etc.. . . . . . . . . . . . . . . . . . . . . . . . . . .A-7
    2.4       Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . .A-8
    2.5       Absence of Changes. . . . . . . . . . . . . . . . . . . . . . . . . . . .A-9
    2.6       Title to Assets.. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-10
    2.7       Bank Accounts; Receivables; Inventory.. . . . . . . . . . . . . . . . . A-11
    2.8       Equipment; Leasehold. . . . . . . . . . . . . . . . . . . . . . . . . . A-11
    2.9       Proprietary Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . A-11
    2.10      Contracts.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-12
    2.11      Liabilities.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-16
    2.12      Compliance with Legal Requirements. . . . . . . . . . . . . . . . . . . A-16
    2.13      Governmental Authorizations.. . . . . . . . . . . . . . . . . . . . . . A-17
    2.14      Tax Matters.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-17
    2.15      Employee and Labor Matters; Benefit Plans.. . . . . . . . . . . . . . . A-18
    2.16      Environmental Matters.. . . . . . . . . . . . . . . . . . . . . . . . . A-20
    2.17      Controlled Substances; Explosives.. . . . . . . . . . . . . . . . . . . A-20
    2.18      Insurance.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-20
    2.19      Related Party Transactions. . . . . . . . . . . . . . . . . . . . . . . A-21
    2.20      Legal Proceedings; Orders.. . . . . . . . . . . . . . . . . . . . . . . A-21
    2.21      Authority; Binding Nature of Agreement. . . . . . . . . . . . . . . . . A-21
    2.22      Non-Contravention; Consents.. . . . . . . . . . . . . . . . . . . . . . A-21
    2.23      Full Disclosure.. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-22
    2.24      No Brokers or Finders.. . . . . . . . . . . . . . . . . . . . . . . . . A-23

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. . . . . . .  . A-23
    3.1       SEC Filings; Financial Statements.. . . . . . . . . . . . . . . . . . . A-23
    3.2       Authority; Binding Nature of Agreement. . . . . . . . . . . . . . . . . A-23
    3.3       Valid Issuance; Reservation of Shares.. . . . . . . . . . . . . . . . . A-23

SECTION 4.    CERTAIN COVENANTS OF THE COMPANY. . . . . . . . . . . . . . . . . . . . A-23
    4.1       Access and Investigation. . . . . . . . . . . . . . . . . . . . . . . . A-23
    4.2       Operation of the Company's Business.. . . . . . . . . . . . . . . . . . A-24
    4.3       Notification; Updates to Disclosure Schedule. . . . . . . . . . . . . . A-25
    4.4       No Negotiation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-26

                                               i



                                  TABLE OF CONTENTS
                                     (CONTINUED)

                                                                                      PAGE

    4.5       Fees and Expenses.. . . . . . . . . . . . . . . . . . . . . . . . . . . A-26

SECTION 5.    ADDITIONAL COVENANTS OF THE PARTIES . . . . . . . . . . . . . . . . . . A-26
    5.1       Filings and Consents. . . . . . . . . . . . . . . . . . . . . . . . . . A-26
    5.2       Registration Statement; Proxy Statement/Prospectus. . . . . . . . . . . A-26
    5.3       Company Shareholders Meeting. . . . . . . . . . . . . . . . . . . . . . A-27
    5.4       Public Announcements. . . . . . . . . . . . . . . . . . . . . . . . . . A-27
    5.5       Pooling of Interests. . . . . . . . . . . . . . . . . . . . . . . . . . A-27
    5.6       Affiliate Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . A-27
    5.7       Reasonable Efforts. . . . . . . . . . . . . . . . . . . . . . . . . . . A-27
    5.8       Tax Matters.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-28
    5.9       Noncompetition Agreements . . . . . . . . . . . . . . . . . . . . . . . A-28
    5.10      Termination of Agreements . . . . . . . . . . . . . . . . . . . . . . . A-28
    5.11      FIRPTA Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-28
    5.12      Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-28
    5.13      Termination of Employee Plans . . . . . . . . . . . . . . . . . . . . . A-28
    5.14      Escrow Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-28
    5.15      Escrow Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-28
    5.16      Amendment of Articles of Incorporation. . . . . . . . . . . . . . . . . A-28

SECTION 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB . . . . .  A-28
    6.1       Accuracy of Representations.. . . . . . . . . . . . . . . . . . . . . . A-29
    6.2       Performance of Covenants. . . . . . . . . . . . . . . . . . . . . . . . A-29
    6.3       Shareholder Approval. . . . . . . . . . . . . . . . . . . . . . . . . . A-29
    6.4       Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-29
    6.5       Agreements and Documents. . . . . . . . . . . . . . . . . . . . . . . . A-29
    6.6       Employees.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-30
    6.7       Legends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-30
    6.8       Termination of Employee Plans . . . . . . . . . . . . . . . . . . . . . A-30
    6.9       FIRPTA Compliance.. . . . . . . . . . . . . . . . . . . . . . . . . . . A-30
    6.10      Effectiveness of Registration Statement.. . . . . . . . . . . . . . . . A-31
    6.11      Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-31
    6.12      No Restraints . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-31
    6.13      No Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . A-31
    6.14      Employment Agreements.. . . . . . . . . . . . . . . . . . . . . . . . . A-31

SECTION 7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY. . . . . . . . . . . A-31
    7.1       Accuracy of Representations . . . . . . . . . . . . . . . . . . . . . . A-31
    7.2       Performance of Covenants. . . . . . . . . . . . . . . . . . . . . . . . A-31
    7.3       Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-31
    7.4       Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-32
    7.5       No Restraints . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-32
    7.6       Employment Agreements.. . . . . . . . . . . . . . . . . . . . . . . . . A-32

SECTION 8.    TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-32
    8.1       Termination Events. . . . . . . . . . . . . . . . . . . . . . . . . . . A-32
    8.2       Termination Procedures. . . . . . . . . . . . . . . . . . . . . . . . . A-33


                                       ii

                                  TABLE OF CONTENTS
                                     (CONTINUED)

                                                                                      PAGE

    8.3       Effect of Termination.. . . . . . . . . . . . . . . . . . . . . . . . . A-33

SECTION 9.    INDEMNIFICATION, ETC. . . . . . . . . . . . . . . . . . . . . . . . . . A-33
    9.1       Survival of Representations, Etc. . . . . . . . . . . . . . . . . . . . A-33
    9.2       Indemnification.. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-33
    9.3       Threshold.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-34
    9.4       Satisfaction of Indemnification Claim.. . . . . . . . . . . . . . . . . A-34
    9.5       No Contribution.. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-35
    9.6       Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-35
    9.7       Defense of Third Party Claims.. . . . . . . . . . . . . . . . . . . . . A-35
    9.8       Exercise of Remedies by Indemnitees Other Than Parent.. . . . . . . . . A-35

SECTION 10.   MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . A-35
    10.1      Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-35
    10.2      Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . . A-36
    10.3      Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . A-36
    10.4      Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-36
    10.5      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-36
    10.6      Time of the Essence . . . . . . . . . . . . . . . . . . . . . . . . . . A-37
    10.7      Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-37
    10.8      Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-37
    10.9      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-37
    10.10     Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . . . . A-37
    10.11     Remedies Cumulative; Specific Performance . . . . . . . . . . . . . . . A-37
    10.12     Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-37
    10.13     Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-38
    10.14     Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-38
    10.15     Parties in Interest. . . . . . . . . . . . . . . . . . . . . . . . .  . A-38
    10.16     Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-38
    10.17     Construction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-38


                                       EXHIBITS

Exhibit A     -    Certain definitions

Exhibit B     -    Form of Amended and Restated Articles of Incorporation of
                   Surviving Corporation

Exhibit C     -    Directors and officers of Surviving Corporation

Exhibit D-1   -    Form of Affiliate Agreement

Exhibit D-2   -    Persons to execute Affiliate Agreements

Exhibit E     -    Form of Continuity of Interest Certificate

Exhibit F     -    Persons to sign Noncompetition Agreements

Exhibit G     -    Form of Noncompetition Agreement

Exhibit H     -    Form of Release

Exhibit I     -    Form of legal opinion of Branton, Wilson & Muns

Exhibit J     -    Certain employees

Exhibit K     -    Form of legal opinion of Cooley Godward LLP

Exhibit L     -    Escrow Agreement

                                  AGREEMENT AND PLAN
                             OF MERGER AND REORGANIZATION


    THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is made and entered into as of September 3, 1997, by and among: INVISION TECHNOLOGIES, INC., a Delaware corporation ("Parent"); QP ACQUISITION CORP., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and QUANTUM MAGNETICS, INC., a California corporation (the "Company"). Certain other capitalized terms used in this Agreement are defined in Exhibit A.


                                       RECITALS

    A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the California General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

    B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    C. For accounting purposes, it is intended that the Merger be treated as a "pooling of interests."


                                      AGREEMENT

    The parties to this Agreement agree as follows:


SECTION 1.    DESCRIPTION OF TRANSACTION

    1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

    1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the California General Corporation Law.

    1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, Five Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m. on September 30, 1997, or at such other time and date as Parent may designate upon not less than five days' prior notice to the Company (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement of merger conforming to the requirements of Chapter 11 of the California General Corporation Law shall be filed with the Secretary of State of the State of California. The Merger shall become effective at the time such agreement of merger is filed with and accepted by the Secretary of State of the State of California (the "Effective Time").

    1.4 ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent and the Company prior to the Effective Time:

         (a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

         (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

         (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit C.

    1.5  CONVERSION OF SHARES.

         (a) Subject to Sections 1.5(b), 1.8(c) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

              (i) each share of Common Stock, no par value, of the Company (the "Company Common Stock") outstanding immediately prior to the Effective Time shall be converted into the right to receive (A) such fraction of a share of common stock (par value $.001 per share) of Parent ("Parent Common Stock") as is equal to 0.88 multiplied by the "Applicable Fraction" (as defined in Section 1.5(c)(i)) plus (B) up to such fraction of a share of Parent Common Stock as is equal to 0.12 multiplied by the Applicable Fraction if and when released, in whole or in part, from escrow pursuant to the terms of the Escrow Agreement;

              (ii) each share of Series A Preferred Stock, no par value, of the Company (the "Series A Stock") outstanding immediately prior to the Effective Time shall be converted into the right to receive (A) such fraction of a share of Parent Common Stock as is equal to 0.88 multiplied by the "Series A Fraction" (as defined in Section 1.5(c)(ii)) plus (B) up to such fraction of a share of Parent Common Stock as is equal to 0.12 multiplied by the Series A Fraction if and when released, in whole or in part, from escrow pursuant to the terms of the Escrow Agreement;

              (iii) each share of Series B Preferred Stock, no par value, of the Company (the "Series B Stock") outstanding immediately prior to the Effective Time shall be converted into the right to receive (A) such fraction of a share of Parent Common Stock as is equal to 0.88 multiplied by the "Series B Fraction" (as defined in Section 1.5(c)(iv)) plus (B) up to such fraction of a share of Parent Common Stock as is equal to 0.12 multiplied by the Series B Fraction if and when released, in whole or in part, from escrow pursuant to the terms of the Escrow Agreement;

              (iv) each share of Series C Preferred Stock, no par value, of the Company (the "Series C Stock") outstanding immediately prior to the Effective Time shall be converted into the right to receive (A) such fraction of a share of Parent Common Stock as is equal to 0.88 multiplied by the "Series C Fraction" (as defined in Section 1.5(c)(v)) plus (B) up to such fraction of a share of Parent Common Stock as is equal to 0.12 multiplied by the Series C Fraction if and when released, in whole or in part, from escrow pursuant to the terms of the Escrow Agreement;

              (v) each share of the common stock, $0.001 par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

         (b) Each share of Company Common Stock, Series A Stock, Series B Stock, Series C Stock outstanding immediately prior to the Effective Time and owned by Parent and each share of Series D Preferred stock, no par value, of the Company ("Series D Stock") outstanding immediately prior to the Effective Time, all of which are owned by Parent, shall automatically be canceled and no conversion shall be made in respect thereof.

         (c)  For purposes of this Agreement:

              (i) The "Applicable Fraction" shall be the fraction: (A) having a numerator equal to the amount determined by subtracting (1) the "Aggregate Liquidation Preference" (as defined in Section 1.5(c)(vi)) from (2) the amount determined by multiplying (i) 777,000 by (ii) the Designated Parent Stock Price (as defined in Section 1.5(c)(viii)); and (B) having a denominator equal to the amount determined by multiplying (1) the "Adjusted Fully Diluted Company Share Amount" (as defined in Section 1.5(c)(vii)) by (2) the "Designated Parent Stock Price" (as defined in Section 1.5(c)(viii));

             (ii) The "Series A Fraction" means the sum of: (A) the fraction determined by dividing (1) $1.50 (representing the liquidation preference of each share of Series A Stock under the Company's Articles of Incorporation) by (2) the "Designated Parent Stock Price" (as defined in Section 1.5(c)(viii)); and (B) the fraction determined by multiplying (1) the "Series A Conversion Rate" (as defined in
         Section 1.5(c)(iii)) by (2) the "Applicable Fraction" (as defined in
         Section 1.5(c)(i));

            (iii) The "Series A Conversion Rate" shall be the fraction determined by dividing (1) the total number of shares of Common Stock issuable upon the conversion of all shares of Series A Stock outstanding immediately prior to the Effective Time by (2) the total number of shares of Series A Stock outstanding immediately prior to the Effective Time.

             (iv) The "Series B Fraction" means the fraction determined by dividing (A) $0.75 (representing the liquidation preference of each share of Series B Stock under the Company's Articles of Incorporation) by (B) the "Designated Parent Stock Price" (as defined in Section 1.5(c)(viii));

              (v) The "Series C Fraction" means the sum of: (A) the fraction determined by dividing (1) $1.00 (representing the liquidation preference of each share of Series C Stock under the Company's Articles of Incorporation) by (2) the "Designated Parent Stock Price" (as defined in Section 1.5(c)(viii)); and (B) the "Applicable Fraction" (as defined in Section 1.5(c)(i));

             (vi) The "Aggregate Liquidation Preference" shall be the amount equal to the sum of: (A) $1.50 (representing the liquidation preference of each share of Series A Stock under the Company's Articles of Incorporation) multiplied by the number of shares of Series A Stock outstanding immediately prior to the Effective Time;
         (B) $0.75 (representing the liquidation preference of each share of Series B Stock under the Company's Articles of Incorporation) multiplied by the number of shares of Series B Stock outstanding immediately prior to the Effective Time; and (C) $1.00 (representing the liquidation preference of each share of Series C Stock under the Company's Articles of Incorporation) multiplied by the number of shares of Series C Stock outstanding immediately prior to the Effective Time;

            (vii) The "Adjusted Fully Diluted Company Share Amount" shall be the sum of: (A) the number of shares resulting from the subtraction of (1) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time and held by Parent from (2) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement); (B) the aggregate number of shares of Company Common Stock issuable upon conversion of all of the Series A Stock and Series C Stock collectively outstanding immediately prior to the Effective Time and not held by Parent; and (C) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to all Company Options (as defined in Section 1.6) outstanding immediately prior to the Effective Time (including all shares of Company Common Stock that may ultimately be purchased under Company Options that are unvested or are otherwise not then exercisable); and

              (viii) The "Designated Parent Stock Price" shall be the average of the closing sale prices of a share of Parent Common Stock as reported on the Nasdaq National Market for each of the sixty (60) consecutive trading days ending (and including) the third trading day prior to the Company Shareholders Meeting, weighted in accordance with the number of shares of Parent Common Stock traded on each such trading day.

         (d) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

         (e) All calculations made pursuant to this Section 1.5 shall be calculated to the nearest fifth decimal place, with five millionths rounded up to the nearest one-hundred-thousandth.

    1.6 EMPLOYEE STOCK OPTIONS. At the Effective Time, each stock option that is then outstanding under the Company's 1994 Qualified and Nonqualified Stock Option Plan (the "Company Stock Plan"), whether vested or unvested (a "Company Option"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company Stock Plan and the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (a) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Applicable Fraction, rounded down to the nearest whole number of shares of Parent Common Stock, (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Applicable Fraction, and rounding the resulting exercise price up to the nearest whole cent, and (d) all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; PROVIDED, HOWEVER, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time; PROVIDED FURTHER, that upon the issuance of Parent Common Stock pursuant to the exercise of an assumed Company Option prior to the release of all shares of Parent Common Stock held in escrow pursuant to the Escrow Agreement, (i) Parent shall issue to the Person exercising such assumed Company Option only that portion of the shares of Parent Common Stock issuable upon such exercise of such assumed Company Option that such holder would have received had such assumed Company Option been exercised prior to the Effective Time and converted into shares of Parent Common Stock pursuant to Section 1.5(a)(i), (ii) the remainder of the shares of Parent Common Stock issuable upon the exercise of such assumed Company Option shall be held in escrow pursuant to the terms of the Escrow Agreement, and (iii) any such shares of Parent Common Stock shall be deemed to have been deposited into escrow as of the Effective Time and appropriate adjustments shall be made in Exhibit A of the Escrow Agreement with respect to the incidence of any prior release of shares of Parent Common Stock to an Indemnitee, so that any such Person bears a proportionate share of any release to an Indemnitee that occurs after the Effective Time. The Company and Parent shall take all actions that may be necessary (under the Company Stock Plan and otherwise) to effectuate the provisions of this Section 1.6. Following the Closing, Parent will send to each holder of an assumed Company Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option. Parent shall file with the SEC, within sixty (60) days after the Closing Date, a registration statement on Form S-8 registering the exercise of the Company Options assumed by Parent pursuant to this Section 1.6.

    1.7 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

    1.8  EXCHANGE OF CERTIFICATES.

         (a) At or as soon as practicable after the Effective Time, Parent will send to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

         (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

         (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Designated Parent Stock Price.

         (d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

         (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

    1.9  DISSENTING SHARES.

         (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become "dissenting shares" within the meaning of
Section 1300(b) of the California Corporations Code shall not be converted into or represent the right to receive Parent Common Stock in accordance with
Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.8(c)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the California General Corporation Law; PROVIDED, HOWEVER, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.8(c)).

         (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to Chapter 13 of the California General Corporation Law and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the California General Corporation Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

   1.10 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

   1.11 ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be treated as a "pooling of interests."

   1.12 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.


SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants, to and for the benefit of the Indemnitees, as follows:

    2.1  DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted;(ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

         (b) Except as set forth in Part 2.1 of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Quantum Magnetics, Inc."

         (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Disclosure Schedule.

         (d) Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and (iii) the names and titles of the Company's officers.

         (e) The Company does not own any controlling interest in any Entity and, except for the equity interests identified in Part 2.1 of the Disclosure Schedule, the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

    2.2 ARTICLES OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered to Parent accurate and complete copies of: (1) the Company's articles of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) except as set forth in Part 2.2 of the Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's articles of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

    2.3  CAPITALIZATION, ETC.

         (a)  The authorized capital stock of the Company consists of:
(i) 17,000,000 shares of Common Stock (with no par value), of which 3,994,216 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 7,911,340 shares of Preferred Stock (with no par value), of which (A) 2,500,000 shares have been designated "Series A Preferred Stock," of which 1,666,669 shares have been issued and are outstanding as of the date of this Agreement; (B) 711,340 shares have been designated "Series B Preferred Stock," of which 711,340 shares have been issued and are outstanding; (C) 3,500,000 shares have been designated "Series C Preferred Stock," of which 1,643,556 shares have been issued and are outstanding as of the date of this Agreement; and (D) 1,200,000 shares have been designated "Series D Preferred Stock," of which 441,328 shares have been issued and are outstanding. Each outstanding share of Series A Stock, Series B Stock, Series C Stock and Series D Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Common Stock, Series A Stock, Series B Stock, Series C Stock and Series D Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3 of the Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of such shares is subject.

         (b) The Company has reserved 2,200,000 shares of Company Common Stock for issuance under the Company Stock Plan, of which options to purchase 1,344,119 shares are outstanding as of the date of this Agreement. Part 2.3 of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option;
(v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code.

         (c) The Company has warrants (the "Company Warrants") to purchase 211,917 shares of Series A Stock and 642,076 shares of Series C Stock outstanding as of the date of this Agreement. The Company has reserved 211,917 shares of Series A Stock and 642,076 shares of Series C Stock for issuance upon exercise of the Company Warrants. Part 2.3 of the Disclosure Schedule accurately sets forth, with respect to each Company Warrant that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Warrant; (ii) the total number of shares of Series A Stock or Series C Stock (as the case may be) that are subject to such Company Warrant and the number of shares of Series A Stock or Series C Stock (as the case may be) with respect to which such Company Warrant is immediately exercisable; (iii) the date on which such Company Warrant was granted and the term of such Company Warrant; (iv) the vesting schedule for such Company Warrant; and (v) the exercise price per share of Series A Stock or Series C Stock (as the case may be) purchasable under such Company Warrant. As of the date of this Agreement, as a consequence of the transactions contemplated by this Agreement or otherwise, all Company Warrants are fully exercisable. All Company Warrants not previously exercised will terminate at the Effective Time and there will be no right (whether or not then exercisable) to acquire capital stock or other securities of the Company or any other Entity under any Company Warrants at or after the Effective Time. All Company Warrants exercisable for Series C Stock are in the form provided by Dale Sheets to Deborah Lawson Cleveland by facsimile transmission dated June 26, 1997.

         (d) Except as set forth in Part 2.3 of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

         (e) All outstanding shares of Company Common Stock, Series A Stock, Series B Stock, Series C Stock and Series D Stock, and all outstanding Company Warrants and Company Options, have been issued and granted in compliance with
(i) all applicable securities laws and other applicable Legal Requirements, and
(ii) all requirements set forth in applicable Contracts.

         (f) Except as set forth in Part 2.3 of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the California General Corporation Law and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

    2.4  FINANCIAL STATEMENTS.

         (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

              (i) The audited balance sheets of the Company as of September 30, 1996 and 1995, and the related audited income statements, statements of shareholders equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the unqualified report and opinion of Coopers & Lybrand LLP relating thereto; and

              (ii) the unaudited balance sheet of the Company as of May 31, 1997 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the eight months then ended.

         (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

    2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Disclosure Schedule, since May 31, 1997:

         (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, and, to the best of the knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

         (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

         (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

         (d)  the Company has not sold, issued or authorized the issuance of
    (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options and Series A Stock or Series C Stock issued upon the exercise of outstanding Company Warrants), (ii) any option or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

         (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of the Company Stock Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, (iii) any restricted stock purchase agreement, or (iv) any Company Warrant;

         (f) there has been no amendment to the Company's articles of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

         (g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

         (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since May 31, 1997, exceeds $10,000;

         (i) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

         (j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

         (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

         (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

         (m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

         (n) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

         (o) the Company has not changed any of its methods of accounting or accounting practices in any respect;

         (p)  the Company has not made any Tax election;

         (q)  the Company has not commenced or settled any Legal Proceeding;

         (r) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

         (s) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

    2.6 TITLE TO ASSETS. The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.1, 2.7(b), 2.8(b) and 2.9 of the Disclosure Schedule and all of the Company's rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. Except as set forth in Part 2.6 of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

    2.7  BANK ACCOUNTS; RECEIVABLES; INVENTORY.

         (a) Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

         (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of May 31, 1997. Except as set forth in
Part 2.7(b) of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since May 31, 1997 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business and (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $10,000 in the aggregate).

         (c) All inventory of the Company, whether or not reflected in the Company Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Company Financial Statements or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

    2.8  EQUIPMENT; LEASEHOLD.

         (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

         (b) Part 2.8(b) of the Disclosure Schedule identifies all tangible assets owned by the Company with an original cost to the Company in excess of $5,000.

         (c) Part 2.8(c) of the Disclosure Schedule identifies all tangible assets leased to the Company.

         (d) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10 of the Disclosure Schedule.

    2.9  PROPRIETARY ASSETS.

         (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company. Part 2.9(a)(iii) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $5,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. Except as set forth in Part 2.9(a)(iv) of the Disclosure Schedule, the Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Disclosure Schedule, free and clear of all Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.9(a)(iii) of the Disclosure Schedule. Except as set forth in Part 2.9(a)(v) of the Disclosure Schedule, the Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in
Part 2.9(a)(vi) of the Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

         (b) The Company has taken all measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in Part 2.9(b) of the Disclosure Schedule, the Company has not (other than pursuant to license agreements identified in Part 2.10 of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

         (c) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. The Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

         (d)   Except as set forth in Part 2.9(d) of the Disclosure Schedule:
(i) each Company Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company; and (ii) there has not been any claim by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the best of the knowledge of the Company, there is no basis for any such claim. The Company has established adequate reserves on the Unaudited Interim Balance Sheet to cover all costs associated with any obligations that the Company may have with respect to the correction or repair of programming errors or other defects in the Company Proprietary Assets.

         (e) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in
Part 2.9(e) of the Disclosure Schedule, (i) the Company has not licensed any of the Company Proprietary Assets to any Person, and (ii) the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

         (f)  Except as set forth in Part 2.9(f) of the Disclosure Schedule,
(i) all current and former employees of the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered to Parent, and (ii) all current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent.

    2.10 CONTRACTS.

         (a)  Part 2.10 of the Disclosure Schedule identifies:

              (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

             (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

            (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

             (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

              (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

             (vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

            (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

           (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

             (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.19);

              (x) each Company Contract constituting or relating to a Government Contract or Government Bid;

             (xi) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

            (xii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

           (xiii)  any other Company Contract that contemplates or involves
    (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or (B) the performance of services having a value in excess of $10,000 in the aggregate.

(Contracts in the respective categories described in clauses "(i)" through "(xiii)" above are referred to in this Agreement as "Material Contracts.")

         (b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect, and, to the best of the knowledge of the Company, is enforceable by the Company in accordance with its terms, subject to
(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         (c)  Except as set forth in Part 2.10 of the Disclosure Schedule:

              (i) the Company has not violated or breached, or committed any default under, any Company Contract, and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract;

              (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to,
    (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

              (iii) since September 30, 1993, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract; and

              (iv) the Company has not waived any of its material rights under any Company Contract.

         (d) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

         (e) The Contracts identified in Part 2.10 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

         (f) Part 2.10 of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company since January 1, 1997.

         (g) Part 2.10 of the Disclosure Schedule provides an accurate description and breakdown of the Company's backlog under Company Contracts and Government Bids.

         (h)  Except as set forth in Part 2.10(h) of the Disclosure Schedule:

              (i) the Company has not, in obtaining or performing any Government Contract, violated (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1965, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the Federal Acquisition Regulations (the "FAR") or any applicable agency supplement thereto, (F) the Cost Accounting Standards, (G) the Defense Industrial Security Manual (DOD 5220.22-M), (H) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations;

              (ii) to the best knowledge of the Company, its directors, and its officers, none of the Company's directors, officers, employees, agents or consultants is (or for the last five (5) years has been) under administrative, civil or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid;

              (iii) Company has not made a voluntary disclosure to the U.S. Government or any state government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid;

             (iv) neither the Company, its directors, nor its officers have any knowledge of any irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid that has led or could lead, either before or after the Closing Date, to any adverse consequences or any damage, penalty assessment, recoupment of payment or disallowance of cost;

              (v) neither the Company, its directors, nor its officers have any reason to believe that any employee, agent, consultant, representative or affiliate of the Company is in receipt or possession of any competitor or government proprietary or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized;

             (vi) neither the Company nor any of its directors, officers of is (or for the last five (5) years has been) suspended or debarred from doing business with the U.S. Government or any State Government, or has been declared ineligible for U.S. Government or State Government contracting. The Company, its directors, and its officers know of no circumstances that would warrant the initiation of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company in the future;

            (vii) no negative determinations of responsibility have been issued against the Company in connection with any Government Contract or Government Bid;

           (viii) no direct or indirect costs incurred by the Company have been questioned or disallowed as a result of a finding or determination of any kind by any Governmental Body;

             (ix) no Governmental Body, and no prime contractor or higher-tier subcontractor of any Governmental Body, has withheld or set off, or threatened to withhold or set off, any amount due to the Company under any Government Contract;

              (x) to the best of the knowledge of the Company, there are not and have not been any irregularities, misstatements or omissions relating to any Government Contract or Government Bid that have led to or could reasonably be expected to lead to (A) the recoupment of any payments previously made to the Company, (B) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of the Company, or
    (E) the assessment of any penalties or damages of any kind against the Company;

             (xi) there is not and has not been any (A) outstanding claim against the Company by, or dispute involving the Company with, any prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract, (B) fact known by the Company upon which any such claim could reasonably be expected to be based or which may give rise to any such dispute, (C) final decision of any Governmental Body against the Company;

            (xii) no termination for convenience, termination for default, cure notice, show cause notice, or notice of breach has been issued by any Government Body;

           (xiii) the Company has not entered into any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract;

            (xiv) no payment has been made by the Company or by any Person acting on the Company's behalf to any Person (other than to any bona fide employee or agent (as defined in subpart 3.4 of the FAR) of the Company) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

             (xv) the Company's cost accounting system is in compliance with applicable regulations and other applicable Legal Requirements, and has not been determined by any Governmental Body not to be in compliance with any Legal Requirement;

            (xvi) the Company has complied with all applicable regulations and other Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other Proprietary Assets;

           (xvii) in each case in which the Company has delivered or otherwise provided any technical data, computer software or Company Proprietary Asset to any Governmental Body in connection with any Government Contract, the Company has marked such technical data, computer software or Company Proprietary Asset with all markings and legends (including any "restricted rights" legend and any "government purpose license rights" legend) permitted (under the FAR or other applicable Legal Requirements) to ensure that Company has retained the maximum rights permitted by Government Body regulations;

          (xviii) the Company has reached agreement with the cognizant government representatives approving and "closing" all indirect costs charged to Government Contracts for 1991, 1992, 1993, 1994 and 1995, and those years are closed;

            (xix) the responsible government representatives have agreed with the Company on the "forward pricing rates" that the Company is charging on cost-type Government Contracts and including in Government Bids;

             (xx) the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of (A) the execution, delivery of performance of this Agreement or any of the other agreements referred to in this Agreement, or (B) the consummation of the Merger or any of the other transactions contemplated by this Agreement;

            (xxi) the Company has fully complied with all material terms and conditions of all Government Contracts and Government Bids, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein;

           (xxii) the Company has fully complied with all requirements of statute, rule, regulation, order or agreement pertaining to such Government Contract and Government Bid; and

          (xxiii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract and Government Bid were current, accurate and complete as of their effective date, and the Seller has fully complied with all such representations and certifications.

    2.11 LIABILITIES. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by the Company since May 31, 1997 in the ordinary course of business and consistent with the Company's past practices; (c) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) the liabilities identified in Part 2.11 of the Disclosure Schedule.

    2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has at all times since September 30, 1993 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.12 of the Disclosure Schedule, since September 30, 1993, the
Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

    2.13 GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since September 30, 1993 has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. Since September 30, 1993, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

    2.14  TAX MATTERS.

          (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Returns filed since September 30, 1990 which have been requested by Parent.

         (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from May 31, 1997 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

         (c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. Except as set forth in Part
2.14 of the Disclosure Schedule, there have been no examinations or audits of any Company Return. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. Except as set forth in
Part 2.14 of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

         (d) Except as set forth in Part 2.14 of the Disclosure Schedule, no claim or Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

         (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

    2.15 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

         (a) Part 2.15(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $10,000 in the aggregate.

         (b) Except as set forth in Part 2.15(a) of the Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and, to the best of the knowledge of the Company, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

         (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

         (d)  With respect to each Plan, the Company has delivered to Parent:

              (i) an accurate and complete copy of such Plan (including all amendments thereto);

             (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

            (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

             (iv) if such Plan is funded through a trust or any third party funding vehicle,an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

              (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

             (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

         (e) The Company is not required to be, and, to the best of the knowledge of the Company, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the best of the knowledge of the Company, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in
Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

         (f) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

         (g) Except as set forth in Part 2.15(g) of the Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

         (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

         (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

         (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

         (k) Except as set forth in Part 2.15(k) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

         (l) Part 2.15(l) of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

         (m) Part 2.15(m) of the Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

         (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

         (o) Except as set forth in Part 2.15(o) of the Disclosure Schedule, the Company has good labor relations, and the Company does not have any reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations, or (ii) any of the Company's employees intends to terminate his or her employment with the Company.

   2.16 ENVIRONMENTAL MATTERS. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company, there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law in the future. To the best of the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in
Part 2.16 of the Disclosure Schedule. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

   2.17 CONTROLLED SUBSTANCES; EXPLOSIVES. The Company is in compliance in all material respects with all applicable laws relating to (i) the possession, use and storage of drugs and other controlled substances of a similar nature (collectively, "Controlled Substances") and (ii) the possession, use and storage of explosive materials and devices (collectively, "Explosives"), in each case which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under such applicable laws and compliance with the terms and conditions thereof. All Governmental Authorizations currently held by the Company pursuant to such applicable laws are identified in
Part 2.13 of the Disclosure Schedule. The Company maintains inventory controls and use and storage procedures to ensure that all Controlled Substances and Explosives will not be lost, stolen or otherwise go unaccounted for. The Company is in possession of all Controlled Substances and Explosives which it has obtained or used in the course of its business, other than such Controlled Substances and Explosives that the Company has returned to Governmental Bodies from which such Controlled Substances and Explosives had been obtained. No employee of the Company or other Person has suffered any injury as a result of the use or handling any Controlled Substances or Explosives on the premises of the Company or while engaging in their employment activities with the Company.

   2.18 INSURANCE. Part 2.18 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.18 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.18 of the Disclosure Schedule is in full force and effect. Since September 30, 1993, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

   2.19 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.19 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since September 30, 1993 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since September 30, 1993 been, indebted to the Company; (c) since September 30, 1993, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since September 30, 1993 competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under Company Options, rights under Company Warrants and rights to receive compensation for services performed as an employee of the Company). (For purposes of the Section 2.19 each of the following shall be deemed to be a "Related Party": (i) shareholders of the Company; (ii) each individual who is, or who has at any time since September 30, 1993 been, an officer or director of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

   2.20  LEGAL PROCEEDINGS; ORDERS.

         (a) Except as set forth in Part 2.21 of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the best of the knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, except as set forth in
Part 2.21 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

         (b) Except as set forth in Part 2.21 of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company.

         (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the best of the knowledge of the Company, no director, officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such director, officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

   2.21 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

   2.22 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.22 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

         (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's articles of incorporation or bylaws, or
    (ii) any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors;

         (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

         (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

         (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to
    (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

         (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.22 of the Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

   2.23  FULL DISCLOSURE.

         (a) This Agreement (including the Disclosure Schedule) does not, and the Closing Certificate (as defined in Section 6.5(m)) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact required to be stated therein or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

         (b) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus to be filed with the SEC as part of the S-4 Registration Statement (the "Proxy Statement/Prospectus"), will, at the time the Proxy Statement/Prospectus is mailed to the shareholders of the Company, at the time of the Company Shareholders Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

   2.24 NO BROKERS OR FINDERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.


SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

    3.1  SEC FILINGS; FINANCIAL STATEMENTS.

         (a) Parent has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between April 23, 1996 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b)  The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

    3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    3.3 VALID ISSUANCE; RESERVATION OF SHARES. Subject to Section 1.5(c), the Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. Parent has reserved for issuance, or will have reserved for issuance prior to the Closing, a sufficient number of shares of Parent Common Stock to cover the Company Options to be assumed by Parent at the Closing pursuant to Section 1.6 upon exercise of such rights in accordance with their terms.


SECTION 4.    CERTAIN COVENANTS OF THE COMPANY

    4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the

Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

    4.2  OPERATION OF THE COMPANY'S BUSINESS.  During the Pre-Closing Period:

         (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

         (b) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

         (c) the Company shall keep in full force all insurance policies identified in Part 2.18 of the Disclosure Schedule;

         (d) the Company shall cause its officers to report regularly in writing (but in no event less frequently than weekly) to Parent concerning the status of the Company's business;

         (e) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

         (f)  the Company shall not sell, issue or authorize the issuance of
    (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (x) to issue Company Common Stock to employees upon the exercise of outstanding Company Options, (y) to issue to holders of outstanding Company Warrants Series A Stock or Series C Stock issuable upon the exercise of such Company Warrants, and (z) to issue shares of Company Common Stock upon the conversion of shares of the Company's outstanding Preferred Stock);

         (g) the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of the Company Stock Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, (iii) any provision of any restricted stock purchase agreement, or (iv) any provision of any agreement evidencing any outstanding Company Warrant;

         (h) the Company shall not amend or permit the adoption of any amendment to the Company's articles of incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

         (i) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

         (j) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $10,000 per month;

         (k) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

         (l) the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

         (m) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money (except that the Company may make routine borrowings in the ordinary course of business under its line of credit with Silicon Valley Bank, N.A.);

         (n) the Company shall not (i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, (iii) hire any new employees, or (iv) enter into new employment or consulting agreements or modify existing employment or consulting agreements;

         (o) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

         (p)  the Company shall not make any Tax election;

         (q) the Company shall not commence or settle any material Legal Proceeding; and

         (r) the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(q)" above.

Notwithstanding the foregoing, the Company may take any action described in clauses "(e)" through "(r)" above if Parent gives its prior written consent to the taking of such action by the Company.

    4.3  NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

         (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

              (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

             (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

            (iii) any breach of any covenant or obligation of the Company; and

             (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or
    Section 7 impossible or unlikely.

         (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in
Section 6 has been satisfied.

    4.4 NO NEGOTIATION. During the Pre-Closing Period, the Company shall not (and the Company shall ensure that its Representatives shall not), directly or indirectly:

         (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

         (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

         (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of its Representatives during the Pre-Closing Period.

    4.5 FEES AND EXPENSES. The Company shall not incur, nor permit any other Person to incur, any fees, costs and expenses of the type referred to in Section 10.3, by or for the benefit of the Company (including all such fees, costs and expenses incurred prior to the date of this Agreement and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by this Agreement) that shall exceed $50,000 in the aggregate.


SECTION 5.    ADDITIONAL COVENANTS OF THE PARTIES

    5.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

    5.2 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. As promptly as practicable after the date of this Agreement, the Company and Parent shall prepare and cause to be filed with the SEC the S-4 Registration Statement, together with the Proxy Statement/Prospectus and any other documents required by the Securities Act or the Exchange Act in connection with the Merger. Each of Parent and the Company shall use all reasonable efforts to cause the S-4 Registration Statement (including the Proxy Statement/Prospectus) to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company shall promptly furnish to Parent all information concerning the Company and the

Company's shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.2. If any event relating to the Company occurs, or if the Company becomes aware of any information, that should be set forth in an amendment or supplement to the S-4 Registration Statement or the Proxy Statement/Prospectus, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of the Company.

    5.3  COMPANY SHAREHOLDERS MEETING.

         (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and hold the Company Shareholders Meeting. The Company Shareholders Meeting will be held as promptly as practicable and in any event within thirty (30) days after the S-4 Registration Statement is declared effective by the SEC. The Company shall ensure that the Company Shareholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Shareholders Meeting are solicited, in compliance with all applicable Legal Requirements. The Company's obligation to call, give notice of, convene and hold the Company Shareholders Meeting in accordance with this Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any proposal by a third party to acquire the Company or substantially all of the assets of the Company, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of the Company with respect to the Merger.

         (b) The Board of Directors of the Company shall unanimously recommend that the Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Shareholders Meeting. The Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Shareholders Meeting. Neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of the Company that the Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, such recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if such recommendation shall no longer be unanimous.

    5.4 PUBLIC ANNOUNCEMENTS. During the Pre-Closing Period, (a) the Company shall not (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, and (b) Parent will use reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding the Merger.

    5.5 POOLING OF INTERESTS. During the Pre-Closing Period, the Company shall not take any action that could reasonably be expected to have an adverse effect on the ability of Parent to account for the Merger as a "pooling of interests."

    5.6 AFFILIATE AGREEMENTS. The Company shall use all commercially reasonable efforts to cause each other Person identified on Exhibit D-2 (and any other Person that could reasonably be deemed to be an "affiliate" of the Company for purposes of the Securities Act), to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form of Exhibit D-1.

    5.7 REASONABLE EFFORTS. During the Pre-Closing Period, (a) the Company shall use all reasonable efforts to cause the conditions set forth in Sections
6.1 through and including 6.9, and Section 6.14, to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use all reasonable efforts to cause the conditions set forth in Sections 7.1 and 7.2 to be satisfied on a timely basis.

    5.8 TAX MATTERS. Prior to the Closing, (a) Parent and the Company shall execute and deliver, to Cooley Godward LLP and to Branton, Wilson & Muns, tax representation letters (which will be used in connection with the legal opinions contemplated by Sections 6.5(k) and 7.3(b)), and (b) the Company shall use all reasonable efforts to cause each holder of more than one percent (1%) of the capital stock of the Company to execute and deliver to Parent a Continuity of Interest Certificate in the form of Exhibit E.

    5.9 NONCOMPETITION AGREEMENTS. The Company shall use all reasonable efforts to cause each of the Persons identified on Exhibit F to execute and deliver to the Company and Parent, at the Closing, a Noncompetition Agreement in the form of Exhibit G.

    5.10 TERMINATION OF AGREEMENTS. Prior to the Closing the Company and the holders of capital stock of the Company shall enter into one or more agreements, reasonably satisfactory in form and content to Parent (and conditioned and effective upon the Closing), terminating all of the such holders' rights under
(i) all agreements pursuant to which Series A Stock, Series B Stock or Series C Stock were issued and (ii) all agreements pursuant to which any holders of the Company's outstanding capital stock have registration rights, rights of first refusal, co-sale rights, information rights, inspection rights or the like (collectively the "Shareholder Agreements").

    5.11 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

    5.12 RELEASE. At the Closing, the Company shall use all reasonable efforts to cause each of its shareholders (other than Parent) to execute and deliver to the Company a Release in the form of Exhibit H.

    5.13 TERMINATION OF EMPLOYEE PLANS. At the Closing, the Company shall terminate its Plans and shall ensure that no employee or former employee of the Company has any rights under any of such Plans and that any liabilities of the Company under such Plans (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company.

    5.14 ESCROW AGREEMENT. The Company shall execute and deliver the Escrow Agreement and use all reasonable efforts to cause the Agent (as defined in Section 10.1) to execute and deliver the Escrow Agreement.

    5.15 ESCROW AGENT. Parent may determine the initial escrow agent under the Escrow Agreement, so long as the person selected by Parent is a bank, trust company, escrow company or other person regularly in the business of providing escrow services. Otherwise, the initial Escrow Agent shall be determined by the mutual agreement of Parent and the Company. Parent shall also be entitled to determine the Escrow Agent's acceptance fee.

    5.16 AMENDMENT OF ARTICLES OF INCORPORATION. Prior to the Closing Date, the Company shall duly and properly file with the California Secretary of State an amendment to its Articles of Incorporation, in form and substance satisfactory to Parent, confirming that the effective conversion prices for its Series A, Series B, Series E and Series D Preferred Stock are $1.2215, $0.50, $1.00 and $1.10, respectively. Prior to such filing, such amendment shall be approved by the Board of Directors and Shareholders of the Company as required by California law.


SECTION 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

    The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

    6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any update to the Disclosure Schedule and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

    6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

    6.3 SHAREHOLDER APPROVAL. The principal terms of the Merger shall have been duly approved by the affirmative vote of all of the shares of Company Common Stock, Series A Stock, Series B Stock and Series C Stock entitled to vote with respect thereto.

    6.4 CONSENTS. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.22 of the Disclosure Schedule), in form and substance satisfactory to Parent, shall have been obtained and shall be in full force and effect.

    6.5 AGREEMENTS AND DOCUMENTS. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

         (a) Affiliate Agreements in the form of Exhibit D-1, executed by the Persons identified on Exhibit D-2 and by any other Person who could reasonably be deemed to be an "affiliate" of the Company for purposes of the Securities Act;

         (b) Noncompetition Agreements in the form of Exhibit G, executed by the individuals identified on Exhibit F and effective for the periods identified in Exhibit F;

         (c) a Release in the form of Exhibit H, executed by the holders of at least ninety percent (90%) of the outstanding shares of Company Common Stock and the holders of all of the outstanding shares of Series A Stock, Series B Stock and Series C Stock (including those Persons who became holders by virtue of the exercise of Company Warrants prior to the Effective Time);

         (d) the agreements referred to in Section 5.10, executed by the requisite persons necessary to cause the Shareholder Agreements to be terminated;

         (e) confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by all employees and former employees of the Company and by all consultants and independent contractors and former consultants and former independent contractors to the Company who have not already signed such agreements (including the individuals identified in Part 2.9(f) of the Disclosure Schedule);

         (f) the statement referred to in Section 5.11(a), executed by the Company;

         (g) Continuity of Interest Certificates in the form of Exhibit E, executed by the Persons identified in Section 5.8(b);

         (h) an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to Parent, executed by any and all lessors of real property leased by the Company;

         (i) a legal opinion of Branton, Wilson & Muns, dated as of the Closing Date, substantially to the effect of Exhibit I;

         (j) a legal opinion of a reputable law firm (reasonably acceptable to Parent) experienced in government contracts matters, reasonably satisfactory in form and content to Parent, to the effect that the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not contravene, conflict with or result in a violation of or default under, or give any Governmental Body or other Person the right to terminate, to exercise any remedy or to obtain any relief under, any Government Contract to which the Company is a party or under which the Company has any rights or obligations;

         (k) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.8(a) and the Continuity of Interest Certificates referred to in Section 6.5(g));

         (l) a letter from Price Waterhouse LLP, dated as of the Closing Date, confirming that Parent may account for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

         (m) a certificate executed by the President of the Company and containing the representation and warranty of the Company that each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.4 have been duly satisfied (the "Closing Certificate");

         (n) the Escrow Agreement, executed by the Company, the Agent (as defined in Section 10.1) and the Escrow Agent (as defined in the Escrow Agreement); and

         (o) written resignations of all directors of the Company, effective as of the Effective Time.

    6.6 EMPLOYEES. All of the individuals identified on Exhibit J, and no more than ninety percent (90%) of the remaining employees of the Company on the date hereof, shall not have ceased to be employed by, or expressed an intention to terminate their employment with, the Company.

    6.7 LEGENDS. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, that all technical data, computer software and Company Proprietary Assets delivered or otherwise provided or made available by or on behalf of the Company to Governmental Bodies in connection with Government Contracts have been marked with all markings and legends (including any "restricted rights" legend and any "government purpose license rights" legend) appropriate (under the FAR, under other applicable Legal Requirements or otherwise) to ensure that no Governmental Body or other Person is able to acquire any unlimited rights with respect to any of such technical data, computer software or Company Proprietary Assets and to ensure that the Company has not lost or relinquished and will not lose or relinquish any material rights with respect thereto.

    6.8 TERMINATION OF EMPLOYEE PLANS. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the benefit plans referred to in Section 5.13.

    6.9 FIRPTA COMPLIANCE. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.11(b).

    6.10 EFFECTIVENESS OF REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the S-4 Registration Statement.

    6.11 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

    6.12 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

    6.13 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries any damages that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would affect adversely the right of Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Company.

    6.14 EMPLOYMENT AGREEMENTS. Each of (i) Lowell Burnett, Andrew Hibbs and Dale Sheets shall have entered into an employment agreement with Parent substantially in the form of Parent's standard form of employment agreement providing such Person with a salary equal to such Person's current salary with the Company and providing such Person with severance benefits equal to six months' salary, and (ii) Mike Law, Peter Czipott, Tim Raynor, Simon Beevor, Mike Urbach and Victor Burns shall have entered into an employment agreement with Parent substantially in the form of Parent's standard form of employment agreement providing such Person with a salary equal to such Person's current salary with the Company and providing such Person with severance benefits equal to three months' salary.


SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

    The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

    7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any materiality or similar qualifications contained in such representations and warranties).

    7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

    7.3  DOCUMENTS.  The Company shall have received the following documents:

         (a) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, substantially to the effect of Exhibit K; and

         (b) a legal opinion of Branton, Wilson & Muns (or, if Branton, Wilson & Muns for any reason does not render such legal opinion, a legal opinion of Cooley Godward LLP), dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.8(a) and the Continuity of Interest Certificates referred to in Section 6.5(g)).

    7.4 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

    7.5 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

    7.6 EMPLOYMENT AGREEMENTS. Parent shall have executed and delivered to each of (i) Lowell Burnett, Andrew Hibbs and Dale Sheets an employment agreement with Parent substantially in the form of Parent's standard form of employment agreement providing such Person with a salary equal to such Person's current salary with the Company and providing such Person with severance benefits equal to six months' salary, and (ii) Mike Law, Peter Czipott, Tim Raynor, Simon Beevor, Mike Urbach and Victor Burns an employment agreement with Parent substantially in the form of Parent's standard form of employment agreement providing such Person with a salary equal to such Person's current salary with the Company and providing such Person with severance benefits equal to three months' salary.


SECTION 8.  TERMINATION

    8.1  TERMINATION EVENTS.  This Agreement may be terminated prior to the
Closing:

         (a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

         (b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

         (c) by Parent at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time;

         (d) by the Company at or after the Scheduled Closing Time if any condition set forth in Section 7 has not been satisfied by the Scheduled Closing Time;

         (e) by Parent if the Closing has not taken place on or before December 15, 1997 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

         (f) by the Company if the Closing has not taken place on or before December 15, 1997 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

         (g) by Parent if Parent shall have determined that there has occurred an event or series of events resulting, either individually or in the aggregate, in a Material Adverse Effect on the Company since the date of this Agreement; or

         (h)  by the mutual consent of Parent and the Company.

    8.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c), Section 8.1(e) or Section 8.1(g), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

    8.3  EFFECT OF TERMINATION.  If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; PROVIDED, HOWEVER, that:(a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement;(b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in
Section 10; and (c)the Company shall, in all events, remain bound by and continue to be subject to Section 5.4.


SECTION 9.    INDEMNIFICATION, ETC.

    9.1  SURVIVAL OF REPRESENTATIONS, ETC.

         (a) The representations and warranties made by the Company (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Closing Certificate) shall survive the Closing and shall expire on the first anniversary of the Closing Date; PROVIDED, HOWEVER, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to the Agent (as defined in Section 10.1) a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

         (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

         (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

    9.2  INDEMNIFICATION.

         (a)  From and after the Effective Time (but subject to Section
9.1(a)), each of the Indemnitees shall be held harmless and indemnified from and against, and shall be compensated and reimbursed for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the

Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with:

              (i) any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement or in the Closing Certificate (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty);

              (ii) any inaccuracy of any representation, warranty, statement, information or other provision contained in the Disclosure Schedule or in any other document delivered or otherwise made available to Parent or any of its Representatives by or on behalf of the Company or any of the Company's Representatives;

              (iii) any breach of any covenant or obligation of the Company (including the covenants set forth in Sections 4 and 5);

              (iv) any litigation, arbitration, controversy, dispute or disagreement involving the Company and any of EG&G Astrophysics, Rapiscan Security Products, Inc., Heimann Systems GmbH or any other person identified in Part 2.21 of the Disclosure Schedule or any of their respective affiliates (collectively, the "Disputes"); or

              (v) any Legal Proceeding relating to any inaccuracy or breach or other matter of the type referred to in clause "(i)", "(ii)", "(iii)", or "(iv)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

         (b) If the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation or any of the Disputes, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach or Dispute.

    9.3  THRESHOLD.  There shall be no indemnification payment pursuant to
Section 9.2(a) for any inaccuracy in or breach of any of their representations and warranties set forth in Section 2 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $100,000 in the aggregate. If the total amount of such Damages exceeds $100,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for all Damages, including such $100,000. Notwithstanding anything to the contrary set forth in this Section 9.3, the $100,000 minimum threshold shall not apply to Damages arising under the Disputes.

    9.4  SATISFACTION OF INDEMNIFICATION CLAIM.

         (a) The escrow under the Escrow Agreement shall serve as security for the obligations owed the Indemnitees under this Section 9. Any liability (for indemnification or otherwise) to any Indemnitee under this Section 9 may be satisfied by the delivery to such Indemnitee, from the shares escrowed pursuant to the Escrow Agreement, of the number of shares of Parent Common Stock determined by dividing (i) the aggregate dollar amount of such liability BY (ii) the Designated Parent Stock Price (as defined in Section 1.5(c)(viii) and as adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent between the Effective Time and the date such liability is satisfied).

         (b) Except with respect to claims based on knowing and intentional misrepresentations of representations and warranties, Parent and Merger Sub agree that, after the Closing, the sole recourse of the

Indemnitees with respect to a breach by the Company of its representations or warranties made in this Agreement or in the Disclosure Schedule or the other indemnification rights set forth in this Section 9 shall be against the shares held in escrow under the Escrow Agreement.

    9.5 NO CONTRIBUTION. No Person shall have any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability under or in connection with this Agreement or the Closing Certificate.

    9.6  INTEREST.  Any Indemnitee entitled to recover Damages pursuant to this
Section 9 shall also be entitled to interest on the amount of such Damages (for the period commencing as of the date on which the Agent (as defined in Section 10.1) first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability to such Indemnitee is fully satisfied) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

    9.7 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which there may be any obligation to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent shall have the right, at its election, to proceed with such claim or Legal Proceeding on its own. If Parent so proceeds with any such claim or Legal Proceeding:

         (a) all reasonable expenses relating to such claim or Legal Proceeding shall be deemed Damages, subject to recovery by the Indemnitee under Section 9.2; and

         (b) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Agent (as defined in Section 10.1); PROVIDED, HOWEVER, that such consent shall not be unreasonably withheld.

Parent shall give the Agent (as defined in Section 10.1) prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; PROVIDED, HOWEVER, that any failure on the part of Parent to so notify the Agent shall not limit any of the rights of any Indemnitees under this
Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

    9.8 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PARENT. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.


SECTION 10.   MISCELLANEOUS PROVISIONS

    10.1 AGENT. The Company hereby irrevocably appoints Randall R. Lunn as its and its shareholders' agent for purposes of Section 9 (the "Agent"). Parent shall be entitled to deal exclusively with the Agent on all matters relating to Section 9, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of the Company or its shareholders by the Agent, and on any other action taken or purported to be taken on behalf of the Company or its shareholders by the Agent, as fully binding upon the shareholders of the Company. If the Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the shareholders of the Company, then the shareholders of the Company shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Agent" for purposes of
Section 9 and this Section 10.1. If for any reason there is no Agent at any time, all references herein to the Agent shall be deemed to refer to the shareholders of the Company.

    10.2 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

    10.3 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and
(d) the consummation of the Merger.

    10.4 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

    10.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):


          IF TO PARENT:

          InVision Technologies, Inc.
          3420 E. Third Avenue
          Foster City, CA  94404
          Attention:  Chief Financial Officer
          Facsimile:  (415) 578-0930

          with a copy to:

          Robert L. Jones, Esq.
          Cooley Godward LLP
          Five Palo Alto Square
          3000 El Camino Real
          Palo Alto, CA  94306-2155
          Facsimile:  (415) 857-0663

          IF TO THE COMPANY:

          Quantum Magnetics, Inc.
          7740 Kenamar Court
          San Diego, CA  92121-2425
          Attention:  President
          Facsimile:  (619) 566-9388
          with a copy to:

          Edward C. Muns, Esq.
          Branton, Wilson & Muns
          701 B Street, Suite 1255
          San Diego, CA  92101
          Facsimile:  (619) 236-8175

          IF TO AGENT:

          Randall R. Lunn
          Techno Venture Management
          101 Arch Street
          Suite 1950
          Boston, MA  02110
          Facsimile:  (617) 345-9377


    10.6  TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

    10.7 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

    10.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

    10.9 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

    10.10 SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon:
the Company and its successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company's shareholders (to the extent set forth in Section 1.5); the holders of assumed Company Options (to the extent set forth in Section 1.6); Parent; Merger Sub; the other Indemnitees (subject to Section 9.8); and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

    10.11 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

    10.12 WAIVER.

          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

         (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

  10.13 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

  10.14 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

  10.15  PARTIES IN INTEREST.  Except for the provisions of Sections 1.5,
1.6 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

  10.16 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; PROVIDED, HOWEVER, that the Confidentiality Agreement executed on behalf of Parent on and the Company on June 4, 1997 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.

  10.17  CONSTRUCTION.

         (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

         (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

         (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

         (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

    The parties hereto have caused this Agreement to be executed and delivered as of September 3, 1997.





                                       INVISION TECHNOLOGIES, INC.,
                                        a Delaware corporation


                                       By:   /Sergio Magistri
                                          -------------------------------------
                                          Sergio Magistri
                                          Chief Executive Officer and President



                                       QP ACQUISITION CORP.,
                                        a California corporation


                                       By:   /s/ Sergio Magistri
                                          -------------------------------------
                                          Sergio Magistri
                                          President


                                       QUANTUM MAGNETICS, INC.,
                                        a California corporation


                                       By:   /s/ Dale Sheets
                                          -------------------------------------
                                          Dale Sheets
                                          President

                                      EXHIBIT A

                                 CERTAIN DEFINITIONS


    For purposes of the Agreement (including this Exhibit A):

    ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

         (a) the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;

         (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company's past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company's past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

         (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

    AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

    COMPANY. "Company" shall mean Quantum Magnetics, Inc., a California corporation.

    COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

    COMPANY SHAREHOLDERS MEETING. "Company Shareholders Meeting" shall mean a meeting of the holders of the capital stock of the Company to be held to consider, act upon and vote upon the approval of the Agreement and the Merger.

    COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

    CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

    CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

    DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

    DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

    ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

    ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

    ESCROW AGREEMENT. "Escrow Agreement" shall mean an escrow agreement in the form attached hereto as Exhibit L.

    EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    GOVERNMENT BID. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

    GOVERNMENT CONTRACT. "Government Contract" shall mean any prime contract, Subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest. Government Contract includes a cooperative agreement, grant, and other "transaction."

    GOVERNMENTAL AUTHORIZATION.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

    GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

    INDEMNITEES.  "Indemnitees" shall mean the following Persons:  (a) Parent;
(b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; PROVIDED, HOWEVER, that the shareholders of the Company (other than Parent) shall not be deemed to be "Indemnitees."

    LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

    LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

    MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance or prospects.

    PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

    PRE-CLOSING PERIOD. "Pre-Closing Period" means the period beginning on the date of the Agreement through and including the Effective Time.

    PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

    REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

    SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

    SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

    SUBCONTRACT. "Subcontract" shall mean any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, change, arrangement or other commitment of any kind, between the Company and any prime contractor to either the U.S. Government or a State Government or any subcontractor with respect to a Government Prime Contract.

    TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

    TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

    U.S. GOVERNMENT. "U.S. Government" shall mean the United States Government or any department, agency or instrumentality thereof.

                                                                      EXHIBIT B

                            FORM OF AMENDED AND RESTATED
                  ARTICLES OF INCORPORATION OF SURVIVING CORPORATION

                                          I.

    The name of this corporation is QUANTUM MAGNETICS, INC.

                                         II.

    The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                         III.

    The corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is one thousand (1,000), par value one-tenth of one cent ($0.001).

                                         IV.

    (a) The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

    (b)  This corporation is authorized to provide indemnification of agents
(as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

    (c) Any repeal or modification of this Article shall only be prospective and shall not affect the rights under this Article in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.


                                       AB-1.

                                                                      EXHIBIT L

                                   ESCROW AGREEMENT


    THIS ESCROW AGREEMENT is entered into as of September __, 1997 (the "Closing Date"), by and among: INVISION TECHNOLOGIES, INC., a Delaware corporation ("Parent"); QUANTUM MAGNETICS, INC., a California corporation (the "Company"); RANDALL R. LUNN, as agent of the former shareholders of the Company (the "Agent"); and _____________ (the "Escrow Agent").


                                       RECITALS

    A. Parent, the Company and QP ACQUISITION CORP., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of Reorganization dated as of September 3, 1997 (the "Reorganization Agreement"), pursuant to which Merger Sub is merging with and into the Company in a transaction in which issued and outstanding capital stock of the Company will be exchanged for shares of Common Stock, $.001 par value, of Parent ("Parent Common Stock").

    B. The Reorganization Agreement contemplates the establishment of an escrow arrangement to secure the indemnification and other obligations of the Company under the Reorganization Agreement and various related agreements.


                                      AGREEMENT

    The parties to this Escrow Agreement, intending to be legally bound, agree as follows:


SECTION 1.    DEFINED TERMS

    Capitalized terms used and not otherwise defined in this Escrow Agreement shall have the meanings assigned to them in the Reorganization Agreement.


SECTION 2.    CONSENT OF THE SHAREHOLDERS OF THE COMPANY

    By virtue of the approval by the shareholders of the Company of the Reorganization Agreement, the shareholders of the Company receiving shares of Parent Common Stock in the Merger (the "Shareholders") have, without any further act of any such Shareholder, consented to (i) the establishment of an escrow (the "Escrow") pursuant to this Agreement to secure the indemnification obligations of the Company under Section 9 of the Reorganization Agreement, (ii) the appointment of the Agent as agent for the Shareholders in all respects as set forth in Section 10.1 of the Reorganization Agreement, (iii) the taking by the Agent of any and all actions, including the execution by the Agent of any and all agreements, instruments or other documents, and (iv) all of the other terms and conditions of this Agreement.


SECTION 3.    ESCROW

    3.1 SHARES AND STOCK POWERS TO BE PLACED IN ESCROW. Parent shall issue certificates for the aggregate number of shares of Parent Common Stock issuable by Parent in the Merger pursuant to clause (B) of each of clause (i), (ii),
(iii) and (iv) of Section 1.5(a) of the Reorganization Agreement (the "Escrow Shares") in the name of the Escrow Agent evidencing the shares of Parent Common Stock to be held in escrow in accordance


                                       AL-1.

with this Escrow Agreement. The Escrow Shares shall be held by the Escrow Agent in the Escrow in accordance with the provisions of this Escrow Agreement and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto or the Shareholders. Parent may from time to time deposit in the Escrow additional shares of Parent Common Stock pursuant to Sections 1.6 or 1.10 of the Reorganization Agreement and such shares shall be deemed to have been deposited in the Escrow at the Effective Time. All such shares shall be deemed Escrow Shares, and the Persons with rights in respect of such Escrow Shares shall be deemed Shareholders, for all purposes hereunder.

    3.2 INDEMNIFICATION. The Company has agreed in Section 9 of the Reorganization Agreement that each of the Indemnitees shall be held harmless and indemnified from and against, and shall be compensated and reimbursed for, any Damages incurred as set forth in Section 9 of the Reorganization Agreement. The Company, and the Agent on behalf of the Shareholders, expressly agree that the Escrow Shares (i) shall be security for such indemnity obligation, subject to the limitations and in the manner provided for in this Agreement and (ii) are subject to release to Parent or other Indemnitee upon the terms set forth herein.

    3.3 VOTING OF SHARES. The Shareholders shall be entitled to vote their respective proportionate amount of Escrow Shares set forth on Exhibit A. Parent shall give the Agent at least as much notice of meetings of shareholders as it gives its shareholders generally. The Agent shall promptly inform each Shareholder of each such meeting and of the matters to be considered at such meeting. The Agent shall, in accordance with the instructions received from the Shareholders, direct the Escrow Agent in writing as to the exercise of voting rights pertaining to the Escrow Shares as to which such voting instructions have been received, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares. The Agent shall have no obligation to solicit consents or proxies from the Shareholders for purposes of any such vote.

    3.4 DIVIDENDS, ETC. Any cash, securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares shall not be distributed to the Agent or the Shareholders, but rather shall be deposited by Parent with the Escrow Agent to be held in the Escrow. At the time any Escrow Shares are required to be released from the Escrow to any Person pursuant to this Escrow Agreement, any cash, securities or other property previously distributed in respect of or in exchange for such Escrow Shares shall be released from the Escrow to such Person.

    3.5 TRANSFERABILITY. The interests of the Agent and the Shareholders in the Escrow and in the Escrow Shares shall not be assignable or transferable, other than by operation of law. No transfer of any of such interests by operation of law shall be recognized or given effect until Parent shall have received written notice of such transfer.

    3.6 FRACTIONAL SHARES. No fractional shares of Parent Common Stock shall be retained in or released from the Escrow pursuant to this Escrow Agreement.
In connection with any release of Escrow Shares from the Escrow, any Shareholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such shareholder) shall be paid by Parent in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Designated Parent Stock Price, and such fraction of a share shall be returned to Parent.


SECTION 4.    CLAIM PROCEDURES

    4.1 CLAIM NOTICE. If any Indemnitee determines in good faith that there is or has been a possible breach by the Company of any representation, warranty, covenant or other provision set forth in the Reorganization Agreement or other event giving rise to an indemnification obligation under Section 9.2 of the Reorganization Agreement (collectively, an "Indemnification Event"), and if Parent shall have consented to such Indemnitee asserting a claim for indemnification pursuant to Section 9.8 of the Reorganization Agreement and such Indemnitee wishes to make a claim against the Escrow with respect to such possible Indemnification Event, then such


                                       AL-2.

Indemnitee may deliver to each of the Agent and the Escrow Agent a written notice of such possible Indemnification Event (a "Claim Notice") setting forth (i) a brief description of the circumstances supporting such Indemnitee's belief that such possible Indemnification Event exists or has occurred, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of all Damages that have arisen and may arise as a direct or indirect result of such possible Indemnification Event (such aggregate amount being referred to as the "Claim Amount").

    4.2 RESPONSE NOTICE. Within 15 days after the delivery of a Claim Notice to the Agent, the Agent shall deliver to the Escrow Agent (with a copy to Parent) a written notice (the "Response Notice") containing: (i) instructions to the effect that Escrow Shares having a Fair Market Value (as defined in Section 6) equal to the entire Claim Amount set forth in such Claim Notice are to be released from the Escrow to such Indemnitee; OR (ii) instructions to the effect that Escrow Shares having a Fair Market Value equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released from the Escrow to such Indemnitee, together with a statement that the remaining portion of such Claim Amount is being disputed; OR
(iii) a statement that the entire Claim Amount set forth in such Claim Notice is being disputed. If no Response Notice is received by the Escrow Agent from the Agent within 30 days after the delivery of a Claim Notice to the Agent, then the Agent shall be deemed to have given instructions to the Escrow Agent that Escrow Shares having a Fair Market Value equal to the entire Claim Amount set forth in such Claim Notice are to be released to such Indemnitee from the Escrow.

    4.3  RELEASE OF ESCROW SHARES TO INDEMNITEES.

         (a) If the Agent gives (or is deemed to have given) instructions that Escrow Shares having a Fair Market Value equal to the entire Claim Amount set forth in a Claim Notice are to be released from the Escrow to an Indemnitee, then the Escrow Agent shall be authorized to transfer to such Indemnitee, from the Escrow, Escrow Shares having a Fair Market Value equal to such Claim Amount.

         (b) If a Response Notice delivered by the Agent in response to a Claim Notice contains instructions to the effect that Escrow Shares having a Fair Market Value equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released from the Escrow to an Indemnitee, then (i) the Escrow Agent shall be authorized to transfer to such Indemnitee, from the Escrow, Escrow Shares having a Fair Market Value equal to such specified portion of such Claim Amount, and (ii) the procedures set forth in Section 4.3(c) shall be followed with respect to the remaining portion of such Claim Amount.

         (c) If a Response Notice delivered by the Agent in response to a Claim Notice contains a statement that all or a portion of the Claim Amount set forth in such Claim Notice is being disputed (such Claim Amount or the disputed portion thereof being referred to as the "Disputed Amount"), then, notwithstanding anything contained in Section 5, the Escrow Agent shall continue to hold in the Escrow (in addition to any other Escrow Shares permitted to be retained in the Escrow, whether in connection with any other dispute or otherwise), Escrow Shares having a Fair Market Value equal to 125% of the Disputed Amount. Such Escrow Shares shall continue to be held in the Escrow until such time as (i) the applicable Indemnitee and the Agent execute a settlement agreement containing instructions regarding the release of such shares, or (ii) the Escrow Agent receives a copy of a court order containing instructions to the Escrow Agent regarding the release of such Escrow Shares. The Escrow Agent shall thereupon release such Escrow Shares from the Escrow in accordance with the instructions set forth in such settlement agreement or court order. (The parties acknowledge that it is appropriate to retain more than 100% of the Claim Amount in the Escrow in recognition of the fact that the Indemnitee may have underestimated the aggregate amount of the actual and potential Damages arising from a particular Indemnification Event, and to cover interest on such Claim Amount in accordance with Section 9.6 of the Reorganization Agreement.)

         (d)  Notwithstanding anything to the contrary set forth in this
Section 4, the Escrow Agent shall not release to an Indemnitee, and no Indemnitee shall be entitled to receive, any Escrow Shares in respect of indemnification obligations under Section 9 of the Reorganization Agreement for claims not in respect of or relating to Disputes ("Non-Dispute Indemnification Claims") if the total number of Escrow Shares previously released to Indemnitees together with the number of Escrow Shares being released to such Indemnitee collectively in respect


                                       AL-3.

of Non-Dispute Indemnification Claims shall exceed 77,700 shares; PROVIDED, HOWEVER, that the Escrow Agent shall be entitled to release, and an Indemnitee shall be entitled to receive, up to such number of Escrow Shares in respect of a Non-Dispute Indemnification Claim as shall not cause such 77,700 share aggregate maximum to be exceeded.

SECTION 5.    RELEASE OF SHARES TO SHAREHOLDERS

    5.1 SHARES TO BE RELEASED. On the date 12 months after the Closing Date (the "Scheduled Escrow Termination Date"), the Escrow Agent shall release to the Shareholders from the Escrow all Escrow Shares then held in the Escrow, other than any Escrow Shares that are to be retained in the Escrow in accordance with
Section 4.3(c). From and after the Scheduled Escrow Termination Date and upon the resolution of a dispute (and the release of Escrow Shares to Indemnitees in respect of such dispute, if any) in accordance with Section 4.3(c), Parent shall release to the Shareholders any Escrow Shares remaining in the Escrow in respect of such dispute.

    5.2  PROCEDURES FOR RELEASING SHARES.

         (a) In the event that the Escrow Agent is to release Escrow Shares to the Shareholders in accordance with Section 5.1, the Escrow Agent shall be authorized to transfer to each Shareholder, and shall so transfer and release to each Shareholder, such number of Escrow Shares, subject to Section 3.6, as shall equal the total number of Escrow Shares to be so transferred and released multiplied by the fraction (i) having a numerator equal to the number of shares of Parent Common Stock set forth opposite such Shareholder's name on Exhibit A hereto and (ii) having a denominator equal to the total number of Escrow Shares listed on Exhibit A.

         (b) Any release of shares to the Shareholders pursuant to Section 5.1 may be effected by mailing a stock certificate to the Shareholders certified mail, return receipt requested.


SECTION 6.    VALUATION OF SHARES HELD IN ESCROW

    For purposes of this Escrow Agreement, the "Fair Market Value" of the Escrow Shares shall be deemed to be equal to the number of Escrow Shares multiplied by the Designated Parent Stock Price (adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by Parent after the Closing Date).


SECTION 7.    FEES AND EXPENSES

    7.1 ESCROW AGENT FEES AND EXPENSES. Upon execution of this Escrow Agreement and initial deposit of the Escrow Shares, an acceptance fee of $___________ will be payable to the Escrow Agent. This acceptance fee will cover the first year of the Escrow. Thereafter, an annual administrative fee will be payable in accordance with the Escrow Agent's fee schedules in effect from time to time. The Escrow Agent will also be entitled to reimbursement for extraordinary expenses incurred in performance of its duties hereunder.

    7.2 PAYMENT OF ESCROW AGENT. Parent shall pay the fees and expenses of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder. Parent shall be entitled to reimbursement of one-half of such fees and expenses from the Shareholders.

    7.3 AGENT'S FEES AND EXPENSES. All reasonable expenses (including attorneys' fees) incurred by the Agent in connection with the performance of its duties hereunder shall be reimbursed to the Agent by the Shareholders. Parent shall not be obligated to reimburse the Agent for any fees charged or expenses (including attorneys' fees) incurred by the Agent in connection with the Agent's performance of his duties hereunder. The Agent hereby agrees that he shall not seek payment or reimbursement of any such fees and expenses, if any, from


                                       AL-4.

Parent, the Surviving Corporation or the Company, and that the Agent shall only seek payment or reimbursement of all such fees and expenses from the Shareholders.

    7.4 REIMBURSEMENT PROCEDURES. Upon a notice in writing delivered to the Escrow Agent by Parent in respect of Section 7.2 or Section 8.2, or by the Agent in respect of Section 7.3, the Escrow Agent shall transfer, deliver and assign to the Person delivering the notice, in reimbursement of fees and expenses pursuant to Section 7.2, Section 7.3 or Section 8.2, such number of Escrow Shares held in the Escrow Account which have a Fair Market Value equal to the amount to be reimbursed. Notwithstanding the foregoing, the Agent's right of reimbursement from the Escrow Shares shall be in all respects subordinate to rights of Parent in respect of the Escrow Shares. The Escrow Agent shall transfer shares to the Agent in reimbursement of its expenses only at such time as Escrow Shares are otherwise distributable pursuant to the terms of this Agreement to the Shareholders.


SECTION 8.    LIMITATION OF ESCROW AGENT'S LIABILITY

    8.1 LIMITATION. The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

    8.2 INDEMNIFICATION OF ESCROW AGENT. Parent and the Shareholders, jointly and severally, shall indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. As among themselves, each of (i) Parent and (ii) the Shareholders shall be liable for one-half (1/2) of such amounts and Parent shall be entitled to reimbursement from the Escrow Shares of the Shareholders' share of any such loss, liability or expense.


SECTION 9.    SUCCESSOR ESCROW AGENT

    In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving resignation to the parties to this Escrow Agreement, specifying not less than 60 days' prior written notice of the date when such resignation shall take effect. Parent may appoint a successor Escrow Agent without the consent of the Agent so long as such successor is a bank with assets of at least $100 million, and may appoint any other successor Escrow Agent with the consent of the Agent, which consent shall not be unreasonably withheld. If, within such notice period, Parent provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Shares then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Shares to such designated successor.


SECTION 10.   GENERAL

    10.1 ADJUSTMENT OF EXHIBIT A.  If and when Parent deposits additional
Escrow Shares with the Escrow Agent, Parent shall revise Exhibit A to reflect such deposit. In connection therewith, Parent may as appropriate alter the identity of the Shareholders listed on Exhibit A and the number of Escrow Shares set forth opposite the appropriate Shareholders' names, including appropriate adjustments with respect to the incidence of any prior release of shares of Parent Common Stock to an Indemnitee as permitted in Section 1.6 of the Reorganization Agreement.


                                       AL-5.

Parent may deliver any revised Exhibit A in accordance with Section 10.3. Upon such delivery, any such revised Exhibit A (i) shall be deemed appended to this Agreement in replacement of the prior Exhibit A and (ii) shall constitute Exhibit A for all purposes under this Agreement.

    10.2 OTHER AGREEMENTS. Nothing in this Escrow Agreement is intended to limit any of Parent's or any other Indemnitee's rights, or any obligation of the Company or any Shareholder, under the Reorganization Agreement or under any other agreement entered into in connection with the transactions contemplated by the Reorganization Agreement.

    10.3 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Escrow Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

         if to the Escrow Agent:

         [Address]


         if to Parent:

              InVision Technologies, Inc.
              3420 E. Third Avenue
              Foster City, CA  94404
              Attention:  Chief Financial Officer
              Facsimile:  (415) 578-0930

              with a copy to:

              Robert L. Jones, Esq.
              Cooley Godward LLP
              Five Palo Alto Square
              3000 El Camino Real
              Palo Alto, CA  94306-2155
              Facsimile:  (415) 857-0663


         if to the Agent:

              Randall R. Lunn
              Techno Venture Management
              101 Arch Street
              Suite 1950
              Boston, MA  02110
              Facsimile:  (617) 345-9377


    10.4 COUNTERPARTS. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.


                                       AL-6.

    10.5 HEADINGS. The underlined headings contained in this Escrow Agreement are for convenience of reference only, shall not be deemed to be a part of this Escrow Agreement and shall not be referred to in connection with the construction or interpretation of this Escrow Agreement.

    10.6 GOVERNING LAW; VENUE. This Escrow Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws). Any state or federal court in the County of San Mateo in the State of California shall have exclusive jurisdiction and venue over any dispute arising out of this Escrow Agreement and the parties hereby consent to the jurisdiction and venue of such courts.

    10.7 SUCCESSORS AND ASSIGNS; PARTIES IN INTEREST.

         (a) Subject to Sections 3.5 and 10.7(b), this Escrow Agreement shall be binding upon: the Company and its successors and assigns (if any); the Agent and the shareholders of the Company and their respective estates, successors and assigns (if any); and Parent and its successors and assigns (if any). This Escrow Agreement shall inure to the benefit of: the Company; the Shareholders; Parent; the other Indemnitees; and the respective successors (if any) of the foregoing.

         (b) Parent may freely assign any or all of its rights under this Escrow Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person. None of the Shareholders, the Agent or the Company shall be permitted to assign any of his, her or its rights or delegate any of his, her or its obligations under this Escrow Agreement without Parent's prior written consent.

    10.8 WAIVER.

         (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Escrow Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Escrow Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

         (b) No Person shall be deemed to have waived any claim arising out of this Escrow Agreement, or any power, right, privilege or remedy under this Escrow Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

   10.9 AMENDMENTS. This Escrow Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the Agent and the Escrow Agent.

   10.10 SEVERABILITY. In the event that any provision of this Escrow Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Escrow Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

    10.11 ENTIRE AGREEMENT. This Escrow Agreement and the Reorganization Agreement and the other agreements contemplated in the Reorganization Agreement set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.


                                       AL-7.

    10.12  CONSTRUCTION.

         (a) For purposes of this Escrow Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

         (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Escrow Agreement.

         (c) As used in this Escrow Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

         (d) Except as otherwise indicated, all references in this Escrow Agreement to "Sections" are intended to refer to Sections of this Escrow Agreement.


                                       AL-8.

    IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first above written.

                                  INVISION TECHNOLOGIES, INC.
                                  a Delaware corporation


                                  By:__________________________________
                                       Name:
                                       Title:


                                  QUANTUM MAGNETICS, INC.
                                  a California corporation


                                  By:___________________________________
                                       Name:
                                       Title:



                                  AGENT:


                                  By:___________________________________
                                       Randall R. Lunn



                                  ESCROW AGENT:


                                  By:___________________________________
                                       Name:
                                       Title:


                                       AL-9.

                                      EXHIBIT A

                             SHAREHOLDERS OF THE COMPANY


                                                       NUMBER OF
SHAREHOLDER                                          ESCROW SHARES

                                                                      APPENDIX B

Article III.F.1 to be amended in its entirety as follows:

     1. OPTIONAL CONVERSION. Each share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share (subject to Section D(3)), at the office of the Corporation or any transfer agent for the Common Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined (i) in the case of the Series A Preferred, by dividing $1.50 by the Series A Conversion Price determined as hereinafter provided, in effect at the time of exercise of the Conversion Rights, (ii) in the case of the Series B Preferred, by dividing $.75 by the Series B Conversion Price determined as hereinafter provided, in effect at the time of exercise of the Conversion Rights, (iii) in the case of Series C Preferred, by dividing $.50 by the Series C Conversion Price determined as hereinafter provided, in effect at the time of exercise of the Conversion Rights and (iv) in the case of the Series D Preferred, by dividing $1.10 by the Series D Conversion Price determined as hereinafter provided, in effect at the time of the exercise of the Conversion Rights. As of the date of the initial effectiveness of this sentence, the Series A Conversion Price was $1.2215, the Series B Conversion Price was $.75, the Series C Conversion Price was $.50 and the Series D Conversion Price was $1.10. Each such Series A, Series B, Series C and Series D Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred is convertible, as hereinafter provided.



                                   B-1.

                                                                      APPENDIX C

                    CALIFORNIA DISSENTERS' RIGHTS PROVISIONS

     Section 1300. SHAREHOLDER IN SHORT-FORM MERGER; PURCHASE AT FAIR MARKET VALUE; "DISSENTING SHARES"; "DISSENTING SHAREHOLDER"

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

     (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or
(B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

     (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

     (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

     (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

     Section 1301. NOTICE TO HOLDER OF DISSENTING SHARES OF REORGANIZATION APPROVAL; DEMAND FOR PURCHASE OF SHARES; CONTENTS OF DEMAND

      (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to



                                   C-1.

be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

     Section 1302.  STAMPING OR ENDORSING DISSENTING SHARES

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

     Section 1303. DISSENTING SHAREHOLDER ENTITLED TO AGREED PRICE WITH INTEREST THEREON; WHEN PRICE TO BE PAID

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

     Section 1304. ACTION BY DISSENTERS TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE OF DISSENTING SHARES OR BOTH; JOINDER OF SHAREHOLDERS; CONSOLIDATION OF ACTIONS; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the


                                   C-2.

shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

     Section 1305. DUTY AND REPORT OF APPRAISERS; COURT'S CONFIRMATION OF REPORT; DETERMINATION OF FAIR MARKET VALUE BY COURT; JUDGMENT, AND PAYMENT; APPEAL; COSTS OF ACTION

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

     Section 1306. PREVENTION OF PAYMENT TO HOLDERS OF DISSENTING SHARES OF FAIR MARKET VALUE; EFFECT

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

     Section 1307.  DISPOSITION OF DIVIDENDS UPON DISSENTING SHARES

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.


                                   C-3.

     Section 1308. RIGHTS AND PRIVILEGES OF DISSENTING SHARES; WITHDRAWAL OF DEMAND FOR PAYMENT

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

     Section 1309.  WHEN DISSENTING SHARES LOSE THEIR STATUS

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

     Section 1310. SUSPENSION OF PROCEEDINGS FOR COMPENSATION OR VALUATION PENDING LITIGATION

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

     Section 1311.  SHARES TO WHICH CHAPTER INAPPLICABLE

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

     Section 1312. ATTACK ON VALIDITY OF REORGANIZATION OR SHORT-FORM MERGER; RIGHTS OF SHAREHOLDERS; BURDEN OF PROOF

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.


                                   C-4.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.



                                   C-5.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws also provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent permitted by Delaware law.

     The Registrant's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The Agreement and Plan of Merger and Reorganization filed as Exhibit 2.1 to this Registration Statement provides for indemnification of the Registrant and its controlling persons for certain liabilities arising under the Securities Act or otherwise.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a) The following is a list of exhibits filed as a part of this Registration Statement:


EXHIBIT
NUMBER                        DESCRIPTION OF DOCUMENT
- -------                       -----------------------
 2.1* Agreement and Plan of Merger and Reorganization, dated as of September 3, 1997, among the Registrant, Quantum Magnetics, Inc.
          and QP Acquisition Corp.
 2.2 Form of Agreement of Merger between Quantum Magnetics, Inc. and QP Acquisition Corp.
 2.3 Form of Escrow Agreement between the Registrant, Quantum Magnetics, Inc., Randall R. Lunn and the Escrow Agent.
 3.1+     Amended and Restated Certificate of Incorporation of the Registrant.
 3.2+     Bylaws of Registrant.
 4.1      Reference is made to Exhibits 3.1 and 3.2.
 5.1      Opinion of Cooley Godward LLP.
 8.1***   Tax Opinion of Cooley Godward LLP.
 8.2***   Tax Opinion of Branton, Wilson & Muns.
 9.1* Form of Voting Agreement executed by and between the Registrant and each of Techno Venture Management, TVM Techno Venture Enterprises No. II Limited Partnership, TVM Intertech Limited Partnership, TVM Eurotech Limited Partnership, TVM Zweite Beteilgung-US Limited Partnership, TVM Techno Venture Investors No. I Limited
          Partnership, Lowell Burnett, Randall Lunn, John C. Downing Trust, Dale Sheets and Andrew Hibbs.


                                     II-1.

EXHIBIT
NUMBER                        DESCRIPTION OF DOCUMENT
- -------                       -----------------------
10.1+ Technology License Agreement, dated as of September 11, 1990, by and between the Registrant and Imatron, Inc.
10.2+ Stockholders Agreement for the Formation of the Registrant, dated as of August 13, 1990, between Imatron and FI.M.A.I and Amendment, dated as of September 7, 1990, as amended by the Termination Agreement, dated as of December 9, 1992 among the Registrant,
          FI.M.A.I and Imatron.
10.3+ Lease, dated as of May 20, 1992, as amended May 4, 1995, between the Registrant and BVY Group.
10.4++    Registrant's Equity Incentive Plan, as amended through August 8, 1997.
10.5+     Registrant's 1996 Employee Stock Purchase Plan, dated March 9, 1996.
10.6+ Warrant to Purchase Stock pursuant to the Bridge Loan Financing Agreement, dated as of December 28, 1995, by and between the Registrant and Anacondona Partners, L.P.
10.7+ Standby Financing Agreement, dated as of July 26, 1991, by and between InVision and FI.M.A.I.
10.8** Shareholders Agreement, dated as of April 10, 1997, among the Registrant, Quantum Magnetics, Inc. and the other parties thereto.
10.10+ Investor Rights Agreement, dated as of December 29, 1995, by and between the Registrant and Kay's Corporation.
10.12** Lease, dated as of February 11, 1997, between the Registrant and WHLNF Real Estate L.P.
10.13** Purchase Agreement, dated as of December 24, 1996, between the Registrant and the U.S. Federal Aviation Administration.
10.15** Stock Purchase Agreement, dated as of November 12, 1996, between the Registrant and EG&G International, Ltd.
10.16** Stock Purchase Agreement, dated as of December 31, 1996, between the Registrant and Fredrick L. Roder.
10.16.1** Amendment to Stock Purchase Agreement, dated as of April 3, 1997, between the Registrant and Fredrick L. Roder.
10.17** Loan and Security Agreement, dated as of February 20, 1997, between the Registrant and Silicon Valley Bank.
10.18** Revolving Promissory Note, dated February 20, 1997, between the Registrant and Silicon Valley Bank.
10.19**   Export-Import Bank Loan and Security Agreement, dated as of
          February 20, 1997, between the Registrant and Silicon Valley Bank.
10.20** Intellectual Property Security Agreement, dated as of February 20, 1997, between the Registrant and Silicon Valley Bank.
10.21** Key Employee Agreement, dated April 21, 1994, between the Registrant and Curtis P. DiSibio.
10.22** Key Employee Agreement, dated April 22, 1994, between the Registrant and Sergio Magistri, and amendment thereto, dated October 16, 1995.
10.23** Key Employee Agreement, dated March 1, 1996, between the Registrant and David M. Pillor.
10.24** Key Employee Agreement, dated April 21, 1994, between the Registrant and Benno Stebler.
11.1      Statement regarding calculation of net income (loss) per share for the Registrant.
11.2      Statement regarding calculation of net loss per share for Quantum.
23.1      Consent of Price Waterhouse LLP for the Registrant and Quantum.
23.2      Consent of Cooley Godward LLP. Reference is made to Exhibits 5.1 and
          8.1.
23.3      Consent of Branton, Wilson & Muns.  Reference is made to Exhibit 8.2.
24.1      Power of Attorney.  Reference is made to page II-4.
99.1      Form of Proxy Card for Quantum Shareholders Meeting.
99.2      Quantum Magnetics, Inc. 1994 Qualified and Nonqualified Stock Option
          Plan.
___________

(*) Filed as an exhibit to Registrant's Current Report on Form 8-K filed September 10, 1997 and incorporated by reference herein.

(+) Filed as an exhibit to Registrant's Registration Statement on Form S-1 (No. 333-380) or amendments thereto and incorporated herein by reference.


                                     II-2.

(++) Filed as an exhibit to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference.

(**) Filed as an exhibit to Registrant's Registration Statement on Form S-1 (No. 333-23413) or amendments thereto and incorporated herein by reference.

(***) To be filed.

      (b) Financial schedules are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

ITEM 12.  UNDERTAKINGS.

     (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in
Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will governed by the final adjudication of such issue.

     (4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all required information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


                                     II-3.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, County of San Mateo, State of California, on September 10, 1997.

                                    INVISION TECHNOLOGIES, INC.


                                    By: /s/ Sergio Magistri
                                       -----------------------------------
                                        Sergio Magistri
                                        PRESIDENT, CHIEF EXECUTIVE OFFICER
                                        AND DIRECTOR
                                        (PRINCIPAL EXECUTIVE OFFICER)

                             POWER OF ATTORNEY

     KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Sergio Magistri and Curtis P. DiSibio and each of them, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution for him or her and in his or her name, place and stead in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

         SIGNATURE                      TITLE                      DATE
         ---------                      -----                      ----

 /s/  Sergio Magistri      President, Chief Executive     September 10, 1996
- -------------------------  Officer and Director
      Sergio Magistri      (Principal Executive Officer)

 /s/  Curtis P. DiSibio    Senior Vice President and      September 10, 1997
- -------------------------  Chief Financial Officer
      Curtis P. DiSibio    (Principal Financial and
                           Accounting Officer)

 /s/  Douglas P. Boyd      Director                       September 10, 1997
- -------------------------
      Douglas P. Boyd

 /s/  Giovanni Lanzara     Director                       September 10, 1997
- -------------------------
      Giovanni Lanzara

 /s/  Bruno Trezza         Director                       September 10, 1997
- -------------------------
      Bruno Trezza


                                     II-4.

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                        DESCRIPTION OF DOCUMENT
- -------                       -----------------------
 2.1*     Agreement and Plan of Merger and Reorganization, dated as of
          September 3, 1997, among the Registrant, Quantum Magnetics, Inc.
          and QP Acquisition Corp.
 2.2 Form of Agreement of Merger between Quantum Magnetics, Inc. and QP Acquisition Corp.
 2.3 Form of Escrow Agreement between the Registrant, Quantum Magnetics, Inc., Randall R. Lunn and the Escrow Agent.
 3.1+     Amended and Restated Certificate of Incorporation of the Registrant.
 3.2+     Bylaws of Registrant.
 4.1      Reference is made to Exhibits 3.1 and 3.2.
 5.1      Opinion of Cooley Godward LLP.
 8.1***   Tax Opinion of Cooley Godward LLP.
 8.2***   Tax Opinion of Branton, Wilson & Muns.
 9.1* Form of Voting Agreement executed by and between the Registrant and each of Techno Venture Management, TVM Techno Venture Enterprises
          No. II Limited Partnership, TVM Intertech Limited Partnership, TVM Eurotech Limited Partnership, TVM Zweite Beteilgung-US Limited Partnership, TVM Techno Venture Investors No. I Limited
          Partnership, Lowell Burnett, Randall Lunn, John C. Downing Trust,
          Dale Sheets and Andrew Hibbs.
10.1+ Technology License Agreement, dated as of September 11, 1990, by and between the Registrant and Imatron, Inc.
10.2+ Stockholders Agreement for the Formation of the Registrant, dated as of August 13, 1990, between Imatron and FI.M.A.I and Amendment, dated as of September 7, 1990, as amended by the Termination Agreement, dated as of December 9, 1992 among the Registrant,
          FI.M.A.I and Imatron.
10.3+ Lease, dated as of May 20, 1992, as amended May 4, 1995, between the Registrant and BVY Group.
10.4++    Registrant's Equity Incentive Plan, as amended through August 8, 1997.
10.5+     Registrant's 1996 Employee Stock Purchase Plan, dated March 9, 1996.
10.6+ Warrant to Purchase Stock pursuant to the Bridge Loan Financing Agreement, dated as of December 28, 1995, by and between the Registrant and Anacondona Partners, L.P.
10.7+ Standby Financing Agreement, dated as of July 26, 1991, by and between InVision and FI.M.A.I.
10.8** Shareholders Agreement, dated as of April 10, 1997, among the Registrant, Quantum Magnetics, Inc. and the other parties thereto.
10.10+ Investor Rights Agreement, dated as of December 29, 1995, by and between the Registrant and Kay's Corporation.
10.12** Lease, dated as of February 11, 1997, between the Registrant and WHLNF Real Estate L.P.
10.13** Purchase Agreement, dated as of December 24, 1996, between the Registrant and the U.S. Federal Aviation Administration.
10.15** Stock Purchase Agreement, dated as of November 12, 1996, between the Registrant and EG&G International, Ltd.
10.16** Stock Purchase Agreement, dated as of December 31, 1996, between the Registrant and Fredrick L. Roder.
10.16.1** Amendment to Stock Purchase Agreement, dated as of April 3, 1997, between the Registrant and Fredrick L. Roder.
10.17** Loan and Security Agreement, dated as of February 20, 1997, between the Registrant and Silicon Valley Bank.
10.18** Revolving Promissory Note, dated February 20, 1997, between the Registrant and Silicon Valley Bank.
10.19**   Export-Import Bank Loan and Security Agreement, dated as of
          February 20, 1997, between the Registrant and Silicon Valley Bank.
10.20** Intellectual Property Security Agreement, dated as of February 20, 1997, between the Registrant and Silicon Valley Bank.
10.21** Key Employee Agreement, dated April 21, 1994, between the Registrant and Curtis P. DiSibio.

EXHIBIT
NUMBER                        DESCRIPTION OF DOCUMENT
- -------                       -----------------------
10.22** Key Employee Agreement, dated April 22, 1994, between the Registrant and Sergio Magistri, and amendment thereto, dated October 16, 1995.
10.23** Key Employee Agreement, dated March 1, 1996, between the Registrant and David M. Pillor.
10.24** Key Employee Agreement, dated April 21, 1994, between the Registrant and Benno Stebler.
11.1 Statement regarding calculation of net income (loss) per share for the Registrant.
11.2      Statement regarding calculation of net loss per share for Quantum.
23.1      Consent of Price Waterhouse LLP for the Registrant and Quantum.
23.2      Consent of Cooley Godward LLP. Reference is made to Exhibits 5.1 and
          8.1.
23.3      Consent of Branton, Wilson & Muns.  Reference is made to Exhibit 8.2.
24.1      Power of Attorney.  Reference is made to page II-4.
99.1      Form of Proxy Card for Quantum Shareholders Meeting.
99.2      Quantum Magnetics, Inc. 1994 Qualified and Nonqualified Stock Option
          Plan.
___________

(*) Filed as an exhibit to Registrant's Current Report on Form 8-K filed September 10, 1997 and incorporated by reference herein.

(+) Filed as an exhibit to Registrant's Registration Statement on Form S-1 (No. 333-380) or amendments thereto and incorporated herein by reference.

(++) Filed as an exhibit to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference.

(**) Filed as an exhibit to Registrant's Registration Statement on Form S-1 (No. 333-23413) or amendments thereto and incorporated herein by reference.
(***) To be filed.